Filed pursuant to Rule 424(b)(3)
Registration No. 333-267128

LETTER TO IEA STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Infrastructure and Energy Alternatives, Inc. Stockholder:

On July 24, 2022, Infrastructure and Energy Alternatives, Inc. (referred to as “IEA”), MasTec, Inc. (referred to as “MasTec”) and Indigo Acquisition I Corp., a direct wholly owned subsidiary of MasTec (referred to as “Merger Sub”) entered into an Agreement and Plan of Merger that provides for the acquisition of IEA by MasTec (such agreement, as it may be amended from time to time, the “merger agreement”). Pursuant to the terms of the merger agreement, Merger Sub will merge with and into IEA (referred to as the “merger”), with IEA surviving the merger and becoming a wholly owned subsidiary of MasTec. The respective boards of directors of IEA and MasTec have unanimously approved the merger agreement and the merger.

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, each share of common stock, par value $0.0001 per share, of IEA (referred to as “IEA common stock”) (other than (i) shares held in the treasury of IEA or owned, directly or indirectly, by MasTec, Merger Sub, IEA or any wholly-owned subsidiary of IEA immediately prior to the effective time and (ii) shares held by a holder who did not vote in favor of the adoption of the merger agreement and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware) will be automatically converted into the right to receive (i) 0.0483 shares of common stock, par value $0.10 per share, of MasTec (referred to as the “stock consideration”) and (ii) $10.50 per share in cash, without interest (referred to as the “cash consideration”).

Concurrently with the execution of the merger agreement, MasTec entered into voting agreements with each of (i) Ares Special Situations Fund IV, L.P. and ASOF Holdings I, L.P., (ii) John Paul Roehm and Roehm Living Trust and (iii) Derek Glanvill (referred to as the “voting agreements”). Subject to the terms and conditions of the voting agreements, such stockholders have agreed, among other things, to vote all of the shares of IEA common stock held by them (representing in the aggregate approximately 35% of the total outstanding shares of IEA common stock as of July 24, 2022) in favor of the adoption of the merger agreement.

The blended value per share of IEA common stock of $14.00, calculated as of July 24, 2022, represented a premium of approximately 34% over the closing price per IEA common stock of $10.43 on July 22, 2022 and a premium of approximately 57% over the 30-day volume weighted average closing price per IEA common stock ending on July 22, 2022 of $8.94. The implied value of the stock consideration will fluctuate as the market price of MasTec common stock fluctuates because the stock consideration is payable based upon a fixed exchange ratio. As a result, the value of the stock consideration that IEA stockholders will receive upon completion of the merger could be greater than, less than or the same as the value of the stock consideration on the date of the accompanying proxy statement/prospectus, at the time of the special meeting of the IEA stockholders described in the accompanying proxy statement/prospectus (referred to as the “special meeting”) or at the closing of the merger. Accordingly, you should obtain current stock price quotations for MasTec common stock and IEA common stock before deciding how to vote with respect to the approval of the merger agreement proposal. MasTec common stock and IEA common stock trade on the New York Stock Exchange and The Nasdaq Global Select Market under the symbols “MTZ” and “IEA,” respectively.

Based on the number of shares of MasTec common stock and IEA common stock outstanding on September 6, 2022, upon completion of the merger, former IEA stockholders will own approximately 3.0% of the outstanding shares of MasTec common stock.

The IEA board of directors unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, IEA and its stockholders, (ii) determined that it is in the best interests of IEA and its stockholders, and declared it advisable to, enter into the merger agreement, (iii) approved the execution and delivery by IEA of the merger agreement, the performance by IEA of its covenants and agreements contained therein and the consummation of the merger and the other transactions contemplated by the merger agreement upon the terms and subject to the conditions set forth in the merger agreement and (iv) resolved to recommend that the IEA stockholders vote to adopt the merger agreement.

At the special meeting, you will be asked to approve the merger agreement proposal and to vote on other transaction-related matters. The IEA board of directors unanimously recommends that IEA stockholders vote “FOR” the merger agreement proposal and “FOR” each of the other proposals described in the accompanying proxy statement/prospectus.

Your vote is very important. MasTec and IEA cannot complete the merger without the approval of the merger agreement proposal by IEA stockholders holding at least a majority of the shares of IEA common stock outstanding at the close of business on September 6, 2022, the record date for the special meeting. The failure of any stockholder to vote will have the same effect as a vote against the approval of the merger agreement proposal. It is important that your shares of IEA common stock be represented and voted regardless of the size of your holdings. Whether or not you plan to participate in the special meeting, IEA urges you to submit a proxy in advance of the special meeting to have your shares voted by using one of the methods described in the accompanying proxy statement/prospectus.

More information about MasTec, IEA, the special meeting, the transactions and the other proposals for consideration at the special meeting is contained in the accompanying proxy statement/prospectus. Please carefully read the entire proxy statement/prospectus, including the section titled “Risk Factors” beginning on page 24, for a discussion of the risks relating to the merger, and the annexes and documents incorporated by reference. You may also obtain more information about IEA from the documents IEA files with the U.S. Securities and Exchange Commission, including those incorporated by reference into the accompanying proxy statement/prospectus.

On behalf of the IEA board of directors, thank you for your continued support.

Sincerely,

Erin Roth

Executive Vice President, General Counsel and Corporate Secretary

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS NOR HAVE THEY DETERMINED IF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated September 8, 2022 and is first being mailed to IEA stockholders on or about September 8, 2022.

NOTICE OF SPECIAL MEETING OF IEA’S STOCKHOLDERS

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

6325 Digital Way, Suite 460

Indianapolis, Indiana 46278

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 7, 2022

This is a notice that the special meeting of stockholders of Infrastructure and Energy Alternatives, Inc. (referred to as “IEA”) will be held on October 7, 2022, beginning at 8:00 a.m., Eastern time. The special meeting will be a completely virtual, live audio webcast meeting of stockholders and will be held for the following purposes:

1.

to adopt the Agreement and Plan of Merger, dated as of July 24, 2022 (such agreement, as it may be amended from time to time, referred to as the “merger agreement”), by and among IEA, MasTec, Inc. (referred to as “MasTec”) and Indigo Acquisition I Corp., a direct wholly owned subsidiary of MasTec (referred to as “Merger Sub”), pursuant to which, upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into IEA (referred to as the “merger”), with IEA surviving the merger and becoming a wholly owned subsidiary of MasTec (adoption of the merger agreement and approval of the merger referred to as the “merger agreement proposal”);

2.

to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to IEA’s named executive officers that is based on or otherwise relates to the merger (referred to as the “merger-related compensation proposal”); and

3.

to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal (referred to as the “adjournment proposal”).

The accompanying proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the accompanying proxy statement/prospectus, including the merger agreement and the other annexes and documents included in, or incorporated by reference into, the accompanying proxy statement/prospectus for further information with respect to the business to be transacted at the special meeting. You are encouraged to read the entire proxy statement/prospectus carefully before voting. In particular, see the section titled “Risk Factors” beginning on page 24.

The IEA board of directors unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, IEA and its stockholders, (ii) determined that it is in the best interests of IEA and its stockholders, and declared it advisable, to enter into the merger agreement, (iii) approved the execution and delivery by IEA of the merger agreement, the performance by IEA of its covenants and agreements contained therein and the consummation of the merger and the other transactions contemplated by the merger agreement upon the terms and subject to the conditions set forth in the merger agreement and (iv) resolved to recommend that the IEA stockholders vote to adopt the merger agreement. The IEA board of directors unanimously recommends that IEA stockholders vote “FOR” the merger agreement proposal and “FOR” each of the other proposals listed above and described in more detail in the accompanying proxy statement/prospectus.

The IEA board of directors has fixed the close of business on September 6, 2022 as the record date for determination of IEA stockholders entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof. Only holders of record of IEA common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.

The merger cannot be completed unless the merger agreement proposal is approved by the affirmative vote, virtually or by proxy, of holders of at least a majority of the outstanding shares of IEA common stock entitled to vote thereon. The failure to vote will have the same effect as a vote against the merger agreement proposal. The affirmative vote of a majority of the votes cast by the stockholders present in person or represented at the special meeting, virtually or by proxy, and entitled to vote on the merger-related compensation proposal and the adjournment proposal, is required to approve such proposals.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement/prospectus and the copy of the merger agreement attached as Annex A to the proxy statement.

Whether or not you expect to participate in the special meeting, IEA urges you to submit a proxy to have your shares voted as promptly as possible either: (1) via the Internet at proxyvote.com (see proxy card for instructions); (2) by telephone (see proxy card for instructions); or (3) by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in “street name” by a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee. Any stockholder of record participating in the special meeting may vote even if such stockholder has returned a proxy card. However, if your shares are held in “street name” you must obtain a legal proxy from the bank, brokerage firm or nominee to vote at the special meeting.

Stockholders of record as of September 6, 2022 will be able to participate in the special meeting by visiting www.virtualshareholdermeeting.com/IEA2022SM and entering the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

A stockholder who does not vote in favor of the merger agreement proposal will have the right to seek appraisal of the fair value of its shares if the merger is consummated, but only if such stockholder submits a written demand for appraisal to IEA prior to the time the vote is taken on the merger agreement proposal and complies with all other requirements of the Delaware General Corporation Law (referred to as the “DGCL”). A copy of the applicable DGCL statutory provisions is included as Annex F to the accompanying proxy statement, and a summary of these provisions can be found under the section entitled “Appraisal Rights” in the accompanying proxy statement.

If you have any questions about the special meeting, the merger, the proposals or the accompanying proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of IEA common stock, you should contact:

Infrastructure and Energy Alternatives, Inc.

6325 Digital Way, Suite 460

Indianapolis, Indiana 46278

(800) 688-3775

Attention: Investor Relations

or

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers may call: (212) 269-5550

Stockholders may call toll free: (866) 796-3441

IEA@dfking.com

By order of the board of directors

Erin Roth

Executive Vice President, General Counsel and Corporate Secretary

Dated: September 8, 2022

Indianapolis, Indiana

REFERENCES TO ADDITIONAL INFORMATION

MasTec, Inc. (referred to as “MasTec”) has filed a registration statement on Form S-4 to which this proxy statement/prospectus relates. This proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits to the registration statement to which the accompanying proxy statement/prospectus relates.

This proxy statement/prospectus also incorporates by reference important business and financial information about MasTec and Infrastructure and Energy Alternatives, Inc. (referred to as “IEA”) from documents previously filed by MasTec or IEA with the U.S. Securities and Exchange Commission (referred to as the “SEC”), that are not included in or delivered with this proxy statement/prospectus. In addition, MasTec and IEA each file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC.

This proxy statement/prospectus and the Annexes hereto, the registration statement to which this proxy statement/prospectus relates and the exhibits thereto, the information incorporated by reference herein and the other information filed by MasTec and IEA with the SEC is available for you to review at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can also obtain these documents through the SEC’s website at www.sec.gov or on either MasTec’s website at https://investors.mastec.com/financial-reporting/sec-filings in the “Investors” section or on IEA’s website at https://ir.iea.net/sec-filings in the “Investors” section. By referring to MasTec’s website, IEA’s website, and the SEC’s website, MasTec and IEA do not incorporate any such website or its contents into this proxy statement/prospectus.

This proxy statement/prospectus incorporates important business and financial information about MasTec and IEA from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain these documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

MasTec, Inc. 800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 (305) 599-1800 Attn: Investor Relations	Infrastructure and Energy Alternatives, Inc. 6325 Digital Way, Suite 460 Indianapolis, Indiana 46278 (800) 688-3775 Attn: Investor Relations

See “Incorporation of Certain Documents by Reference” beginning on page 113 for more information about the documents incorporated by reference in this proxy statement/prospectus.

If you hold your shares in “street name,” through a bank, broker or other nominee, you should contact such bank, broker or other nominee if you need to obtain a voting instruction card or have questions on how to vote your shares.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by MasTec (Registration No. 333-267128), constitutes a prospectus of MasTec under Section 5 of the Securities Act of 1933, as amended (referred to as the “Securities Act”), with respect to the shares of common stock of MasTec, par value $0.10 per share, to be issued pursuant to the merger agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), with respect to the IEA special meeting, at which IEA stockholders will be asked to consider and vote on, among other matters, a proposal to adopt the merger agreement.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated September 8, 2022. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning MasTec contained in this proxy statement/prospectus or incorporated by reference has been provided by MasTec, and the information concerning IEA contained in this proxy statement/prospectus has been provided by IEA.

i

ANNEXES

Annex A	Agreement and Plan of Merger, dated as of July 24, 2022, by and among MasTec, Inc., Indigo Acquisition I Corp. and Infrastructure and Energy Alternatives, Inc.

Annex B	Voting and Support Agreement, dated as of July 24, 2022, by and among MasTec, Inc., Ares Special Situations Fund IV, L.P. and ASOF Holdings I, L.P.

Annex C	Voting and Support Agreement, dated as of July 24, 2022, by and among MasTec, Inc., John Paul Roehm and Roehm Living Trust.

Annex D	Voting and Support Agreement, dated as of July 24, 2022, by and between MasTec, Inc. and Derek Glanvill.

Annex E	Opinion of Lazard Frères & Co. LLC.

Annex F	Section 262 of the Delaware General Corporate Law.

ii

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL MEETING

The following are brief answers to common questions that you may have regarding the merger agreement, the transaction, the consideration to be received in the transaction and the special meeting (as discussed below). The questions and answers in this section may not address all questions that might be important to you as an IEA stockholder. To better understand these matters, and for a description of the legal terms governing the transaction, we urge you to read carefully and in its entirety this proxy statement/prospectus, including the Annexes to, and the documents incorporated by reference in, this proxy statement/prospectus, as well as the registration statement to which this proxy statement/prospectus relates, including the exhibits to the registration statement. See “Incorporation of Certain Documents by Reference” beginning on page 113 and “Where You Can Find More Information” beginning on page 115.

Q:	What is the transaction?

A:

On July 24, 2022, MasTec, IEA and Indigo Acquisition I Corp., one of MasTec’s wholly-owned subsidiaries (referred to as “Merger Sub”), entered into the merger agreement. The merger agreement is attached to this proxy statement/prospectus as Annex A. The merger agreement provides for a merger with IEA, as a result of which IEA will be acquired by MasTec. We sometimes refer to the merger and the other transactions contemplated by the merger agreement, taken as a whole, as the “transaction.” The merger will be effective after all of the conditions to the closing of the transaction are satisfied or, to the extent permitted by law, waived, at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time and date designated jointly by MasTec and IEA in the certificate of merger (referred to as the “effective time”).

Q:	What will I receive in the merger?

A:

In the merger, each share of IEA common stock, par value $0.0001 per share (referred to as the “IEA common stock”) issued and outstanding immediately prior to the effective time, will be converted into the right to receive (i) $10.50 in cash, without interest (referred to as the “cash consideration”) and (ii) 0.0483 of a share of MasTec’s common stock, par value $0.10 per share (referred to as the “MasTec common stock”, and such consideration referred to as the “stock consideration”). We refer to the cash consideration and the stock consideration together as the “merger consideration.” We also refer to the 0.0483 of a share of MasTec common stock constituting the stock consideration as the “exchange ratio.”

No fractional shares of MasTec common stock will be issued in the merger. IEA stockholders will receive cash, without interest, in lieu of any fractional shares.

Q:	Why am I receiving this document?

A:

In order to complete the transaction, the IEA stockholders must vote upon and approve and adopt the merger agreement and the merger at a special meeting. IEA will hold for this purpose a special meeting of its stockholders (referred to as the “special meeting”). We are sending you these materials to help you decide how to vote your shares with respect to the matters to be considered at the special meeting. This proxy statement/prospectus contains important information about the transaction and the special meeting. You should read carefully and in its entirety this proxy statement/prospectus, including the Annexes to, and the documents incorporated by reference in, this proxy statement/prospectus, as well as the registration statement to which this proxy statement/prospectus relates, including the exhibits to the registration statement. The enclosed proxy or voting instruction cards allow you to authorize the voting of your shares without attending the special meeting.

Your vote is very important. We encourage you to submit a proxy or voting instructions as soon as possible.

Q:	What equity stake will the pre-transaction IEA stockholders hold of MasTec common stock after the closing of the transaction?

A:	The merger will result in the pre-transaction IEA stockholders owning approximately 3.0% of the outstanding shares of MasTec common stock immediately following the closing of the transaction.

Q:	What is the value of the merger consideration?

A:

Based on the closing price of $72.52 per share for the MasTec common stock on July 22, 2022, the last trading day before the announcement of the execution of the merger agreement, the stock consideration had an implied value of $3.50. Adding this amount to the cash consideration of $10.50 results in an implied value for the merger consideration of $14.00 per share of IEA common stock. The value of the merger consideration IEA stockholders will receive on the closing of the transaction will depend in part on the market value of the MasTec common stock immediately before the transaction is completed. The market value at that time could vary significantly from the closing price for the MasTec common stock on July 22, 2022. IEA stockholders are advised to obtain current market quotations for the MasTec common stock.

Q:	When do you expect the transaction to be completed?

A:

The transaction is expected to close in the fourth quarter of 2022. However, the closing of the transaction is subject to various conditions, including the approval and adoption of the merger agreement and the merger at the special meeting, as well as clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the “HSR Act”), the listing of the MasTec common stock to be issued in the merger on the New York Stock Exchange (referred to as the “NYSE”), and the absence of certain legal impediments to the consummation of the merger. No assurance can be provided as to when or if the transaction will be completed, and it is possible that factors outside the control of MasTec and IEA could result in the transaction being completed at a later time, or not at all. See “The Agreements – Transaction Structure – Efforts to Consummate the Transaction” beginning on page 94 and “The Agreements – Transaction Structure – Conditions to Completion of the Merger” beginning on page 99.

Q:	What are the conditions to the completion of the transaction?

A:

In addition to the approval of the merger agreement by the IEA stockholders, completion of the merger is subject to the satisfaction of a number of other conditions, including clearance under the HSR Act. For additional information on the regulatory approvals required to complete the merger, see “Transaction Summary – Regulatory Approvals Required for the Merger,” beginning on page 70 and “The Agreements – Transaction Structure – Efforts to Consummate the Transaction,” beginning on page 94. For additional information on the conditions to completion of the merger, see “The Agreements – Transaction Structure – Conditions to Completion of the Merger” beginning on page 99.

Q:	What effects will the merger have on IEA/MasTec?

A:

Upon completion of the merger, Merger Sub will be merged with and into IEA, as a result of which IEA will become a wholly-owned subsidiary of MasTec. As a condition to closing, the shares of MasTec common stock issued in connection with the merger are expected to be approved for listing on the NYSE.

Q:	What if I hold IEA warrants?

A:	The merger agreement provides that at the completion of the merger:

•

each warrant that is issued and outstanding or issuable under certain equity commitment agreements entered into by IEA and the parties thereto and certain preferred stock exchange agreement entered into by IEA and the parties thereto (referred to as an “anti-dilution warrant”) will, immediately prior to the effective time, be cancelled and the registered holder thereof will be entitled to receive (i) an amount in cash, without interest, equal to the product obtained by multiplying (x) the cash consideration and (y) the number of shares of IEA common stock then issuable upon exercise of the anti-dilution warrant and (ii) a number of shares of MasTec common stock equal to product obtained by multiplying (x) the stock consideration and (y) the number of shares of IEA common stock then issuable upon exercise of the anti-dilution warrant, in each case, as if the registered holder had exercised the anti-dilution warrant in full immediately prior to the effective time and acquired the applicable number of shares of IEA common stock then issuable thereunder as a result of such exercise;

•

each warrant that is subject to the Pre-Funded Warrant, dated as of August 2, 2021, issued by IEA to ASOF Holdings I, L.P. (referred to as a “pre-funded warrant”), that is outstanding as of immediately prior to the effective time will, at the effective time, be deemed exercised in full as a “cashless exercise” and the holder thereof will be entitled to receive (i) an amount in cash, without interest, equal to the product obtained by multiplying (x) the cash consideration and (y) the number of shares of IEA common stock then issuable upon exercise in full of the pre-funded warrant as a “cashless exercise,” and (ii) a number of shares of MasTec common stock equal to product obtained by multiplying (x) the stock consideration and (y) the number of shares of IEA common stock then issuable upon exercise in full of the pre-funded warrant as a “cashless exercise,” in each case, calculated in accordance with and subject to the terms and conditions of such the pre-funded warrant;

•

each outstanding warrant that is subject to the Warrant Agreement, dated as of March 3, 2020, by and between IEA and Continental Stock Transfer & Trust Company, as warrant agent (referred to as the “SPAC Warrant Agreement” and such warrant referred to as a “SPAC warrant”), will, at the effective time, cease to represent a SPAC warrant in respect of shares of IEA common stock and will become a SPAC warrant exercisable for the merger consideration. If a holder properly exercises a SPAC warrant within 30 days following the public disclosure of the consummation of the merger pursuant to a current report on Form 8-K, the warrant price (as defined in the SPAC Warrant Agreement) with respect to such exercise will be reduced by an amount (in dollars) equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (x) the per share consideration (as defined in the SPAC Warrant Agreement) minus (y) the Black-Scholes warrant value (as defined in the SPAC Warrant Agreement); and

•

each outstanding warrant that is subject to the Amended and Restated Warrant Agreement, dated as of March 26, 2018, by and between IEA and Continental Stock Transfer & Trust Company, as warrant agent (referred to as a “Series B warrant”), will, immediately prior to the effective time, be cancelled and the registered holder thereof will be entitled to receive (i) an amount in cash, without interest, equal to the product obtained by multiplying (x) the cash consideration and (y) the number of shares of IEA common stock then issuable upon exercise of the Series B warrant and (ii) a number of shares of MasTec common stock equal to product obtained by multiplying (x) the stock consideration and (y) the number of shares of IEA common stock then issuable upon exercise of the Series B warrant, in each case as if the registered holder had exercised the Series B warrant in full immediately prior to the effective time and acquired the applicable number of shares of IEA common stock then issuable thereunder as a result of such exercise.

For more information concerning options and other equity compensation, see “The Agreements – Transaction Structure – Treatment of Stock Options, Warrants and Other Equity-Based Awards.”

Q:	What if I hold IEA stock options or other equity awards?

A:	The merger agreement provides that at the completion of the merger:

•

each IEA stock option, whether vested or unvested, that is outstanding immediately prior to the effective time, will, at the effective time, be cancelled and converted into the right to receive: (i) an amount in cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (x) 75% of the excess of $14.00 over the exercise price per share of IEA common stock under such IEA stock option and (y) the number of shares of IEA common stock subject to such IEA stock option, and (ii) a number of shares of MasTec common stock equal to the product of (x) the product of (A) 25% of the excess of $14.00 over the exercise price per share of IEA common stock under such IEA stock option and (B) 0.0138 and (y) the number of shares of IEA common stock subject to such IEA stock option, with any such cash payment to be paid and any such shares of MasTec common stock to be issued to each holder promptly after the effective time, but in any event no later than the fifth business day after the effective time. Any IEA stock option with an exercise price per share as of the effective time that is greater than or equal to $14.00 will be cancelled without any cash payment being made in respect thereof;

•

each restricted stock unit that vests solely based on the passage of time with respect to IEA common stock, whether vested or unvested, that is outstanding immediately prior to the effective time, will, at the effective time, be cancelled and converted into the right to receive (i) an amount in cash (without interest, and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (x) the cash consideration and (y) the number of shares of IEA common stock subject to such restricted stock unit and (ii) a number of shares of MasTec common stock equal to the product obtained by multiplying (x) the stock consideration and (y) the number of shares of IEA common stock subject to such restricted stock unit, with any such cash payment to be paid and any such shares of MasTec common stock to be issued to each holder promptly after the effective time, but in any event no later than the fifth business day after the effective time; and

•

each performance stock unit that vests in whole or in part based on the achievement of one or more performance goals with respect to shares of IEA common stock, whether vested or unvested, that is outstanding immediately prior to the effective time, will, at the effective time, be cancelled and converted into the right to receive (i) an amount in cash (without interest, and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (x) the cash consideration and (y) the number of shares of IEA common stock subject to such performance stock unit assuming the target level of performance is achieved and (ii) a number of shares of MasTec common stock equal to the product obtained by multiplying (x) the stock consideration and (y) the number of shares of IEA common stock subject to such performance stock unit assuming the target level of performance is achieved, with any such cash payment to be paid and any such shares of MasTec common stock to be issued to each holder promptly after the effective time, but in any event no later than the fifth business day after the effective time.

For more information concerning options and other equity compensation, see “The Agreements – Transaction Structure – Treatment of Stock Options, Warrants and Other Equity-Based Awards.”

Q:	What are the material U.S. federal income tax consequences of the merger to me?

A:

The exchange of shares of IEA common stock by a stockholder for cash and shares of MasTec common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, any IEA stockholder that is a U.S. Holder (as defined in the section entitled “Transaction Summary – Material U.S. Federal Income Tax Consequences of the Merger”) generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the sum of the amount of cash and the fair market value as of the effective time of the shares of MasTec common stock received in the merger and (2) the U.S. Holder’s adjusted tax basis in the shares of IEA common stock exchanged in the merger.

An IEA stockholder that is a Non-U.S. Holder (as defined in the section entitled “Transaction Summary – Material U.S. Federal Income Tax Consequences of the Merger – Non-U.S. Holders”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of IEA common stock for cash and shares of MasTec common stock in the merger unless such Non-U.S. Holder has certain connections to the

United States as described in “Transaction Summary – Material U.S. Federal Income Tax Consequences of the Merger – Non-U.S. Holders”

Please carefully review the information set forth in the section “Transaction Summary – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 70 for a description of the material U.S. federal income tax consequences of the merger. The tax consequences of the merger will depend on your own situation. Please consult your own tax advisors as to the specific tax consequences of the merger to you.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement proposal?

A:

Yes. You should read and carefully consider the risks set forth in the section titled “Risk Factors” beginning on page 24. You should also read and carefully consider the risks related to MasTec and IEA contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	What am I being asked to vote on?

A:	You are being asked to vote upon the following proposals:

1.

Proposal 1—The Merger Agreement Proposal: the proposal to adopt the merger agreement, which is further described in the sections titled “Summary – Description of the Transaction and Background of the Transaction” and “The Agreements – Description of the Merger Agreement” and a copy of which is attached to this proxy statement/prospectus as Annex A, and to approve the merger;

2.

Proposal 2—The Merger-Related Compensation Proposal: the proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to IEA’s named executive officers that is based on or otherwise relates to the merger; and

3.

Proposal 3—The Adjournment Proposal: the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal.

Q:	How does the IEA board of directors recommend that I vote at the special meeting?

A:	The IEA board of directors unanimously recommends that IEA stockholders vote “FOR” the merger agreement proposal and “FOR” each of the other proposals described in this proxy statement/prospectus.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy as soon as possible so that your shares of IEA common stock will be represented and voted at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction card provided by the record holder if your shares are held in “street name” by your bank, brokerage firm or other nominee.

Q:	Should I send in my IEA stock certificates now?

A:	No. Please do not send in your IEA stock certificates with your proxy. You will be sent materials after the merger closes to effect the exchange of your IEA common stock for the merger consideration.

Q:	When and where is the special meeting of the IEA stockholders?

A:

The special meeting will be held on October 7, 2022, beginning at 8:00 a.m., Eastern time, unless postponed to a later date, via live audio webcast at www.virtualshareholdermeeting.com/IEA2022SM. You will need the 16-digit control number provided on your proxy card or voting instruction card in order to participate in the special meeting.

Q:	Who can vote at the special meeting?

A:

Only IEA stockholders who held shares of record as of the close of business on September 6, 2022, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

Q:	How many votes do I have?

A:

You are entitled to one vote on each matter properly brought before the special meeting for each share of IEA common stock you hold or beneficially own as of the close of business on the record date. As of the close of business on the record date, there were 48,644,324 shares of IEA common stock outstanding and owned by stockholders (i.e., excluding shares of IEA common stock held in treasury by IEA) held by 33 holders of record.

Q:	What constitutes a quorum for the special meeting?

A:

The presence of holders of shares representing at least a majority of the voting power of all outstanding shares of capital stock of IEA entitled to vote at the special meeting, represented virtually or by proxy, constitutes a quorum. Stockholders choosing to abstain from voting and broker “non-votes” will be treated as present for purposes of determining whether a quorum is present, but will not be counted as votes cast “FOR” any matter.

Q:	What vote is required to approve each proposal to be considered at the IEA special meeting?

A:	The votes required for each proposal are as follows:

1.

Proposal 1—The Merger Agreement Proposal: The affirmative vote, virtually or by proxy, of holders of at least a majority of the outstanding shares of IEA common stock entitled to vote on the merger agreement proposal is required to approve the merger agreement proposal.

2.

Proposal 2—The Merger-Related Compensation Proposal: The affirmative vote of a majority of the votes cast by the stockholders present in person or represented at the special meeting, virtually or by proxy, and entitled to vote on the merger-related compensation proposal, is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

3.

Proposal 3—The Adjournment Proposal: The affirmative vote of a majority of the votes cast by the stockholders present in person or represented at the special meeting, virtually or by proxy, and entitled to vote on the adjournment proposal, is required to approve the adjounrment proposal.

As of September 6, 2022, the record date, IEA directors and executive officers, as a group, owned and were entitled to vote 2,572,159 shares of IEA common stock, or approximately 5.3% of the outstanding shares of IEA common stock. IEA currently expects that these directors and executive officers will vote their shares in favor of the merger agreement proposal and each of the other proposals described in this proxy statement/prospectus, although none of them are obligated to do so, other than John Paul Roehm and Derek Glanvill.

Concurrently with the execution of the merger agreement, each of (i) Derek Glanvill (the current chairman and a member of the IEA board of directors), (ii) John Paul Roehm (the current Chief Executive Officer and a member of the IEA board of directors) and Roehm Living Trust (collectively referred to as the “Roehm stockholders”) and (iii) Ares Special Situations Fund IV, L.P. and ASOF Holdings I, L.P. (the foregoing entities listed in this clause (iii), collectively referred to as the “Ares stockholders”) entered into agreements with MasTec (referred to as the “voting agreements”) pursuant to which each such party agreed, among other things and subject to the terms and conditions of the voting agreements, to vote the shares of IEA common stock held by such party in favor of the merger agreement proposal. See the section titled “The Agreements – Description of the Voting Agreements.”

As of September 6, 2022, the record date, an aggregate of 16,772,434 shares of IEA common stock, or approximately 35% of the outstanding shares of IEA common stock, were subject to the voting agreements, which are attached to this proxy statement/prospectus as Annex B, Annex C and Annex D.

Q:	How are proxies counted and what results from a failure to vote, abstention or broker non-vote?

A:

1.	Proposal 1—The Merger Agreement Proposal: Failures to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.

2.

Proposal 2—The Merger-Related Compensation Proposal: Assuming a quorum is present, failures to vote, abstentions and broker non-votes will have no effect on the outcome of the merger-related compensation proposal.

3.	Proposal 3—The Adjournment Proposal: Abstentions and broker non-votes will have no effect on the outcome of the adjournment proposal.

Q:	What will happen if the merger-related compensation proposal is not approved?

A:

The merger-related compensation proposal is advisory only and is not binding on IEA or MasTec, whether or not the merger is completed. The vote on the merger-related compensation proposal is separate and apart from the vote to adopt the merger agreement and approve the merger and not a condition to the completion of the merger. If the merger is completed, the merger-related compensation that is the subject of this proposal may be paid to IEA’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if the IEA stockholders fail to approve this proposal.

Q:	How do I vote or have my shares voted?

A:

If you are a stockholder of record, you may vote virtually at the special meeting or vote by proxy using one of the methods described below. Whether or not you plan to participate in the meeting, IEA urges you to vote by proxy to ensure your vote is counted. You may still participate in the special meeting and vote virtually even if you have already voted by proxy.

•

To vote via the Internet, submit your proxy by using the Internet at proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern time, on October 6, 2022, the day before the special meeting.

•

To vote by telephone, submit your proxy by using a touch-tone telephone at 1-800-690-6903. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern time, on October 6, 2022, the day before the special meeting.

•

To vote using the proxy card, simply complete, sign and return the enclosed proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement/prospectus. IEA stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the special meeting. If you return your signed proxy card to us before the special meeting, IEA will vote your shares as you direct.

•

To vote virtually at the special meeting, visit www.virtualshareholdermeeting.com/IEA2022SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

•

If you are a beneficial owner of shares held in “street name” by your bank, brokerage firm or other nominee, you should have received a voting instruction card with these proxy materials from that organization rather than from IEA. Follow the instructions from your bank, brokerage firm or other nominee to see which of the above choices are available to you to ensure that your vote is counted. To vote virtually at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:	How will my proxy be voted?

A:

If you are a holder of record and submit your proxy via the Internet, by telephone or by completing, signing and returning the enclosed proxy card, your shares will be voted in accordance with your instructions contained in the proxy. If you are a holder of record and submit your proxy without specifying how your shares should be voted on one or more matters, your shares will be voted on those matters as the IEA board of directors recommends.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee as to how to vote your shares.

Q:	How can I participate in the special meeting?

A:

To virtually participate in the special meeting, visit www.virtualshareholdermeeting.com/IEA2022SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials. If you hold your shares in “street name” and wish to vote virtually at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee that holds your shares giving you the right to vote the shares at the special meeting.

Additional information on participating in the special meeting can be found under the section titled “Information About the IEA Special Meeting and Proposals.”

Q:	Do I need to attend the special meeting virtually?

A:

No. It is not necessary for you to attend the special meeting virtually in order to vote your IEA common stock. If you are a stockholder of record as of the record date, you may vote by mail, by telephone or through the Internet, as described in more detail below. If you are a “street name” holder of IEA common stock, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee for your shares of IEA common stock to be voted at the special meeting, as described in more detail below.

Q:	If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares for me?

A:

No. If your shares are held in “street name” by your bank, brokerage firm or other nominee, you must direct your bank, brokerage firm or other nominee on how to vote and you will receive instructions from your bank, brokerage firm or other nominee describing how to vote your shares of IEA common stock. The availability of Internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.

Under applicable stock exchange rules, your bank, brokerage firm or other nominee cannot vote your shares of IEA common stock on “non-routine” matters without your instructions. If you do not provide these instructions, a “non-vote” occurs with respect to those matters. The merger agreement proposal, the merger-related compensation proposal and the adjournment proposal will be considered “non-routine” matters. Accordingly, if you do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of IEA common stock at the special meeting, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals at the special meeting. IEA strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.

Q:	What is the difference between holding shares as a stockholder of record and in “street name”?

A:

If your shares of IEA common stock are registered directly in your name with the transfer agent of IEA, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to IEA or to a third party to vote at the special meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and, for the purposes of this proxy statement/prospectus, a beneficial owner, and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. If you are a beneficial owner, you have a right to direct your bank, brokerage firm or other nominee on how to vote the shares held in your account. The availability of Internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:

You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your IEA common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy card or voting instruction card that you receive by following the instructions set forth in each separate proxy card or voting instruction card.

Q:	What do I do if I am an IEA stockholder and I want to revoke my proxy?

A:	Stockholders of record may revoke their proxies at any time prior to the voting at the special meeting in any of the following ways:

•	signing and delivering a new proxy relating to the same shares and bearing a later date than the original proxy;

•

sending a signed, written notice of revocation, which is dated later than the date of the proxy and states that the proxy is revoked, to Attention: Corporate Secretary, Infrastructure and Energy Alternatives, Inc. Legal Department, 6325 Digital Way, Suite 460, Indianapolis, Indiana 46278; or

•	participating in the special meeting and voting virtually.

Participation in the virtual special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

Beneficial owners of shares held in “street name” may change their voting instructions only by following the directions received from their bank, brokerage firm or other nominee for changing their voting instructions.

Q:	What happens if I sell my shares of IEA common stock before the special meeting?

A:

The record date is earlier than both the date of the special meeting and the closing of the merger. If you transfer your shares of IEA common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares upon completion of the merger.

Q:	Do IEA stockholders have appraisal rights?

A:

Yes. IEA stockholders are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) in connection with the merger, provided they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the section titled “Transaction Summary – Appraisal Rights.” In addition, a copy of Section 262 of the DGCL is attached as Annex F to this proxy statement/prospectus. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to, exercise appraisal rights.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

IEA will pay for the proxy solicitation costs related to the special meeting. IEA has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting. IEA estimates that it will pay D.F. King & Co., Inc. a fee of approximately $15,000, plus reasonable out-of-pocket expenses. IEA will also reimburse banks, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party for their expenses incurred in sending proxies and proxy materials to beneficial owners of IEA common stock. IEA’s directors, officers and employees also may solicit proxies in person by telephone or over the Internet. They will not be paid any additional amounts for soliciting proxies.

Q:	How can I find more information about MasTec and IEA?

A:	You can find more information about MasTec and IEA from various sources described in the section titled “Where You Can Find More Information.”

Q:	Who can answer any questions I may have about the special meeting or the proxy materials?

A:

If you have any questions about the special meeting, the merger, the proposals or this proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of IEA common stock, you should contact:

Infrastructure and Energy Alternatives, Inc.

6325 Digital Way, Suite 460,

Indianapolis, Indiana 46278

(765)-828-2707

Attention: Investor Relations

or

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers may call: (212) 269-5550

Stockholders may call toll free: (866) 796-3441

IEA@dfking.com

SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement/prospectus and may not contain all the information that may be important to you. Accordingly, we encourage you to read this proxy statement/prospectus carefully and in its entirety, including the Annexes to, and the documents incorporated by reference in, this proxy statement/prospectus, and the registration statement to which this proxy statement/prospectus relates, including the exhibits thereto. The page references have been included in this summary to direct you to a more complete description of the topics presented below. See also the section entitled “Where You Can Find More Information” beginning on page 115.

References to “MasTec” are references to MasTec, Inc. References to “IEA” are references to Infrastructure and Energy Alternatives, Inc. References to “we” or “our” and other first person references in this proxy statement/prospectus refer to both MasTec and IEA, before closing of the transaction. References to “Merger Sub” are references to Indigo Acquisition I Corp., a wholly-owned subsidiary of MasTec. References to the “transaction,” unless the context requires otherwise, means the transactions contemplated by the merger agreement, taken as a whole.

Parties to the Transaction (Page 38)

MasTec, Inc.

MasTec, a Florida corporation, is a leading infrastructure construction company operating mainly throughout North America across a range of industries. MasTec’s primary activities include the engineering, building, installation, maintenance and upgrade of communications, energy, utility and other infrastructure, such as: power delivery services, including transmission and distribution, wireless, wireline/fiber and customer fulfillment activities; power generation, primarily from clean energy and renewable sources; pipeline infrastructure, including natural gas pipeline and distribution infrastructure; heavy civil; and industrial infrastructure. MasTec’s customers are primarily in these industries. Including MasTec’s predecessor companies, MasTec has been in business for over 90 years. For the twelve month period ended June 30, 2022, MasTec had an average of approximately 710 locations and approximately 27,000 employees, and as of June 30, 2022, MasTec had approximately 750 locations and 30,000 employees. MasTec offers its services under the MasTec® and other service marks. MasTec has been consistently ranked among the top specialty contractors by Engineering News-Record for the past several years.

MasTec’s common stock is listed on the New York Stock Exchange under the symbol “MTZ.” MasTec maintains its principal executive and management office at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134, and its telephone number is (305) 599-1800. MasTec’s website address is www.mastec.com. MasTec does not intend for information contained on or accessible through its website to be part of this proxy statement/prospectus, other than documents that MasTec files with the SEC that are specifically incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates important business and financial information about MasTec from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 115 of this proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 113 of this proxy statement/prospectus.

Infrastructure and Energy Alternatives, Inc.

Infrastructure and Energy Alternatives, Inc., a Delaware corporation (referred to as “IEA”) is a holding company that, through various subsidiaries, is a leading diversified infrastructure construction company with specialized energy and heavy civil expertise throughout the United States. IEA was founded in 1947 as White Construction and became a public company in March 2018 when it merged with a special purpose acquisition company. IEA’s common stock trades on the Nasdaq Global Select Market under the symbol ‘‘IEA’’. The corporate headquarters of IEA are located at 6325 Digital Way, Suite 460, Indianapolis, Indiana 46278, and its telephone number is (800) 688-3775.

Indigo Acquisition I Corp.

Indigo Acquisition I Corp., a Delaware corporation and a wholly owned subsidiary of MasTec, was formed solely for the purpose of consummating the merger of Merger Sub with and into IEA, as provided for in the merger agreement. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

Indigo Acquisition I Corp.’s office is located at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134, and its telephone number is (305) 599-1800.

Description of the Transaction and Background of the Transaction (Page 38)

On July 24, 2022, MasTec, IEA and Merger Sub entered into the merger agreement, pursuant to which Merger Sub will merge with and into IEA, as a result of which IEA will be acquired by MasTec.

In the merger, each share of IEA common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive (i) $10.50 in cash, without interest and (ii) 0.0483 of a share of MasTec’s common stock, par value $0.10 per share. No fractional shares of MasTec common stock will be issued in the merger. IEA stockholders will receive cash, without interest, in lieu of any fractional shares.

For a description of the treatment of stock options, warrants and other equity awards of IEA, see “The Agreements – Transaction Structure – Treatment of Stock Options, Warrants and Other Equity-Based Awards.”

IEA Board Reasons for the Transaction and Recommendation (Page 48)

At its July 24, 2022 meeting held to evaluate the merger, the IEA board of directors unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, IEA and its stockholders, (ii) determined that it is in the best interests of IEA and its stockholders, and declared it advisable, to enter into the merger agreement, (iii) approved the execution and delivery by IEA of the merger agreement, the performance by IEA of its covenants and agreements contained therein and the consummation of the merger and the other transactions contemplated by the merger agreement upon the terms and subject to the conditions set forth in the merger agreement and (iv) resolved to recommend that the IEA stockholders vote to adopt the merger agreement.

The IEA board of directors unanimously recommends that IEA stockholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal, and “FOR” the adjournment proposal.

In evaluating the merger and the merger agreement and arriving at its determination, the IEA board of directors consulted with IEA’s senior management, IEA’s financial advisor, Lazard Frères & Co. LLC (referred to as “Lazard”), and IEA’s outside legal counsel, and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to IEA and its stockholders, as described in more detail in the section titled “Transaction Summary – IEA’s Reasons for the Transaction and Recommendation of the IEA Board.”

Opinion of IEA’s Financial Advisor (Page 52)

IEA retained Lazard to act as its financial advisor in connection with the merger. In connection with this engagement, the IEA board of directors requested that Lazard evaluate the fairness, from a financial point of view, to holders of IEA common stock (other than (i) shares held in the treasury of IEA or owned, directly or indirectly, by MasTec, Merger Sub, IEA or any wholly-owned subsidiary of IEA immediately prior to the effective time and (ii) shares held by a holder who did not vote in favor of the adoption of the merger agreement and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (such holders described in clauses (i) and (ii), together with the Supporting Stockholders (as defined in the merger agreement), collectively referred to as “excluded holders”)) of the merger consideration to be paid to such holders in the merger.

On July 24, 2022, Lazard rendered to the IEA board of directors an oral opinion, which was subsequently confirmed in writing by delivery of Lazard’s written opinion, dated as of the same date, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in Lazard’s written opinion, the merger consideration to be paid to holders of IEA common stock (other than excluded holders) in the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion to the IEA board of directors, dated July 24, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement/prospectus as Annex E and is incorporated by reference herein in its entirety. The summary of Lazard’s opinion set forth in the section entitled “Transaction Summary – Opinion of IEA’s Financial Advisor” is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and that section carefully and in their entirety.

Lazard’s engagement and its opinion were for the benefit of the IEA board of directors (in its capacity as such), and Lazard’s opinion was rendered to the IEA board of directors in connection with the IEA board of directors’ evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of IEA common stock (other than excluded holders) of the merger consideration to be paid to such holders in the merger. Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which IEA might engage or the merits of the underlying decision by IEA to engage in the merger. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto.

For a summary of Lazard’s opinion and the methodology that Lazard used to render its opinion, see the section entitled “Transaction Summary – Opinion of IEA’s Financial Advisor” beginning on page 52 of this proxy statement/prospectus.

Information About the IEA Special Meeting and Proposals (Page 30)

Purposes of the Special Meeting

At the special meeting, IEA stockholders will be asked to vote upon the following proposals:

•	the merger agreement proposal;

•	the merger-related compensation proposal; and

•	the adjournment proposal.

Record Date

The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is September 6, 2022 (referred to as the “record date”). Only IEA stockholders who held shares of record as of the close of business on the record date are entitled to receive notice of and vote at the special meeting and any adjournment or postponement of the special meeting, as long as such shares remain outstanding on the date of the special meeting.

Required Vote

•

Proposal 1—The Merger Agreement Proposal. The affirmative vote, virtually or by proxy, of holders of at least a majority of the outstanding shares of IEA common stock entitled to vote on the merger agreement proposal is required to approve the merger agreement proposal.

•

Proposal 2—The Merger-Related Compensation Proposal. The affirmative vote of a majority of the votes cast by the stockholders present in person or represented at the special meeting, virtually or by proxy, and entitled to vote on the merger-related compensation proposal, is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

•

Proposal 3—The Adjournment Proposal. The affirmative vote of a majority of the votes cast by the stockholders present in person or represented at the special meeting, virtually or by proxy, and entitled to vote on the adjournment proposal, is required to approve, the adjounrment proposal.

As of the record date, IEA directors and executive officers, as a group, owned and were entitled to vote 2,572,159 shares of IEA common stock, or approximately 5.3% of the outstanding shares of IEA common stock. IEA currently expects that these directors and executive officers will vote their shares in favor of approving the merger agreement proposal and each of the other proposals described in this proxy statement/prospectus, although none of them are obligated to do so, other than Derek Glanvill and John Paul Roehm.

Concurrently with the execution of the merger agreement, each of (i) the Ares stockholders, (ii) the Roehm stockholders and (iii) Derek Glanvill have agreed to vote all of the shares of IEA common stock held by them (representing in the aggregate approximately 35% of the total outstanding shares of IEA common stock as of the record date) in favor of the merger agreement proposal, as described in more detail in the section titled “The Agreements – Description of the Voting Agreements.”

Treatment of IEA Equity Awards (Page 81)

Treatment of Stock Options

At the effective time of the merger, each outstanding IEA stock option will become vested and will be cancelled in exchange for the right of the holder to receive (i) an amount in cash equal to the product of (x) 75% of the excess of $14.00 over the exercise price per share of IEA common stock under such IEA stock option and (y) the number of shares of IEA common stock subject to such IEA stock option and (ii) a number of shares of MasTec common stock equal to the product of (x) the product of (A) 25% of the excess of $14.00 over the exercise price per share of IEA common stock under such IEA stock option and (B) 0.0138 and (y) the number of shares of IEA common stock subject to such IEA stock option.

Treatment of Restricted Stock Units

At the effective time of the merger:

•	each then-outstanding restricted stock unit with respect to the IEA common stock that vests solely based on the passage of time shall be cancelled and, in exchange therefor, the former holder shall receive (i) an amount in cash equal to the product obtained by multiplying (x) the cash consideration and (y) the number of shares of IEA common stock subject to such restricted stock unit and (ii) a number of shares of MasTec common stock equal to the product obtained by multiplying (x) the stock consideration and (y) the number of shares of IEA common stock subject to such restricted stock unit;

•

each then-outstanding restricted stock unit with respect to the IEA common stock that vests whole or in part based on the achievement of one or more performance goals shall be cancelled and, in exchange therefor, the former holder shall receive (i) an amount in cash equal to the product obtained by multiplying (x) the cash consideration and (y) the number of shares of IEA common stock subject to such restricted stock unit (assuming the target level of performance is achieved) and (ii) a number of shares of MasTec common stock equal to the product obtained by multiplying (x) the stock consideration and (y) the number of shares of IEA common stock subject to such restricted stock unit (assuming the target level of performance is achieved).

Employee Stock Purchase Plan

Pursuant to the terms of the merger agreement, IEA took all actions necessary pursuant to the terms of IEA’s employee stock purchase plan, as amended (referred to as the “ESPP”), to terminate the ESPP effective as of IEA’s entry into the merger agreement. IEA will return to each participant the funds, if any, that remain in such participant’s account that have not been used to purchase IEA common stock.

Treatment of IEA Warrants (see Page 81)

Each outstanding anti-dilution warrant will be cancelled and the registered holder thereof will be entitled to receive (i) an amount in cash, without interest, equal to the product obtained by multiplying (x) the cash consideration and (y) the number of shares of MasTec common stock then issuable upon exercise of the anti-dilution warrant and (ii) a number of shares of MasTec common stock equal to product obtained by multiplying (x) the stock consideration and (y) the number of shares of MasTec common stock then issuable upon exercise of the anti-dilution warrant, in each case, as if the registered holder had exercised the anti-dilution warrant in full immediately prior to the effective time and acquired the applicable number of shares of IEA common stock then issuable thereunder as a result of such exercise. An additional 0.8 million Anti-Dilution Warrants will be issuable in connection with the merger.

Each pre-funded warrant that is outstanding as of immediately prior to the effective time, will be deemed exercised in full as a “cashless exercise” and the holder thereof will be entitled to receive (i) an amount in cash, without interest, equal to the product obtained by multiplying (x) the cash consideration and (y) the number of shares of MasTec Common Stock then issuable upon exercise in full of the pre-funded warrant as a “cashless exercise,” and (ii) a number of shares of MasTec common stock equal to product obtained by multiplying (x) the stock consideration and (y) the number of shares of IEA common stock then issuable upon exercise in full of the pre-funded warrant as a “cashless exercise,” in each case, calculated in accordance with and subject to the terms and conditions of such pre-funded warrant.

Each outstanding SPAC warrant will cease to represent a SPAC warrant in respect of shares of IEA common stock and will become a SPAC warrant exercisable for the merger consideration. If a holder properly exercises a SPAC warrant within 30 days following the public disclosure of the consummation of the merger pursuant to a current report on Form 8-K, the warrant price (as defined in the SPAC Warrant Agreement) with respect to such exercise will be reduced by an amount (in dollars) equal to the difference (but in no event less than zero) of (a) the warrant price in effect prior to such reduction minus (b) (i) the per share consideration (as defined in the SPAC Warrant Agreement) minus (ii) the Black-Scholes warrant value (as defined in the SPAC Warrant Agreement).

Each outstanding Series B warrant will be cancelled and the registered holder thereof will be entitled to receive (i) an amount in cash, without interest, equal to the product obtained by multiplying (x) the cash consideration and (y) the number of shares of IEA common stock then issuable upon exercise of the Series B warrant and (ii) a number of shares of MasTec common stock equal to product obtained by multiplying (x) the stock consideration and (y) the number of shares of IEA common stock then issuable upon exercise of the Series B warrant, in each case as if the registered holder had exercised the Series B warrant in full immediately prior to the effective time and acquired the applicable number of shares of IEA common stock then issuable thereunder as a result of such exercise.

Interests of IEA’s Directors and Executive Officers in the Transaction (Page 64)

When considering the recommendation of the IEA board of directors with respect to the merger, you should be aware that IEA’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of IEA stockholders more generally. The IEA board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the consummation of the merger and in recommending that IEA stockholders vote in favor of the merger agreement proposal. These interests include, among others, the treatment of outstanding IEA equity awards in connection with the merger and certain potential severance payments in connection with the merger and a qualifying termination of employment upon or following the merger, as described in more detail in the section titled “Transaction Summary – Interests of IEA’s Directors and Executive Officers in the Transaction.”

Comparison of Rights of the MasTec Shareholders and the IEA Stockholders (Page 106)

The rights of the holders of MasTec’s common stock are governed by MasTec’s current articles of incorporation and bylaws, as well as the Florida Business Corporation Act (referred to as the “FBCA”). The rights of the IEA stockholders are governed by IEA’s current certificate of incorporation and bylaws, as well as the DGCL. Upon closing of the transaction, the rights of the IEA stockholders will be governed by MasTec’s articles of incorporation and bylaws, as well as the FBCA, and will differ in some respects from their rights under IEA’s certificate of incorporation and bylaws and the DGCL. For more information regarding a comparison of such rights, see “Comparison of Rights of the MasTec Shareholders and the IEA Stockholders” on page 106.

Description of the Merger Agreement (Page 80)

Conditions to Completion of the Merger (See Page 99)

The merger agreement contains customary closing conditions, including the following conditions that apply to the obligations of both IEA and MasTec to consummate the transactions:

•	IEA stockholders’ approval of the merger;

•

receipt of certain regulatory approvals, including the expiration or termination of the waiting period applicable to the merger under the HSR Act or under any applicable timing agreements entered into with IEA’s consent with any governmental entity to extend any waiting period, and the approval for listing by the NYSE of the MasTec common stock to be issued in the merger; and

•	the absence of certain legal impediments to the consummation of the merger.

In addition to the foregoing conditions, MasTec’s and Merger Sub’s obligations to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•

the accuracy of the representations and warranties of IEA (with certain exceptions for inaccuracies that are de minimis, that are not material or that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on IEA and its subsidiaries, taken as a whole);

•	the performance in all material respects of IEA with its obligations in the merger agreement; and

•

there not having been any event, change, occurrence or effect since July 24, 2022 that, individually or in the aggregate, together with all other events, changes, occurrences or effects, has had a material adverse effect on IEA and its subsidiaries, taken as a whole, that is continuing.

In addition to the foregoing conditions, IEA’s obligations to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•

the accuracy of the representations and warranties of MasTec and Merger Sub (with certain exceptions for inaccuracies that are de minimis, that are not material or that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on MasTec and its subsidiaries, taken as a whole);

•	the performance in all material respects of MasTec and Merger Sub with their respective obligations in the merger agreement; and

•

there not having been any event, change, occurrence or effect since July 24, 2022 that, individually or in the aggregate, together with all other events, changes, occurrences or effects, has had any material adverse effect on MasTec and its subsidiaries, taken as a whole, that is continuing.

Acquisition Proposals (See Page 90)

As more fully described in this proxy statement/prospectus and as set forth in the merger agreement, IEA has agreed, among other things, not to:

•

initiate, solicit or knowingly encourage any inquiries, proposals or offers with respect to, or the making or completion of, an alternative acquisition proposal or the making of any proposal that would reasonably be expected to lead to an alternative acquisition proposal;

•

furnish any nonpublic information regarding IEA or any of its subsidiaries or afford access to the business, properties, assets, employees, consultants, books or records of IEA or any of its subsidiaries to any person that is reasonably expected to make, or has made, an alternative acquisition proposal; and

•

subject to certain exceptions, engage or participate in any negotiations or discussions concerning, or provide or cause to be provided any nonpublic information or data relating to IEA or any of its subsidiaries in connection with, an alternative acquisition proposal.

Prior to the time that IEA receives stockholder approval of the merger proposal:

•

the IEA board may, in response to an unsolicited bona fide written alternative acquisition proposal, determine in good faith, after consultation with IEA’s financial advisor and outside legal counsel, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal. IEA may then furnish information with respect to IEA and its subsidiaries to the person making the proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in that certain confidentiality agreement between IEA and MasTec, subject to certain exceptions, and participate in discussions or negotiations with such person and its representatives regarding such proposal, subject to the terms of the merger agreement; and

•

IEA may, subject to compliance with certain obligations set forth in the merger agreement, including the payment of a termination fee to MasTec, terminate the merger agreement to enter into a definitive agreement with respect to a bona fide written alternative acquisition proposal that constitutes a superior proposal in accordance with the merger agreement, subject to certain notice and matching rights in favor of MasTec.

For additional detail of these provisions, see “The Agreements – Transaction Structure – Restrictions on IEA’s Solicitation of Acquisition Proposals” and “The Agreements – Transaction Structure – Change of Recommendation by the IEA Board.”

Termination of the Merger Agreement (See Page 99)

The merger agreement may be terminated at any time prior to the effective time:

•	by mutual written consent of MasTec and IEA;

•	by either MasTec or IEA:

•

if the merger has not been consummated on or before July 24, 2023, subject to an automatic extension to October 24, 2023, if the only outstanding unfulfilled conditions relate to HSR approval or certain legal impediments to the consummation of the merger solely by reason of the HSR Act (referred to as the “end date”); provided that this right to terminate the merger agreement under this clause will not be available to a party whose action or failure to perform or comply with the covenants and agreements of such party set forth in the merger agreement has been the principal cause of the failure of the merger to be consummated by the end date and such action or failure to perform constitutes a material breach of the merger agreement;

•

if any court of competent jurisdiction or other governmental entity has issued a final and non-appealable judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement; provided that the party seeking to terminate the merger agreement under this clause will, to the extent required under the merger agreement, have used its reasonable best efforts to contest, appeal and remove such judgment, order injunction, rule, decree, ruling or other action, pursuant to the merger agreement; or

•	if, at the special meeting (including any adjournment or postponement thereof), the IEA stockholders have not approved the merger proposal;

•	by MasTec:

•

if the closing conditions to which each party’s obligations to consummate the merger are subject, or the closing conditions to which MasTec’s and Merger Sub’s obligations to consummate the merger are subject, cannot be satisfied due to an inaccuracy of IEA’s representations or warranties or IEA’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement that would result in the failure of the applicable condition in the merger agreement to be satisfied, which inaccuracy, breach or failure to perform cannot be cured by the end date or, if it can be, cured by the end date, has not been cured prior to the earlier of 30 days after written notice thereof is given by MasTec to IEA or the end date (referred to as an “IEA breach”); provided that MasTec will not have the right to terminate the merger agreement under this clause if MasTec or Merger Sub is then in material breach of any of its covenants or agreements set forth in the merger agreement; or

•

prior to the receipt of the IEA stockholders’ approval of the merger proposal, if the IEA board (a) fails to make, withdraws, amends, modifies or materially qualifies, in a manner adverse to MasTec, the IEA board recommendation; (b) fails to include the IEA board recommendation in the proxy statement that is filed with the SEC or mailed to IEA stockholders; (c) recommends an alternative acquisition proposal; (d) fails to recommend against acceptance of any tender offer or exchange offer for shares of IEA common stock within 10 business days after the commencement of such offer; (e) fails to reaffirm (publicly, if so requested by MasTec) the IEA board recommendation within 10 business days after the date any alternative acquisition proposal (or material modification to such proposal) is first publicly disclosed by IEA or the person making such proposal; or (f) resolves or agrees to take any of the foregoing actions (referred to as the “adverse recommendation change”).

•	by IEA:

•

if the closing conditions to which each party’s obligations to consummate the merger are subject, or the closing conditions to which IEA’s obligations to consummate the merger are subject, cannot be satisfied due to an inaccuracy of MasTec’s or Merger Sub’s representations or warranties or MasTec’s or Merger Sub’s breach or failure to perform any of its respective covenants or agreements set forth in the merger agreement that would result in the failure of the applicable condition in the merger agreement to be satisfied, which inaccuracy, breach or failure to perform cannot be cured by the end date or, if it can be, cured by the end date, has not been cured, has not been cured prior to the earlier of 30 days after written notice thereof is given by IEA to MasTec or the end date; provided that IEA will not have the right to terminate the merger agreement under this clause if IEA is then in material breach of any of its covenants or agreements set forth in the merger agreement; or

•

at any time prior to obtaining the IEA stockholders’ approval of the merger proposal, if (a) the IEA board authorizes IEA to enter into an alternative acquisition agreement with respect to a superior proposal further described in “The Agreements – Transaction Structure – Change of Recommendation by the IEA Board” beginning on page 92, (b) concurrently with the termination of the merger agreement, IEA enters into an alternative acquisition agreement providing for a superior proposal, subject to the compliance of certain terms of the merger agreement, and (c) prior to or substantially concurrently with the termination of the merger agreement, IEA pays to MasTec the termination fee described in “The Agreements – Transaction Structure – Termination Fee” beginning on page 101.

Termination Fee (See Page 101)

IEA must pay MasTec a termination fee of $27.5 million if:

•

MasTec or IEA terminates the merger agreement due to the approval of the IEA stockholders not being obtained at the special meeting, an alternative acquisition proposal has been communicated to the senior management of IEA or the IEA board or has been publicly disclosed or announced or publicly made known to the IEA stockholders, and not withdrawn prior to the date that is 5 business days prior to the date of the special meeting, and within twelve months after termination of the merger agreement, IEA has entered into a definitive agreement with respect, or has consummated, an alternative acquisition proposal. For purposes of this termination fee, references to “20% or more” will be replaced by “more than 50%” in the definition of “acquisition proposal” in the merger agreement;

•	MasTec terminates the merger agreement due to an IEA breach;

•

MasTec or IEA terminates the merger agreement due to IEA board authorizing IEA to enter into an alternative acquisition agreement with respect to a superior proposal further described in “The Agreements – Transaction Structure – Change of Recommendation by the IEA Board” beginning on page 92; or

•	MasTec terminates the merger agreement due to the IEA board having effected an adverse recommendation change prior to the receipt of the IEA stockholders’ approval of the merger proposal.

Expenses (See Page 101)

Other than as described in “The Agreements – Transaction Structure – Termination of the Merger Agreement” beginning on page 99, whether or not the merger is consummated, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be borne by the party incurring such fees or expenses, except that MasTec will be responsible for all filings fees for the filings required to be made by IEA and MasTec under the HSR Act.

Description of the Voting Agreements (Page 101)

As more fully described in this proxy statement/prospectus and as set forth in the voting agreements, in connection with the execution of the merger agreement, certain stockholders of IEA entered into voting agreements with MasTec pursuant to which, prior to the earlier of the closing of the transaction or the termination of the merger agreement, such stockholders agreed to vote (or cause to be voted) all of the shares of IEA common stock beneficially owned by them, as applicable, as of the applicable record date (i) in favor of the merger, the merger agreement (to the extent required), and the transactions contemplated by the merger agreement and any other actions presented at any meeting of the IEA stockholders that are necessary to consummate the transactions contemplated by the merger agreement and (ii) against any action or agreement that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the merger agreement, as described in the voting agreements. Such stockholders also agreed to certain transfer restrictions with respect to their IEA common stock, subject to certain limited exceptions. See “The Agreements – Description of the Voting Agreements” beginning on page 101 for more detail. Such stockholders collectively controlled approximately 35% of the outstanding shares of IEA common stock as of July 24, 2022.

Regulatory Approvals Required for the Merger (Page 70)

The obligations of MasTec and IEA to consummate the transaction are subject to, among other conditions, the expiration or earlier termination of the waiting period (and any extension thereof) under the HSR Act. MasTec and IEA filed the notifications required under the HSR Act with the Premerger Notification Office of the Federal Trade Commission and the Antitrust Division of the Department of Justice on Tuesday August 2, 2022. The applicable waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on September 1, 2022.

Financing of the Transaction (Page 73)

On July 24, 2022, in connection with the merger agreement, MasTec entered into (i) a commitment letter (referred to as the “term facilities commitment letter”) and (ii) a commitment letter (referred to as the “bridge facility commitment letter” and, together with the term facilities commitment letter, the “debt commitment letters”), in each case with Bank of America, N.A. (referred to as “BANA”), and BofA Securities, Inc. (referred to as “BofA Securities” and, together with BANA, Bank of America and JPMorgan Chase Bank, N.A. (referred to as “JPMorgan”), the “Commitment Parties”), and certain of their respective affiliates, for commitments with respect to the financing required by IEA to consummate the merger.

The financing under the debt commitment letters, the availability of which is contingent on the satisfaction of certain conditions, including the closing of the transaction, provides for credit facilities in an aggregate principal amount of up to $1.0 billion, consisting of: (i) an agreement to arrange senior unsecured delayed draw term loan facilities in an aggregate principal amount of up to $1.0 billion (referred to as the “Term Loan Facilities”), of which the Commitment Parties have committed to provide up to $230 million, and/or (ii) a commitment to provide 364-day senior unsecured bridge loan facility in an aggregate principal amount of up to $1.0 billion (referred to as the “Bridge Facility” and, together with the Term Loan Facilities, the “Credit Facilities”). The commitments under the Bridge Facility shall be reduced on a dollar-for-dollar basis by, among other things, the commitments under the Term Loan Facilities outstanding on the effective date of the Term Loan Facilities documentation.

MasTec and MasTec North America, Inc. will be co-borrowers under the Credit Facilities. The covenants, defaults, prepayments and guarantees for the Credit Facilities are expected to be substantially similar to those under the Amended Existing Credit Agreement (as defined below), except as otherwise set forth in the debt commitment letters. The Credit Facilities will bear interest at SOFR plus an applicable margin. The Credit Facilities will be unsecured and, so long as the Existing Credit Agreement is amended to remove the guarantee requirements (as described below), will be not guaranteed by any of MasTec’s subsidiaries. Various economic and other terms of the credit facilities are subject to change in the process of syndication as set forth in the debt commitment letters.

In connection with the transaction, on August 8, 2022, MasTec commenced (i) an offer to eligible holders of the 6.625% Senior Notes due 2029 issued by IEA Energy Services LLC (referred to as the “IEA Issuer”), a subsidiary of IEA (referred to as the “IEA Notes”), to exchange any and all of the outstanding IEA Notes for up to an aggregate principal amount of $300 million of new 6.625% Senior Notes due 2029 to be issued by MasTec (referred to as the “MTZ Exchange Notes” and such offer to exchange referred to as the “Exchange Offer”), and (ii) a consent solicitation with respect to the IEA Notes to eliminate or modify certain of the covenants, restrictive provisions and events of default (referred to as the “Proposed Amendments”) in the existing indenture governing the IEA Notes (referred to as the “Consent Solicitation”). The Proposed Amendments require the consent of the holders of at least a majority in principal of the IEA Notes not held by certain affiliates of IEA. Neither the Exchange Offer nor the Consent Solicitation is required by IEA to consummate the merger, and the consummation of each is conditioned upon the consummation of the merger. MasTec may complete the Exchange Offer regardless of whether it completes the Consent Solicitation. This proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of MasTec, IEA or the IEA Issuer. It does not constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of MasTec, IEA or the IEA Issuer shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

Concurrently with the transaction, MasTec is also seeking to amend its existing credit agreement, dated as of November 1, 2021 (referred to as the “Existing Credit Agreement”), to, among other things, release the existing guarantees thereof and remove the existing requirement that certain subsidiaries guarantee the obligations thereunder. We refer to the Existing Credit Agreement as amended, as the “Amended Existing Credit Agreement.”

Material U.S. Federal Income Tax Consequences of the Merger (Page 70)

The exchange of shares of IEA common stock by an IEA stockholder for cash and shares of MasTec common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, any IEA stockholder that is a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger – U.S. Holders”) generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the sum of the amount of cash and the fair market value as of the effective time of the merger of the shares of MasTec common stock received in the merger and (2) the U.S. Holder’s adjusted tax basis in the shares of IEA common stock exchanged in the merger.

Any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the IEA common stock immediately prior to the merger is more than one year. For U.S. Holders that are individuals, estates or trusts, long-term capital gain generally is taxed at preferential rates. The deductibility of capital losses is subject to limitations.

A U.S. Holder will have a tax basis in the shares of MasTec common stock received in the merger equal to the fair market value of such shares as of the effective time of the merger. A U.S. Holder’s holding period for shares of MasTec common stock received in exchange for shares of IEA common stock in the merger will begin on the date immediately following the date on which the merger closes. We refer to the date on which the merger closes as the “closing date.”

A Non-U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger – Non-U.S. Holders”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of IEA common stock for cash and shares of MasTec common stock in the merger unless such Non-U.S. Holder has certain connections to the United States as described in “Material U.S. Federal Income Tax Consequences of the Merger – Non-U.S. Holders.” A Non-U.S. Holder may be subject to backup withholding with respect to payments made pursuant to the merger unless such Non-U.S. Holder certifies that it is not a U.S. person or otherwise establishes an exemption.

Each IEA stockholder should consult its own tax advisor to determine the particular tax consequences of the merger to such stockholder in light of such IEA stockholder’s particular circumstances.

Accounting Treatment of the Transaction (Page 73)

The merger of MasTec and IEA will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (referred to as “ASC 805”), and MasTec will be treated as the acquirer of IEA for accounting purposes. Accordingly, MasTec will allocate IEA’s purchase price to the acquired tangible and intangible assets and liabilities of IEA based upon their estimated fair values as of the acquisition date. Any excess purchase price will be recorded as goodwill. No pro forma financial information is included in this document because the acquisition is not significant to MasTec under the rules of the SEC.

Treatment of IEA SPAC Warrants in the Merger (Page 82)

Each outstanding SPAC warrant will be cancelled automatically upon the closing of the transaction and will become exercisable for the merger consideration.

If a holder of any SPAC warrant properly exercises such SPAC warrant within 30 days following the public disclosure of the consummation of the merger pursuant to a current report on Form 8-K, the warrant price shall be reduced by a certain amount (but in no event less than zero) as set forth in the SPAC Warrant Agreement.

Treatment of Other Warrants in the Merger (Page 81)

Each outstanding anti-dilution warrant of IEA will be cancelled automatically immediately prior to the closing of the transaction and the holder will be entitled to receive an amount in cash equal to the cash consideration to be paid in connection with the merger for each share underlying the anti-dilution warrant, and a number of shares of MasTec common stock equal to the amount of the stock consideration to be paid in connection with the merger for each share underlying the anti-dilution warrant.

Each outstanding pre-funded warrant of IEA will be automatically deemed exercised in full as a “cashless exercise” at the time of the closing of the transaction and the holder will be entitled to receive an amount in cash equal to the cash consideration to be paid in connection with the merger for each share underlying the pre-funded warrant, and a number of shares of MasTec common stock equal to the amount of the stock consideration to be paid in connection with the merger for each share underlying the pre-funded warrant.

Each outstanding Series B warrant of IEA will be cancelled automatically immediately prior to the closing of the transaction and the holder will be entitled to receive an amount in cash equal to the cash consideration to be paid in connection with the merger for each share underlying the Series B warrant, and a number of shares of MasTec common stock equal to the amount of the stock consideration to be paid in connection with the merger for each share underlying the Series B warrant.

Appraisal Rights (Page 74)

Pursuant to Section 262 of the DGCL, IEA stockholders who hold their shares through the effective time, do not vote their shares in favor of adoption of the merger agreement and who comply fully with and properly demand appraisal for their shares under the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law, have the right to seek appraisal of the fair value of their shares of IEA common stock, as determined by the Delaware Court of Chancery, if the merger is completed. The “fair value” of shares of IEA common stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the value of the merger consideration that IEA stockholders would otherwise be entitled to receive under the terms of the merger agreement. IEA stockholders also should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. IEA stockholders who wish to preserve any appraisal rights they may have must so advise IEA by submitting a written demand for appraisal prior to the vote to adopt the merger agreement and approve the transactions contemplated thereby, and must otherwise follow fully the procedures prescribed by Section 262 of the DGCL.

The text of Section 262 of the DGCL is attached as Annex F to this proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising appraisal rights, IEA stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel and their financial advisors. Failure to strictly comply with these provisions may result in the loss of appraisal rights.

RISK FACTORS

In addition to the other information included in, incorporated by reference in, or found in the Annexes attached to, this proxy statement/prospectus, including the matters addressed in “Cautionary Note Regarding Forward-Looking Statements” beginning on page 28, you should carefully consider the following risk factors in deciding whether to vote for the proposals to be considered at the special meeting. See “Where You Can Find More Information” beginning on page 115 and “Incorporation of Certain Documents by Reference” beginning on page 113 for more information about the documents incorporated by reference in this proxy statement/prospectus. Additional risks and uncertainties not presently known to MasTec or IEA or that are not currently believed to be important also may adversely affect the transaction and MasTec following the transaction.

Risks Relating to the Merger

Because the stock exchange ratio is fixed and will not be adjusted for stock price changes and the market price of MasTec common stock has fluctuated and will continue to fluctuate, IEA stockholders cannot be sure of the value of the consideration they will receive.

Upon completion of the merger, each issued and outstanding share of IEA common stock (other than (i) cancelled shares and (ii) dissenting shares) will be converted into the right to receive $10.50 in cash, without interest, and 0.0483 of a share of MasTec common stock.

The market price of MasTec common stock at the time of completion of the merger may vary significantly from the market price of MasTec common stock on the date the merger agreement was executed, the date of this proxy statement/prospectus and the date of the IEA special meeting. Because the stock consideration is payable in a fixed exchange ratio, the value of the stock consideration that IEA stockholders receive upon completion of the merger may be higher or lower than the value of the stock consideration on such earlier dates. Accordingly, IEA stockholders will not know or be able to calculate at the time of the IEA special meeting the market value of the stock consideration they will receive upon completion of the merger.

If the market value of MasTec common stock falls between the date of this proxy statement/prospectus and the time the merger consideration is actually received, the value of the merger consideration received may be less than the value of the merger consideration such stockholder may anticipate receiving.

Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in MasTec’s and IEA’s respective businesses, operations and prospects, market assessments of the likelihood that the merger will be completed, the timing of the merger, regulatory considerations and other risk factors set forth or incorporated by reference in this proxy statement/prospectus. Many of these factors are beyond MasTec’s and IEA’s control.

Completion of the merger is subject to the conditions contained in the merger agreement and if these conditions are not satisfied or waived, the merger will not be completed.

The obligations of MasTec and IEA to complete the merger are subject to the satisfaction or waiver of a number of conditions, including, among others, the adoption of the merger agreement by IEA’s stockholders by the affirmative vote of at least a majority of the outstanding shares of IEA common stock and the expiration or termination of the waiting period under the HSR Act. For a more complete summary of the required regulatory approvals and the closing conditions, see the section titled “Summary – Regulatory Approvals Required for the Merger.”

Although MasTec and IEA have agreed in the merger agreement to use their reasonable best efforts to complete the merger as promptly as practicable, many of the closing conditions are not within MasTec’s or IEA’s control, and neither company can predict when or if these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to July 24, 2023, which deadline may be extended to October 24, 2023 under certain circumstances, it is possible that the merger agreement will be terminated. The failure to satisfy all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. There can be no assurance that the closing conditions will be satisfied or waived or that the merger will be completed. See the risk factor titled “—Failure to complete the merger could negatively affect the stock price and the future business and financial results of IEA,” below.

Regulatory approval may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the merger may be completed, any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder relating to the transactions contemplated by the merger agreement, must have expired or been terminated. Under the merger agreement, MasTec and IEA have agreed to use their reasonable best efforts to obtain regulatory approvals, consents and clearances and therefore may be required to comply with conditions, terms, obligations or restrictions imposed by governmental authorities. There can be no assurance that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of MasTec following the completion of the merger. In addition, neither MasTec nor IEA can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. See the section titled “Summary – Regulatory Approvals Required for the Merger.”

IEA’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a stockholder of IEA more generally.

When considering the recommendation of the IEA board of directors that IEA stockholders approve the merger agreement proposal and the merger-related compensation proposal, IEA stockholders should be aware that directors and executive officers of IEA have certain interests in the merger that may be different from, or in addition to, the interests of IEA stockholders more generally. These interests generally include, among others, treatment of outstanding IEA equity awards in connection with the merger and certain potential severance payments in connection with the merger and a qualifying termination of employment upon or following the merger. See the section titled “Transaction Summary – Interests of IEA’s Directors and Executive Officers in the Transaction” for a more detailed description of these interests. The IEA board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the consummation of the merger, and in recommending that IEA stockholders vote in favor of the merger agreement proposal.

The merger agreement limits IEA’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire IEA.

The merger agreement contains provisions that make it more difficult for IEA to sell its business to a party other than MasTec. These provisions include a general prohibition on IEA soliciting any company takeover proposal or offer for a competing transaction. In addition, upon termination of the merger agreement, IEA is required to pay MasTec a termination fee of $27.5 million if the merger agreement is terminated in certain circumstances including IEA entering into a definitive agreement with respect to a superior proposal or an adverse recommendation change.

The merger agreement subjects IEA to restrictions on its business activities.

The merger agreement subjects IEA to restrictions on its business activities and obligates IEA to generally conduct its business in a commercially reasonable manner and in all material respects in the ordinary course of business consistent with past practice. These restrictions could have an adverse effect on IEA’s results of operations, cash flows and financial position.

The business relationships of MasTec and IEA and their respective subsidiaries may be subject to disruption due to uncertainty associated with the merger, which could have an adverse effect on the results of operations, cash flows and financial position of MasTec, IEA and, following the completion of the merger, MasTec.

Parties with which MasTec and IEA, or their respective subsidiaries, do business may be uncertain as to the effects the merger may have on them, including with respect to current or future business relationships with MasTec, IEA or their respective subsidiaries. These relationships may be subject to disruption as customers, suppliers and other persons with whom MasTec and IEA have a business relationship may delay or defer certain business decisions or might decide to terminate, change or renegotiate their relationships with MasTec or IEA, as applicable, or consider entering into business relationships with parties other than MasTec, IEA or their respective subsidiaries. These disruptions could have an adverse effect on the results of operations, cash flows and financial position of MasTec or IEA, including an adverse effect on MasTec’s ability to realize the expected synergies and other benefits of the merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

Failure to complete the merger could negatively affect the stock price and the future business and financial results of IEA.

If the merger is not completed for any reason, including as a result of IEA stockholders failing to approve the merger agreement proposal, the ongoing business of IEA may be adversely affected and, without realizing any of the benefits of having completed the merger, IEA could be subject to a number of negative consequences, including the following:

•	IEA may experience negative reactions from the financial markets, including negative impacts on its stock price;

•	IEA may experience negative reactions from its customers and suppliers;

•	IEA may experience negative reactions from its employees and may not be able to retain key management personnel and other key employees;

•	IEA will have incurred, and will continue to incur, significant non-recurring costs in connection with the merger that it may be unable to recover;

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the merger agreement places certain restrictions on the conduct of IEA’s business prior to completion of the merger, the waiver of which is subject to the consent of MasTec (not to be unreasonably withheld, conditioned or delayed), which may prevent IEA from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the merger that may be beneficial to IEA; and

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matters relating to the merger (including integration planning) will require substantial commitments of time and resources by IEA management, which could otherwise be devoted to day-to-day operations and other opportunities that may be beneficial to IEA as an independent company.

In addition, upon termination of the merger agreement, under certain circumstances, IEA is required to pay MasTec a termination fee of $27.5 million, including IEA entering into a definitive agreement with respect to a superior proposal or an adverse recommendation change. Finally, IEA could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against IEA to perform its obligations under the merger agreement. If the merger is not completed, any of these risks may materialize and may adversely affect IEA’s businesses, financial condition, financial results and stock price.

MasTec expects to obtain financing in connection with the merger and cannot guarantee that it will be able to obtain such financing on favorable terms or at all.

MasTec anticipates that the funds needed to complete the merger will be derived from a combination of (i) available cash on hand and (ii) third-party debt financing. See “Transaction Summary – Financing of the

Transaction” for additional information regarding the anticipated financing of the merger. MasTec’s ability to obtain any such new debt financing will depend on, among other factors, prevailing market conditions and other factors beyond MasTec’s control. MasTec cannot assure you that it will be able to obtain new debt financing on terms acceptable to it or at all, and any such failure could materially adversely affect its operations and financial condition. MasTec’s obligation to complete the merger is not conditioned upon the receipt of any financing.

Lawsuits may in the future be filed against IEA, its directors, MasTec and/or Merger Sub challenging the merger, and an adverse ruling in any such lawsuit may prevent completing the merger or completing the merger within the expected timeframe and/or result in substantial costs to MasTec and IEA.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the merger agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on MasTec’s and IEA’s respective liquidity and financial condition.

Further, one of the conditions to the completion of the merger is that no injunction or law by any governmental entity of competent jurisdiction will be in effect that has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger. As such, if an injunction prohibiting the consummation of the merger is obtained, that injunction may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Risk Factors Relating to MasTec after the Transaction

Following the completion of the transaction, MasTec will continue to be subject to the risks described in Part I, Item 1A in MasTec’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as updated by MasTec’s Quarterly Reports on Form 10-Q and other filings with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 115 of this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents that are incorporated into this proxy statement/prospectus by reference may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements.” You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “should,” “could,” “would,” “predicts,” “future,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “aim,” “seek,” “forecast” and other similar words. These include, but are not limited to, statements relating to the strategy of MasTec after the closing of the transaction, the synergies and the benefits that are expected to be achieved as a result of the merger, including future financial and operating results, MasTec’s plans after the closing of the transaction, objectives, expectations and intentions, MasTec’s and IEA’s projections and other prospective financial information, as well as other statements that are not historical facts. These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events including the operations of MasTec after the closing of the transaction and are subject to risks, uncertainties and other factors. Many of those factors are outside the control of MasTec and IEA, and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors described under “Risk Factors” beginning on page 24, those factors include:

•	those identified and disclosed in public filings with the SEC made by MasTec and IEA;

•	uncertainties as to the timing of the closing of the transaction;

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the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require IEA to pay a termination fee to MasTec;

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the inability to complete the transaction due to the failure to obtain the requisite stockholder approval or the failure to satisfy (or to have waived) other conditions to the closing of the transaction, including receipt of required regulatory approvals or, if obtained, the possibility of being subjected to conditions that could reduce the expected synergies and other benefits of the transaction, result in a material delay in, or the abandonment of, the transaction or otherwise have an adverse effect on MasTec or IEA;

•	risks that the transaction disrupts current plans and operations of MasTec and IEA, and the potential difficulties in retention of key personnel and other employees as a result of the transaction;

•	the outcome of any legal proceedings that may be instituted against MasTec, IEA and/or others relating to the merger agreement;

•	diversion of each of MasTec’s and IEA’s management’s attention from ongoing business concerns;

•	the effect of the announcement of the transaction on each of MasTec’s and IEA’s business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the transaction, including any possible unexpected costs resulting therefrom;

•	risks that the respective businesses of MasTec and IEA will have been adversely impacted during the pendency of the transaction;

•	the effects of disruption from the transaction making it more difficult to maintain business relationships, including joint ventures;

•	risks that any stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability;

•	the risk that competing offers may be made for either IEA or MasTec;

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the ability to integrate MasTec and IEA businesses successfully (including achievement of expected synergies) and to avoid problems which may result in MasTec after the closing of the transaction not operating as effectively and efficiently as expected;

•	risks that expected synergies, operational efficiencies and cost savings from the transaction and from the planned refinancing may not be fully realized or realized within the expected time frame;

•	significant changes in the business environment in which MasTec and IEA operate;

•	the effects of future regulatory or legislative actions on MasTec and IEA;

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the impact of the issuance of common stock of MasTec as consideration in connection with the transaction on the current holders of MasTec common stock, including dilution of their ownership and voting interests;

•	the actual resulting credit ratings of MasTec, IEA or their respective subsidiaries;

•	conduct and changing circumstances related to third-party relationships on which MasTec and IEA rely for their respective businesses;

•	the impact of changes in national and regional economies;

•	industry consolidation;

•	technological developments;

•	market risks from fluctuations in interest rates;

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events that are outside of the control of MasTec and IEA, such as political unrest in international markets, terrorist attacks, malicious human attacks, natural disasters, pandemics and other similar events; and

•	other economic, business, regulatory and/or competitive factors affecting MasTec’s and IEA’s businesses generally.

The areas of risk and uncertainty described above should be considered in connection with any written or oral forward-looking statements that may be made after the date of this proxy statement/prospectus by MasTec or IEA or anyone acting for any or all of them. Except for their ongoing obligations to disclose material information under the U.S. federal securities laws, neither MasTec nor IEA undertakes any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this proxy statement/prospectus or to report the occurrence of unanticipated events.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, see the note regarding forward-looking statements in MasTec’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC and incorporated by reference in this proxy statement/prospectus, and the special note regarding forward-looking statements in IEA’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC and incorporated by reference in this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” beginning on page 113 and “Where You Can Find More Information” on page 115.

MasTec and IEA also caution the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Neither MasTec nor IEA undertakes any duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect actual outcomes.

INFORMATION ABOUT THE IEA SPECIAL MEETING AND PROPOSALS

General

This proxy statement/prospectus is first being mailed on or about September 8, 2022 and constitutes notice of the special meeting in conformity with the requirements of the DGCL and the IEA bylaws.

This proxy statement/prospectus is being provided to IEA stockholders as part of a solicitation of proxies by the IEA board of directors for use at the special meeting of IEA stockholders and at any adjournments or postponements of such special meeting. This proxy statement/prospectus provides IEA stockholders with information about the special meeting and should be read carefully in its entirety.

Date, Time and Place of the Special Meeting

The special meeting will be held on October 7, 2022, beginning at 8:00 a.m., Eastern time, unless postponed to a later date, via live audio webcast at www.virtualshareholdermeeting.com/IEA2022SM. To virtually participate in the special meeting, visit www.virtualshareholdermeeting.com/IEA2022SM and enter the 16-digit control number provided on your proxy card or voting instruction card in order to participate in the special meeting.

Purposes of the Special Meeting

At the special meeting, IEA stockholders will be asked to vote upon the following proposals:

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Proposal 1—The Merger Agreement Proposal: the proposal to adopt the merger agreement, which is further described in the sections titled “Summary – Description of the Transaction and Background of the Transaction” and “The Agreements – Description of the Merger Agreement” and a copy of which is attached to this proxy statement/prospectus as Annex A and to approve the merger;

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Proposal 2—The Merger-Related Compensation Proposal: the proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to IEA’s named executive officers that is based on or otherwise relates to the mergers; and

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Proposal 3—The Adjournment Proposal: the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal.

Only the approval of the merger agreement proposal is required for completion of the merger. IEA will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof.

Record Date

The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is September 6, 2022 (referred to as the “record date”).

Virtual Participation at Special Meeting

The special meeting will be a completely virtual meeting of stockholders conducted via live audio webcast through the website described above under the heading “Date, Time and Place of the Special Meeting.” Only IEA stockholders who held shares of record as of the close of business on the record date are entitled to receive notice of and vote at the special meeting and any adjournment or postponement of the special meeting, as long as such shares remain outstanding on the date of the special meeting. IEA’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the record date.

IEA will have technicians ready to assist IEA stockholders with any technical difficulties they may have accessing the virtual meeting. If IEA stockholders encounter any difficulties accessing the virtual meeting or during the meeting time, IEA stockholders should navigate to www.virtualshareholdermeeting.com/IEA2022SM, where a phone number for IT support will be posted.

Outstanding Shares as of Record Date

As of the record date, there were 48,644,324 shares of IEA common stock outstanding and owned by stockholders (i.e., excluding shares of IEA common stock held in treasury by IEA), held by 33 holders of record. Each share of IEA common stock is entitled to one vote on each matter considered at the special meeting.

Stockholders may request an appointment to inspect a complete list of stockholders entitled to vote at the special meeting for any purpose germane to the special meeting at IEA’s headquarters, located at 6325 Digital Way, Suite 460, Indianapolis, Indiana 46278, during ordinary business hours within ten days prior to the special meeting by sending an email request to investors@iea.net.

Shares and Voting of IEA’s Directors and Executive Officers

As of the record date, IEA directors and executive officers, as a group, owned and were entitled to vote 2,572,159 shares of IEA common stock, or approximately 5.3% of the outstanding shares of IEA common stock. IEA currently expects that these directors and executive officers will vote their shares in favor of the merger agreement proposal and each of the other proposals described in this proxy statement/prospectus, although none of the directors and executive officers are obligated to do so, other than John Paul Roehm and Derek Glanvill.

Derek Glanvill is the current chairman and a member of the IEA board of directors. John Paul Roehm, a member of the IEA board of directors, is IEA’s Chief Executive Officer. Further, each of Matt Underwood and Scott Graves are members of the IEA board of directors and are Partners at Ares Management LLC (“Ares Management”), which manages the Ares stockholders. As noted above, pursuant to the voting agreements, each of Derek Glanvill, the Roehm stockholders and the Ares stockholders have agreed to vote all of the shares of IEA common stock held by them (representing in the aggregate approximately 35% of the total outstanding shares of IEA common stock as of the record date) in favor of the merger agreement proposal. See the section titled “The Voting Agreements.”

Quorum and Broker Non-Votes

In order to conduct any business at the special meeting, a quorum must be present virtually or represented by proxy. Holders of shares representing at least a majority of the voting power of all outstanding shares of capital stock of IEA entitled to vote at the special meeting, represented virtually or by proxy, constitutes a quorum. Stockholders choosing to abstain from voting will be treated as present for purposes of determining whether a quorum is present, but will not be counted as votes cast “FOR” any matter.

Banks, brokerage firms and other nominees who hold shares in “street name” for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion on “routine” matters. When a broker does not receive instructions from a beneficial owner on how to vote shares with respect to a “non-routine” matter, a broker “non-vote” occurs. Broker “non-votes” will be treated as present for purposes of determining whether a quorum is present, but will not be counted as votes cast “FOR” any matter.

Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you (1) participate in the special meeting, or (2) have voted via the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail.

Required Vote

The votes required for each proposal are as follows:

The Merger Agreement Proposal. The affirmative vote, virtually or by proxy, of holders of at least a majority of the outstanding shares of IEA common stock entitled to vote on the merger agreement proposal is required to approve the merger agreement proposal. Failures to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.

The Merger-Related Compensation Proposal. The affirmative vote of a majority of the votes cast by the stockholders present in person or represented at the special meeting, virtually or by proxy, and entitled to vote on the merger-related compensation proposal, is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal. If you are an IEA stockholder on the record date and (i) participate in the special meeting but fail to vote or (ii) mark your proxy card or voting instruction card to abstain, it will have no effect on the merger-related compensation proposal (assuming a quorum is present). If you do not participate in the special meeting, virtually or by proxy, and do not instruct your bank, brokerage firm or other nominee how to vote your shares, it will have no effect on the merger-related compensation proposal (assuming a quorum is present).

The Adjournment Proposal. The affirmative vote of a majority of the votes cast by the stockholders present in person or represented at the special meeting, virtually or by proxy, and entitled to vote on the adjournment proposal, is required to approve the adjounrment proposal. If you are an IEA stockholder on the record date and (i) participate in the special meeting but fail to vote or (ii) mark your proxy card or voting instruction card to abstain, it will have no effect on the adjournment proposal. If you do not participate in the special meeting, virtually or by proxy, and do not instruct your bank, brokerage firm or other nominee how to vote your shares, it will have no effect on the adjournment proposal.

As noted above, pursuant to the voting agreements, each of Derek Glanvill, the Roehm stockholders and the Ares stockholders have agreed to vote all of the shares of IEA common stock held by them (representing in the aggregate approximately 35% of the total outstanding shares of IEA common stock as of the record date) in favor of the merger agreement proposal. See the section titled “The Agreements – Description of the Voting Agreements.”

How to Vote or Have Your Shares Voted

IEA stockholders of record may vote their shares of IEA common stock or submit a proxy to have their shares of IEA common stock voted at the special meeting in one of the following ways:

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Internet: IEA stockholders may submit their proxy by using the Internet at proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern time, on October 6 2022, the day before the special meeting.

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Telephone: IEA stockholders may submit their proxy by using a touch-tone telephone at 1-800-690-6903. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern time, on October 6, 2022, the day before the special meeting.

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Mail: IEA stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement/prospectus. IEA stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the special meeting.

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To Vote Virtually at the Special Meeting: To vote virtually at the special meeting, visit www.virtualshareholdermeeting.com/IEA2022SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

Whether or not you plan to participate in the special meeting, IEA urges you to submit your proxy by completing and returning the proxy card as promptly as possible, or by submitting your proxy by telephone or via the Internet, prior to the special meeting to ensure that your shares of IEA common stock will be represented and voted at the special meeting if you are unable to participate.

The IEA board of directors has appointed certain persons as proxy holders to vote proxies in accordance with the instructions of IEA stockholders. If you are a stockholder of record and you authorize these proxy holders to vote your shares of IEA common stock with respect to any matter to be acted upon, your shares will be voted in accordance with your instructions in your proxy. If you are a stockholder of record and you authorize these proxy holders to vote your shares but do not specify how your shares should be voted on a proposal, these proxy holders will vote your shares on such proposals as the IEA board of directors recommends, except if you indicate that you wish to vote against the merger agreement proposal, in which case your shares of IEA common stock will only be voted in favor of the merger-related compensation proposal and the adjournment proposal if you indicate that you wish to vote in favor of such proposals. If any other matter properly comes before the special meeting, these proxy holders will vote on that matter in their discretion.

If, as of the record date, your shares were registered directly in your name with IEA’s transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy notice was sent directly to you by IEA. If, as of the record date, your shares were held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you must direct your bank, brokerage firm or other nominee on how to vote the shares of IEA common stock held in your account and you will receive instructions from your bank, brokerage firm or other nominee describing how to vote your shares of IEA common stock. The availability of Internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.

If you are a beneficial owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of IEA common stock with respect to “non-routine” matters, a broker “non-vote” occurs with respect to those matters. Under applicable stock exchange rules, the organization that holds your shares of IEA common stock (i.e., your bank, brokerage firm or other nominee) may generally vote on routine matters at its discretion but cannot vote your shares on “non-routine” matters without your instructions. If you are a beneficial owner and the organization that holds your shares of IEA common stock does not receive instructions from you on how to vote your shares of IEA common stock on a non-routine matter, the organization that holds your shares of IEA common stock will inform the inspector of elections that it does not have the authority to vote your shares on such matters. The merger agreement proposal, the merger-related compensation proposal and the adjournment proposal will be considered “non-routine.” Accordingly, if you are a beneficial owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of IEA common stock, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals. If you are a beneficial holder, IEA strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.

If you are a beneficial owner, you are invited to participate in the special meeting; however, you may not vote your shares at the special meeting unless you obtain a legal proxy from your bank, brokerage firm or other nominee that holds your shares giving you the right to vote the shares at the special meeting.

Revocation of Proxies

IEA stockholders of record may revoke their proxies at any time prior to the voting at the special meeting in any of the following ways:

•	signing and delivering a new proxy relating to the same shares and bearing a later date than the original proxy;

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sending a signed, written notice of revocation, which is dated later than the date of the proxy and states that the proxy is revoked, to Attention: Secretary, Infrastructure and Energy Alternatives, Inc. Legal Department, 6325 Digital Way, Suite 460, Indianapolis, Indiana 46278; or

•	participating in and voting during the virtual special meeting. Participation in the virtual special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

IEA beneficial owners may change their voting instruction only by following the directions received from their bank, brokerage firm or other nominee for changing their voting instructions.

Solicitation of Proxies

IEA will pay for the proxy solicitation costs related to the special meeting. In addition to sending and making available these materials, some of IEA’s directors, officers and employees may solicit proxies in person by contacting IEA stockholders by telephone or over the Internet. IEA stockholders may also be solicited by press releases issued by IEA, postings on IEA’s websites and advertisements in periodicals. None of IEA’s directors, officers or employees will receive additional compensation for their solicitation services. IEA has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting. IEA estimates that it will pay D.F. King & Co., Inc. a fee of approximately $15,000, plus reasonable out-of-pocket expenses. Certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party may solicit proxies for IEA. If so, they will mail proxy information to, or otherwise communicate with, the beneficial owners of shares of IEA common stock held by them. IEA will also reimburse banks, brokerage firms, custodians, trustees, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of IEA common stock.

Adjournments

Although it is not currently expected, the special meeting may be adjourned one or more times in accordance with the merger agreement to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the merger agreement proposal.

In addition to the proposals to (1) adopt the merger agreement and (2) to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to IEA’s named executive officers that is based on or otherwise relates to the merger (referred to as the “merger-related compensation proposal”), IEA stockholders are also being asked to approve a proposal to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. Subject to the limitations on such actions set forth in the merger agreement, the IEA board of directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders. If the special meeting is adjourned or postponed, IEA stockholders who have already submitted their proxies will be able to revoke them at any time before they are voted at the special meeting. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or voting instruction card. The special meeting may be adjourned by the chairman of the meeting, whether or not there is a quorum.

Notice need not be given of any adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If, after any adjournment, a new record date for the stockholders entitled to vote is fixed for any adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

Questions and Additional Information

You may contact IEA’s proxy solicitor, D.F. King & Co., Inc., with any questions about the special meeting, the merger, the proposals or this proxy statement/prospectus, if you would like additional copies of the proxy statement/prospectus, if you need to obtain proxy cards or other information related to the proxy solicitation or if you need help submitting a proxy or voting your shares of IEA common stock. Stockholders may call toll-free at (866) 796-3441, and banks and brokers may call collect at (212) 269-5550.

PROPOSAL 1: THE MERGER AGREEMENT PROPOSAL

As discussed throughout this proxy statement/prospectus, IEA is asking its stockholders to approve the merger agreement proposal. Pursuant to the merger agreement, Merger Sub will merge with and into IEA, with IEA surviving the merger and becoming a wholly owned subsidiary of MasTec. The merger agreement proposal that IEA is asking its stockholders to approve is the adoption of the merger agreement and approval of the merger. If the merger is completed, IEA will cease to be publicly traded and IEA common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act.

As described in further detail in the sections titled “Questions and Answers About the Transaction and Special Meeting,” “Summary – Description of the Transaction and Background of the Transaction” and “The Agreements – Description of the Merger Agreement,” the IEA board of directors has unanimously approved the merger agreement and the merger. For a discussion of certain factors considered by the IEA board of directors in determining to approve the merger agreement and recommend that IEA stockholders vote for the merger agreement proposal, see the section titled “Transaction Summary – IEA’s Reasons for the Transaction and Recommendation of the IEA Board.” A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety.

The merger is subject to the satisfaction of the conditions set forth in the merger agreement, including approval of the merger agreement proposal by the stockholders of IEA at the special meeting. Accordingly, the approval of the merger agreement proposal by IEA stockholders is a condition to the obligations of MasTec and IEA to complete the merger.

The affirmative vote, virtually or by proxy, of the holders of at least a majority of the outstanding shares of IEA common stock entitled to vote on the merger agreement proposal is required to approve the merger agreement proposal.

THE IEA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT IEA STOCKHOLDERS VOTE “FOR” THE MERGER AGREEMENT PROPOSAL.

PROPOSAL 2: THE MERGER-RELATED COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, IEA is required to submit a proposal to approve a resolution, on a non-binding advisory basis, approving the payment of specified compensation that may be paid or become payable to IEA’s named executive officers in connection with the merger. This proposal, commonly known as “say-on-golden parachutes” (referred to as the “merger-related compensation proposal”), gives IEA’s stockholders the opportunity to vote on an advisory and non-binding basis, on the compensation that the named executive officers may be entitled to receive that is based on or otherwise relates to the merger. This compensation is summarized in the table and the footnotes thereto under “Transaction Summary – Interests of IEA’s Directors and Executive Officers in the Transaction – Summary of Potential Transaction Payments to Executive Officers of IEA” beginning on page 69 of this proxy statement.

You should carefully review the golden parachute compensation information disclosed in the sections of this proxy statement/prospectus referred to above. The IEA board of directors unanimously recommends that IEA stockholders approve the following resolution:

RESOLVED, that the stockholders of IEA approve, solely on an advisory, non-binding basis, the golden parachute compensation that will or may be paid or become payable to IEA’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section titled “Summary of Potential Transaction Payments to Executive Officers of IEA.”

The vote on the merger-related compensation proposal is a vote separate and apart from the vote on the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the merger-related compensation proposal and vice versa. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either IEA or MasTec. Accordingly, if the merger agreement proposal is approved and the merger is completed, the compensation payments that are contractually required to be paid by IEA to its named executive officers will or may be paid or become payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of IEA stockholders on the merger-related compensation proposal.

The affirmative vote of a majority of the votes cast by the stockholders present in person or represented at the special meeting, virtually or by proxy, and entitled to vote on the merger-related compensation proposal, is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

THE IEA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT IEA STOCKHOLDERS VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL

IEA stockholders are being asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal at the time of the special meeting.

If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the merger agreement proposal but do not indicate a choice on the adjournment proposal, your shares of IEA common stock will be voted in favor of the adjournment proposal. If you indicate, however, that you wish to vote against the merger agreement proposal, your shares of IEA common stock will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of the adjournment proposal. If the special meeting is so adjourned, IEA stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

The affirmative vote of holders of at least a majority of the shares of IEA common stock represented at the special meeting, virtually or by proxy, and entitled to vote on the adjournment proposal at the special meeting is required to approve the adjournment proposal.

THE IEA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT IEA STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

TRANSACTION SUMMARY

Parties to the Transaction

MasTec, Inc.

MasTec, a Florida corporation, is a leading infrastructure construction company operating mainly throughout North America across a range of industries. MasTec’s primary activities include the engineering, building, installation, maintenance and upgrade of communications, energy, utility and other infrastructure, such as: power delivery services, including transmission and distribution, wireless, wireline/fiber and customer fulfillment activities; power generation, primarily from clean energy and renewable sources; pipeline infrastructure, including natural gas pipeline and distribution infrastructure; heavy civil; and industrial infrastructure. MasTec’s customers are primarily in these industries. Including MasTec’s predecessor companies, MasTec has been in business for over 90 years. For the twelve month period ended June 30, 2022, MasTec had an average of approximately 710 locations and approximately 27,000 employees, and as of June 30, 2022, MasTec had approximately 750 locations and 30,000 employees. MasTec offers its services under the MasTec® and other service marks. MasTec has been consistently ranked among the top specialty contractors by Engineering News-Record for the past several years.

MasTec’s common stock is listed on the New York Stock Exchange under the symbol “MTZ.” MasTec maintains its principal executive and management office at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134, and its telephone number is (305) 599-1800. MasTec’s website address is www.mastec.com. MasTec does not intend for information contained on or accessible through its website to be part of this proxy statement/prospectus, other than documents that MasTec files with the SEC that are specifically incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates important business and financial information about MasTec from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 115 of this proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 113 of this proxy statement/prospectus.

Infrastructure and Energy Alternatives, Inc.

Infrastructure and Energy Alternatives, Inc., a Delaware corporation (referred to as “IEA”) is a holding company that, through various subsidiaries, is a leading diversified infrastructure construction company with specialized energy and heavy civil expertise throughout the United States. IEA was founded in 1947 as White Construction and became a public company in March 2018 when it merged with a special purpose acquisition company. IEA’s common stock trades on The Nasdaq Global Select Market under the symbol ‘‘IEA.’’ The corporate headquarters of IEA are located at 6325 Digital Way, Suite 460, Indianapolis, Indiana 46278, and its telephone number is (800) 688-3775.

Indigo Acquisition I Corp.

Indigo Acquisition I Corp., a Delaware corporation and a wholly owned subsidiary of MasTec, was formed solely for the purpose of consummating the merger of Merger Sub with and into IEA, as provided for in the merger agreement. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

Indigo Acquisition I Corp.’s office is located at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134, and its telephone number is (305) 599-1800.

Description of the Transaction

The following is a description of certain material aspects of the transaction. This description may not contain all of the information that may be important to you. The discussion of the transaction in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Annex A and the voting agreements, which are attached to this proxy statement/prospectus as Annex B, C and D, respectively. We encourage you to read carefully this entire proxy statement/prospectus, including the Annexes to, and the documents incorporated by reference in, this proxy statement/prospectus and the exhibits to the registration statement to which this proxy statement/prospectus relates, for a more complete understanding of the transaction. This section is not intended to provide you with any factual information about MasTec and IEA. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings MasTec and IEA make with the SEC, as described in “Where You Can Find More Information” beginning on page 115 and “Incorporation of Certain Documents by Reference” beginning on page 113. On July 24, 2022, MasTec entered into a merger agreement with IEA and Merger Sub, pursuant to which Merger Sub will merge with and into IEA, as a result of which, MasTec will acquire IEA.

It is anticipated that, upon the closing of the transaction, the former IEA stockholders will own approximately 3.0% of MasTec’s outstanding shares. The current directors and executive officers of MasTec are expected to remain unchanged. No vote of MasTec stockholders is required in connection with the transaction.

Background of the Transaction

As a part of IEA’s efforts to strengthen its business and enhance stockholder value, the IEA board of directors and senior management of IEA regularly review and assess IEA’s operations, performance, prospects and the strategic landscape in its industry, including the possibility of pursuing various strategic transactions. The review and assessment has included the engagement of legal and financial advisors to assist in considering potential strategic opportunities and alternatives with a view to maximizing IEA stockholder value.

Members of the management teams of each of IEA and MasTec from time to time have met or otherwise communicated informally and independently with each other and with representatives of other infrastructure construction companies and investors regarding industry trends and considerations and the performance, business, strategic direction and prospects of their respective companies.

On September 2, 2021, Quanta Services announced that it was acquiring privately-held Blattner Company, the largest utility-scale renewable energy solutions provider in North America.

On September 7, 2021, MasTec delivered a letter (referred to as the “September 7 Letter”) to JP Roehm, the Chief Executive Officer of IEA, containing a preliminary proposal, based on publicly available information, to combine MasTec and IEA based upon a total enterprise value of IEA of $1.16 billion, which MasTec calculated equated to $16.00 per share of IEA and represented an approximate 8.5x multiple to the Wall Street consensus estimate of IEA’s 2021 Adjusted EBITDA. Mr. Roehm promptly made the letter available to the IEA board of directors. The September 7 Letter noted that MasTec had engaged JPMorgan Chase & Co (referred to as “J.P. Morgan”) as a financial advisor and Fried Frank, Shriver, Harris, Shriver & Jacobson LLP (referred to as “Fried Frank”) as legal counsel and requested that IEA agree to explore a transaction with MasTec on an exclusive basis. The September 7 Letter also highlighted that a definitive transaction agreement would not be subject to any financing condition and that MasTec intended to finance the transaction via existing liquidity sources and/or new debt. IEA’s closing trading price on September 7, 2021 was $13.36 per share.

On September 14, 2021, the IEA board of directors held a meeting which included representatives of IEA management, a financial advisor to IEA (referred to as “Financial Advisor A”) and representatives of Gibson, Dunn & Crutcher LLP, legal counsel to IEA (referred to as “Gibson Dunn”) were present. Representatives of Gibson Dunn discussed with the IEA board of directors its fiduciary duties under applicable law in the context of a potential change of control transaction and in connection with the receipt of the September 7 Letter. Financial Advisor A reviewed the terms of the September 7 Letter as well as preliminary valuation analyses of IEA. The IEA board of directors also discussed the September 7 Letter and potential responses to MasTec.

On September 17, 2021, the IEA board of directors held a meeting at which representatives of IEA management, representatives of Financial Advisor A and representatives of Gibson Dunn were present. Following continued discussion of the September 7 Letter, the IEA board of directors authorized Mr. Roehm and Mr. Derek Glanvill, the Chairman of the IEA board of directors, to verbally respond to MasTec, indicating that, given IEA’s current strategic plans, IEA was not interested in transacting at the share price indicated in the September 7 Letter proposal, but noting that the IEA board of directors may be willing to consider a different response if MasTec were prepared to pay a fair value for IEA, which the IEA board of directors believed, based on then-recent precedent transactions in the industry and various other factors at such time, was greater than $20 per share.

On September 18, 2021, Messrs. Glanvill and Roehm delivered the message to Mr. José Mas, the Chief Executive Officer of MasTec. Mr. Mas requested that IEA have a discussion with J.P. Morgan to discuss the financial modelling and analysis behind the IEA valuation, and on September 24, 2021, representatives of J.P. Morgan had a call with Mr. Roehm and Mr. Peter Moerbeek, the Chief Financial Officer of IEA, to discuss valuation considerations for IEA. No further discussions were held after the call.

Also during September, MasTec representatives contacted representatives of IEA and Ares Management to discuss the potential transaction, who promptly referred them to Mr. Roehm.

The parties did not enter into a confidentiality agreement at this time and MasTec did not receive any nonpublic materials of IEA at this time.

During the fall and winter of 2021, IEA continued executing its strategic plan and members of the management teams of each of IEA and MasTec from time to time communicated with each other and with representatives of other infrastructure construction companies regarding industry trends and considerations and the performance, business, strategic direction and prospects of their respective companies.

At the end of calendar year 2021, IEA’s closing trading price had decreased to $9.20 per share, reflecting macro trends in the solar industry, and in January 2022, the IEA board of directors decided that IEA should conduct a strategic review to analyze the business and financial condition of IEA and to formulate strategy and develop structural alternatives. On February 1, 2022, the board of directors formally engaged Lazard to assist it in its review.

On February 15, 2022, IEA received an unsolicited, non-binding, indication of interest from a private equity sponsor (referred to as “Sponsor A”) to acquire IEA for a price of $13.00 per share in cash.

On February 22, 2022, Mr. Roehm received a telephone call from a managing director of a private equity sponsor (referred to as “Sponsor B”) indicating that Sponsor B intended to submit a proposal to acquire IEA in an all-cash transaction.

On February 23 and 24, 2022, the IEA board of directors held its regularly scheduled quarterly meeting with representatives of IEA management. Representatives of Lazard attended a portion of the meeting and presented its evaluation of IEA’s strategic plan, as well as various strategic alternatives and growth opportunities.

On March 3, 2022, the IEA board of directors held a meeting at which representatives of IEA management were present. As a follow-up to the February 23 and 24 meeting, the IEA board of directors determined that they would continue to retain Lazard as its financial advisor in connection with IEA’s strategic planning.

On March 4, 2022, IEA received a written, unsolicited, non-binding indication of interest from Sponsor B to acquire IEA for a cash purchase price which Sponsor B estimated would be in the range of a 20% to 40% premium to the volume weighted average price of IEA’s common stock as reported on the NASDAQ Stock Market for the 30-day period ending on March 3, 2022. Based on the calculated $9.44 volume weighted average price of IEA’s common stock as of the time of such letter, Sponsor B’s letter implied an offer price per share of $11.33 to $13.22.

On March 11, 2022, IEA received an unsolicited, non-binding indication of interest (referred to as the “March 11 Letter”) from MasTec to acquire IEA for a price of $17.00 per share in cash. The March 11 Letter contained other proposed terms and conditions substantially similar to the September 7 Letter. IEA’s closing trading price on March 11, 2022 was $13.10 per share.

On March 23, 2022, representatives of Lazard and Sponsor A discussed the February 15 Letter from Sponsor A. During such discussion, Sponsor A indicated its per share offer price would be increased to $16.00 per share.

On March 28, 2022, the IEA board of directors held a meeting at which representatives of IEA management and Lazard were present. The IEA board of directors, management and Lazard discussed the letters from Sponsor A, Sponsor B and MasTec, as well as a Lazard-prepared preliminary valuation analyses of IEA and updated market dynamics since the February 24 IEA board meeting, noting in particular that between February 24, 2022 and March 28, 2022, IEA’s stock price had traded up approximately 35%. The IEA board of directors and Lazard also discussed considerations regarding a potential strategic outreach process, including potential strategic outreach to counterparties consisting of both strategic acquirors and financial sponsors, as well as alternative paths, including continuing to execute on IEA’s strategic plan and continuing to pursue bolt-on acquisition opportunities.

On March 31, 2022, the IEA board of directors held a meeting at which representatives of IEA management and Lazard were present to further discuss the non-binding indications of interest received. Representatives of Lazard suggested an initial outreach to 13 “tier 1A” parties, which included MasTec, other strategic acquirors, financial sponsors with portfolio companies in the same industry as IEA and other financial sponsors, with potential “tier 1B” parties to contact following the initial outreach. Following discussion, the IEA board of directors instructed Lazard to begin reaching out to the 13 potential “tier 1A” counterparties to solicit interest in participating in a potential strategic outreach process.

Following the March 31 meeting of the IEA board of directors, Lazard began contacting potential counterparties to solicit interest in participating in a potential strategic outreach process. At various points during March, representatives of MasTec contacted representatives of IEA and Ares Management to discuss the potential transaction, who promptly referred them to Mr. Glanvill.

On April 4, 2022, Mr. Roehm and Mr. Glanvill met with Mr. Mas in Miami, Florida for an introductory luncheon meeting.

On April 15, 2022, the IEA board of directors held a meeting at which representatives of IEA management, Lazard and Gibson Dunn were present. Representatives of Gibson Dunn discussed the IEA board of directors’ fiduciary duties in connection with a strategic outreach process, other process and timing considerations and certain terms that would be contained in a draft merger agreement in the event the IEA board of directors decided to engage in negotiations following receipt of indications of interest. Representatives of Lazard provided an update on the strategic outreach process and noted that thirteen potential counterparties, including all of the “tier 1A” counterparties discussed previously with the IEA board of directors, had been contacted, and that five, including MasTec and Sponsor B, had indicated an interest in participating in the strategic outreach process; six parties, including Sponsor A, had declined to participate; and two parties were still considering the opportunity. Sponsor A stated that recent dynamics in its fund after a recent acquisition led to its decision not to participate. Representatives of Lazard also identified additional potential counterparties that had not yet been contacted. Following discussion, the IEA board of directors instructed Lazard to contact such additional potential counterparties, including parties previously identified as “tier 1B” parties.

On April 22, 2022, the IEA board of directors held a meeting at which representatives of IEA management, Lazard and Gibson Dunn were present. Representatives of Lazard provided an update on the strategic process and noted that 24 potential counterparties had been contacted, and that nine, including MasTec and Sponsor B, had indicated an interest in participating in the strategic outreach process; nine parties, including Sponsor A, had declined to participate; and six parties were considering the opportunity. Following discussion, the IEA board of directors agreed to move forward with the strategic outreach process with Lazard to finalize a confidential information memorandum and process letter that would be distributed to the interested counterparties and to begin entering into confidentiality agreements with potential counterparties.

On May 5, 2022, the IEA board of directors held a meeting at which representatives of IEA management and Lazard were present. Representatives of Lazard provided an update on the strategic outreach process and noted that 24 potential counterparties had been contacted, and that eleven parties, including MasTec and Sponsor B, had indicated an interest in participating in the strategic outreach process; eleven parties, including Sponsor A, had declined to participate; and two parties were considering the opportunity. The IEA board of directors discussed next steps in the process, expressing a desire to more expeditiously determine if a compelling offer was available, noting the potential distraction of an extended diligence period for multiple bidders, the need to focus on IEA’s strategic plan if a better alternative was not available and the increased leak risk during a prolonged process, which would be detrimental to IEA’s employees and customers. Following discussion, the IEA board of directors agreed that a process letter should be delivered to bidders requesting proposals by June 10, 2022.

Following the meeting of the IEA board of directors on May 5, 2022, one of the eleven potential counterparties that had indicated an interest in participating in the strategic outreach process exited the process.

IEA entered into ten confidentiality agreements with potential bidders, including MasTec. Each confidentiality agreement contained a customary standstill provision which terminated upon the subsequent entry into the merger agreement with MasTec.

On May 13, 2022, Lazard distributed a process letter to each of the ten counterparties. Upon request from MasTec, Lazard also distributed an initial draft merger agreement, prepared by IEA and Gibson Dunn, to MasTec and asked for a complete markup along with the submission of MasTec’s indication of interest.

Each of the ten counterparties was provided access to a virtual dataroom, as well as the management forecasts that were developed in February 2022 in connection with the strategic review planning undertaken by the IEA board of directors, and the opportunity to engage with management regarding due diligence.

On May 25, 2022, representatives of MasTec, including Mr. Mas and Mr. George Pita, the Chief Financial Officer of MasTec, had a financial diligence meeting at a hotel conference room in Indianapolis, Indiana with representatives of IEA management.

On May 26, 2022, the IEA board of directors held a meeting at which representatives of IEA management and Lazard were present. Representatives of Lazard provided an update to the IEA board of directors regarding conversations with potential counterparties, including MasTec, and noted that MasTec was the only counterparty that had requested a draft merger agreement to provide a complete markup in connection with the initial bid and MasTec had also expressed an interest in expediting its diligence process.

On June 3, 2022, MasTec delivered a preliminary non-binding proposal (referred to as the “June 3 Letter”) to acquire IEA at a price of $12.50 per share, together with a revised draft merger agreement. MasTec noted that the proposal, which was based on the financial and other due diligence that had been performed by MasTec, reflected a transaction value of $1.073 billion (exclusive of transaction costs) and represented an approximate 7.7x multiple to MasTec’s estimate of IEA’s 2022 EBITDA of $140 million. The June 3 Letter also noted that as of March 31, 2022, MasTec had liquidity of approximately $1.0 billion and highlighted that a definitive transaction agreement would not be subject to any financing condition. MasTec also requested four weeks of exclusivity.

On June 6, 2022, President Biden issued plans for a 24-month exemption from tariffs for solar panel imports from Cambodia, Malaysia, Thailand and Vietnam. On June 6, 2022, IEA’s stock price closed trading at $9.02, up from $8.10 on June 3, 2022.

On June 7, 2022, representatives of Lazard spoke to representatives of J.P. Morgan regarding the assumptions underlying the terms of the June 3 Letter, including regarding solar tariffs and MasTec’s views of IEA’s net debt position.

On June 10, 2022, Sponsor B delivered an indicative proposal to acquire IEA for $11.65 per share in cash and to combine IEA with one of Sponsor B’s portfolio companies through a synergistic business combination. On the same day, a private equity sponsor (referred to as “Sponsor C”) submitted a non-binding indication of interest to acquire IEA for a price between $13.00 and $15.00 per share. Also on the same day, a private equity sponsor (referred to as “Sponsor D”) delivered a preliminary, non-binding indication of interest to provide IEA with equity, preferred equity or debt financing alongside a strategic investor. Each of Sponsor B and C highlighted that in-depth due diligence would be required prior to signing a definitive agreement. No other parties submitted a proposal to acquire or invest in IEA.

On June 13, 2022, MasTec delivered an updated non-binding proposal (referred to as the “MasTec Letter”) to acquire IEA for $14.00 per share in cash. MasTec noted that its proposal reflected its current assessment of U.S. economic and regulatory market conditions, including the impact of the recent Presidential executive order regarding solar panel import tariffs.

On June 16, 2022, the IEA board of directors held a meeting at which representatives of IEA management, Lazard and Gibson Dunn were present. Representatives of Lazard reviewed the proposals received from Sponsor B and Sponsor C on June 10, 2022 and the updated MasTec Letter received on June 13, 2022. Representatives of Lazard also summarized the letter from Sponsor D and the discussions with potential counterparties that declined to submit proposals by the June 10 deadline. Lazard noted that it believed that the 24 potential companies Lazard had contacted in the strategic outreach process encompassed the most likely participants in any process to acquire IEA. Representatives of Lazard discussed the due diligence performed to date by each counterparty, noting that MasTec had scheduled and completed four substantive due diligence calls, including regarding legal, accounting and tax, as well as in-person meetings in Indianapolis, Sponsor B and D had each only scheduled and completed one due diligence call, and Sponsor C had not scheduled any due diligence calls. Representatives of Lazard noted that in the current macroeconomic environment, financial sponsors may have difficulty obtaining the necessary debt financing to consummate a transaction, as compared to an investment grade company like MasTec. Lazard also informed the IEA board of directors that based on past experience with Sponsor C, a due diligence process was more likely to move Sponsor C to the bottom end of its range rather than the top end. Representatives of Lazard reviewed a preliminary valuation analysis of IEA based on the forecasts provided to bidders and also shared the results of sensitivity analyses showing potential impact on the valuation analyses if the financial results to be achieved by IEA were below those reflected in management forecasts, including as a result of macroeconomic factors such as supply chain issues, inflation and the recessionary economic environment. Representatives of Gibson Dunn reviewed the terms of the revised merger agreement from MasTec, including a proposed 18-Business Day marketing period, the requirement that stockholders affiliated with Ares Management, Mr. Roehm and Mr. Glanvill enter into a voting agreement with MasTec, and that IEA waive its maximum 32% ownership limitation to allow one of the Ares stockholders to exercise its pre-funded warrants before the record date for the special stockholder meeting, a 4.5% proposed termination fee and revisions to the representations, warranties and covenants. Following discussion of various potential responses to the bidders, the IEA board of directors instructed Lazard to notify MasTec that MasTec did not have the highest offer price and that IEA would move forward with MasTec, on an exclusive basis, to finalize a transaction in the next three weeks if MasTec would increase its offer to $15.50 per share. The IEA board of directors also instructed Lazard to ask MasTec to revise its position on the merger agreement issues highlighted by Gibson Dunn.

On June 17, 2022, representatives of Lazard communicated the message from the IEA board of directors to Mr. Mas, Mr. Pita and representatives of J.P. Morgan.

On June 21, 2022, MasTec delivered an updated non-binding proposal (referred to as the “June 21 Letter”) to acquire IEA for $14.50 per share in cash and noted that MasTec would be willing to include a portion of

MasTec common stock in the transaction consideration (up to 15% of the total equity purchase price). The June 21 Letter also included a highly confident letter from J.P. Morgan and reiterated MasTec’s requirement that the IEA board of directors waive the Ares stockholders’ ownership limitation to allow one of the Ares stockholders to convert its pre-funded warrants into voting shares prior to the record date for a special meeting to vote on the transaction. The June 21 Letter stated that MasTec would agree to a termination fee between the level proposed in the initial draft from IEA and the amount proposed by MasTec in its markup, and that MasTec will work in good faith to negotiate customary and reasonable representations, warranties and covenants in the definitive agreement. At various points in June, representatives from Ares Management indicated to IEA and MasTec that (i) the Ares stockholder holding pre-funded warrants was unwilling to convert its pre-funded warrants into voting shares and (ii) the voting agreement should terminate upon termination of the merger agreement and upon any change in the IEA board of directors’ recommendation to stockholders.

Later on June 21, 2022, Mr. Mas called Mr. Glanvill to discuss the June 21 Letter. Mr. Glanvill noted that the IEA board of directors would be meeting the next day and that he did not anticipate the IEA board of directors agreeing to move forward exclusively with MasTec based on MasTec’s latest submission.

On June 22, 2022, Mr. Mas called Mr. Glanvill and said that MasTec’s would provide a written best and final offer with a price of $14.75 and that MasTec would require exclusivity to move forward in the process. Later on June 22, 2022, MasTec delivered a letter to IEA consistent with those terms, and otherwise substantially similar to the prior letters, including that MasTec would be willing to include a portion of MasTec common stock in the transaction consideration (up to 15% of the total equity purchase price).

Also on June 22, 2022, representatives of Lazard discussed with representatives of Sponsor C their due diligence completed to date and remaining as well as Sponsor C’s debt financing plans.

Later on June 22 2022, the IEA board of directors held a meeting at which representatives of IEA management, Lazard and Gibson Dunn were present. Mr. Glanvill and representatives of Lazard updated the IEA board of directors on recent discussions with MasTec and Sponsor C, noting that Mr. Mas stated that MasTec’s offer was a best and final price, subject to further due diligence, and that Sponsor C had not yet refined its view on financing and had significant due diligence remaining. Representatives of Gibson Dunn reviewed the IEA board of directors’ fiduciary duties and discussed potential terms that should be included in an exclusivity agreement with MasTec. Representatives of Lazard led a discussion regarding the ability to receive a portion of the consideration in stock and recommended pursuing the all-cash transaction because the price was the same for both offers and if stockholders wished to benefit from the long-term combination of the two companies, stockholders could purchase MasTec shares with their cash merger consideration. Following discussion, the IEA board of directors agreed to move forward with MasTec on an exclusive basis at the current proposed purchase price, subject to negotiation of a definitive execution agreement on customary terms. The IEA board of directors instructed Lazard to notify MasTec and instructed Gibson Dunn to deliver a revised draft merger agreement to MasTec.

On June 23, 2022, representatives of Lazard delivered the IEA board of directors’ message to Mr. Mas and Mr. Pita. Later on June 23, 2022, representatives of Fried Frank delivered a draft exclusivity agreement to representatives of Gibson Dunn.

On June 24, 2022, representatives of Fried Frank told Gibson Dunn that MasTec would be unwilling to incur expenses associated with reviewing a revised draft merger agreement until the exclusivity agreement was executed. Later on June 24, 2022, IEA and MasTec entered into an exclusivity agreement that expired on July 11, 2022. At this time access to the virtual dataroom was limited to MasTec.

Later on June 24, 2022, representatives of Gibson Dunn delivered a revised draft merger agreement to Fried Frank. The revised draft merger agreement deleted the proposed marketing period, provided that any voting agreement would terminate upon termination of the merger agreement and upon any change in the IEA board of directors’ recommendation to stockholders, provided that no exercise of warrants would be required pre-closing and proposed a termination fee of 3.0% of implied equity value.

On June 29, 2022, representatives of MasTec, including Mr. Mas and Mr. Pita, had a second in-person financial diligence meeting with representatives of IEA management, including Mr. Roehm and Mr. Moerbeek, at a hotel conference room in Indianapolis, Indiana.

On July 4, 2022, representatives of Fried Frank delivered a revised draft merger agreement which reinserted the 18-Business Day marketing period, required the Ares stockholders holding pre-funded warrants to exercise its pre-funded warrants prior to the special meeting record date, provided that the voting agreements would not terminate on a change of recommendation and proposed a termination fee of 4.0% of implied equity value.

On the evening of July 5, 2022, Mr. Roehm had dinner with MasTec executives and on July 6, 2022, he met with Mr. Mas in his office in Coral Gables, Florida, to continue the financial due diligence process.

On July 6, 2022, representatives of Fried Frank delivered a draft voting agreement to representatives of Gibson Dunn, which Gibson Dunn also transmitted to Paul, Weiss, Rifkind, Wharton & Garrison LLP, legal counsel to the Ares stockholders (referred to as “Paul Weiss”).

On July 7, 2022, Lazard delivered a customary relationship disclosures letter to the IEA board of directors.

Later on July 7, 2022, representatives of Gibson Dunn delivered a revised draft merger agreement to Fried Frank.

On July 8, 2022, the IEA board of directors held a meeting at which representatives of IEA management, Lazard and Gibson Dunn were present. The directors reviewed Lazard’s relationship disclosures letter and determined that none of the disclosed relationships would impact Lazard’s ability to act in an independent and disinterested manner in rendering their services to the IEA board of directors in connection with the potential transaction. As a follow-up to the Lazard June 16, 2022 presentation, IEA management discussed an update to the IEA management forecasts in light of general market conditions impacting IEA and the economy and the industry as a whole. The IEA board of directors discussed the updated forecast and the assumptions underlying the forecast and instructed management to prepare additional materials for discussion at the next meeting of the IEA board of directors. IEA management also provided an update on MasTec due diligence and Gibson Dunn led a discussion of the outstanding issues in the transaction documents. Lazard discussed email correspondence from Mr. Pita communicating that MasTec remained excited about the prospect of a combination with IEA; however, MasTec still needed to complete outstanding financial due diligence.

On July 9, 2022, representatives of IEA management and Gibson Dunn had a call with representatives of MasTec management and Fried Frank to review the draft merger agreement and discuss other transaction documents.

On July 12, 2022, the IEA board of directors held a meeting at which representatives of IEA management, Lazard and Gibson Dunn were present. Representatives of Gibson Dunn provided a summary of the negotiations of the merger agreement and voting agreement and discussed the open issues with the IEA board of directors, including the proposed marketing period, the proposed waiver of the 32% voting restriction and the other terms of the voting agreements. Representatives of IEA management also provided an update on the MasTec due diligence. Representatives of IEA management and Lazard also discussed with the IEA board of directors the proposed updated forecast and answered questions from directors, including regarding the underlying assumptions.

On July 13, 2022, representatives of Fried Frank delivered a revised draft merger agreement to Gibson Dunn.

On July 13, 2022 and July 14, 2022, Mr. Roehm and Mr. Moerbeek visited MasTec’s offices in Coral Gables, Florida, to meet with MasTec executives, including Mr. Mas and Mr. Pita, to continue financial due diligence. The parties also discussed the communications that would need to be made in connection with the announcement of any transaction.

On July 14, 2022, Mr. Mas called Mr. Glanvill to state that, based on its further financial due diligence, MasTec was struggling with the valuation attributed to IEA at the $14.75 per share amount reflected in the June 22, 2022 Letter. Mr. Mas noted that their internal valuation analyses implied a per share value for IEA lower than $14.75. Mr. Mas also noted that the financing was more expensive than MasTec originally contemplated in their initial offers.

Later on July 14, 2022, Mr. Mas and Mr. Glanvill spoke again and Mr. Glanvill stated that he believed that the IEA board of directors would not be opposed to an offer that included a portion of MasTec stock.

On July 14, 2022, representatives of Gibson Dunn delivered a revised draft voting agreement to Fried Frank incorporating comments from Paul Weiss. Consistent with requests from Paul Weiss and the Ares stockholders, the revised draft deleted the requirement to exercise pre-funded warrants and provided that the voting agreement would terminate upon termination of the merger agreement, a change of recommendation by the IEA board of directors, certain amendments to the merger agreement and upon completion of the IEA special meeting to vote on the merger.

On July 15, 2022, the IEA board of directors held a meeting at which representatives of IEA management, Lazard and Gibson Dunn were present. Mr. Glanvill reported on his discussions with Mr. Mas and Mr. Roehm and provided an update on the financial due diligence meetings in Coral Gables. IEA management then continued the discussions from prior meetings regarding the updated financial forecast, noting that the prior forecast, which had been provided to potential counterparties, was originally prepared in February 2022 and no longer represented management’s best estimates as to future financial performance. IEA management highlighted that the 2022 estimated results were not changed in the updated forecast, but that the series of market disruptions, including the Ukraine war, extended supply chain delays and cost increases and commodity price spikes, and increased cost of capital for customers were expected to reduce the renewables buildouts in the near future, leading to expected margin compression and reduced gross profit and EBITDA over the five-year period. See section entitled “Transaction Summary – IEA Management’s Unaudited Prospective Financial Information” beginning on page 62 of this proxy statement/prospectus for additional details. The IEA board of directors also provided feedback suggesting adjustments to the updated forecasts and agreed that with such changes, the updated forecasts would be approved for use by Lazard in connection with its valuation analyses and provided to MasTec.

Later on July 15, 2022, Mr. Mas called Mr. Glanville and indicated that a revised proposal would be delivered on Monday, July 18, 2022.

Even later on July 15, 2022, the IEA board of directors held a meeting at which representatives of IEA management, Lazard and Gibson Dunn were present. During the meeting, Mr. Glanvill reported on his discussions with Mr. Mas, and the IEA board of directors agreed to reconvene following receipt of the revised offer.

On July 18, 2022, MasTec delivered an updated non-binding proposal to acquire IEA for a price of $13.50 per share in cash or alternatively a price of $14.00 per share, comprised of $10.50 per share in cash with the remainder in the form of MasTec common stock at a fixed exchange ratio to be determined prior to signing. The July 18 letter also noted that MasTec would be providing a draft commitment letter for the bridge financing facility shortly thereafter and that MasTec was prepared to complete the definitive transaction agreements in a few days. Later on July 18, representatives of MasTec delivered a draft of the bridge financing commitment letter to Lazard.

On July 19, 2022, the IEA board of directors held a meeting at which representatives of IEA management, Lazard and Gibson Dunn were present. Representatives of Lazard reviewed the proposal from MasTec and provided financial and business information regarding MasTec and a comparison to peer companies, including IEA. Representatives of Gibson Dunn discussed implications of accepting a portion of the consideration in stock and, together with Lazard and IEA management, discussed with the IEA board of directors potential upside benefits and considerations of a part cash and part stock consideration. Representatives of Lazard noted that MasTec’s stock price would need to decline by 15% or more in order for the mixed consideration offer to have a value below the all-cash offer. Following discussion, the IEA board of directors instructed IEA management and Lazard to request non-public due diligence information from MasTec, including anticipated Q2 2022 financial results and the impact of an IEA transaction on MasTec guidance for the remainder of fiscal year 2022, as well as information regarding anticipated synergies from the transaction, so the IEA board of directors could reconvene and further assess the potential stock consideration.

Later on July 19, 2022, representatives of Lazard and Mr. Roehm had a call with Mr. Pita to address due diligence questions of the IEA board of directors.

On July 20, 2022, the IEA board of directors held a meeting at which representatives of IEA management, Lazard and Gibson Dunn were present. Representatives of Lazard and IEA management provided an update to the IEA board of directors regarding the due diligence call and the financial information provided by MasTec. Representatives of Lazard discussed the potential upside from the strategic combination of IEA and MasTec and the benefits and potential considerations of a cash and stock transaction compared to the lower all-cash offer. Following discussion the IEA board of directors instructed representatives of Gibson Dunn to deliver a revised draft merger agreement to MasTec that incorporated the necessary changes for a mixed consideration transaction.

Later on July 20, 2022, representatives of Gibson Dunn delivered a revised draft merger agreement to Fried Frank providing for a part cash and part stock merger.

Between July 20, 2022 and July 24, 2022, representatives of Gibson Dunn and Fried Frank, continued to negotiate the terms of the merger agreement and related documentation, including, together with Paul Weiss, the voting agreement.

On July 24, 2022, the IEA board of directors held a meeting at which representatives of IEA management, Lazard and Gibson Dunn were present. Representatives of Lazard reviewed with the IEA board of directors its financial analysis of the merger consideration and delivered to the IEA board of directors its opinion to the effect that, as of that date and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in Lazard’s opinion, the merger consideration to be paid to holders of shares of IEA common stock (other than shares held by holders who are entitled to and properly demand an appraisal of their shares, shares held in the treasury of IEA or owned by any direct or indirect wholly-owned subsidiary of IEA, MasTec or any direct or indirect wholly-owned subsidiary of MasTec and shares held by the Supporting Stockholders (as defined in the merger agreement), in each case at the effective time) in the merger was fair, from a financial point of view, to such holders. Please see the section of this proxy statement entitled “—Opinion of IEA’s Financial Advisor” beginning on page 52 for further description of the opinion and analyses of IEA’s financial advisor. Thereafter, representatives of Gibson Dunn reviewed the proposed merger agreement and discussed the negotiation regarding the marketing period, the voting commitments, the termination fee and other terms and conditions of the merger agreement. Following discussion, the IEA board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and fair to, and in the best interests of, IEA and its stockholders, and approved and declared advisable the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and recommended the adoption of the merger agreement by IEA’s stockholders. For a description of the various factors considered by the IEA board of directors, see the section entitled “Summary – IEA Board Reasons for the Transaction and Recommendation.”

After the IEA board of directors meeting, IEA and MasTec signed the merger agreement. IEA and MasTec issued a joint press release regarding the transaction before the market open on July 25, 2022.

IEA Board Reasons for the Transaction and Recommendation

At its July 24, 2022 meeting held to evaluate the merger agreement, the IEA board of directors unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, IEA and its stockholders, (ii) determined that it is in the best interests of IEA and its stockholders, and declared it advisable, to enter into the merger agreement, (iii) approved the execution and delivery by IEA of the merger agreement, the performance by IEA of its covenants and agreements contained therein and the consummation of the merger and the other transactions contemplated by the merger agreement upon the terms and subject to the conditions set forth in the merger agreement and (iv) resolved to recommend that the IEA stockholders vote to adopt the merger agreement. The IEA board of directors recommends that IEA stockholders vote:

1.	“FOR” the merger agreement proposal;

2.	“FOR” the merger-related compensation proposal; and

3.	“FOR” the adjournment proposal.

In evaluating the merger and the merger agreement and arriving at its determination, the IEA board of directors consulted with IEA’s senior management, representatives of IEA’s financial advisor, Lazard, and IEA’s outside legal counsel, Gibson Dunn, and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to IEA and its stockholders. The IEA board of directors believed that, taken as a whole, the following factors supported its decision to approve the merger:

•

Premium to Trading Price of IEA Common Stock. The fact that the blended value per share of IEA common stock of $14.00, calculated as of July 24, 2022, represented a premium of approximately 34% over the closing price per IEA common stock of $10.43 on July 22, 2022, and a premium of approximately 57% over the 30-day volume weighted average closing price per IEA common stock ending on July 22, 2022 of $8.94.

•

Uncertainty of Future Common Stock Market Price. The IEA board of directors considered IEA’s business, assets, financial condition, results of operations, management, competitive position and prospects, as well as current industry, economic and stock and credit market conditions. The IEA board of directors also considered IEA’s long range plan and the initiatives and the potential execution risks associated with such plan. In connection with these considerations, the IEA board of directors considered the attendant risk that if IEA remained independent, IEA common stock might not trade at levels equal to or greater than the value of the merger consideration in the near term, over an extended period of time or at all.

•

Extensive Negotiations with MasTec. The IEA board of directors considered the fact that the merger consideration reflected extensive negotiations between IEA and MasTec and their respective advisors, and the belief of the IEA board that the merger consideration represents the best proposal and economic value available to IEA’s stockholders and that there was no assurance that a more favorable opportunity to sell IEA would arise later or through any alternative transaction.

•

Results of Strategic Outreach Process. The transaction with MasTec was the result of a strategic outreach process overseen by the IEA board of directors. The IEA board of directors considered that Lazard engaged in discussions with 24 potential counterparties, consisting of strategic acquirors and financial sponsors, including financial sponsors with portfolio companies in the same industry as IEA, concerning their interest in an acquisition of IEA. The IEA board of directors considered the nature of the engagement by each of these potential counterparties over multiple meetings.

•

Liquidity and Certainty of Value. The merger consideration to be paid to IEA’s stockholders will consist of cash, which provides immediate liquidity and certainty of value to IEA’s stockholders, and freely tradable MasTec common stock.

•

Significant Portion of Merger Consideration in Cash. The fact that a majority of the merger consideration will be paid in cash, giving IEA stockholders the opportunity to immediately realize value for a significant portion of their investment and providing certainty of value.

•

Participation in Potential Upside. The IEA board of directors also considered the fact that, since a portion of the merger consideration will be paid in shares of MasTec common stock, IEA stockholders will benefit from an approximately 3.0% pro forma continuing equity ownership in MasTec (based on share data of IEA and MasTec on July 24, 2022) and have the opportunity to participate in any future earnings or growth of MasTec and future appreciation in the value of MasTec common stock following the merger should they determine to retain the shares of MasTec common stock payable in the merger.

•

Fixed Exchange Ratio for Stock Portion of Merger Consideration. The fact that because the stock consideration is based on a fixed exchange ratio of 0.0483 of a share of MasTec common stock, IEA stockholders receiving a portion of the merger consideration in shares of MasTec common stock will have the opportunity to benefit from any increase in the trading price of shares of MasTec common stock between the announcement of the merger agreement and the completion of the merger and that the cash portion of the merger consideration will limit the impact of a decline in the trading price of MasTec common stock on the aggregate value of the merger consideration.

•

Expected Cost Synergies. The expectation that MasTec will recognize anticipated cost synergies following consummation of the merger, which IEA stockholders will benefit from as continuing stockholders of MasTec. The IEA board of directors also considered that there could be no assurance that any particular amount of such synergies would be achieved following completion of the merger or the timeframe in which they would be achieved.

•

Financial Analyses and Opinion of Lazard. The oral opinion of Lazard rendered to the IEA board of directors, subsequently confirmed by delivery of the written opinion of Lazard, dated July 24, 2022, that, as of the date of the merger agreement and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be paid to holders of shares of IEA common stock (other than shares held by holders who are entitled to and properly demand an appraisal of their shares, shares held in the treasury of IEA or owned by any direct or indirect wholly-owned subsidiary of IEA, MasTec or any direct or indirect wholly-owned subsidiary of MasTec and shares held by the stockholders entering into voting agreements, in each case at the effective time) in the merger is fair, from a financial point of view, to such holders. The opinion is more fully described in the section titled “—Opinion of IEA’s Financial Advisor” and the full text of the opinion is attached as Annex E to this proxy statement/prospectus. The IEA board of directors considered that Lazard, in connection with delivering its opinion, performed a variety of financial and comparative analyses described in the section titled “—Opinion of IEA’s Financial Advisor.”

•	Likelihood of Consummation. The likelihood that the merger would be completed, in light of, among other things, the conditions to the merger and the efforts required to obtain regulatory approvals.

•	Terms of the Merger Agreement. The terms and conditions of the merger agreement, including:

•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their ability to terminate the merger agreement;

•

the provisions of the merger agreement that allow the IEA board of directors to change its recommendation in favor of the adoption of the merger agreement in response to a superior proposal and terminate the merger agreement in order to accept a superior proposal if the IEA board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that an acquisition proposal is a superior proposal and, after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the IEA board of directors’ fiduciary duties (including taking into account any modifications to the terms of the merger agreement that are proposed by MasTec) and, in connection with the termination of the merger agreement, payment to MasTec of a $27.5 million termination fee, subject to IEA’s compliance with certain procedural requirements;

•

the provisions of the merger agreement that allow the IEA board of directors to change its recommendation in favor of the adoption of the merger agreement (other than in response to the receipt of a written bona fide acquisition proposal, which is subject to the preceding sub-bullet above) if the IEA board of directors has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its directors’ fiduciary duties (including taking into account any modifications to the terms of the merger agreement that are proposed by MasTec), subject to IEA’s compliance with certain procedural requirements;

•

the belief of the IEA board of directors that the payment of the $27.5 million termination fee is not likely to unduly discourage competing third-party proposals or reduce the price of such proposals and that the $27.5 million termination fee would make it more likely for potential acquirors to consider making a superior proposal, that such termination fee and provisions are customary for transactions of this size and type and that the sizes of the termination fee is reasonable in the context of comparable transactions; and

•	the ability of IEA to specifically enforce the terms of the merger agreement.

•

Timing Considerations. The belief of the IEA board of directors that the benefits of soliciting interest from other potential parties were outweighed by a number of risks, including that such solicitation would further increase market speculation and jeopardize or, at a minimum, delay the merger. The IEA board of directors also observed that IEA had the right to consider unsolicited proposals until the meeting of the IEA stockholders to vote on the merger agreement proposal and to enter into an agreement with respect to an acquisition proposal under certain circumstances (concurrently with terminating the merger agreement and paying the $27.5 million).

•

MasTec’s Business and Reputation. The results of the due diligence investigation that IEA’s senior management conducted with the assistance of its advisors on MasTec with respect to certain matters and MasTec’s business reputation and capabilities of MasTec and its management. The IEA board of directors also considered MasTec’s strong track record as an experienced acquirer, which is likely to facilitate an effective and timely integration of IEA’s business and operations.

•

Financing Strength of MasTec. The fact that MasTec has obtained committed debt financing for the merger from reputable financial institutions and the likelihood that MasTec would be able to finance the merger given MasTec’s financial resources and financial profile.

•

Availability of Appraisal Rights. The fact that appraisal rights would be available to holders of IEA common stock under Delaware law and that there was no condition in the merger agreement relating to the maximum number of shares of IEA common stock that could exercise appraisal rights.

•

Derek Glanvill, Roehm Stockholders and Ares Stockholders Voting Agreements. The support of the merger by Derek Glanvill, the Roehm stockholders and the Ares stockholders, as evidenced by the execution of the voting agreements.

The IEA board of directors also considered certain potentially negative factors in its deliberations concerning the merger, including the following:

•

Fixed Stock Ratio of Merger Consideration. The fact that because the stock portion of the merger consideration is a fixed exchange ratio of shares of MasTec common stock to IEA common stock, IEA stockholders could be adversely affected by a decrease in the trading price of MasTec common stock during the pendency of the merger and the fact that the merger agreement does not provide IEA with a termination right or other similar protection relating to the trading price of MasTec common stock. The IEA board of directors noted that IEA stockholders will also receive cash consideration, which limits the impact of a decline in the trading price of MasTec common stock on the value of the merger consideration.

•

Possible Failure to Achieve Synergies. The risk that the potential benefits and synergies sought in the merger will not be realized or will not be realized within the expected time period, and the risk associated with the integration by MasTec of IEA.

•

Smaller Ongoing Equity Participation in MasTec by IEA Stockholders. The fact that because only approximately 25% of the merger consideration will be in the form of MasTec common stock, IEA stockholders will have a smaller ongoing equity participation in MasTec (and, as a result, a smaller opportunity to participate in any future earnings or growth of MasTec and future appreciation in the value of MasTec common stock following the completion of the merger) than they have in IEA.

•

Risk of Non-Completion. The possibility that the merger might not be completed, including as a result of the failure to obtain regulatory approvals or the failure of IEA stockholders to approve the merger agreement proposal, and the effect the resulting public announcement of the termination of the merger agreement may have on:

•	the trading price of IEA common stock; and

•	IEA’s business and operating results, particularly in light of the costs incurred in connection with the merger.

•

Possible Deterrence of Competing Offers. The risk that various provisions of the merger agreement, including the requirement that IEA must pay to MasTec a termination fee of $27.5 million if the merger agreement is terminated under certain circumstances, may discourage other parties potentially interested in an acquisition of, or combination with, IEA from pursuing that opportunity.

•

Possible Disruption of the Business and Costs and Expenses. The possible disruption to IEA’s business that may result from the merger, the resulting distraction of IEA’s management and potential attrition of IEA’s employees, as well as the costs and expenses associated with completing the merger.

•

Restrictions on Operation of IEA’s Business. The requirement that IEA conduct its business in a commercially reasonable manner and in all material respects in the ordinary course of business consistent with past practice prior to completion of the merger.

•

Impact of Announcement. The uncertainty about the effect of the merger, regardless of whether the merger is completed, on IEA’s employees, customers and other parties, may impair IEA’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with IEA, and the potential for litigation arising in connection with the merger.

•	Need to Obtain Required Regulatory Clearance. The fact that completion of the merger would require approval, or expiration or termination of the applicable waiting period, under the HSR Act.

•	Other Risks. The risks described under “Risk Factors” beginning on page 24.

The IEA board of directors concluded that the potentially negative factors associated with the merger were significantly outweighed by the potential benefits that it expected the IEA stockholders would achieve as a result of the merger, including the belief of the IEA board of directors that the merger would maximize the immediate value of IEA stockholders’ shares and minimize the risks and uncertainty affecting the future prospects of IEA, including the potential execution risks associated with its stand-alone financial plan. Accordingly, the IEA board of directors unanimously (i) determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, IEA and the IEA stockholders, (ii) determined that it is in the best interests of IEA and the IEA stockholders, and declared it advisable, to enter into the merger agreement, (iii) approved the execution and delivery by IEA of the merger agreement, the performance by IEA of its covenants and agreements contained therein and the consummation of the merger upon the terms and subject to the conditions set forth in the merger agreement and (iv) resolved to recommend that the IEA stockholders vote to adopt the merger agreement.

In addition, the IEA board of directors was aware of and considered the interests that IEA’s directors and executive officers may have with respect to the merger that differ from, or are in addition to, the interests of stockholders of IEA generally, as described under “—Interests of IEA’s Directors and Executive Officers in the Transaction.”

The foregoing discussion of the information and factors considered by the IEA board of directors is not exhaustive, but IEA believes it includes all the material factors considered by the IEA board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the IEA board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the IEA board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. The IEA board of directors based its unanimous recommendation on the totality of the information presented.

This explanation of IEA’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Note Regarding Forward-Looking Statements.”

MasTec’s Reasons for the Transaction

The board of directors of MasTec considered a number of factors in making its determination to approve the transaction. These factors include the view of the board of directors of MasTec that the transaction is expected to:

•	expand MasTec’s presence in the renewable power generation market, adding renewable power capabilities in the union area and enhancing non-union crew capacity and scale in a challenging labor market;

•	expand MasTec’s civil and infrastructure operations, increasing its size, scale and capacity in a growing market;

•

diversify MasTec’s customer base and create new growth opportunities with MasTec’s existing customers by broadening MasTec’s service capabilities, including providing MasTec with access to renewable power union projects and customers;

•	add an experienced leadership team with deep knowledge, experience and relationships and that has a strong cultural fit with MasTec;

•	allow MasTec to benefit from continued service category diversification towards renewables, furthering MasTec’s sustainability and ESG commitment; and

•	be an effective and targeted use of MasTec’s capital, with immediate expected benefits to MasTec without taking into account synergies.

Opinion of IEA’s Financial Advisor

IEA retained Lazard to act as its financial advisor in connection with the merger. In connection with this engagement, the IEA board of directors requested that Lazard evaluate the fairness, from a financial point of view, to holders of IEA common stock (other than excluded holders) of the merger consideration to be paid to such holders in the merger. On July 24, 2022, at a meeting of the IEA board of directors held to evaluate the merger agreement and the merger, Lazard rendered to the IEA board of directors an oral opinion, which was subsequently confirmed in writing by delivery of Lazard’s written opinion, dated as of the same date, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in Lazard’s written opinion, the merger consideration to be paid to holders of IEA common stock (other than excluded holders) in the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated July 24, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement/prospectus as Annex E and is incorporated by reference herein in its entirety. The following summary of Lazard’s opinion is qualified in its entirety by reference to the full text of Lazard’s opinion attached as Annex E. You are encouraged to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s engagement and its opinion were for the benefit of the IEA board of directors (in its capacity as such), and Lazard’s opinion was rendered to the IEA board of directors in connection with the IEA board of directors’ evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of IEA common stock (other than excluded holders) of the merger consideration to be paid to such holders in the merger. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the opinion. Lazard expressed no opinion as to the volatility and disruption in the credit and financial markets relating to, among others, the COVID-19 pandemic and Russia’s invasion of Ukraine and the effects of such volatility or such disruption on IEA. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. Lazard did not express any opinion as to the prices at which shares of IEA common stock or MasTec common stock may trade at any time subsequent to the announcement of the merger. In addition, Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which IEA might engage or the merits of the underlying decision by IEA to engage in the merger.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of a draft, dated as of July 24, 2022, of the merger agreement;

•	Reviewed certain publicly available historical business and financial information relating to IEA and MasTec;

•

Reviewed various financial forecasts and other data provided to Lazard by IEA relating to the business of IEA, including the financial forecasts identified as the IEA prior management plan and the IEA updated management plan that are described in the section entitled “—IEA Management’s Unaudited Prospective Financial Information” beginning on page 62 of this proxy statement/prospectus and other data provided to Lazard by MasTec relating to the business of MasTec, including MasTec’s view with respect to potential synergies anticipated by the management of MasTec to be realized from the merger;

•

Held discussions with members of the senior managements of IEA and MasTec with respect to the businesses and prospects of IEA and MasTec, respectively, and the potential synergies anticipated by the management of MasTec to be realized from the merger;

•	Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of IEA and MasTec, respectively;

•	Reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of IEA;

•	Reviewed historical stock prices and trading volumes of IEA common stock and MasTec common stock; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of IEA or MasTec or concerning the solvency or fair value of IEA or MasTec, and Lazard was not furnished with any such valuation or appraisal. Management of IEA advised Lazard that the IEA updated management plan was approved by the IEA board of directors and represented as of the date of Lazard’s opinion IEA’s best currently available estimates and judgments as to the future financial performance of IEA and, accordingly, at the direction of IEA, Lazard utilized only the IEA updated management plan for purposes of Lazard’s analysis in connection with its evaluation of the merger and its opinion. With respect to the financial forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of IEA, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of IEA. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with the consent of IEA, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Representatives of IEA advised Lazard, and Lazard assumed, that the merger agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of IEA, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the merger would not have an adverse effect on IEA or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that IEA had obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in the opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger, including the Voting Agreements (as defined in the merger agreement) between the Supporting Stockholders and MasTec and any consideration payable to any holder of any Pre-Funded Warrant, Anti-Dilution Warrant, SPAC Warrant or Series B Warrant (each as defined in the merger agreement). In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise.

In connection with rendering its opinion, Lazard performed certain financial analyses and reviews of certain information that Lazard deemed appropriate as summarized below under “—Summary of Lazard Financial Analyses,” and Lazard also performed certain additional financial analyses and reviews as summarized below under “—Other Analyses”. The summary of Lazard’s analyses and reviews provided below under “—Summary of Lazard Financial Analyses” and “—Other Analyses” is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and review and the application of those methods to particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Considering selected portions of these analyses and reviews or the summary contained in “—Summary of Lazard Financial Analyses” and “—Other Analyses”, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion. In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any particular analysis or review or application thereof considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of IEA. No company, business or transaction used in Lazard’s analyses and reviews, as a comparison, is identical to IEA or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual results or values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

Lazard was instructed by IEA to use the IEA updated management plan as the basis for its analyses. For purposes of the analyses and reviews described below, as applicable, unless otherwise noted, (a) Lazard assumed, with the consent of and as provided by IEA, net debt of approximately $302 million (as of March 31, 2022, and including $64 million in capital leases, $31 million of proceeds from the exercise of merger warrants, $5 million of proceeds from the exercise of vested options and a negligible amount from the exercise of pre-funded warrants) and approximately 58.7 million fully diluted shares (including 54.8 million diluted shares outstanding, 2.7 million shares issued from merger warrants, 0.8 million anti-dilution warrants and 0.4 million unvested PSUs) and (b) present value date means March 31, 2022. Implied price per share ranges for shares of IEA common stock were rounded to the nearest $0.25.

Summary of Lazard Financial Analyses

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 22, 2022, and is not necessarily indicative of current market conditions.

Selected Comparable Company Multiples Analysis

Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected comparable publicly traded specialty engineering and construction (referred to as “E&C”) companies and specialty civil E&C companies whose operations Lazard believed, based on its experience with companies in such industries and its professional judgment, to be generally relevant in analyzing IEA’s operations for purposes of this analysis. Lazard compared such information of the selected comparable companies to the corresponding information for IEA.

The selected group of companies used in this analysis (referred to as the “IEA comparable companies”) was as follows:

Specialty E&C Companies:

•	Dycom Industries, Inc.;

•	MasTec, Inc.;

•	MYR Group, Inc.;

•	Primoris Services Corporation; and

•	Quanta Services, Inc.

Specialty Civil E&C Companies:

•	Granite Construction Inc.;

•	Sterling Infrastructure, Inc.; and

•	Tutor Perini Corporation.

Lazard selected the companies reviewed in this analysis because, among other things, the IEA comparable companies operate businesses similar to the business of IEA. However, no selected company is identical to IEA. Accordingly, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of IEA and the IEA comparable companies that could affect the public trading values of each company also are relevant.

Lazard calculated and compared various financial multiples and ratios of each of the IEA comparable companies, including, among other things, the ratio of each company’s enterprise value, which Lazard calculated as the market capitalization of each company (based on each company’s closing share price as of July 22, 2022, and fully-diluted share count as of the applicable date specified in its Quarterly Report on Form 10-Q for the most recent fiscal quarter), plus debt, non-controlling interest and preferred or preference stock and less cash, cash equivalents and marketable securities as of the date of each company’s most recent fiscal quarter, to its calendar year 2022 and 2023 estimated earnings before interest, taxes, depreciation and amortization, or “EBITDA,” (which ratio is referred to as the “EBITDA multiple”).

The EBITDA estimates for each of the IEA comparable companies used by Lazard in its analysis were based on public filings and FactSet consensus estimates. The following table summarizes the results of this review:

Specialty E&C Companies:

	2022E EBITDA Multiple	2023E EBITDA Multiple
Dycom Industries, Inc.	11.2x	8.5x
MasTec, Inc.	8.7x	6.9x
MYR Group, Inc.	9.0x	8.3x
Primoris Services Corporation(1)	6.5x	5.8x
Quanta Services, Inc.	14.3x	13.2x

Specialty Civil E&C Companies:

	2022E EBITDA Multiple	2023E EBITDA Multiple
Granite Construction Inc.	6.0x	5.0x
Sterling Infrastructure, Inc.	5.5x	4.9x
Tutor Perini Corporation	4.4x	3.4x

Summary Statistics:

	2022E EBITDA Multiple	2023E EBITDA Multiple
	Median	Median
Specialty E&C (excl. Quanta Services, Inc. and Dycom Industries, Inc.)(2)	8.7x	6.9x
Specialty Civil E&C	5.5x	4.9x
Combined peer set of IEA comparable companies (excl. Quanta Services, Inc. and Dycom Industries, Inc.)(2)(3)	7.7x	6.3x

(1)	Primoris includes pro forma acquisition of PLH Group; $470 million included in long-term debt balance and $54 million in EBITDA.
(2)

Quanta Services, Inc. was excluded because of its significantly larger scale and greater exposure to utility end-markets. Dycom Industries, Inc. was excluded because of its greater exposure to the telecom end-market.

(3)

Combined peer set medians calculated as a weighted average of Specialty E&C companies (excluding Quanta Services, Inc. and Dycom Industries, Inc.) (70%) and Specialty Civil E&C companies (30%) to reflect IEA’s gross margin contribution of Renewables (70%) and Specialty Civil (30%) segments.

Based on an analysis of the EBITDA multiples for each of the IEA comparable companies, as well as its professional judgment and experience, Lazard selected a reference range of 6.75x to 8.75x for the 2022E EBITDA multiple.

Lazard applied such range of EBITDA multiples for the IEA comparable companies to the estimated 2022 EBITDA of IEA, based on estimates provided by IEA in the IEA updated management plan. Lazard’s application of such EBITDA multiples assumed an IEA valuation multiple range in line with IEA’s peers, although Lazard noted that IEA has historically traded below its peers. Lazard averaged the results of these calculations and, from this analysis, estimated an implied value range for shares of IEA common stock.

This analysis resulted in an implied price per share range for shares of IEA common stock, as compared to the per share merger consideration (based on a value as of July 24, 2022 of $14.00 per share, comprised of $10.50 per share in cash and the remainder in the form of MasTec common stock), as set forth below.

Implied Price Per Share Range	Per Share Merger Consideration
$12.00—$17.00	$14.00

Selected Precedent Transactions Multiples Analysis

Lazard reviewed and analyzed selected precedent merger and acquisition transactions involving companies in the industry it viewed as generally relevant in analyzing IEA. In performing this analysis, Lazard reviewed certain financial information and transaction multiples relating to the companies involved in such selected transactions and compared such information to the corresponding information for IEA. Specifically, Lazard selected and reviewed five merger and acquisition transactions announced since 2020 involving companies in the industry for which sufficient information was available.

Lazard reviewed, among other things, the EBITDA multiples of each of the target companies implied by the selected transactions by comparing the enterprise value implied by the acquisition price (excluding any contingent earnout consideration) to the relevant target company’s estimated EBITDA at the time of the transaction for the fiscal year immediately following the fiscal year in which the relevant transaction was announced (referred to as “FY+1”).

The selected group of transactions reviewed in this analysis and a summary of the results of this review is as follows:

Announcement Date	Acquiror	Target	FY+1 EBITDA Multiple
2020	Oaktree Capital Management LP	Signal Energy, LLC	NA(1)
May 2021	Confidential Buyer	Confidential Target	6.7x
September 2021	Confidential Buyer	Confidential Target	7.3x(2)
October 2021	Quanta Services, Inc.	Blattner Holding Company	10.0x(2)
December 2021	Koch Industries	DEPCOM Power	NA(1)

(1)	Not publicly disclosed.
(2)	Excludes any contingent earnout consideration.

Based on an analysis of the relevant metrics for each of the transactions, as well as its professional judgment and experience, Lazard applied an FY+1 EBITDA multiple range of 6.0x to 10.0x to the 2022 EBITDA estimate of IEA. The 2022 EBITDA estimate for IEA was provided to Lazard by IEA in the IEA updated management plan.

Lazard calculated the low end and high end of the implied price per share of IEA common stock range and, based on that analysis, reviewed the implied price per share range for shares of IEA common stock, as compared to the per share merger consideration, as set forth below:

Implied Price Per Share Range	Per Share Merger Consideration
$10.00—$20.25	$14.00

Discounted Cash Flow Analysis

Lazard performed a discounted cash flow analysis of IEA, which is a valuation methodology used to derive a valuation of a company by calculating the present value of its estimated future cash flows. “Future cash flows” refers to projected unlevered free cash flows of a company. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors. Lazard calculated the discounted cash flow value for IEA as the sum of the net present value of each of:

•	the estimated future cash flows that IEA is expected to generate for each of the fiscal years 2022 through 2027; and

•	the estimated value of IEA at the end of 2027, or the terminal value.

The estimated future cash flows were derived from data provided by IEA in the IEA updated management plan, as the IEA updated management plan did not itself provide an explicit calculation of estimated unlevered free cash flows. Lazard calculated “unlevered free cash flow” in this case by beginning with estimated Adjusted EBITDA (defined as EBITDA, adjusted, as applicable, for non-recurring items and any other adjustments, as appropriate), subtracting depreciation and amortization and subtracting stock-based compensation to calculate EBIT; Lazard then applied an income tax rate of 27.0% to calculate after-tax EBIT; Lazard then added back depreciation and amortization, subtracted the year-over-year change in net working capital, added proceeds from the sale of property, plants and equipment, added stock-based compensation and subtracted capital expenditures and other investments. The following table sets forth the estimated unlevered free cash flow for each of fiscal years 2022 through 2027, as used by Lazard for purposes of its discounted cash flow analysis.

	Fiscal Year Ending December 31,
	2022E		2023E	2024E	2025E	2026E	2027E
	($ in millions)
Adjusted EBITDA	149		177	184	193	202	210
EBIT	96		122	131	138	144	150
Estimated Unlevered Free Cash Flow	59	(1)	100	106	112	117	121

(1)	Assumes a nine-month stub attributed to estimated 2022 cash flows.

For its discounted cash flow calculations, Lazard applied discount rates ranging from 11.25% to 13.25% using a mid-year convention. Such discount rates were based on Lazard’s judgment and analysis of the estimated range of IEA’s weighted average cost of capital. In calculating the estimated range of weighted average cost of capital for IEA, Lazard used a weighted-average of the estimated cost of equity capital and after-tax costs of debt of 12.11%, assuming a target debt to total capitalization percentage of 37.1%, a marginal tax rate of 27.0% and pre-tax costs of debt of 10.62%. To calculate the estimated cost of equity capital, Lazard used the Capital Asset Pricing Model, which uses a “beta” metric based on the predicted unlevered beta for IEA (1.06), a risk-free rate of return (3.33% based on then-current prevailing yield on the 20-year U.S. Treasury debt) and a market risk premium (7.46% representing the long-horizon expected equity risk premium based on differences of large company stock total returns less long-term government bond income returns, as per the 2021 Duff & Phelps Valuation Handbook – International Guide to Cost of Capital).

The terminal value of IEA was calculated by applying various terminal year Adjusted EBITDA multiples ranging from 6.25x to 8.25x to IEA’s projected terminal year Adjusted EBITDA of $215 million. IEA’s projected terminal year Adjusted EBITDA was calculated by assuming from 2027 onwards a 2.25% EBITDA growth rate; a 2.25% growth rate for depreciation and amortization, change in net working capital and capital expenditures; and flat proceeds from the sale of property, plants and equipment and from stock-based compensation. The terminal year EBITDA multiples were selected by Lazard using its professional judgment and expertise by reference to historic and current EBITDA multiples of IEA comparable companies. The 2022 estimated EBITDA multiples and 2023 estimated EBITDA multiples of IEA comparable companies are set forth above in “—Selected Comparable Company Multiples Analysis.” The resulting range of implied present values of the terminal enterprise values for IEA was calculated based on estimated Adjusted EBITDA multiples for the next twelve-month period (referred to as “NTM”), calculated as a weighted average of the 2022 estimated EBITDA multiples (weighted 25%) and 2023 estimated EBITDA multiples (weighted 75%) of IEA comparable companies.

Lazard took the sum of the present value ranges for IEA’s future cash flows and terminal value to calculate a range of implied enterprise values. Lazard then subtracted the net debt of IEA and calculated a range of implied per share equity values for IEA common stock. Based on that analysis, Lazard reviewed the implied price per share range for shares of IEA common stock as compared to the per share merger consideration as set forth below:

Implied Price Per Share Range	Per Share Merger Consideration
$13.00—$18.75	$14.00

Other Analyses

The analyses and data described below were presented to the IEA board of directors for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.

52-Week High/Low Trading Prices

Lazard reviewed the range of trading prices of shares of IEA common stock for the 52 weeks ended on July 22, 2022, the last full trading day prior to public disclosure of the merger. Lazard observed that, during such period, the daily closing share price of IEA common stock ranged from $6.71 per share to $14.17 per share.

Research Analyst Price Targets

Lazard reviewed selected equity analyst stock price targets based on publicly available Wall Street equity research reports, which indicated target prices that ranged from $12.00 to $15.00 per share of IEA common stock. The Wall Street equity research reports reviewed by Lazard and price targets set forth in such reports are as follows:

Report	Target Price Per Share
Guggenheim Securities, dated May 11, 2022	$12.00
D.A. Davidson & Co., dated June 6, 2022	$15.00
Stifel, Nicolaus & Company, dated May 9, 2022(1)	$17.00
Thompson Davis & Co., dated May 11, 2022	$13.00
Sidoti & Company, dated May 10, 2022	$15.00

(1)	Excluded from equity research target range since report was published prior to 1Q 2022 earnings announcement.

Discounted Cash Flow Sensitivity Analysis—IEA Multiple and IEA Prior Management Plan Cases

Lazard performed an illustrative discounted cash flow sensitivity analysis of IEA using the same methodology as set forth above in “—Discounted Cash Flow Analysis,” except Lazard assumed for the analysis that the terminal year multiple of IEA was illustratively calculated using the historical average of IEA’s NTM EBITDA multiple. In this case, Lazard applied various terminal year Adjusted EBITDA multiples ranging from 4.0x to 5.0x to IEA’s projected terminal year Adjusted EBITDA. The discounted cash flow sensitivity analysis resulted in an implied price per share range for shares of IEA common stock ranging from $9.00 to $12.25.

Lazard also performed two illustrative discounted cash flow sensitivity analyses of IEA using the same procedures and methodologies as set forth above in “—Discounted Cash Flow Analysis,” except Lazard used the IEA prior management plan for the purposes of its analyses. Lazard calculated “unlevered free cash flow” in these cases by beginning with estimated Adjusted EBITDA under the IEA prior management plan, subtracting depreciation and amortization and subtracting stock-based compensation to calculate EBIT; Lazard then applied an income tax rate of 21.5% in 2022 and 26.5% thereafter to calculate after-tax EBIT; Lazard then added back depreciation and amortization, subtracted the year-over-year change in net working capital, added proceeds from the sale of property, plants and equipment, added stock-based compensation and subtracted capital expenditures and other investments. The following table sets forth the estimated unlevered free cash flow under the IEA prior management plan for each of fiscal years 2022 through 2027, as used by Lazard for purposes of these illustrative discounted cash flow sensitivity analyses.

	Fiscal Year ended December 31,
	2022E	2023E	2024E	2025E	2026E	2027E
	($ in millions)
Adjusted EBITDA	149	216	230	243	258	271
EBIT	96	162	173	183	195	205
Estimated Unlevered Free Cash Flow	64	128	139	146	154	160

Lazard used the same discount rates as set forth above in “—Discounted Cash Flow Analysis” for its discounted cash flow calculations.

For the first illustrative discounted cash flow sensitivity analysis using the IEA prior management plan, Lazard calculated the terminal value of IEA using the same procedures and methodologies as set forth above in “—Discounted Cash Flow Analysis” for its discounted cash flow calculations. The discounted cash flow sensitivity analysis resulted in an implied price per share range for shares of IEA common stock ranging from $18.25 to $25.50.

For the second illustrative discounted cash flow sensitivity analysis using the IEA prior management plan, Lazard assumed for the analysis that the terminal value of IEA was illustratively calculated using the historical average of IEA’s NTM EBITDA multiple. In this case, Lazard applied various terminal year Adjusted EBITDA multiples ranging from 4.0x to 5.0x to IEA’s projected terminal year EBITDA. The discounted cash flow sensitivity analysis resulted in an implied price per share range for shares of IEA common stock ranging from $13.25 to $17.25.

Management of IEA advised Lazard that the IEA updated management plan was approved by the IEA board of directors and represented as of July 24, 2022 IEA’s best currently available estimates and judgments as to the future financial performance of IEA; accordingly, at the direction of IEA, Lazard utilized only the IEA updated management plan for purposes of its analyses in connection with its evaluation of the merger and its opinion. As a result, the discounted cash flow analyses utilizing the historical average of IEA’s NTM EBITDA multiple and/or utilizing the IEA prior management plan did not provide the basis for, and were not material to, the rendering of Lazard’s opinion.

Miscellaneous

In connection with Lazard’s services as financial advisor to IEA with respect to the merger, IEA agreed to pay Lazard a fee based on the aggregate consideration involved in the merger, calculated as of immediately prior to the closing of the merger (as of August 25, 2022, such amount was estimated to be approximately $17 million), which is payable contingent upon consummation of the merger. In addition, IEA agreed to pay Lazard a quarterly financial advisory fee of $300,000, beginning on January 1, 2022, 50% of which is creditable against any Transaction fee described above, subject to adjustment by mutual agreement after June 30, 2022. IEA has also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against various liabilities that may arise from or be related to Lazard’s engagement, including certain liabilities under United States federal securities laws.

Lazard in the past has provided and currently is providing certain investment banking services to IEA, and certain of its affiliates, for which Lazard has received and may receive compensation, including, during the past two years, having advised IEA on certain strategic planning and financial matters. Lazard in the past has provided certain investment banking services to Ares Management and certain of its affiliates, for which Lazard has received compensation, including, during the past two years, having been engaged to advise (i) Ares Management on its announced expansion of its insurance platform through the launch of Aspida Financial Services, LLC and its 2020 announcement of an agreement by Aspida Holdings Ltd. to acquire F&G Reinsurance Ltd, (ii) funds managed by Ares Management in connection with the 2020 restructuring of their portfolio company, California Resources Corporation, (iii) CS Energy, a portfolio company of funds managed by Ares Management, on its 2021 sale to affiliates of American Securities LLC, (iv) Neiman Marcus Holding Company, Inc., then a portfolio company of funds managed by Ares Management, on its 2020 Chapter 11 restructuring and (v) on certain other non-public engagements in connection with sell-side transactions, fundraising and restructuring advisory. Except as described in this proxy statement/prospectus, the financial advisory business of Lazard has not otherwise received fees for providing services to IEA or MasTec in the two years immediately preceding the date of this proxy statement/prospectus.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of IEA, MasTec and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of IEA, MasTec and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to IEA because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in the engineering and construction industry specifically, as well as its familiarity with the business of IEA.

IEA and MasTec determined the consideration of (i) $10.50 in cash and (ii) 0.0483 of a share of MasTec common stock per share of IEA common stock, to be paid to the holders of IEA common stock (other than excluded holders) in the merger, through arm’s-length negotiations, and the IEA board of directors unanimously approved such consideration. Lazard did not recommend any specific consideration to the IEA board of directors or any other person or indicate that any given consideration constituted the only appropriate consideration for the merger. Lazard’s opinion was one of many factors considered by the IEA board of directors, as discussed further in “Summary – IEA Board Reasons for the Transaction and Recommendation” on page 48.

IEA Management’s Unaudited Prospective Financial Information

While IEA has from time to time provided limited financial guidance to investors, IEA’s management does not, as a matter of course, otherwise publicly disclose forecasts or internal projections as to future performance due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In February 2022, in connection with the IEA board of directors’ strategic review process, IEA prepared certain unaudited non-public financial projections regarding IEA that were delivered to potential counterparties in the strategic outreach process, including MasTec, such financial projections are referred to as the “IEA prior management plan.” In July 2022, IEA updated these unaudited non-public financial projections regarding IEA to take into account changes in the internal and external business environment, including market disruptions resulting in significant changes in economic conditions facing IEA and its industry more generally, including the Ukraine war, increased risk of recession, extended supply chain delays and cost increases, commodity price spikes, persistent high inflation, and the impact of macroeconomic headwinds, such as an increased cost of capital, on IEA’s customers, which was expected to reduce the renewables buildouts in the near future, leading to margin compression and reduced gross profit and EBITDA over the five-year period. The updated unaudited non-public financial projections were delivered to the IEA board of directors and MasTec and are referred to as the “IEA updated management plan”. At the direction of the IEA board of directors, the IEA updated management plan was also provided to, and approved for use by, Lazard for purposes of performing its financial analyses in connection with rendering its opinion to the IEA board of directors (as more fully described in the section titled “—Opinion of IEA’s Financial Advisor”). The IEA prior management plan and the IEA updated management plan are referred to as the “IEA financial projections”.

The IEA financial projections, while presented with numerical specificity, were based on numerous variables and assumptions, including about future performance, that are inherently uncertain and many of which are beyond IEA’s control. The IEA financial projections reflect numerous estimates, assumptions and judgments made by IEA management, based on information available at the time the IEA financial projections were developed, with respect to industry performance and competition, general business, economic, regulatory, market and financial conditions, other future events and matters specific to IEA’s business, all of which are difficult to predict and many of which are beyond IEA’s control. There can be no assurances that the IEA financial projections accurately reflect future trends or accurately estimate IEA’s future financial and operating performance. The IEA financial projections also reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the IEA financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to IEA’s business (including the ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions and other factors described in or referenced under “Cautionary Note Regarding Forward-Looking Statements” and those risks and uncertainties detailed in IEA’s public filings with the SEC. Further, the IEA financial projections cover multiple years and by their nature become subject to greater uncertainty with each successive year. Modeling and forecasting the future performance of a construction company is a highly speculative endeavor. Since the IEA financial projections cover a long period of time, the IEA financial projections by their nature are unlikely to anticipate each circumstance that will have an effect on the value of IEA’s services. Accordingly, there can be no assurance that the IEA financial projections will be realized, and actual results may vary materially from those shown.

The IEA financial projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information and the non-GAAP information used does not comply with generally accepted accounting principles in the United States (referred to as GAAP) but, in the view of IEA management, were prepared on a reasonable basis. The IEA financial projections are not being included in this proxy statement/prospectus to influence any IEA stockholder’s decision as to whether or not to approve the merger or whether or not to seek appraisal rights with respect to shares of IEA common stock held by such stockholder. The summary of the IEA financial projections is being included in this proxy statement/prospectus solely because these IEA financial projections were made available to the IEA board of directors, Lazard and MasTec.

The IEA financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the merger and transaction-related expenses. The IEA financial projections also do not take into account the effect of any failure of the merger to close and should not be viewed as accurate or continuing in that context.

The inclusion of the IEA financial projections in this proxy statement/prospectus should not be regarded as an indication that IEA, MasTec or Lazard or any of their respective affiliates, advisors or representatives considered or consider the IEA financial projections to be predictive of actual future events, and the IEA financial projections should not be relied on as such. None of IEA, MasTec or Lazard or any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these IEA financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the IEA financial projections to reflect circumstances existing after the date such IEA financial projections were generated or to reflect the occurrence of future events even if any or all of the assumptions underlying the IEA financial projections are shown to be in error or no longer appropriate. Neither IEA nor MasTec intends to make publicly available any update or other revision to the IEA financial projections, except as required by law. None of IEA, MasTec or Lazard or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other investor regarding the ultimate performance of IEA or MasTec compared to the information contained in the IEA financial projections or that projected results will be achieved.

IEA’s and MasTec’s respective stockholders are cautioned not to place undue reliance on the IEA financial projections included in this proxy statement/prospectus. Neither IEA’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The IEA financial projections incorporate certain financial measures which are not GAAP measures. Such financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. IEA’s calculations of these financial measures may differ from others in its industry and are not necessarily comparable with information presented under similar captions used by other companies. Financial measures provided to a financial advisor are excluded from the SEC’s definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure to be presented. Reconciliations of these financial measures were not relied upon by Lazard for purposes of performing its financial analyses in connection with rendering its opinion to the IEA board of directors (as described in the section titled “—Opinion of IEA’s Financial Advisor”) or by the IEA board of directors. Accordingly, a reconciliation of the financial measures included in the IEA financial projections is not provided.

Subject to the foregoing qualifications, the following is a summary of the IEA financial projections:

IEA Prior Management Plan

The following table presents a summary of the IEA financial projections prepared by IEA in February 2022 and provided to potential counterparties in the strategic outreach process.

	Fiscal Year Ended December 31
($ in mm)	2022E	2023E	2024E	2025E	2026E	2027E
Total Revenue	$2,492	$2,693	$2,873	$3,067	$3,270	$3,493
Adjusted EBITDA(1)	$149	$216	$230	$243	$258	$271
EBIT	$96	$162	$173	$183	$195	$205

(1)

Unlevered free cash flows for IEA were calculated by Lazard based on the IEA forecasts, and approved by IEA management for use by Lazard for purposes of its opinion and financial analysis. Lazard calculated the estimated unlevered free cash flows for IEA, based on information provided by IEA management, as Adjusted EBITDA less changes in working capital, plus proceeds from the sale of assets, and less capital expenditures and other investments, for fiscal years 2022 through 2027 in the amounts of $64 million, $128 million, $139 million, $146 million, $154 million and $160 million, respectively.

Adjusted EBITDA represents net income, excluding the impact of income taxes, depreciation and amortization, interest expense and certain other non-cash, non-recurring and/or unusual, non-operating items including, but not limited to, non-cash stock compensation expense, fair value adjustments for warrants, and restructuring expenses.

IEA Updated Management Plan

The following table presents a summary of the IEA financial projections prepared by IEA in July 2022 and, at the direction of IEA, Lazard utilized for purposes of Lazard’s analysis in connection with its evaluation of the merger and its opinion.

	Fiscal Year Ended December 31
($ in mm)	2022E	2023E	2024E	2025E	2026E	2027E
Total Revenue	$2,492	$2,687	$2,850	$3,004	$3,160	$3,324
Adjusted EBITDA(1)	$149	$177	$184	$193	$202	$210
EBIT	$96	$122	$131	$138	$144	$150

Note:

Unlevered free cash flows for IEA were calculated by Lazard based on the IEA forecasts, and approved by IEA management for use by Lazard for purposes of its opinion and financial analysis. Lazard calculated the estimated unlevered free cash flows for IEA, based on information provided by IEA management, as Adjusted EBITDA less changes in working capital, plus proceeds from the sale of assets, and less capital expenditures and other investments, for fiscal years 2022 through 2027 in the amounts of $59 million, $100 million, $106 million, $112 million, $117 million and $121 million, respectively.

(1)

Adjusted EBITDA represents net income, excluding the impact of income taxes, depreciation and amortization, interest expense and certain other non-cash, non-recurring and/or unusual, non-operating items including, but not limited to, non-cash stock compensation expense, fair value adjustments for warrants, and restructuring expenses.

Interests of IEA’s Directors and Executive Officers in the Transaction

In considering the recommendation of the IEA board that the IEA stockholders vote to approve the merger, IEA stockholders should be aware that IEA’s directors and executive officers have certain financial interests in the merger that may be different from, or in addition to, those of IEA stockholders generally. The IEA board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the IEA stockholders that they approve the merger. These interests are further described below. In addition, certain directors of IEA are affiliated with entities that are stockholders or warrantholders of IEA.

Equity Awards

The equity awards held by our directors and executive officers will be treated as follows:

Stock Options

Each IEA stock option, whether vested or unvested, that is held by any person (including an executive officer) and that is outstanding immediately prior to the effective time, will, at the effective time, be cancelled and converted into the right to receive: (i) an amount in cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (x) 75% of the excess of $14.00 over the exercise price per share of IEA common stock under such IEA stock option and (y) the number of shares of IEA common stock subject to such IEA stock option, and (ii) a number of shares of MasTec common stock equal to the product of (x) the product of (A) 25% of the excess of $14.00 over the exercise price per share of IEA common stock under such IEA stock option and (B) 0.0138 and (y) the number of shares of IEA common stock subject to such IEA stock option, with any such cash payment to be paid and any such shares of MasTec common stock to be issued to each holder promptly after the effective time, but in any event no later than the fifth business day after the effective time. Any IEA stock option with an exercise price per share as of the effective time that is greater than or equal to $14.00 will be cancelled without any cash payment being made in respect thereof.

The following sets forth, for each IEA executive officer, the aggregate number of shares of IEA Common Stock subject to outstanding IEA options held by such executive officer assuming (i) pursuant to SEC rules, a payment of $14.00 per share, which equals the sum of (A) the cash consideration per share of $10.50 and (B) $3.50 which equals the average closing price of a share of IEA common stock over the first five business days following the first public announcement of the entry into the merger agreement, multiplied by 25%, and (ii) such executive officer remains continuously employed with IEA or a subsidiary until the effective time.

	Number of Shares Subject to
Name of Named Executive Officer	Vested Stock Options (#)	Unvested Stock Options (#)	Estimated Value of Vested Stock Options ($)	Estimated Value of Unvested Stock Options ($)
John Paul Roehm	184,048	—	$668,094.24	—
Peter Moerbeek	—	—	—	—
Michael Stoecker	—	—	—	—
Christopher Hanson	64,964	—	$235,819.32	—
Brian Hummer	58,200	—	$211,266.00	—
Erin Roth	—	—	—	—

Restricted Stock Units

Each restricted stock unit that is held by any person (including a director or an executive officer) and that vests solely based on the passage of time with respect to shares of IEA common stock, whether vested or unvested, that is outstanding immediately prior to the effective time, will, at the effective time, be cancelled and converted into the right to receive (i) an amount in cash (without interest, and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (x) the cash consideration and (y) the number of shares of IEA common stock subject to such restricted stock unit and (ii) a number of shares of MasTec common stock equal to the product obtained by multiplying (x) the stock consideration and (y) the number of shares of IEA common stock subject to such restricted stock unit, with any such cash payment to be paid and any such shares of MasTec common stock to be issued to each holder promptly after the effective time, but in any event no later than the fifth business day after the effective time.

The following sets forth, for each IEA executive officer and director, the aggregate number of shares of IEA Common Stock subject to outstanding IEA time-based restricted stock units held by such executive officer or director and the proceeds thereon, assuming (i) pursuant to SEC rules, a payment of $14.00 per share, which equals the sum of (A) the cash consideration per share of $10.50 and (B) $3.50 which equals the average closing price of a share of IEA common stock over the first five business days following the first public announcement of the entry into the merger agreement, multiplied by 25%, and (ii) such executive officer remains continuously employed with or engaged by IEA or a subsidiary until the effective time:

Name of Executive Officer or Director	Number of Shares Subject to Unvested Time-Based Restricted Stock Units (#)	Estimated Value of Unvested Time-Based Restricted Stock Units ($)
Executive Officer:
John Paul Roehm	252,065	$3,528,910
Peter Moerbeek	100,215	$1,403,010
Michael Stoecker	84,975	$1,189,650
Christopher Hanson	57,022	$798,308
Brian Hummer	51,608	$722,512
Erin Roth	30,802	$431,228

Director:
Derek Glanvill	15,033	$210,462
Theodore Bunting	9,251	$129,514
Michael Della Rocca	9,251	$129,514
Charles Garner(1)	9,251	$129,514
Scott Graves(2)	9,251	$129,514
Laurene Mahon	9,251	$129,514
Terence Montgomery	9,251	$129,514
Matthew Underwood(2)	9,251	$129,514

(1)

Mr. Garner was appointed to the IEA board of directors pursuant to the Amended and Restated Investor Rights Agreement between the Company, M III, and other parties, dated May 20, 2019, which provides M III with certain rights to appoint one member of the Company’s Board. By agreement, between M III and Mr. Garner, Mr. Garner pays M III all of his director compensation.

(2)

Pursuant to agreements between Ares Management LLC and Messrs. Graves and Underwood, Messrs. Graves and Underwood have agreed to pay all of their respective director compensation, and have instructed us to pay all such compensation directly to Ares Management LLC.

Performance Stock Units

Each performance stock unit that is held by any person (including an executive officer) and that vests in whole or in part based on the achievement of one or more performance goals with respect to shares of IEA common stock, whether vested or unvested, that is outstanding immediately prior to the effective time, will, at the effective time, be cancelled and converted into the right to receive (i) an amount in cash (without interest, and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (x) the cash consideration and (y) the number of shares of IEA common stock subject to such performance stock unit assuming the target level of performance is achieved and (ii) a number of shares of MasTec common stock equal to the product obtained by multiplying (x) the stock consideration and (y) the number of shares of IEA common stock subject to such performance stock unit assuming the target level of performance is achieved, with any such cash payment to be paid and any such shares of MasTec common stock to be issued to each holder promptly after the effective time, but in any event no later than the fifth business day after the effective time.

The following sets forth, for each IEA executive officer, the aggregate number of shares of IEA Common Stock subject to outstanding performance-based restricted stock unit award and the proceeds thereon (i) pursuant to SEC rules, a payment of $14.00 per share, which equals the sum of (A) the cash consideration per share of $10.50 and (B) $3.50 which equals the average closing price of a share of IEA common stock over the first five business days following the first public announcement of the entry into the merger agreement, multiplied by 25%, and (ii) such executive officer remains continuously employed with or engaged by IEA or a subsidiary until the effective time:

Name of Executive Officer	Number of Shares Subject to Unvested Performance-Based Restricted Stock Units (#)	Estimated Value of Unvested Performance-Based Restricted Stock Units ($)
John Paul Roehm	172,412	$2,413,768
Peter Moerbeek	60,864	$852,096
Michael Stoecker	70,253	$983,542
Christopher Hanson	35,932	$503,048
Brian Hummer	29,190	$407,660
Erin Roth	32,895	$461,790

Severance Arrangements

Each of IEA’s named executive officers, as well as Ms. Roth, has executed an employment agreement with IEA. The employment agreements with Messrs. Roehm, Hanson and Hummer were entered into in connection with IEA’s initial public offering in 2018, and the employments with Messrs. Moerbeek and Stoecker were entered into in order to attract them to IEA and to reflect IEA’s then-existing practice of entering into employment agreements with executives.

Mr. Roehm’s Employment Agreement

In the event that IEA terminates Mr. Roehm’s employment without “cause,” or he terminates employment for “good reason,” within twenty-four (24) months of a “change of control” (which would include the transaction), IEA is required to pay to him three (3) times his then current base salary and three (3) times his Target Bonus Amount, in twelve equal monthly installments during the twelve month period immediately following such termination. Additionally, he is entitled to receive a pro-rata portion of the Target Bonus Amount for the year in which he is terminated. Also, IEA will provide an amount equal to the monthly premium for continued medical, dental and vision coverage, as well as an additional amount sufficient to gross-up Mr. Roehm for any amounts he would recognize as additional income tax attributable to the payment of the premium, payable monthly for a period of twenty-four (24) months, unless the period of coverage is required to be shorter pursuant to federal laws and regulations (“Continuation of Coverage Benefit”). In the event IEA is unable to provide this Continuation of Coverage Benefit beyond an 18-month period, IEA is required to procure and pay for similar insurance coverage for Mr. Roehm and any of his qualifying dependents for the remainder of the 24-month period described above. IEA will additionally pay up to $50,000 for Mr. Roehm’s use of outplacement services.

For purposes of Mr. Roehm’s employment agreement, the following definitions apply:

•

“Cause” means: (i) the substantial and repeated failure to perform duties as reasonably directed by the Board (not as a consequence of Disability) after written notice thereof and failure to cure within ten (10) days; (ii) misappropriation or fraud with regard to IEA or any of its affiliates or their respective assets; (iii) the conviction of, or the pleading of guilty or nolo contender to, a felony, or to any other crime involving either fraud or breach of the executive’s duty of loyalty to IEA of any of its affiliates, or to any of its customers or suppliers that results in material injury to IEA or any of its affiliates; (iv) violation of the written policies of IEA or any of its affiliates, or other misconduct in connection with the performance of the executive’s duties that in either case results in material injury to IEA or any of its affiliates, after written notice thereof and failure to cure within ten (10) days; or (v) Mr. Roehm’s breach of any material provision of his employment agreement.

•

“Good reason” means: (i) any reduction in Mr. Roehm’s base salary or target bonus percentage or any material diminution in his duties or authority; (ii) any relocation of Mr. Roehm’s principal place of employment to a location more than seventy-five (75) miles from his current principal place of employment; or (iii) any material breach by IEA or any of its affiliates of any material obligation to Mr. Roehm, after written notice thereof and failure to cure within thirty (30) days

•

“Disability” means: Mr. Roehm would be entitled to long-term disability benefits under IEA’s long-term disability plan as in effect from time-to-time or, in the event IEA does not maintain a long-term disability plan, Mr. Roehm’s inability to perform the executive’s duties and responsibilities hereunder due to physical or mental illness or incapacity that is expected to last for a consecutive period of ninety (90) days or for a period of one-hundred twenty (120) days in any three-hundred sixty-five (365) day period as determined by the board in good faith.

•

“Target Bonus Amount” means: the greater of the target bonus for the year of termination, as set by the compensation committee of IEA’s board of directors, or the average of annual bonus payable in the three full calendar years prior to termination (or such shorter period if he has not been employed for three full calendar years).

Messrs. Moerbeek’s and Stoecker’s Employment Agreements; Ms. Roth’s Employment Agreement

In the event that IEA terminate either Mr. Moerbeek’s or Mr. Stoecker’s employment without “cause,” or either terminates employment for “good reason,” within twenty-four (24) months of a “change of control” (which includes the transaction), IEA is required to pay to either executive two (2) times his then current Base Salary and two (2) times his Target Bonus Amount, in twelve equal monthly installments during the twelve month period immediately following such termination. Additionally, each is entitled to receive a pro-rata portion of the Target Bonus Amount for the year in which he is terminated. Also, IEA will provide an amount equal to the monthly premium for continued medical, dental and vision coverage, as well as an additional amount sufficient to gross-up Mr. Moerbeek or Mr. Stoecker for any amounts he would recognize as additional income tax attributable to the payment of the premium, payable monthly for a period of twenty-four (24) months, unless the period of coverage is required to be shorter pursuant to federal laws and regulations (“Continuation of Coverage Benefit”). In the event IEA is unable to provide this Continuation of Coverage Benefit beyond an 18-month period, IEA is required to procure and pay for similar insurance coverage for each executive and any of his qualifying dependents for the remainder of the 24-month period described above. IEA will additionally pay up to $50,000 for each executive’s use of outplacement services.

For purposes of Messrs. Moerbeek’s and Stoecker’s employment agreements, the definitions of “Cause,” “Good Reason,” “Disability,” and “Target Bonus Amount,” are the same as those applicable to Mr. Roehm’s employment agreement set forth above.

Ms. Roth is party to a substantially-similar employment agreement as Mr. Moerbeek and Mr. Stoecker. Based on the assumptions set forth below, Ms. Roth’s severance entitlement would be cash of $1,480,000 and health continuation and outplacement benefits of $92,913.

Messrs. Hanson’s and Hummer’s Employment Agreements

In the event that IEA terminates Mr. Hanson’s or Mr. Hummer’s employment without “cause,” or either executive terminates employment for “good reason,” IEA is required to pay to each his then current base salary in twelve equal monthly installments during the twelve month period immediately following such termination. Additionally, each is entitled to receive a pro-rata portion of his annual bonus for the year in which he is terminated, assuming the applicable goals are satisfied.

For purposes of Messrs. Hanson’s and Mr. Hummer’s employment agreements, the definitions of “Cause,” “Good Reason,” and “Disability” are the same as those applicable to Mr. Roehm’s employment agreement.

Indemnification

Executive officers and directors of IEA have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the transaction.

Summary of Potential Transaction Payments to Executive Officers of IEA

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the transaction that IEA’s executive officers could receive in connection with the transaction, as described more fully above under “—Interests of IEA’s Directors and Executive Officers in the Transaction.’’ Such amounts have been calculated assuming (i) the effective time is October 31, 2022, which is the assumed date of closing of the transaction solely for purposes of the disclosures in this section, (ii) a price equal to $14.00, (iii) the annual base salary and annual target bonus opportunity for each of the executive officers remains unchanged from the amount determined as of the date hereof, (iv) none of IEA’s named executive officers receives any additional equity-based awards following the date hereof, (v) each named executive officer is terminated without “Cause” or resigns for “Good Reason” at or immediately following the effective time, (vi) the golden parachute rules under Section 280G of the Code do not limit the payments, and (vii) each of IEA’s named executive officers has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive such payments and benefits. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of IEA’s named executive officers, if any, may materially differ from the amounts set forth below. The total payments potentially to IEA’s only other executive officer, totals $2,465,931 using the same assumptions.

	Transaction-Related Compensation
	Cash ($)(1)	Equity ($)(2)	Perquisites /Benefits ($) (3)	Total
John Paul Roehm	$5,045,733	$5,942,678	$90,068	$11,078,479
Peter Moerbeek	$2,056,704	$2,255,106	$75,740	$4,387,550
Michael Stoecker	$2,373,973	$2,173,192	$92,913	$4,640,078
Christopher Hanson	$725,000	$1,301,356	$40,068	$2,066,424
Brian Hummer	$690,958	$1,131,172	$40,068	$1,862,198

(1)

These amounts are “double trigger” payments. Amounts shown reflect the severance payments pursuant to each executive’s employment agreement as set forth above. The estimated amount of each such payment included in the Cash column above is set forth in the table below:

	Transaction-Related Compensation
	Cash Severance	Pro Rata Bonus	Total
John Paul Roehm	$4,430,400	$615,333	$5,045,733
Peter Moerbeek	$1,735,344	$321,360	$2,056,704
Michael Stoecker	$2,003,040	$370,933	$2,373,973
Christopher Hanson	$435,000	$290,000	$725,000
Brian Hummer	$414,575	$276,383	$690,958

(2)

These amounts are “single trigger” payments. Amounts shown reflect the sum of the value that each named executive officer could receive in connection with accelerated vesting and settlement of IEA equity awards. The estimated amount of each such payment is set forth in the table below:

	Time-Vesting RSUs ($)	Performance-Vesting RSUs ($)
John Paul Roehm	$3,528,910	$2,413,768
Peter Moerbeek	$1,403,010	$852,096
Michael Stoecker	$1,189,650	$983,542
Christopher Hanson	$798,308	$503,048
Brian Hummer	$722,512	$407,660

(3)

These amounts are “double trigger” payments. Amounts shown reflect the health care continuation outplacement benefits pursuant to each executive’s employment agreement as set forth above. The estimated amount of each such payment included in the Perquisites/Benefits column above is set forth in the table below:

	Perquisites/Benefits
	Healthcare Continuation	Outplacement	Total
John Paul Roehm	$40,068	$50,000	$90,068
Peter Moerbeek	$25,740	$50,000	$75,740
Michael Stoecker	$42,913	$50,000	$92,913
Christopher Hanson	$40,068	—	$40,068
Brian Hummer	$40,068	—	$40,068

Regulatory Approvals Required for the Merger

The obligations of MasTec and IEA to consummate the transaction are subject to, among other conditions, the expiration or earlier termination of the waiting period (and any extension thereof) under the HSR Act. MasTec and IEA filed the notifications required under the HSR Act with the Premerger Notification Office of the Federal Trade Commission and the Antitrust Division of the Department of Justice on Tuesday August 2, 2022. The applicable waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on September 1, 2022.

Material U.S. Federal Income Tax Consequences of the Merger

General

The following summary discusses the material U.S. federal income tax consequences of the merger to U.S. Holders and Non-U.S. Holders (each as defined below, and collectively, referred to as the “Holders”). This summary is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder, published rulings by the Internal Revenue Service (referred to as the “IRS”), and judicial authorities and administrative decisions, all as in effect as of the date of this proxy statement/prospectus, and all of which may change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. The U.S. federal income tax laws are complex and subject to different interpretations. No ruling has been received from the IRS, and no opinion of counsel has been rendered, as to the U.S. federal income tax consequences of the merger. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged.

This summary addresses only the consequences of the exchange of shares of IEA common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be important to a shareholder in light of that Holder’s particular circumstances, or to a Holder subject to special rules, such as:

•	a financial institution, mutual fund or insurance company;

•	a real estate investment trust;

•	a pass-through entity or an investor in a pass-through entity;

•	a tax-exempt organization;

•	a retirement or other tax-deferred account;

•	a dealer, trader or broker in securities;

•	a controlled foreign corporation or passive foreign investment company;

•	a U.S. expatriate;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a Holder who holds IEA common stock as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction;

•	a Holder who acquired IEA common stock pursuant to the exercise of compensatory options or stock purchase plans or otherwise as compensation; or

•	a Holder that does not vote in favor of the merger and properly demands appraisal of its shares of IEA common stock under applicable law.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of IEA common stock, the tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. A partner in a partnership holding shares of IEA common stock should consult its tax advisors regarding the tax consequences of the merger.

This summary of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. In addition, this discussion does not address any alternative minimum tax, non-income tax or state, local or non-U.S. tax consequences of the merger, nor does it address any tax consequences arising under the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto).

Each Holder should consult its own tax advisor to determine the particular tax consequences of the merger to such shareholder in light of such shareholder’s particular circumstances.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of shares of IEA common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state therein or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A U.S. Holder’s receipt of cash and shares of MasTec common stock in exchange for shares of IEA common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the sum of the amount of cash and the fair market value, at the effective time, of the shares of MasTec common stock received by such U.S. Holder in the merger and (2) such U.S. Holder’s adjusted tax basis in the shares of IEA common stock exchanged in the merger.

Any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the IEA common stock immediately prior to the merger is more than one year. In the case of a U.S. Holder who holds shares of IEA common stock with differing tax bases and/or holding periods, gain or loss must be determined separately for each identifiable block of shares of IEA common stock (generally, shares purchased at the same price in the same transaction). For U.S. Holders that are individuals, estates or trusts, long-term capital gain generally is taxed at preferential rates. The deductibility of capital losses is subject to limitations. Each U.S. Holder is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated as a result of the merger.

In addition to regular U.S. federal income tax, certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of any gain or loss realized by such U.S. Holder.

A U.S. Holder will have a tax basis in the shares of MasTec common stock received in the merger equal to the fair market value of such shares at the effective time. The holding period for shares of MasTec common stock received in exchange for shares of IEA common stock in the merger will begin on the date immediately following the closing date.

Non-U.S. Holders

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of shares of IEA common stock that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or, in the case of an individual, a fixed base, maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax in substantially the same manner as if it were realized by a U.S. person, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the merger occurs, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any; or

•

IEA is or has been a “United States real property holding corporation” (as such term is defined in Section 897(c) of the Code and which we refer to as a “USRPHC”) at any time within the shorter of the five-year period preceding the merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock (referred to as the “relevant period”), and, if shares of common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of the outstanding IEA common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at the rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. IEA believes that it is not a USRPHC, and will not have been, a USRPHC at any time during the five-year period preceding the merger.

Backup Withholding and Information Reporting

A U.S. Holder generally will be subject to information reporting with respect to the proceeds received by such U.S. Holder in the merger. In addition, a U.S. Holder may, under certain circumstances, be subject to backup withholding (currently at a rate of 28%) on the proceeds to which such U.S. Holder is entitled in connection with the merger, unless such U.S. Holder provides the appropriate documentation (generally, a properly completed IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption from backup withholding.

The information reporting and backup withholding rules that apply to payments to a U.S. Holder generally will not apply to payments to a Non-U.S. Holder in connection with the merger if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing a properly completed IRS Form W-8BEN or W-8BEN-E) and satisfies certain other requirements or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors regarding these matters.

Backup withholding is not an additional tax. Any amounts withheld from a Holder under the backup withholding rules will generally be allowable as a refund or credit against such Holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS and other applicable requirements are satisfied.

The preceding summary is provided for general informational purposes only and is neither tax advice nor a complete analysis or discussion of all potential tax consequences of the merger relevant to shareholders. Each Holder should consult its own tax advisor to determine the particular tax consequences of the merger to such shareholder in light of such Holder’s particular circumstances.

Accounting Treatment of the Transaction

The merger of MasTec and IEA will be accounted for under the acquisition method of accounting in accordance with ASC 805, and MasTec will be treated as the acquirer of IEA for accounting purposes. Accordingly, MasTec will allocate IEA’s purchase price to the acquired tangible and intangible assets and liabilities of IEA based upon their estimated fair values as of the acquisition date. Any excess purchase price will be recorded as goodwill. No pro forma financial information is included in this document because the acquisition is not significant to MasTec under the rules of the SEC.

Financing of the Transaction

On July 24, 2022, in connection with the merger agreement, MasTec entered into the debt commitment letters with Bank of America and JPMorgan with respect to the financing required by IEA to consummate the merger.

The financing under the debt commitment letters provides for credit facilities in an aggregate principal amount of up to $1.0 billion, consisting of: (i) an agreement to arrange senior unsecured delayed draw term loan facilities in an aggregate principal amount of up to $1.0 billion, of which the Commitment Parties have committed to provide up to $230 million and/or (ii) a commitment to provide 364-day senior unsecured bridge loan facility in an aggregate principal amount of up to $1.0 billion. The commitments under the Bridge Facility shall be reduced on a dollar-for-dollar basis by, among other things, the commitments under the Term Loan Facilities outstanding on the effective date of the Term Loan Facilities documentation.

MasTec and MasTec North America, Inc. will be co-borrowers under the Credit Facilities. Pursuant to the debt commitment letters, BANA agreed to act as the administrative agent, JPMorgan agreed to act as sole syndication agent, and BofA Securities and JPMorgan agreed to act as joint lead arrangers and joint bookrunners for each of the Credit Facilities on the terms and subject to the conditions set forth therein. The covenants, defaults, prepayments, and guarantees for the Credit Facilities are expected to be substantially similar to those under the Amended Existing Credit Agreement, except as otherwise set forth in the debt commitment letters. Each of the Credit Facilities will bear interest at SOFR plus an applicable margin. The Credit Facilities will be unsecured and, so long as the Existing Credit Agreement is amended to remove the guarantee requirements (as described below), will not be guaranteed by any of MasTec’s subsidiaries. Various economic and other terms of the credit facilities are subject to change in the process of syndication.

In connection with the transaction, on August 8, 2022, MasTec commenced an offer to eligible holders of the IEA Notes to exchange any and all of the outstanding IEA Notes for up to an aggregate principal amount of $300 million of new 6.625% Senior Notes due 2029 to be issued by MasTec. Concurrently with the Exchange Offer, MasTec is soliciting consents with respect to the IEA Notes to eliminate or modify certain of the covenants, restrictive provisions and events of default in the existing indenture governing the IEA Notes. Neither the Exchange Offer nor the Consent Solicitation is required by IEA to consummate the merger, and the consummation of each is conditioned upon the consummation of the merger. MasTec may complete the Exchange Offer regardless of whether it completes the Consent Solicitation. This proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of MasTec, IEA or the IEA Issuer. It does not constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of MasTec, IEA or the IEA Issuer shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

MasTec is also seeking to amend its Existing Credit Agreement, to, among other things, release the existing guarantees thereof and remove the existing requirement that certain subsidiaries guarantee the obligations thereunder.

The debt commitment letters contain conditions to funding of the debt financing customary for commitments of this type, including but not limited to:

•	consummation of the merger pursuant to the merger agreement;

•	the absence of a material adverse effect on IEA and its subsidiaries;

•	solvency of MasTec on a consolidated basis after giving effect to the merger and the transactions contemplated by the debt commitment letters;

•	delivery of customary financial information;

•	the accuracy of certain specified representations and warranties in the merger agreement and the credit agreement governing the Credit Facilities; and

•	with respect to the Bridge Facility, the requirement that the closing date not occur prior to the 60th day after the effective date of the bridge facility commitment letter.

Appraisal Rights

General. Holders of IEA common stock will become holders of MasTec common stock as a result of the merger. Holders of IEA common stock will be entitled to appraisal rights under Section 262 of the DGCL in connection with the merger.

If you hold one or more shares of IEA common stock, you are entitled to appraisal rights under Delaware law and have the right to have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of completion of the merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such IEA stockholder awarded “fair value” for its, his or her shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration.

The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement/prospectus as Annex F. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of IEA common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders as in the case of approval of the merger agreement proposal, IEA, not less than 20 days prior to the meeting, must notify each stockholder who was an IEA stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes the required notice, and the copy of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex F. A holder of IEA common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex F carefully and consult with legal advisors. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration.

How to Exercise and Perfect Your Appraisal Rights. IEA stockholders wishing to exercise the rights to seek an appraisal of their shares must do ALL of the following:

•

you must not vote in favor of approval of the merger agreement proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of approval of the merger agreement proposal, if you submit a proxy and wish to exercise your appraisal rights, you must instruct the proxy to vote your shares against approval of the merger agreement proposal or abstain from voting your shares on the approval of the merger agreement proposal;

•

you must deliver to IEA a written demand for appraisal before the vote on the approval of the merger agreement proposal at the special meeting and be a stockholder of record at the time of the making of such demand;

•	you must continuously hold the shares from the date of making the demand through the effective time of the merger; and

•

you or the surviving company in the merger (or any other stockholder that has properly demanded appraisal rights and is otherwise entitled to appraisal rights) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the IEA stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of IEA common stock within the time prescribed in Section 262 of the DGCL.

Voting, virtually or by proxy, against, abstaining from voting on or failing to vote on the approval of the merger agreement proposal will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights. A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform IEA of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. Non-record owners may not directly make appraisal demands to IEA. The non-record owner must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of IEA common stock as a nominee for others, may exercise appraisal rights with respect to the shares of IEA common stock held for one or more non-record owners, while not exercising this right for other non-record owners. In that case, the written demand should state the number of shares of IEA common stock as to which appraisal is sought. Where no number of shares of IEA common stock is expressly mentioned, the demand will be presumed to cover all shares of IEA common stock held in the name of the record owner.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

If you own shares of IEA common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in making the demand, such person is acting as agent for the record owner. If you hold shares of IEA common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand, executed as set forth above, to:

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

6325 Digital Way, Suite 460

Indianapolis, Indiana 46278

(800) 688-3775

Attention: Secretary

Actions After Completion of the Merger. If the merger is consummated, the surviving company in the merger will give written notice that the merger has become effective within 10 days after the effective time of the merger to each stockholder that did not vote in favor of the merger agreement and delivered a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective time of the merger, any stockholder that did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw such demand and to accept the merger consideration in accordance with the merger agreement for his, her or its shares of common stock. Within 120 days after the effective time of the merger, but not later, any stockholder that has complied with the requirements of Section 262 of the DGCL, or the surviving company in the merger, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the merger in the case of a petition filed by a stockholder, demanding a determination of the value of the shares of IEA common stock held by all such stockholders. The surviving company in the merger is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised and have otherwise complied with the requirements of Section 262 of the DGCL, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder that has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the surviving company in the merger, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the approval of the merger agreement proposal and with respect to which IEA has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company in the merger must mail this statement within the later of 10 days of receipt by the surviving company in the merger of the request therefor or 10 days after expiration of the period for delivery of demands for appraisal. If you are the non-record owner of shares of stock held in a voting trust or by a nominee on your behalf, you may, in your own name, file an appraisal petition or request from the surviving company in the merger the statement described in this paragraph.

If a petition for appraisal is duly filed, and a copy of the petition is delivered to the surviving company in the merger, the surviving company in the merger will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Register in Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder who fails to comply with this direction. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of IEA common stock owned by such stockholders in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of IEA common stock at the effective time of the merger held by all stockholders who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates or, in the case of book-entry shares, forthwith.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of your shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. MasTec and the surviving company in the merger do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of IEA common stock is less than the merger consideration.

If no party files a petition for appraisal within 120 days after the effective time of the merger, then all stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs against the parties as the Delaware Court of Chancery deems to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the IEA shares subject to that demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of IEA shares as of a record date prior to the effective time of the merger.

Any stockholder that has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving corporation, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving company in the merger. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery and such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger within 60 days after the effective time of the merger. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the merger consideration, without interest thereon.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are an IEA stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Listing of MasTec Shares to be Issued in the Merger

MasTec will use reasonable best efforts to cause the MasTec common stock issuable in the transactions to be authorized for listing on the NYSE, subject to official notice of issuance, prior to the closing date. MasTec will also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement.

Delisting and Deregistration of IEA Common Stock and IEA SPAC Warrants

To the extent requested by MasTec, prior to the closing, IEA will cooperate with MasTec and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done, all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the Nasdaq to enable the de-listing by the surviving corporation of the shares of IEA common stock from the Nasdaq as promptly as practicable after the effective time and the deregistration of the IEA common stock under the Exchange Act at the effective time.

THE AGREEMENTS

The following summary describes certain material provisions of the merger agreement and the voting agreements entered into in connection with the transaction, and is qualified in its entirety by reference to those agreements. Copies of the merger agreement and the voting agreements are attached to this proxy statement/prospectus as Annexes A, B, C and D, respectively, and are incorporated by reference into this proxy statement/prospectus. The voting agreements are filed as exhibits to the registration statement to which this proxy statement/prospectus relates and are incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the agreements that may be important to you. We encourage you to carefully read each of the agreements in its entirety for a more complete understanding of the transaction.

Description of the Merger Agreement

This section of this proxy statement/prospectus describes certain material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this proxy statement/prospectus. We urge you to read the entire merger agreement.

The merger agreement and the discussion under the heading “The Agreements – Description of the Merger Agreement” have been included to provide you with information regarding the terms of the merger agreement. They are not intended to provide any other factual information about IEA, MasTec or Merger Sub. That information can be found elsewhere in this proxy statement/prospectus and in the other public filings made by IEA and MasTec with the SEC, which are available without charge at www.sec.gov. See “Where You Can Find More Information” beginning on page 115 and “Incorporation of Certain Documents by Reference” beginning on page 113.

On July 24, 2022, MasTec entered into the merger agreement with IEA and Merger Sub. The merger agreement provides, among other things, for the merger of Merger Sub with and into IEA with IEA surviving the merger as a wholly-owned subsidiary of MasTec and the issuance to IEA stockholders of shares of MasTec common stock and cash as described below in “The Agreements – Transaction Structure – Consideration in the Merger.”

Transaction Structure

The parties do not intend that the consummation of the transactions contemplated by the merger agreement, including the merger, will require a vote of the holders of MasTec common stock, and each of IEA and MasTec will use reasonable best efforts to avoid taking any action that would reasonably be expected to require such vote to be obtained.

Closing of the Transaction

The closing of the transaction will take place at 9:00 a.m. Eastern Time in New York City on the third business day after the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction of such conditions or, to the extent permitted by applicable law, waiver of such conditions), unless another date, time or place is agreed to in writing by MasTec and IEA; provided that, the closing will not occur sooner than September 22, 2022.

Consideration in the Merger

In the merger, each share of IEA common stock issued and outstanding immediately prior to the merger will automatically be converted into the right to receive (i) $10.50 in cash, without interest and (ii) 0.0483 of a validly issued, fully paid and nonassessable share of MasTec common stock.

IEA stockholders are entitled to appraisal rights under the DGCL in connection with the merger only to the extent described herein. See “Appraisal Rights” beginning on page 74.

Treatment of Stock Options, Warrants and Other Equity-Based Awards

Stock Options

Each IEA stock option, whether vested or unvested, that is outstanding immediately prior to the effective time, will, at the effective time, be cancelled and converted into the right to receive: (i) an amount in cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (x) 75% of the excess of $14.00 over the exercise price per share of IEA common stock under such IEA stock option and (y) the number of shares of IEA common stock subject to such IEA stock option, and (ii) a number of shares of MasTec common stock equal to the product of (x) the product of (A) 25% of the excess of $14.00 over the exercise price per share of IEA common stock under such IEA stock option and (B) 0.0138 and (y) the number of shares of IEA common stock subject to such IEA stock option, with any such cash payment to be paid and any such shares of MasTec common stock to be issued to each holder promptly after the effective time, but in any event no later than the fifth business day after the effective time. Any IEA stock option with an exercise price per share as of the effective time that is greater than or equal to $14.00 will be cancelled without any cash payment being made in respect thereof.

Restricted Stock Units

Each restricted stock unit that vests solely based on the passage of time with respect to shares of IEA common stock, whether vested or unvested, that is outstanding immediately prior to the effective time, will, at the effective time, be cancelled and converted into the right to receive (i) an amount in cash (without interest, and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (x) the cash consideration and (y) the number of shares of IEA common stock subject to such restricted stock unit and (ii) a number of shares of MasTec common stock equal to the product obtained by multiplying (x) the stock consideration and (y) the number of shares of IEA common stock subject to such restricted stock unit, with any such cash payment to be paid and any such shares of MasTec common stock to be issued to each holder promptly after the effective time, but in any event no later than the fifth business day after the effective time.

Performance Stock Units

Each performance stock unit that vests in whole or in part based on the achievement of one or more performance goals with respect to shares of IEA common stock, whether vested or unvested, that is outstanding immediately prior to the effective time, will, at the effective time, be cancelled and converted into the right to receive (i) an amount in cash (without interest, and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (x) the cash consideration and (y) the number of shares of IEA common stock subject to such performance stock unit assuming the target level of performance is achieved and (ii) a number of shares of MasTec common stock equal to the product obtained by multiplying (x) the stock consideration and (y) the number of shares of IEA common stock subject to such performance stock unit assuming the target level of performance is achieved, with any such cash payment to be paid and any such shares of MasTec common stock to be issued to each holder promptly after the effective time, but in any event no later than the fifth business day after the effective time.

Anti-Dilution Warrants

Each outstanding anti-dilution warrant will, immediately prior to the effective time, be cancelled and the registered holder thereof will be entitled to receive (i) an amount in cash, without interest, equal to the product obtained by multiplying (x) the cash consideration and (y) the number of shares of IEA common stock then issuable upon exercise of the anti-dilution warrant and (ii) a number of shares of MasTec common stock equal to product obtained by multiplying (x) the stock consideration and (y) the number of shares of IEA common stock then issuable upon exercise of the anti-dilution warrant, in each case as if the registered holder had exercised the anti-dilution warrant in full immediately prior to the effective time and acquired the applicable number of shares of IEA common stock then issuable thereunder as a result of such exercise.

Pre-Funded Warrants

Each pre-funded warrant that is outstanding as of immediately prior to the effective time will, at the effective time, be deemed exercised in full as a “cashless exercise” and the holder thereof will be entitled to receive (i) an amount in cash, without interest, equal to the product obtained by multiplying (x) the cash consideration and (y) the number of shares of IEA common stock then issuable upon exercise in full of the pre-funded warrant as a cashless exercise and (ii) a number of shares of MasTec common stock equal to product obtained by multiplying (x) the stock consideration and (y) the number of shares of IEA common stock then issuable upon exercise in full of the pre-funded warrant as a cashless exercise, in each case, calculated in accordance with and subject to the terms and conditions of the pre-funded warrant.

SPAC Warrants

Each outstanding SPAC warrant will, at the effective time, cease to represent a SPAC warrant in respect of shares of IEA common stock and will become a SPAC warrant exercisable for the merger consideration. If a holder properly exercises a SPAC warrant within 30 days following the public disclosure of the consummation of the merger pursuant to a current report on Form 8-K, the warrant price (as defined in the SPAC Warrant Agreement) with respect to such exercise will be reduced by an amount (in dollars) equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (x) the per share consideration (as defined in the SPAC Warrant Agreement) minus (y) the Black-Scholes warrant value (as defined in the SPAC Warrant Agreement).

Series B Warrants

Each outstanding Series B warrant will, immediately prior to the effective time, be cancelled and the registered holder thereof will be entitled to receive (i) an amount in cash, without interest, equal to the product obtained by multiplying (x) the cash consideration and (y) the number of shares of IEA common stock then issuable upon exercise of the Series B warrant and (ii) a number of shares of MasTec common stock equal to product obtained by multiplying (x) the stock consideration and (y) the number of shares of IEA common stock then issuable upon exercise of the Series B warrant, in each case as if the registered holder had exercised the Series B warrant in full immediately prior to the effective time and acquired the applicable number of shares of IEA common stock then issuable thereunder as a result of such exercise.

Exchange and Payment Procedures in the Merger

Prior to the effective time, MasTec will enter into an agreement (in a form reasonably acceptable to the IEA) with IEA’s transfer agent to act as an exchange agent (referred to as the “exchange agent”) for the purpose of paying the merger consideration payable in respect of shares of IEA common stock converted into merger consideration pursuant to the merger agreement and the fractional share cash consideration. Prior to or as of the effective time, MasTec will deposit (or cause to be deposited) with the exchange agent (i) cash in an amount sufficient to make all payments of the cash consideration in respect of shares of IEA common stock pursuant to the merger agreement, (ii) the aggregate fractional share cash consideration payable in the merger to holders of shares of IEA common stock and (iii) evidence of MasTec common stock in book-entry form representing the number of shares of MasTec common stock sufficient to deliver the aggregate stock consideration payable in the merger to holders of shares of IEA common stock.

Promptly after the effective time and in any event not later than the third business day following the effective time, the surviving corporation will cause the exchange agent to mail to each holder of record of an outstanding certificate or outstanding certificates that immediately prior to the effective time represented outstanding shares of IEA common stock that were converted into the right to receive the merger consideration with respect thereto pursuant to the merger agreement, (i) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the certificates held by such person will pass, only upon proper delivery of the certificates to the exchange agent) and (ii) instructions for use in effecting the surrender of such certificates in exchange for the merger consideration payable with respect thereto pursuant to the merger agreement and the fractional share cash consideration payable pursuant to the merger agreement. Upon surrender of a certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such certificate will be entitled to receive in exchange therefor the merger consideration for each share of IEA common stock formerly represented by such certificate (subject to deduction for any required withholding tax), and the certificate so surrendered will forthwith be cancelled and the shares of MasTec common stock issued in connection with the foregoing will be in non-certificated book-entry form. Promptly after the effective time and in any event not later than the third business day following the effective time, the surviving corporation will cause the exchange agent to mail to each holder of record immediately prior to the effective time of uncertificated shares of IEA common stock represented by book entry customary instructions for use in effecting the surrender of book-entry shares in exchange for the merger consideration payable with respect thereto pursuant to the merger agreement and the fractional share cash consideration payable pursuant to the merger agreement. Upon receipt by the exchange agent of an “agent’s message” in customary form, and such other evidence of surrender, if any, as the exchange agent may reasonably request in respect of book-entry shares, the holder thereof will be entitled to receive in exchange therefore the merger consideration and the fractional share cash consideration payable pursuant to the merger agreement with respect to each share of IEA common stock formerly represented by such book-entry shares (subject to deduction for any required withholding tax) and the shares of MasTec common stock issued in connection with the foregoing will be in non-certificated book-entry form. No interest will be paid or accrued for the benefit of holders of certificates or book-entry shares on the merger consideration payable in respect of certificates or book-entry shares.

At any time following the date that is 12 months after the effective time, the surviving corporation will be entitled to require the exchange agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the exchange agent and which have not been disbursed to holders of certificates or book-entry shares, and thereafter such holders will be entitled to look to MasTec and the surviving corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the merger consideration (and any dividends or other distributions payable with respect thereto pursuant to the merger agreement and cash in lieu of any fractional shares payable with respect thereto pursuant to the merger agreement) payable upon due surrender of their certificate or book-entry shares.

Certain Representations and Warranties

The merger agreement contains customary representations and warranties made by MasTec, Merger Sub and IEA to each other. The representations and warranties in the merger agreement were made as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract among MasTec, IEA and Merger Sub and may be subject to important qualifications and limitations agreed to by MasTec and IEA in connection with negotiating the terms of the merger agreement. Additionally, subject to certain exceptions, the representations and warranties made by MasTec, Merger Sub and IEA in the merger agreement are qualified by the information disclosed by MasTec or IEA, respectively, with the SEC at least two business days prior to the date of the merger agreement, excluding any risk factor disclosures, disclosure of risks in any “forward-looking statements” disclaimer and other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality (including, in many cases, “material adverse effect”) different from those generally applicable to shareholders and in some cases may be qualified by disclosures made by one party to the other in disclosure letters delivered by such party to the other, which are not necessarily reflected in the merger agreement or were used for the purpose of allocating risk between MasTec and IEA rather than establishing matters as facts. Finally, information concerning the subject matter of the representations and warranties in the merger agreement may have changed since the date of the merger agreement, which may or may not be fully reflected in MasTec’s and IEA’s public disclosures. MasTec and IEA will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement, and will update such disclosure as required by federal securities laws. The representations and warranties in the merger agreement do not survive the effective time. For the foregoing reasons, you should not rely on the representations and warranties in the merger agreement as statements of factual information. Some of the more significant representations and warranties that MasTec and IEA each made to the other relate to:

•	valid existence, corporate authority to conduct business and good standing, including with respect to its subsidiaries;

•	corporate authority to enter into the merger agreement and to consummate such transaction;

•	approval of the merger agreement and the transaction by its respective board;

•	required governmental approvals;

•

absence of conflict with or breach of organizational documents, certain agreements and applicable law resulting from the execution and delivery of the merger agreement and the consummation of the transaction (referred to as the “noncontravention representation”);

•	capital stock, stock options and other equity interests, to the extent applicable to such party;

•	SEC filings;

•	internal controls and procedures;

•	financial statements;

•	absence of certain changes or events;

•	absence of certain undisclosed liabilities;

•	compliance with applicable laws and possession of necessary permits and licenses;

•	litigation; and

•	broker fees.

In addition, (i) IEA has made representations to MasTec relating to employee benefits, labor matters, environmental matters, taxes, existence and validity of, and compliance with, material contracts, customers and suppliers, insurance, interests in real and leased property, intellectual property, international trade law compliance, the inapplicability of state anti-takeover statutes, the opinion of its financial advisor, and surety bonds and (ii) MasTec has made representations to IEA regarding MasTec’s financial ability and its debt financing.

Definition of “Material Adverse Effect”

For purposes of the merger agreement, a “material adverse effect” with respect to a party and its subsidiaries is defined to mean any effect, change, circumstance, development, occurrence or event that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets, liabilities or results of operations of such party and its subsidiaries, taken as a whole. However, for purposes of determining whether there has been or there would or could be a material adverse effect with respect to a party and its subsidiaries, no event, change, circumstance, development, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, will be taken into account:

•

any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world (provided, that to the extent such event, change, circumstance, development, occurrence or effect disproportionately impacts such party and its subsidiaries, taken as a whole, as compared to other participants in the industries and geographic areas in which such party and its subsidiaries operate (and provided that in such event, only the incremental disproportionate adverse impact will be taken into account when determining whether there has been a “material adverse effect” under the merger agreement));

•

any changes or developments generally affecting any of the industries in which such party or its subsidiaries operate (provided, that to the extent such event, change, circumstance, development, occurrence or effect disproportionately impacts such party and its subsidiaries, taken as a whole, as compared to other participants in the industries and geographic areas in which such party and its subsidiaries operate (and provided that in such event, only the incremental disproportionate adverse impact will be taken into account when determining whether there has been a “material adverse effect” under the merger agreement));

•

any changes in any applicable laws or any changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing (provided, that to the extent such event, change, circumstance, development, occurrence or effect disproportionately impacts such party and its subsidiaries, taken as a whole, as compared to other participants in the industries and geographic areas in which such party and its subsidiaries operate (and provided that in such event, only the incremental disproportionate adverse impact will be taken into account when determining whether there has been a “material adverse effect” under the merger agreement));

•

any change in the market price or trading volume of such party’s stock, in and of itself (provided, that the event, change, circumstance, development, occurrence or effect underlying such change that are not otherwise excluded from the definition of “material adverse effect” may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a material adverse effect);

•

any failure by such party to meet internal or published projections, forecasts, revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “material adverse effect” may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become a material adverse effect);

•

political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflicts, declared or undeclared wars, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions (provided, that to the extent such event, change, circumstance, development, occurrence or effect disproportionately impacts such party and its subsidiaries, taken as a whole, as compared to other participants in the industries and geographic areas in which such party and its subsidiaries operate (and provided that in such event, only the incremental disproportionate adverse impact will be taken into account when determining whether there has been a “material adverse effect” under the merger agreement));

•

any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions (provided, that to the extent such event, change, circumstance, development, occurrence or effect disproportionately impacts such party and its subsidiaries, taken as a whole, as compared to other participants in the industries and geographic areas in which such party and its subsidiaries operate (and provided that in such event, only the incremental disproportionate adverse impact will be taken into account when determining whether there has been a “material adverse effect” under the merger agreement));

•

any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions (provided, that to the extent such event, change, circumstance, development, occurrence or effect disproportionately impacts such party and its subsidiaries, taken as a whole, as compared to other participants in the industries and geographic areas in which such party and its subsidiaries operate (and provided that in such event, only the incremental disproportionate adverse impact will be taken into account when determining whether there has been a “material adverse effect” under the merger agreement));

•

(a) the announcement of the merger agreement and the transactions contemplated by the merger agreement, including the initiation of litigation by any person with respect to the merger agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of such party and its subsidiaries due to the announcement and performance of the merger agreement or the identity of the parties to the merger agreement; (b) the performance of the merger agreement and the transactions contemplated by the merger agreement; or (c) any action taken by such, or which such party causes to be taken by any of its subsidiaries, in each case which is required in connection with the merger agreement (provided, that the exception in this clause will not apply with respect to any representation and warranty in such party’s noncontravention representation, IEA’s 280G representation, its intellectual property rights representation or its data privacy representation to the extent addressing the impact of the execution, delivery or performance of the merger agreement or the transactions contemplated by the merger agreement and to the extent related to such representations and warranties, the condition set forth in the closing condition in connection with the accuracy of the representations and warranties of such party); and

•	any action taken (or omitted to be taken) at the written request of the other party.

Conduct of IEA’s Business Pending the Transaction

Prior to the effective time, except as expressly required by the merger agreement, as disclosed in the disclosure letter, as required by applicable law (including any public health measures) or as otherwise taken in good faith by IEA or any of its subsidiaries in response to COVID-19 or unless MasTec otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), IEA agreed that it will, and will cause each of its subsidiaries to, conduct their respective business in the ordinary course of business in all material respects and use reasonable best efforts to preserve substantially intact their respective business organizations and material assets, to keep available the services of its and its subsidiaries’ current officers and key employees, to preserve their respective present relationships with material customers and material suppliers and comply in all material respects with all applicable laws.

Except as expressly required by the merger agreement, as disclosed in the disclosure letter, as required by applicable law (including any public health measures) or unless MasTec otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), IEA will not, and IEA will cause each of its subsidiaries not to:

•

amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments (other than amendments to the governing documents of any wholly-owned subsidiary of IEA that would not prevent, materially delay or materially impair the merger or the other transactions contemplated by the merger agreement);

•

amend or otherwise change or grant any waiver under the SPAC Warrant Agreement, the Series B warrant agreement, the pre-funded warrant agreement or any other contracts to which IEA or any of its subsidiaries is a party with respect to the IEA warrants;

•

issue, deliver, sell, pledge, dispose of or encumber any shares of IEA’s or any of its subsidiaries’ capital stock or securities convertible into or exchangeable for any such equity interests, or any rights, warrants or options to acquire any such equity interests or other convertible securities of IEA or any of its subsidiaries or any other securities in respect of, in lieu of, or in substitution for IEA’s or any of its subsidiaries’ capital stock, or grant to any person any right to acquire any shares of IEA’s or any of its subsidiaries’ capital stock, except (A) pursuant to the exercise of IEA stock options or IEA warrants or settlement of other awards outstanding as of the date of the merger agreement (or permitted hereunder to be granted after the date of the merger agreement) and in accordance with the terms of such instruments as in effect as of the date of the merger agreement; (B) the issuances in accordance with the terms of the equity commitment agreements and the preferred stock exchange agreement in effect as of the date of the merger agreement of anti-dilution warrants to purchase no more than 813,288 shares of IEA common stock; and (C) transactions solely between IEA and a wholly-owned subsidiary of IEA or solely between wholly owned subsidiaries of IEA;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to IEA’s or any of its subsidiaries’ capital stock (except for any dividend or distribution by a wholly-owned subsidiary of IEA to IEA or to other wholly-owned subsidiaries of IEA);

•

adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of IEA or any of its non-wholly-owned subsidiaries (except for cashless exercises or similar transactions pursuant to the exercise of IEA stock options or IEA warrants or settlement of IEA restricted stock units and IEA performance stock units outstanding as of the date of the merger agreement and, in each case, in accordance with the terms of such instruments as in effect as of the date of the merger agreement (as applicable)), or reclassify, combine, split, subdivide or otherwise amend the terms of their respective capital stock;

•

(A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of $10,000,000 individually or $25,000,000 in the aggregate, other than purchases of supplies and other assets in the ordinary course of business or as required pursuant to commitments under existing contracts or after written notice (including email) to MasTec, purchases of assets necessary to be purchased to address an operational emergency during the two-day period after the commencement of such emergency; or (B) sell, license, lease or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets (other than the sale of inventory and other assets, and the grant of non-exclusive licenses, in the ordinary course of business);

•	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

except as set forth in the disclosure letter, enter into, materially amend or modify or terminate (other than terminations without material penalty or loss of material benefit to IEA), or grant any material consent, or waive any material right under, (A) any material contract, any other contract that, if in effect as of the date of the merger agreement, would constitute a material contract or any material contract with a material customer, in each case (except with respect to any contract that (u) restricts in any material respect the ability of IEA or any of its subsidiaries to freely engage in or compete in any line of its business with any person or anywhere in the world or during any period of time, (v) grants or obligates IEA or any of its subsidiaries to grant any “most favored nations” pricing provision or similar rights, and/or (w) restricts in any material respect the ability of IEA or any of its subsidiaries to engage suppliers, customers or other persons with which IEA and its subsidiaries may do business (other than restrictions on the solicitation or hiring of employees or consultants entered into in the ordinary course of business in all material respects), including “exclusivity,” rights of first refusal or offer or any similar requirement or right in favor of any third party; or with respect to any contract that (x) relates to the acquisition (whether by merger, sale of equity interests, sale of assets, capital contribution or otherwise) by IEA or any of its subsidiaries of any corporation, partnership or other business, organization or division thereof after the date of the merger agreement for total potential consideration (including “earnouts” and other contingent or deferred consideration) of more than $25,000,000 in the aggregate, (y) relates to the disposition (whether by merger, sale of equity interests, sale of assets, capital contribution or otherwise) by IEA or any of its subsidiaries of any corporation, partnership or other business, organization or division thereof after the date of the merger agreement, for potential consideration of more than $5,000,000 or (z) contains a put, call, right of first refusal or similar right pursuant to which IEA or any of its subsidiaries could be required to acquire or dispose of, as applicable, any of the foregoing) other than in the ordinary course of business (including ordinary course change orders); (B) any contract that would require approval of the bid review committee of the IEA board pursuant to the terms of the charter of such committee in effect as of the date of the merger agreement; (C) any customer contract relating primarily to the civil division of IEA and its subsidiaries, reasonably likely to involve payments to or from IEA and its subsidiaries in excess of $95,000,000; or (D) any contract with a duration reasonably likely to exceed 24 months, that is not terminable by IEA upon 30 days’ written notice (or less) without penalty;

•

make, or agree or commit to make, any capital expenditure, except (A) in accordance with the capital expenditure budget set forth in the disclosure letter, plus a 7% variance for each principal category set forth in such capital expenditure budget; (B) capital expenditures necessary to address operational emergencies; or (C) as required by law or a governmental entity; provided, that in the case of clauses (B) and (C), IEA will, to the extent practicable, prior to taking any of the actions contemplated thereby, consult with MasTec and will provide MasTec with notice of such action taken as soon as reasonably practicable thereafter;

•

except as permitted in the disclosure letter or in accordance with the capital expenditure budget set forth in the disclosure letter (plus a 7% variance for each principal category set forth in such capital expenditure budget), (A) make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of IEA); (B) incur, assume, endorse, issue, sell, guaranty or otherwise become liable for or modify the terms of any indebtedness (except that (i) IEA may incur borrowings under IEA’s revolving credit facility included as of the date of the merger agreement under the existing IEA credit agreement in the ordinary course of business, provided, that no more than $100,000,000, in the aggregate, for borrowed money is outstanding under such revolving credit facility at any time, and (ii) IEA may post letters of credit under IEA’s revolving credit facility included as of the date of the merger agreement under the existing company credit agreement, or enter into parent guarantees, to customers in support of performance by IEA and/or its wholly owned subsidiaries under contracts in the ordinary course of business); (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than (i) a guaranty by IEA of obligations of its subsidiaries or (ii) a guaranty by IEA of obligations of its joint ventures so long as such guaranty together with all other guaranties by IEA of its joint ventures entered into after the date of the merger agreement do not exceed $1,000,000 in the aggregate); (D) post or permit to be posted surety bonds in respect of which IEA or any of its subsidiaries have any contingent liability other than surety bonds posted to customers in support of performance by IEA and/or its subsidiaries under contracts; (E) enter into any “keep well” or other contract to maintain any financial condition of any other person (other than any wholly owned subsidiary of IEA); (F) repurchase or repay any indebtedness, other than the repayment of indebtedness under IEA’s existing revolving credit facility under the existing company credit agreement; or (G) incur or assume any obligations with respect to any deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), any conditional sale or other title retention agreement with respect to acquired property, any lease that is required under GAAP to be recorded as a capital lease or finance lease (excluding leases required to be recorded under GAAP as operating leases), or any purchase money financing or other indebtedness incurred in connection with the purchase or lease of equipment;

•

except to the extent required by applicable law, any IEA plan listed in the disclosure letter or as contemplated by the merger agreement, (A) increase in any manner the compensation (including severance, change-in-control and retention compensation) or benefits of any employee or director of IEA or any of its subsidiaries, except for increases in base salary or wage rates of employees (other than executive officer employees) of up to 5% in the ordinary course of business in connection with IEA’s annual merit review process or in connection with promotions of any employee (other than executive officer employees) or, after written notice (including email) to MasTec, providing overtime pay to non-executive employees to be paid to address an operational emergency during the two-day period after the commencement of such emergency; (B) establish, amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than renewals of health plans in the ordinary course of business) with or for the benefit or its employees or directors; (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any IEA stock options, IEA restricted stock units, IEA performance stock units or other stock-based compensation; (D) hire any new executive officer or any new employee who is not an executive officer other than any non-executive officer employee with a target base salary of not more than $250,000 or terminate any executive officer, other than for cause; or (E) other than in the ordinary course of business, enter into, amend, extend or renew a labor agreement;

•

implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

•

compromise, settle or agree to settle any action (including any action relating to the merger agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements that involve only the payment of money damages (A) for an amount (in excess of insurance proceeds) for each such compromise or settlement that is, individually, less than $1,000,000 and for all such compromises or settlements that is, in the aggregate, less than $5,000,000 or (B) consistent with the reserves reflected in IEA’s balance sheet at March 31, 2022;

•

(A) make, change or revoke any material election with respect to taxes; (B) change any annual tax accounting period; (C) adopt or change any material method of tax accounting; (D) amend any material tax return; (E) surrender any right to claim a material tax refund; (F) consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment (except in the ordinary course of business); or (G) agree to settle any material tax claim or assessment;

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abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any IEA registered intellectual property, or grant any right or license to any IEA registered intellectual property other than pursuant to non-exclusive licenses entered into in the ordinary course of business;

•	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

•	enter into, materially amend or modify or terminate any leases of real property for which the annual rental exceeds $10,000,000.

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engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of IEA or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC; or

•	agree to take any of the foregoing actions.

Conduct of MasTec’s Businesses Pending the Transaction

Prior to the effective time, except as expressly required by the merger agreement, as required by applicable law (including any public health measures) or as otherwise taken in good faith by IEA or any of its subsidiaries in response to COVID-19 or unless IEA otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), MasTec agreed that it will, and will cause each of its subsidiaries to, use reasonable best efforts to preserve substantially intact their respective business organizations and material assets, to keep available the services of its and its subsidiaries’ current officers and key employees, to preserve their respective present relationships with material customers and material suppliers and comply in all material respects with all applicable laws.

Except as expressly required by the merger agreement, as required by applicable law (including any public health measures), or unless IEA otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), MasTec will not:

•

amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments that would prevent, materially delay or materially impair the merger or the other transactions contemplated by the merger agreement;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the shares of MasTec common stock;

•	adjust, split, combine, redeem, reclassify, combine, subdivide or otherwise amend the terms of the shares of MasTec common stock;

•	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of MasTec; or

•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Prior to the earlier of the effective time and the termination of the merger agreement in accordance with its terms, and except as may otherwise be required by applicable law, required by the merger agreement or with the prior written consent of IEA (which consent will not be unreasonably withheld, conditioned or delayed), each of MasTec and Merger Sub agreed that it will not, directly or indirectly, make, or agree to make, any acquisition (whether by merger, consolidation or acquisition of stock or assets or otherwise) of any corporation, partnership or other business, organization or division thereof that would reasonably be expected to materially adversely affect or materially delay the ability of MasTec or Merger Sub to consummate the merger.

Restrictions on IEA’s Solicitation of Acquisition Proposals

On July 24, 2022, IEA agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any alternative acquisition proposal including, but not limited to, terminating the access to any existing electronic data rooms and ceasing to contact or communicate with other bidders.

In addition, IEA agreed, subject to the terms of the merger agreement, that neither it nor any of its subsidiaries will, and that it will cause its subsidiaries and IEA’s and its subsidiaries’ respective directors, officers, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

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initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an alternative acquisition proposal or the making of any proposal that would reasonably be expected to lead to an alternative acquisition proposal;

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furnish any nonpublic information regarding IEA or any of its subsidiaries or afford access to the business, properties, assets, employees, consultants, books or records of IEA or any of its subsidiaries to any person that is reasonably expected to make, or has made, an alternative acquisition proposal; and

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subject to certain exceptions, engage or participate in any negotiations or discussions concerning, or provide or cause to be provided any nonpublic information or data relating to IEA or any of its subsidiaries in connection with, an alternative acquisition proposal.

Notwithstanding the foregoing restrictions, at any time prior to obtaining the IEA stockholders’ approval of the transaction, IEA may, in response to an unsolicited bona fide written alternative acquisition proposal that did not result from a breach of the merger agreement and that the IEA board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to lead to a superior proposal, (i) furnish information with respect to IEA and its subsidiaries to the person making such alternative acquisition proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the certain confidentiality agreement between IEA and MasTec (except for such changes specifically necessary in order for IEA to be able to comply with its obligations under the merger agreement and it being understood that IEA may enter into a confidentiality agreement without a standstill provision) and (ii) participate in discussions or negotiations with such person and its representatives regarding such alternative acquisition proposal; provided, that IEA will promptly provide or make available to MasTec any material non-public information concerning IEA or any of its subsidiaries that is provided to the person making such alternative acquisition proposal or its representatives which was not previously provided or made available to MasTec but in each case referred to in the foregoing clauses (i) and (ii), only if the IEA board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

IEA will promptly (and in any event within 24 hours) advise MasTec orally and in writing of (i) any alternative acquisition proposal, (ii) any request for non-public information relating to IEA or its subsidiaries, other than requests for information not related to, and not reasonably expected to lead to, an alternative acquisition proposal and (iii) any inquiry or request for discussion or negotiation, or any inquiry or request related to, or that would reasonably be expected to result in or lead to, an alternative acquisition proposal, including in each case the identity of the person making any such alternative acquisition proposal, inquiry or request and the material terms of any such alternative acquisition proposal, inquiry or request and copies of material communications received by IEA or any of its representatives from such person or its representatives related thereto and thereafter will keep MasTec informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including any material amendments or proposed amendments as to price, proposed financing and other material terms thereof and provide MasTec with copies of all material communications received by IEA or any of its representatives from such person or its representatives related thereto.

An “alternative acquisition proposal” means any inquiry, proposal or offer from, or indication of interest in making a proposal or offer by, any person or group of persons other than MasTec or one of its subsidiaries relating to any transaction or series of related transactions (other than the transactions contemplated by the merger agreement), involving: (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of IEA (or any subsidiary or subsidiaries of IEA whose business (together with its subsidiaries’) constitutes 20% or more of the net revenues, net income or assets of IEA and its subsidiaries, taken as a whole); (B) the acquisition in any manner, directly or indirectly, of 20% or more of the equity securities or consolidated total assets of IEA and its subsidiaries, in each case other than the merger and the other transactions contemplated by the merger agreement; (C) the liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of IEA or one or more of its subsidiaries which constitutes 20% or more of the net revenues, net income or assets of IEA and its subsidiaries, taken as a whole; or (D) any combination of the foregoing.

A “superior proposal” means any bona fide written alternative acquisition proposal on terms which the IEA board determines in good faith, after consultation with IEA’s outside legal counsel and financial advisors, to be (A) more favorable from a financial point of view to the holders of shares of IEA common stock than the merger and the other transactions contemplated by the merger agreement, taking into account all the terms and conditions of such proposal, and the merger agreement and (B) reasonably capable of being completed, in each case taking into account all financial, regulatory, legal and other aspects of such proposal, including the identity of the third party making such proposal, and any revisions to the terms of the merger agreement and the merger proposed by MasTec; provided, that for purposes of the definition of “superior proposal,” the references to “20%” in the definition of alternative acquisition proposal will be deemed to be references to “50%.”

IEA, including acting through the IEA board, will (A) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the IEA stockholders’ approval of the merger proposal and (B) subject to certain exceptions, include in the proxy statement the recommendation of the IEA board that the IEA stockholders vote in favor of the approval of the merger agreement. IEA will use reasonable best efforts to (i) solicit from the holders of shares of IEA common stock proxies in favor of the adoption of the merger agreement and approval of the merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of shares of IEA common stock required by applicable law to obtain such approval. However, the IEA board may change its recommendation. See “The Agreements – Transaction Structure – Change of Recommendation of the IEA Board” on page 92 below.

Change of Recommendation by the IEA Board

Following receipt of a bona fide written alternative acquisition proposal by IEA after the date of the merger agreement that did not result from a material breach of this clause and that the IEA board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a superior proposal, the IEA board may, at any time prior to the special meeting, make an adverse recommendation change or terminate the merger agreement to enter into an alternative acquisition agreement with respect to such superior proposal, or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

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(A) IEA has provided to MasTec four business days’ prior written notice, which will state expressly (1) that it has received a written alternative acquisition proposal that constitutes a superior proposal, (2) the material terms and conditions of the alternative acquisition proposal (including the consideration offered therein and the identity of the person or group making the alternative acquisition proposal) and will have contemporaneously or previously provided an unredacted copy of the alternative acquisition agreement and all other documents (other than immaterial documents) related to the superior proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such superior proposal will require a new notice and an additional two business day period) and (3) that, subject to the clause below, the IEA board has determined to make an adverse recommendation change or to terminate the merger agreement in order to enter into the alternative acquisition agreement, as applicable and (B) prior to making such adverse recommendation change or terminating the merger agreement, as applicable, (x) IEA and its representatives has engaged in good faith with MasTec (to the extent MasTec wishes to engage) during such notice period, to consider any adjustments proposed by MasTec to the terms and conditions of the merger agreement such that the alternative acquisition agreement ceases to constitute a superior proposal and (y) in determining whether to make an adverse recommendation change or to effect a termination, the IEA board has taken into account any changes to the terms of the merger agreement proposed by MasTec and any other information provided by MasTec in response to such notice; and

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the IEA board has determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such superior proposal and taking into account any revised terms proposed by MasTec, such superior proposal continues to constitute a superior proposal and that the failure to make such adverse recommendation change or to so terminate the merger agreement, as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

Nothing set forth in the merger agreement will prevent IEA or the IEA board from (A) taking and disclosing to its stockholders a position contemplated by Rule 14e 2(a), Rule 14d 9 or Item 1012(a) of Regulation M-A

promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or (B) making any required disclosure to IEA’s stockholders if, in the good faith judgment of the IEA board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable law.

Employee Benefits

During the period beginning at the effective time and ending on the date that is 12 months following the effective time, or, if shorter, through the termination of employment of the employees who are actively employed by IEA or any of its subsidiaries immediately prior to the effective time, MasTec will provide each employee of MasTec and its subsidiaries with:

•	a base salary or wage rate no less than in effect immediately prior to the effective time;

•	annual cash target bonus (other than change in control and retention bonuses) opportunities no less than in effect immediately prior to the effective time; and

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employee benefits (excluding defined benefit pension plans, plans providing for retiree medical benefits, plans that provide equity-based compensation and plans that provide for payments or benefits upon a change in control, nonqualified deferred compensation opportunities and/or retention benefits) that are substantially comparable in the aggregate to the employee benefits provided IEA or its subsidiaries to its employees as in effect immediately before the effective time.

In addition, during the such period, MasTec will provide each IEA employee with the severance benefits described in the disclosure letter.

As of and after the effective time, MasTec will, or will cause the surviving corporation to, give IEA employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans and not in respect of any frozen or grandfathered plans), under any employee compensation, incentive and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of IEA employees as of and after the effective time by MasTec, its subsidiaries or the surviving corporation for the IEA employees’ service with IEA, its subsidiaries and their predecessor entities (referred to as a “MasTec plan”) to the same extent recognized by IEA immediately prior to the effective time. With respect to each MasTec plan that is a “welfare benefit plan,” MasTec and its subsidiaries will use commercially reasonable efforts to (A) cause there to be waived any pre-existing condition or eligibility limitations and (B) with respect to the plan year of the applicable MasTec plan in which the effective time occurs, give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, IEA employees under similar plans maintained by IEA and its subsidiaries immediately prior to the effective time for the plan year in which the effective time occurs.

From and after the effective time, except as otherwise agreed in writing between MasTec and an IEA employee or as otherwise provided in the merger agreement, MasTec will honor, and will cause its subsidiaries to honor, in accordance with its terms, each IEA plan (subject to any rights to terminate, amend or modify such plans in accordance with their terms in the MasTec’s sole discretion).

If requested by MasTec, IEA will take all actions to provide that (A) the IEA Group Savings Plan will be terminated effective no later than the day immediately prior to the closing; (B) no new participants will be admitted to the IEA Group Savings Plan on and after the day immediately prior to the closing; (C) all accounts of participants in the IEA Group Savings Plan will be fully vested and 100% non-forfeitable on and after the day immediately prior to the closing; and (D) as soon as reasonably practicable after the day immediately prior to the closing, the trustee of the IEA Group Savings Plan will distribute the vested account balances to all IEA Group Savings Plan participants in accordance with the terms of the IEA Group Savings Plan. In such event, and to the extent permitted under the terms of the tax-qualified defined contribution plan sponsored by MasTec or an affiliate and applicable law, MasTec will permit IEA employees to directly roll over their account balances (including any loan promissory notes) under the IEA Group Savings Plan to a tax-qualified defined contribution plan sponsored by MasTec or an affiliate.

Notwithstanding anything to the contrary contained in the merger agreement, nothing contained in the merger agreement will (A) be treated as an amendment to any IEA plan or MasTec plan; (B) obligate MasTec or the surviving corporation to maintain any particular benefit plan or arrangement; or (C) prevent MasTec or the surviving corporation from amending or terminating any benefit plan or arrangement.

Other Covenants and Agreements

Special Meeting

As promptly as reasonably practicable following the effectiveness of the registration statement to which this proxy statement/prospectus relates, IEA, including acting through the IEA board, will (A) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the IEA stockholders’ approval of the merger proposal and (B) subject to certain exceptions, include in the proxy statement the recommendation of the IEA board that the IEA stockholders vote in favor of the approval of the merger agreement. IEA will use reasonable best efforts to (A) solicit from the holders of shares of IEA common stock proxies in favor of the adoption of the merger agreement and approval of the merger and (B) take all other actions necessary or advisable to secure the vote or consent of the holders of shares of IEA common stock required by applicable law to obtain such approval. IEA has the right, after good faith consultation with MasTec, to, and will at the request of MasTec, postpone or adjourn the special meeting for no longer than 20 business days in the aggregate: (A) for the absence of a quorum, or (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the special meeting, IEA has not received a number of proxies that would reasonably be believed to be sufficient to obtain the IEA stockholders’ approval of the merger proposal at the special meeting. If the IEA board makes an adverse recommendation change, it will not alter the obligation of IEA to submit the adoption of the merger agreement and the approval of the merger to the holders of shares of IEA common stock at the special meeting to consider and vote upon, unless the merger agreement has been terminated in accordance with its terms prior to the special meeting.

Efforts to Consummate the Transaction

MasTec and IEA each agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable law to consummate the merger and the other transactions contemplated by the merger agreement at the earliest practicable date, including:

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causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the merger and using reasonable best efforts to take such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other antitrust law;

•	using reasonable best efforts to defend all lawsuits and other proceedings by or before any governmental entity challenging the merger agreement or the consummation of the merger; and

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using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under the merger agreement under any antitrust law raised by any governmental entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any governmental entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by the merger agreement.

Each of MasTec, Merger Sub and IEA, as applicable, has agreed to prepare and file as promptly as practicable, and in any event by no later than 10 business days from the date of the merger agreement an appropriate filing of a notification and report form pursuant to the HSR Act. However, MasTec (A) has the right to determine and direct the strategy and process by which the parties will seek required approvals under the HSR Act and any antitrust laws; (B) unless otherwise requested by a governmental entity for a specific meeting or communication, will take the lead in all meetings and communications with any governmental entity; and (C) will determine the appropriate timing of any meetings or communications with any governmental entity (including the timing of the submission of any filing with, or response to any request by, a governmental entity or any action taken pursuant to this clause).

The obligations of MasTec under this clause includes committing itself and its affiliates to and, to the extent requested by MasTec, the obligations of IEA under this clause includes IEA and its subsidiaries: (A) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of MasTec and its subsidiaries and affiliates, IEA or its subsidiaries; (B) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of IEA and its subsidiaries contemporaneously with or subsequent to the effective time; (C) after request of MasTec or with MasTec’s prior written consent, permitting IEA to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of IEA or any of its subsidiaries prior to the effective time; (D) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of IEA or undertaking other structural or conduct relief or behavioral remedies, including with respect to the conduct of business arrangements or terminating existing relationships and contractual rights and obligations; and (E) agreeing to, if necessary to consummate the transactions contemplated by the merger agreement, obtain prior approval or other approval from a governmental entity, or submit a notification or otherwise notify any governmental entity, prior to consummating any future transaction (other than the transactions contemplated by the merger agreement) as a condition to obtaining any and all expirations of waiting periods under the HSR Act or other antitrust laws or consents from any governmental entity necessary to consummate the transactions contemplated hereby.

However, the merger agreement does not require MasTec or Merger Sub, or any of their respective subsidiaries or affiliates to commit to or effect any action, effort, or agreement (A) that is not conditioned upon the consummation of the merger or (B) that, when taken together with all other actions, efforts or agreements set forth under this clause would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of MasTec and its subsidiaries (including IEA and its subsidiaries), taken as a whole (assuming for purposes of such analysis that MasTec and its subsidiaries (including IEA and its subsidiaries), taken as a whole, were the same size, with the same financial profile, as IEA and its subsidiaries, taken as a whole). IEA and its subsidiaries will not, prior to the effective time, propose, negotiate, commit to, effect, or agree to any actions, efforts or agreements pursuant to this clause, except at the request of MasTec or with MasTec’s prior written consent. However, the merger agreement does not require IEA or any of its subsidiaries to commit to or effect any action, effort, or agreement that is not conditioned upon the consummation of the merger.

Financing

MasTec has agreed to use reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary or advisable to arrange the debt financing, including: (i) maintain in effect the debt commitment letter and not permit any amendment or modification to be made to, not consent to any waiver of any provision or remedy under, and not replacing, the debt commitment letter, if such amendment, modification, consent, waiver or replacement: (A) reduces the aggregate amount of the debt financing (including, after giving effect to any “market flex” provisions, by changing the amount of fees to be paid or original issue discount of the debt financing) to an amount less than the amount (when taken together with MasTec’s cash on hand and any other readily available funds) necessary to pay the merger consideration and all other amounts required to pursuant to the merger agreement (together with all related fees and expenses required to be paid by MasTec in connection with the transactions contemplated hereby) or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the debt financing in a manner that would reasonably be expected to (1) materially delay or prevent the closing or (2) make the funding of the debt financing (or satisfaction of the conditions to obtaining the debt financing) less likely to occur in any material respect. At the reasonable written request of IEA, MasTec will keep IEA reasonably apprised of the status and terms and conditions of any amendments, modifications, waivers or replacements of the debt commitment letter, and will promptly furnish to IEA copies of any such amendment, modification, waiver or replacement; (ii) satisfy on a timely basis all conditions to the debt financing that are within its control; (iii) negotiate, execute and deliver definitive debt financing documents that reflect the terms contained in the debt commitment letter (including any “market flex” provisions related thereto), subject to any amendments, modifications, consents or waivers thereto or replacements thereof permitted by the merger agreement and any changes in terms that would not violate the merger agreement; and (iv) cause the debt financing to be funded in the full amount of the debt financing at or prior to the closing (including by enforcing its rights under the debt commitment letter).

Upon the reasonable request of IEA, MasTec and Merger Sub will (A) keep IEA informed in reasonable detail of the status of its efforts to arrange the debt financing and (B) promptly provide IEA with copies of all executed material amendments, modifications or replacements of the debt commitment letter or executed material definitive agreements related to any of the debt financing. MasTec and Merger Sub will give IEA prompt notice of any breach or repudiation, or any threatened breach or repudiation, by any party to the debt commitment letter to which it becomes aware. If such event occurs and is continuing, MasTec will (A) promptly notify IEA of such event and (B) use its reasonable best efforts to obtain alternative financing from alternative debt financing sources, in an amount sufficient, when taken together with the available portion of the debt financing, MasTec’s cash on hand and any other readily available funds, to pay the merger consideration, and all other amounts required to be paid pursuant to the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable following the occurrence of such event; provided, that in no event will MasTec or Merger Sub be required to (i) agree to any terms that are, in the sole discretion of MasTec or Merger Sub, as applicable, materially less favorable (taken as a whole) to MasTec or Merger Sub than those set forth in the debt commitment letter in effect on the date of the merger agreement (after giving effect to any applicable “market flex” provisions) or (ii) pay any fees, original issue discount, interest or other economics, as applicable, or agree to any prepayment premium or call protection, in each case, in excess of those contemplated by the debt commitment letter (after giving effect to any applicable “market flex” provisions).

Prior to the effective time, IEA will, and will cause its subsidiaries to, use reasonable best efforts to cause its and their representatives to, provide customary cooperation and information that is customary and reasonably requested by MasTec in connection with the debt financing, including (A) as promptly as reasonably practicable, furnishing MasTec with the required information that is compliant and (B) using reasonable best efforts in connection with:

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providing reasonable and customary assistance to MasTec in the preparation of customary offering and marketing documents (and any supplements thereto) in connection with any debt financing, including designating whether any information provided to MasTec constitutes material non-public information;

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furnishing to the applicable debt financing sources customary authorization letters (subject to customary confidentiality provisions and disclaimers) authorizing the distribution of information and including customary representations;

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reasonably cooperating with customary diligence reasonably requested by MasTec or the applicable debt financing sources, including participating in a reasonable number of due diligence sessions, and reasonably cooperating with the customary marketing efforts of MasTec, in each case, in connection with any debt financing;

•	reasonably cooperating with MasTec’s legal counsels in connection with any legal opinions that such legal counsels may be required to deliver in connection with any debt financing;

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assisting in the preparation for and participating (and using commercially reasonable efforts to cause senior management and representatives of IEA and its subsidiaries to participate) in a reasonable number of lender and investor meetings (including meetings with the parties acting as lead arrangers or agents for, and prospective lenders and investors with respect to, the debt financing), calls, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions, and sessions with rating agencies, in each case, upon reasonable advance notice and at mutually agreeable locations (which may be virtual) dates and times, and assist MasTec in obtaining ratings (but not any specific rating) as contemplated by the debt financing;

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if (i) required under applicable SEC rules and regulations, in connection with a registered offering of debt securities as part of the debt financing and (ii) a supplemental indenture has not been executed, then solely with respect to financial information and data derived from IEA’s historical books and records, assisting MasTec with its preparation of pro forma financial information (including pro forma financial statements) of the type customarily included in offering documents or marketing materials for debt financings similar to the debt financing, it being agreed that IEA will not be required to provide any information or assistance relating to (x) the proposed aggregate amount of any debt financing, together with assumed interest rates, fees and expenses relating to the incurrence of such debt financing; (y) any post-closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the debt financing; or (z) any financial information related to MasTec or any of its subsidiaries;

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executing and delivering as of the closing any credit agreements, indentures, guaranty agreements, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by MasTec, it being understood that the effectiveness of such documents will be conditioned upon, or become operative only after, the occurrence of the effective time; and

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if a supplemental indenture has not been executed, causing IEA’s independent auditors to (A) furnish customary consents for use of their auditor opinions in any materials related to any debt securities issued in lieu of all or a portion of the debt financing; (B) provide, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to IEA and its subsidiaries as reasonably requested by MasTec or as necessary or customary for financings similar to the debt financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act in lieu of all or a portion of the debt financing); and (C) attend a reasonable number of accounting due diligence sessions and drafting sessions; and

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furnishing MasTec promptly (and in any event at least five business days prior to the closing) with all documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, and the requirements of 31 C.F.R. §1010.230, to the extent reasonably requested by MasTec in writing at least nine business days prior to the closing.

MasTec and Merger Sub have acknowledged and agreed that their obligations to pay all of their payment obligations under the merger agreement and consummate the closing, including the merger and the other transactions contemplated by the merger agreement, are not conditioned or contingent upon receipt of any debt financing.

MasTec has agreed to indemnify and hold harmless IEA, its subsidiaries, and its and their representatives from and against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, reasonable and documented out-of-pocket cost (including reasonable and documented out-of-pocket cost of investigation), reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket fees and expenses of counsel and accountants) or settlement payment incurred as a result of, or in connection with, such cooperation or the debt financing and any information pertaining to and furnished by IEA or any of its subsidiaries used in connection therewith, other than those claims, losses, damages, injuries, liabilities, judgments, awards, penalties, fines, costs, expenses and settlement payments arising out of or resulting from the gross negligence, fraud, bad faith or willful misconduct of IEA, any of its subsidiaries or any of its or their respective representatives as finally determined by a court of competent jurisdiction.

Stockholder Litigation

IEA will promptly advise MasTec in writing after becoming aware of any legal action or proceeding commenced, or to IEA’s knowledge, threatened, against IEA or any of its directors by any IEA stockholder (on their own behalf or on behalf of IEA) relating to the merger agreement or the transactions contemplated by the merger agreement (including the merger and the other transactions contemplated by the merger agreement) and will keep MasTec reasonably informed regarding any such legal action or proceeding. IEA will (A) give MasTec the opportunity to participate in the defense and settlement of any such stockholder litigation; (B) keep MasTec reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide MasTec with the opportunity to consult with IEA regarding the defense of any such litigation, which advice IEA will consider in good faith; and (C) not settle any such stockholder litigation without the prior written consent of MasTec (which consent will not be unreasonably withheld, delayed, or conditioned).

Rule 16b-3 Matters

Prior to the closing, IEA and MasTec will, as applicable, take such steps as may be reasonably necessary or advisable to cause dispositions of IEA equity securities (including derivative securities with respect to such equity securities) and warrants or acquisitions of MasTec common stock pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of IEA to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Stock Exchange Listing of MasTec Common Stock and Stock Exchange Delisting

MasTec will use reasonable best efforts to cause the shares of MasTec common stock to be issued in connection with the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing date.

To the extent requested by MasTec, prior to the closing, IEA will cooperate with MasTec and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting by the surviving corporation of the shares of IEA common stock from Nasdaq as promptly as practicable after the effective time and the deregistration of the shares of IEA common stock under the Exchange Act at the effective time.

Notice of Certain Events

Each of IEA and MasTec will promptly notify the other of (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement; (B) any notice or other communication from any governmental entity in connection with the transactions contemplated by the merger agreement; and (C) any event, change, or effect between the date of the merger agreement and the effective time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained in the merger agreement, or (ii) the failure of any of the conditions to the merger set forth in the merger agreement to be satisfied (provided, that any failure to give notice in accordance with the foregoing will not be deemed to constitute a violation of this clause or the failure of any condition to the merger set forth in the merger agreement to be satisfied, or otherwise constitute a breach of the merger agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of any condition to the merger set forth in the merger agreement to be satisfied; and provided further, that the delivery of any notice pursuant to this clause will not cure any breach of, or noncompliance with, any other provision of the merger agreement or limit the remedies available to the party receiving such notice).

Conditions to Completion of the Merger

The merger agreement contains customary closing conditions, including the following conditions that apply to the obligations of both IEA and MasTec to consummate the transactions:

•	IEA stockholders’ approval of the merger;

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receipt of certain regulatory approvals, including the expiration or termination of the waiting period applicable to the merger under the HSR Act or under any applicable timing agreements entered into with IEA’s consent with any governmental entity to extend any waiting period and the approval for listing by the NYSE of the MasTec common stock to be issued in the merger; and

•	the absence of certain legal impediments to the consummation of the merger.

In addition to the foregoing conditions, MasTec’s and Merger Sub’s obligations to consummate the merger are subject to the satisfaction or waiver of the following conditions:

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the accuracy of the representations and warranties of IEA (with certain exceptions for inaccuracies that are de minimis, that are not material or that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on IEA and its subsidiaries, taken as a whole);

•	the performance in all material respects of IEA with its obligations in the merger agreement; and

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there having not been any event, change, occurrence or effect since July 24, 2022 that, individually or in the aggregate, together with all other events, changes, occurrences or effects, has had a material adverse effect on IEA and its subsidiaries, taken as a whole, that is continuing.

In addition to the foregoing conditions, IEA’s obligations to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•

the accuracy of the representations and warranties of MasTec and Merger Sub (with certain exceptions for inaccuracies that are de minimis, that are not material or that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on MasTec and its subsidiaries, taken as a whole);

•	the performance in all material respects of MasTec and Merger Sub with their respective obligations in the merger agreement; and

•

there having not been any event, change, occurrence or effect since July 24, 2022 that, individually or in the aggregate, together with all other events, changes, occurrences or effects, has had any material adverse effect on MasTec and its subsidiaries, taken as a whole, that is continuing.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time:

•	by mutual written consent of MasTec and IEA;

•	by either MasTec or IEA:

•

if the merger has not been consummated on or before July 24, 2023, subject to an automatic extension to October 24, 2023 if the only outstanding unfulfilled conditions relate to HSR approval or certain legal impediments to the consummation of the merger solely by reason of the

HSR Act (referred to as the “end date”); provided that the right to terminate the merger agreement under this clause will not be available to a party whose action or failure to perform or comply with the covenants and agreements of such party set forth in the merger agreement has been the principal cause of the failure of the merger to be consummated by the end date and such action or failure to perform constitutes a material breach of the merger agreement;

•

if any court of competent jurisdiction or other governmental entity has issued a final and non-appealable judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement; provided that the party seeking to terminate the merger agreement under this clause will, to the extent required under the merger agreement, have used its reasonable best efforts to contest, appeal and remove such judgment, order injunction, rule, decree, ruling or other action, pursuant to the merger agreement; or

•	if, at the special meeting (including any adjournment or postponement thereof), the IEA stockholders have not approved the merger proposal;

•	by MasTec:

•

if the closing conditions to which each party’s obligations to consummate the merger are subject, or the closing conditions to which MasTec’s and Merger Sub’s obligations to consummate the merger are subject, cannot be satisfied due to an inaccuracy of IEA’s representations or warranties or IEA’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement that would result in the failure of the applicable condition in the merger agreement to be satisfied, which inaccuracy, breach or failure to perform cannot be cured by the end date or, if it can be, cured by the end date, has not been cured prior to the earlier of 30 days after written notice thereof is given by MasTec to IEA or the end date (referred to as the “IEA breach”); provided that MasTec will not have the right to terminate the merger agreement under this clause if MasTec or Merger Sub is then in material breach of any of its covenants or agreements set forth in the merger agreement; or

•

prior to the receipt of the IEA stockholders’ approval of the merger proposal, if the IEA board (a) fails to make, withdraws, amends, modifies, or materially qualifies, in a manner adverse to MasTec, the IEA board recommendation; (b) fails to include the IEA board recommendation in the proxy statement that is filed with the SEC or mailed to IEA stockholders; (c) recommends an alternative acquisition proposal; (d) fails to recommend against acceptance of any tender offer or exchange offer for shares of IEA common stock within 10 business days after the commencement of such offer; (e) fails to reaffirm (publicly, if so requested by MasTec) the IEA board recommendation within 10 business days after the date any alternative acquisition proposal (or material modification to such proposal) is first publicly disclosed by IEA or the person making such proposal; or (f) resolves or agrees to take any of the foregoing actions (referred to as the “adverse recommendation change”);

•	by IEA:

•

if the closing conditions to which each party’s obligations to consummate the merger are subject, or the closing conditions to which IEA’s obligations to consummate the merger are subject, cannot be satisfied due to an inaccuracy of MasTec’s or Merger Sub’s representations or warranties or MasTec’s or Merger Sub’s breach or failure to perform any of its respective covenants or agreements set forth in the merger agreement that would result in the failure of the applicable condition in the merger agreement to be satisfied, which inaccuracy, breach or failure to perform cannot be cured by the end date or, if it can be, cured within by the end date, has not been cured , has not been cured prior to the earlier of 30 days after written notice thereof is given by IEA to MasTec or the end date; provided that IEA will not have the right to terminate the merger agreement under this clause if IEA is then in material breach of any of its covenants or agreements set forth in the merger agreement; or

•

at any time prior to obtaining the IEA stockholders’ approval of the merger proposal, if (a) the IEA board authorizes IEA to enter into an alternative acquisition agreement with respect to a superior proposal further described in “The Agreements – Transaction Structure – Change of Recommendation by the IEA Board” beginning on page 92, (b) concurrently with the termination of the merger agreement, IEA enters into an alternative acquisition agreement providing for a superior proposal, subject to the compliance of certain terms of the merger agreement, and (c) prior to or substantially concurrently with the termination of the merger agreement, IEA pays to MasTec the termination fee described in “The Agreements – Transaction Structure – Termination Fee” beginning on page 101.

Termination Fee

IEA must pay MasTec a termination fee of $27.5 million if:

•

MasTec or IEA terminates the merger agreement due to the approval of the IEA stockholders not being obtained at the special meeting, an alternative acquisition proposal has been communicated to the senior management of IEA or the IEA board or has been publicly disclosed or announced or publicly made known to the IEA stockholders, and not withdrawn prior to the date that is 5 business days prior to the date of the special meeting, and within twelve months after termination of the merger agreement, IEA has entered into a definitive agreement with respect, or has consummated, an alternative acquisition proposal. For purposes of this termination fee, references to “20% or more” will be replaced by “more than 50%” in the definition of “acquisition proposal” in the merger agreement; or

•	MasTec terminates the merger agreement due to an IEA breach;

•

IEA terminates the merger agreement due to IEA board authorizing IEA to enter into an alternative acquisition agreement with respect to a superior proposal further described in “The Agreements – Transaction Structure – Termination of the Merger Agreement” beginning on page 99; or

•	MasTec terminates the merger agreement due to the IEA board having effected an adverse recommendation change prior to the receipt of the IEA stockholders’ approval of the merger proposal.

Miscellaneous Provisions

Expenses

Other than as described in “The Agreements – Transaction Structure – Termination Fee” beginning on page 101, whether or not the merger is consummated, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated, except that MasTec will be responsible for all filing fees for the filings required to be made by IEA and MasTec under the HSR Act.

Amendment

Prior to the effective time, the merger agreement may be amended by written agreement signed by MasTec, IEA and Merger Sub, whether before or after approval by IEA stockholders. Following the approval by the IEA stockholders, any amendment that requires further stockholder approval under applicable law will require stockholder approval. However, certain customary provisions, including those regarding amendment, financing transactions, third-party beneficiaries and non-recourse may not be amended in a manner that is materially adverse to any debt financing source without the prior written consent of such debt financing source.

Description of the Voting Agreements

This section of the proxy statement/prospectus describes certain material terms of the voting agreements entered into by the IEA supporting stockholders. The following summary is qualified in its entirety by reference to the complete text of such voting agreements, which is each incorporated by reference and which is each attached to the registration statement to which this proxy statement/prospectus relates as Annex B, C and D, respectively. We urge you to read the entire voting agreements.

On July 24, 2022, in connection with the execution of the merger agreement, MasTec and the IEA supporting stockholders entered into the voting agreements.

Pursuant to the terms of the voting agreements, the IEA supporting stockholders, holding approximately 35% of the issued and outstanding shares of IEA common stock as of July 24, 2022, agreed to vote (or cause to be voted) all of the shares of IEA common stock beneficially owned by them, as applicable, as of the applicable record date (A) in favor of the merger, the merger agreement (to the extent required), and the transactions contemplated by the merger agreement and any other actions presented at any meeting of the IEA stockholders that are necessary to consummate the transactions contemplated by the merger agreement and (B) against any alternative acquisition and any other action or agreement, amendment of IEA’s organization documents or other action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the merger agreement, including the merger.

In the event the IEA board of directors makes an adverse recommendation change in compliance with the merger agreement, the obligations of the relevant IEA stockholders to vote their shares pursuant to the voting agreements shall be modified such that such stockholders shall only be required to so vote such number of shares as is, together with the shares and any other voting securities held by any other stockholders that are subject to voting agreements, equal to the number of shares that would in the aggregate represent, as at the time of such vote, 29% of the total voting power of the outstanding shares of IEA.

In addition, the IEA supporting stockholders agreed not to transfer any IEA common stock held by them prior to the termination of the voting agreement. This transfer restriction does not apply to (A) in the case of an IEA supporting stockholder that is an individual, transfers to immediate family members for estate planning purposes or upon death; (B) transfers to an affiliate of such stockholder if such affiliate has executed a counterpart of the voting agreement; (C) certain contracts, agreements, arrangements, mortgages, pledges or encumbrances in connection with bona fide lending transactions or arrangements or (D) certain transfers after the completion of the special meeting.

Except to the same extent permitted under the merger agreement, the IEA supporting stockholders and their respective affiliates also agreed not to: (A) solicit, initiate or knowingly encourage any inquiry, proposal or offer with respect to, or the making or completion of, an alternative acquisition proposal or the making of any proposal that would reasonably be expected to lead to, an alternative acquisition proposal; (B) furnish any nonpublic information regarding IEA and its subsidiaries, or afford access to the business, properties, assets, employees, consultants, books or records of IEA or any of its subsidiaries to any person that, to the knowledge of the applicable stockholder, is reasonably expected to make, or is otherwise seeking to make, or has made, an alternative acquisition proposal; or (C) engage or participate in any negotiations or discussions concerning, or knowingly provide or cause to be provided any nonpublic information or data relating to IEA or any of its subsidiaries in connection with an alternative acquisition proposal.

Each voting agreement terminates upon the first to occur of (A) the effective time, (B) a valid termination of the merger agreement in accordance with its terms, and (C) any modification, waiver or amendment to any provision of the merger agreement that is effected without the applicable IEA supporting stockholder’s prior written consent and that (x) reduces the amount or changes the form or type of the merger consideration, reduces, or imposes any conditions, requirements or restrictions on, an IEA supporting stockholder’s right to receive the consideration payable to such stockholder, or that materially delays the timing of any such payment, in each case, pursuant to the merger agreement as in effect on the date of such voting agreement, or (y) otherwise adversely affects the interests of an IEA supporting stockholder in any material respect.

DESCRIPTION OF MASTEC COMMON STOCK

The following summarizes certain material terms and provisions of the MasTec common stock. It does not purport to be complete, however, and is qualified in its entirety by reference to Florida law and by the actual terms and provisions contained in MasTec’s Amended and Restated Articles of Incorporation and MasTec’s Amended and Restated Bylaws, each as amended to the date hereof.

Overview

MasTec’s charter authorizes its board of directors to issue up to 145,000,000 shares of common stock, par value $0.10 per share. As of September 6, 2022, MasTec had 75,540,930 shares of common stock issued and outstanding. All issued and outstanding shares of MasTec common stock are duly issued, fully paid and nonassessable.

The following descriptions set forth certain general terms and provisions of MasTec’s common stock to which a supplement to this prospectus may relate. The particular terms of the shares of common stock being offered and the extent to which the general provisions may apply will be described in the applicable supplement to this prospectus.

General Description of MasTec Common Stock

Each share of MasTec common stock entitles its owner to one vote on all matters submitted to a vote of MasTec’s shareholders. The holders of MasTec common stock are entitled to receive dividends, when, as and if declared by MasTec’s Board of Directors, in its discretion, from funds legally available for the payment of dividends. If MasTec is liquidated or dissolved, the owners of MasTec common stock will be entitled to share proportionately in MasTec’s assets, if any, legally available for distribution to shareholders, but only after MasTec has paid all of its debts and liabilities.

MasTec’s common stock has no preemptive rights, no sinking fund provisions and no subscription, redemption or conversion privileges and it is not subject to any further calls or assessments by MasTec. MasTec’s common stock does not have cumulative voting rights, which means that the holders of a plurality of the outstanding shares of MasTec common stock voting for the election of directors can elect all members of MasTec’s Board of Directors eligible for election in any year. Additionally, the vote or concurrence of MasTec shareholders holding a majority in interest of MasTec common stock is sufficient for certain other actions that require the vote or concurrence of shareholders.

The transfer agent and registrar for MasTec common stock is American Stock Transfer & Trust Company.

Material Provisions of MasTec’s Articles of Incorporation and Bylaws

MasTec’s Amended and Restated Articles of Incorporation and MasTec’s Amended and Restated Bylaws contain material provisions that may make the acquisition of control of MasTec more difficult.

Business Combinations. MasTec’s Amended and Restated Articles of Incorporation contain material provisions which may make it more difficult for a person or entity that is the holder of more than 10% of MasTec’s outstanding voting stock to force MasTec to approve a “business combination.” For purposes of this discussion, a “business combination” includes any:

•	merger or consolidation of MasTec with or into another corporation;

•	sale or lease of all or any substantial part of MasTec’s property and assets; or

•	issuance of MasTec securities in exchange for sale or lease to MasTec of property and assets having an aggregate fair market value of $1 million or more.

MasTec’s Amended and Restated Articles of Incorporation require at least 80% of the voting power of all of MasTec’s outstanding shares entitled to vote in the election of directors, voting together as a single class, to vote in favor of a business combination with any person or entity that is directly or indirectly the holder of more than 10% of MasTec’s outstanding voting stock in order for that transaction to be approved. This voting requirement may have the effect of delaying, deferring or preventing a change in control of MasTec. However, this voting requirement is not applicable to business combinations if either:

•

MasTec’s Board of Directors has approved a memorandum of understanding with the other corporation with respect to the transaction prior to the time that the other corporation became a holder of more than 10% of MasTec’s outstanding voting stock; or

•	the transaction is proposed by a corporation of which MasTec is the majority owner.

Classified Board of Directors and Related Provisions. MasTec’s Amended and Restated Bylaws provide that the number of directors will be established from time to time by a majority vote of the Board of Directors or MasTec’s shareholders. MasTec’s Amended and Restated Bylaws also provide that its Board of Directors will be divided into three classes of directors, with each class having a number of directors as nearly equal as possible to each other class and that directors will serve for staggered three-year terms. As a result, one-third of the Board of Directors will be elected each year. These classified board provisions could prevent a party who acquires control of a majority of MasTec’s outstanding voting stock from obtaining control of the Board of Directors until the second annual shareholders meeting following the date on which the acquirer obtains its controlling interest. Additionally, MasTec’s Board of Directors’ Governance Principles include a director majority vote policy. The majority vote policy is applicable solely to uncontested elections, which are those elections in which the number of nominees for election is less than or equal to the number of directors to be elected. Under the majority vote policy, any nominee for director who receives more “withheld” votes than “for” votes in an uncontested election must submit a written offer to resign as director. Any such resignation will be reviewed by MasTec’s Nominating and Corporate Governance Committee, and, within 90 days after the election, the independent members of the Board of Directors will determine whether to accept, reject or take other appropriate action with respect to the resignation in furtherance of the best interests of MasTec and its shareholders.

MasTec’s shareholders may remove any of its directors or the entire Board of Directors if the votes in favor of removal constitute at least a majority of all of our outstanding voting stock entitled to vote. However, MasTec’s Amended and Restated Bylaws also provide that its shareholders may only remove directors for “cause” and only by a vote at a meeting that is called for the purpose of removing the director or directors. MasTec’s Amended and Restated Bylaws define “cause” as failing to substantially perform one’s duties to MasTec (other than as a result of incapacity due to physical or mental illness) or willfully engaging in gross misconduct injurious to MasTec. If there is a vacancy on MasTec’s Board of Directors, a majority of either the remaining directors or MasTec’s shareholders may fill the vacancy.

Shareholder Action By Written Consent. MasTec’s Amended and Restated Bylaws provide that any actions which its shareholders may take at a shareholders’ meeting can be taken by written consent in lieu of a meeting.

In order to effect a shareholder action by written consent in lieu of a meeting, holders of MasTec’s outstanding voting stock, having at least the minimum number of votes that would be necessary to authorize the action at a shareholders’ meeting, must sign a written consent which states the action to be taken. If MasTec’s shareholders take any action by written consent in lieu of a meeting, MasTec must notify all of its shareholders that did not consent to the action in writing within 10 days after receiving the written consent and describe the action to them and whether dissenters’ rights are available.

Indemnification. MasTec’s Amended and Restated Articles of Incorporation and/or Amended and Restated Bylaws provide that MasTec will indemnify each of its directors and officers to the fullest extent permitted by law. MasTec’s Amended and Restated Bylaws permit MasTec to purchase insurance on behalf of its directors, officers, employees and agents of another corporation, partnership, joint venture, trust or other enterprise, serving as such at MasTec’s request, against liabilities that they may incur in those capacities, whether or not MasTec would have the power to indemnify them against such liabilities.

Florida Anti-Takeover Statute

As a Florida corporation, MasTec is subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the Florida Act or the FBCA, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder for a period of three years following the time that such shareholder became an interested shareholder unless (i) prior to the time that such shareholder became an interested shareholder, the board of directors approved the affiliated transaction or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting shares outstanding, but not the outstanding voting shares owned by the interested shareholder, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (iii) at or subsequent to the time that such shareholder became an interested shareholder, the affiliated transaction is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

•	the transaction is approved by a majority of disinterested directors;

•	the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement date of any such business combination;

•

the interested shareholder has beneficially owned at least 80% of the corporation’s outstanding voting shares for at least three years, preceding the announcement date of any such business combination;

•

the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria and certain other requirements are satisfied.

•

An interested shareholder is defined as, subject to certain exceptions, a person who together with affiliates and associates beneficially owns more than 15%, of a corporation’s outstanding voting shares. We have not made an election in our Amended and Restated Articles of Incorporation to opt out of Section 607.0901.

In addition, MasTec is subject to Section 607.0902 of the Florida Act, which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless, among other exceptions, (A) the Board of Directors approved such acquisition prior to its consummation or (B) after such acquisition, in lieu of prior approval by the Board of Directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

COMPARISON OF RIGHTS OF THE MASTEC SHAREHOLDERS AND THE IEA STOCKHOLDERS

The rights of the holders of MasTec common stock are governed by MasTec’s current articles of incorporation and bylaws, as well as the FBCA. The rights of the IEA stockholders are governed by IEA’s current certificate of incorporation and bylaws, as well as the DGCL. Upon closing of the transaction, the rights of the IEA stockholders will be governed by MasTec’s articles of incorporation and bylaws, as well as the FBCA. See “Description of MasTec Common Stock” for more information about the FBCA.

The following is a summary discussion of the material differences, as of the date of this document, between the rights of the holders of MasTec’s common stock and the rights of the IEA stockholders.

The following description does not purport to be a complete statement of all the differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Shareholders should read carefully the relevant provisions of the FBCA, the current articles of incorporation and bylaws of MasTec, the DGCL, and the current certificate of incorporation and bylaws of IEA. MasTec and IEA have filed with the SEC their respective governing documents referenced in this summary of shareholder rights and will send copies to you without charge, upon your request. See “Where You Can Find More Information” beginning on page 115.

Capitalization

MasTec

MasTec’s authorized capital stock consists of 145,000,000 shares of common stock, par value $0.10 per share and 5,000,000 shares of preferred stock, par value $1.00 per share. As of September 6, 2022, MasTec had 75,540,930 shares of common stock outstanding and no shares of preferred stock outstanding.

IEA

IEA’s authorized capital stock consists of 150,000,000 shares of common stock and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the record date, there were 48,644,324 shares of common stock outstanding and no shares of preferred stock outstanding.

Voting

MasTec

Each holder of MasTec common stock is entitled to one vote per share. The holders of MasTec common stock entitled to vote will vote together as a single class on all matters presented to MasTec’s shareholders for their vote or approval, including the election of directors, except as otherwise required by the FBCA. There is no cumulative voting in the election of directors at MasTec.

IEA

Holders of IEA common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified by IEA’s Second Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of IEA’s shares of common stock that are voted is required to approve any such matter voted on by IEA’s stockholders. IEA’s board of directors is divided into three classes, each of which will serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors.

Conversion

MasTec

Shares of MasTec common stock are not convertible into any other securities of MasTec.

IEA

Shares of IEA common stock are not convertible into any other securities of IEA.

Dividends

MasTec

The holders of MasTec common stock are entitled to receive dividends, when, as and if declared by MasTec’s Board of Directors, in its discretion, from funds legally available for the payment of dividends. All holders of MasTec common stock shall have identical rights to receive any dividends or distributions, and no dividends or distributions shall be paid on any shares of MasTec common stock unless the same is paid on all shares of MasTec common stock.

IEA

The holders of IEA common stock are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor and subject to the provisions of the Series A Preferred Stock and each series of Series B Preferred Stock. The Series A Preferred Stock and Series B Preferred Stock rank senior to the common stock with respect to dividends and distributions.

Number of Directors; Classified Board; Vacancies

MasTec

MasTec’s Amended and Restated Bylaws provide that the number of directors will be established from time to time by a majority vote of the Board of Directors or MasTec’s shareholders. MasTec’s Amended and Restated Bylaws also provide that its Board of Directors will be divided into three classes of directors, with each class having a number of directors as nearly equal as possible to each other class and that directors will serve for staggered three-year terms. As a result, one-third of the Board of Directors will be elected each year. These classified board provisions could prevent a party who acquires control of a majority of MasTec’s outstanding voting stock from obtaining control of the Board of Directors until the second annual shareholders meeting following the date on which the acquirer obtains its controlling interest. Additionally, MasTec’s Board of Directors’ Governance Principles include a director majority vote policy. The majority vote policy is applicable solely to uncontested elections, which are those elections in which the number of nominees for election is less than or equal to the number of directors to be elected. Under the majority vote policy, any nominee for director who receives more “withheld” votes than “for” votes in an uncontested election must submit a written offer to resign as director. Any such resignation will be reviewed by MasTec’s Nominating and Corporate Governance Committee, and, within 90 days after the election, the independent members of the Board of Directors will determine whether to accept, reject or take other appropriate action with respect to the resignation in furtherance of the best interests of MasTec and its shareholders.

MasTec’s shareholders may remove any of its directors or the entire Board of Directors if the votes in favor of removal constitute at least a majority of all of our outstanding voting stock entitled to vote. However, MasTec’s Amended and Restated Bylaws also provide that its shareholders may only remove directors for “cause” and only by a vote at a meeting that is called for the purpose of removing the director or directors. MasTec’s Amended and Restated Bylaws define “cause” as failing to substantially perform one’s duties to MasTec (other than as a result of incapacity due to physical or mental illness) or willfully engaging in gross misconduct injurious to MasTec. If there is a vacancy on MasTec’s Board of Directors, a majority of either the remaining directors or MasTec’s shareholders may fill the vacancy.

IEA

IEA’s Second Amended and Restated Certificate of Incorporation provides that the number of directors will be established from time to time by a majority vote of the board of directors. The Second Amended and Restated Certificate of Incorporation also provides that IEA’s board of directors is classified into three classes of directors. The members of each class serve for a three-year term. The terms are staggered, so that each year the term of only one of the classes expires. Staggering directors’ terms makes it more difficult for a potential acquirer to seize control of IEA through a proxy contest, even if the acquirer controls a majority of IEA stock, because only one-third of the directors stands for election in any one year. In addition, IEA’s Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to the terms of the Third Amended and Restated Investor Rights Agreement, IEA’s board of directors is empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances.

Choice of Forum

MasTec

MasTec’s organizational documents do not place restrictions on the forum in which certain actions may be brought.

IEA

IEA’s organizational documents do not place restrictions on the forum in which certain actions may be brought.

Business Combinations

MasTec

Business Combinations. MasTec’s Amended and Restated Articles of Incorporation contain material provisions which may make it more difficult for a person or entity that is the holder of more than 10% of MasTec’s outstanding voting stock to force MasTec to approve a “business combination.” For purposes of this discussion, a “business combination” includes any:

•	merger or consolidation of MasTec with or into another corporation;

•	sale or lease of all or any substantial part of MasTec’s property and assets; or

•	issuance of MasTec securities in exchange for sale or lease to MasTec of property and assets having an aggregate fair market value of $1 million or more.

MasTec’s Amended and Restated Articles of Incorporation require at least 80% of the voting power of all of MasTec’s outstanding shares entitled to vote in the election of directors, voting together as a single class, to vote in favor of a business combination with any person or entity that is directly or indirectly the holder of more than 10% of MasTec’s outstanding voting stock in order for that transaction to be approved. This voting requirement may have the effect of delaying, deferring or preventing a change in control of MasTec. However, this voting requirement is not applicable to business combinations if either:

•

MasTec’s Board of Directors has approved a memorandum of understanding with the other corporation with respect to the transaction prior to the time that the other corporation became a holder of more than 10% of MasTec’s outstanding voting stock; or

•	the transaction is proposed by a corporation of which MasTec is the majority owner.

IEA

Business Combinations. IEA has elected not to be governed by Section 203 of the DGCL, and is therefore not subject to the prohibitions of Section 203 of the DGCL. IEA’s Third Amended and Restated Certificate of Incorporation provides certain restrictions on business combinations of IEA with interested stockholders. For purposes of this discussion, a “business combination” includes any:

•

merger or consolidation of IEA with any interested stockholder of IEA (an owner of 15% or more of the outstanding voting stock of IEA) or with any other entity if the other entity if the merger or consolidation is caused by such interested stockholder;

•

sale, lease, mortgage, exchange, pledge, transfer or other disposition, except proportionately as a stockholder, to or with an interested stockholder of assets with an aggregate value of over 10% of either the assets of IEA or outstanding stock of IEA;

•

a transaction which results in the issuance or transfer by IEA of any stock of IEA to an interested stockholder, except (A) pursuant to the exchange or conversion of securities exercisable or convertible for stock of IEA which were outstanding prior to the time the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution or the exercise or conversion of securities exercisable or convertible into stock of IEA pro rata to all holders of a class or series of IEA stock after the time such interested stockholder became such; (D) pursuant to an exchange offer made by IEA to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by IEA, provided that in no case shall there be an increase in the interested stockholder’s proportionate share of stock of any class or series of IEA or the voting stock of IEA;

•	any transaction involving IEA which increases the proportionate share of stock of any class or series, or securities convertible into any class or series, of IEA owned by an interested stockholder; or

•	any receipt by an interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through IEA.

IEA’s Third Amended and Restated Certificate of Incorporation prohibits IEA from engaging in any business combination, at any point in time when IEA’s common stock is registered under Section 12(b) or Section 12(g) of the Exchange Act, with any interested stockholder for a period of three years following the time when such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of IEA outstanding at the time the transaction commenced, excluding shares owned by (A) persons who are directors and also officers or (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the IEA stockholders, and not by written consent, by the affirmative vote of 66 2/3% of the outstanding voting stock of IEA which is not owned by the interested stockholder.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, IEA will have no public stockholders and there will be no public participation in any future meetings of IEA stockholders. However, if the merger is not consummated, IEA stockholders will continue to be entitled to attend and participate in IEA stockholders’ meetings.

As described in IEA’s annual proxy statement for the 2022 annual meeting of stockholders filed on March 23, 2022, IEA stockholders have the opportunity to submit proper proposals for inclusion in IEA’s proxy statement and for consideration at the annual meeting of stockholders to be held in 2023 (referred to as the “2023 annual meeting”). To be eligible for inclusion in the proxy statement for the 2023 annual meeting, stockholder proposals must be received by IEA’s Corporate Secretary no later than the close of business on November 26, 2022. However, if the date of the 2023 annual meeting has changed by more than 30 days from the one year anniversary of the 2022 annual meeting, then stockholder proposals must be received a reasonable time before IEA begins to print and send its proxy materials for the 2023 annual meeting. Proposals should be sent to Infrastructure and Energy Alternatives, Inc., Attn: Corporate Secretary, 6325 Digital Way, Suite 460, Indianapolis, Indiana 46278 and follow the procedures required by Rule 14a-8 of the Exchange Act.

Under the By Laws, written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not to be included in IEA’s proxy statement must be delivered to IEA’s Corporate Secretary not less than 120 nor more than 90 days prior to the anniversary of the preceding year’s annual meeting. Accordingly, any stockholder who wishes to have a nomination or other business considered at the 2023 annual meeting must deliver a written notice (containing the information specified in the By Laws regarding the stockholder, the nominee and the proposed action, as appropriate) to IEA’s Corporate Secretary between January 5, 2023 and February 4, 2023. However, if the date of the 2023 annual meeting is more than 45 days before or after the first anniversary of the 2022 annual meeting, any stockholder who wishes to have a nomination or other business considered at the 2023 annual meeting must deliver written notice (containing the information specified in the By Laws regarding the stockholder, the nominee and the proposed action, as appropriate) to IEA’s Corporate Secretary not earlier than 120 days prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the 10th day following the public announcement of such annual meeting. SEC rules permit management to vote proxies in its discretion with respect to such matters if IEA advises stockholders how management intends to vote. A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in the By Laws. Please note that these requirements are separate from the SEC’s requirements to have your proposal included in IEA’s proxy materials.

In addition to satisfying the foregoing advance notice requirements under the By Laws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than IEA’s nominees for the 2023 annual meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 6, 2023. However, if the date of the 2023 annual meeting of Stockholders is more than 30 calendar days before or more than 30 calendar days after the anniversary date of the 2022 annual meeting, such information must be provided by the later of the 60th day prior to such annual meeting and the 10th day following the public announcement of the date of such meeting.

LEGAL MATTERS

The validity of the shares of MasTec common stock to be issued pursuant to this transaction will be passed upon for MasTec by Holland & Knight LLP.

EXPERTS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Infrastructure and Energy Alternatives, Inc. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this Registration Statement, and the effectiveness of Infrastructure and Energy Alternatives, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and schedule as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 incorporated by reference in this Proxy Statement/Prospectus and in the Registration Statement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows MasTec and IEA to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except as set forth below. The documents that are incorporated by reference contain important information about MasTec and IEA, and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by MasTec (File No. 001-08106):

•	MasTec’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 1, 2022;

•	MasTec’s Definitive Proxy Statement for its 2022 Annual Meeting of Shareholders filed with the SEC on April 6, 2022;

•	MasTec’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and June 30, 2022, filed with the SEC on May 9, 2022 and August 4, 2022, respectively;

•

MasTec’s Current Reports on Form 8-K filed with the SEC on March 30, 2022, May  23, 2022, July  25, 2022, August  8, 2022, August 22, 2022, August 25, 2022, September 1, 2022, September 2, 2022 and September 6, 2022; and

•

the description of MasTec’s common stock contained in Form 8-A filed with the SEC on February 10, 1997 (File No. 001-08106) and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

This document also incorporates by reference the following documents that have previously been filed with the SEC by IEA (File No. 001-37796):

•	IEA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 7, 2022;

•	IEA’s Definitive Proxy Statement for its 2022 Annual Meeting of Stockholders filed with the SEC on March 23, 2022;

•	IEA’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and June 30, 2022, filed with the SEC on May 9, 2022 and August 4, 2022, respectively;

•	IEA’s Current Reports on Form 8-K filed with the SEC on May 9, 2022 and July 25, 2022;

•	the description of IEA’s capital stock contained in Exhibit 4.1 of IEA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 7, 2022; and

•

the description of IEA’s warrants contained in IEA’s Current Reports on Form 8-K filed with the SEC on March  26, 2018 and August 2, 2021 and IEA’s Prospectus Supplement No.  2 filed with the SEC on March 4, 2020.

In addition, each of MasTec and IEA is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting, provided, however, that neither MasTec nor IEA is incorporating by reference any information furnished under Item 2.02 or Item 7.01 of Form 8-K, except as otherwise specified herein. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for the purposes of this proxy statement/prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Each of MasTec and IEA files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain the information incorporated by reference and any other materials MasTec and

IEA files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 115 of this document.

Neither MasTec nor IEA has authorized anyone to give any information or make any representation about the transaction that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this document speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

WHERE YOU CAN FIND MORE INFORMATION

MasTec and IEA file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. MasTec’s SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. You can also obtain these documents either on MasTec’s website at https://investors.mastec.com/financial-reporting/sec-filings in the “Investors” section or on IEA’s website at https://ir.iea.net/sec-filings in the “Investors” section. By referring to each of MasTec’s and IEA’s websites and the SEC’s website, neither MasTec nor IEA incorporates any such website or its contents into this proxy statement/prospectus. The shares of MasTec common stock are listed on the NYSE under the trading symbol “MTZ.” The shares of IEA common stock are listed on the Nasdaq under the trading symbol “IEA.”

IEA has engaged D.F. King & Co., Inc. as its proxy solicitor in connection with its special meeting. Any questions about the merger, requests for additional copies of documents or assistance voting your IEA common stock may be directed to D.F. King & Co., Inc. at IEA@dfking.com or by telephone at (866) 796-3441.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

MASTEC, INC.

INDIGO ACQUISITION I CORP.

and

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

Dated as of July 24, 2022

A-i

A-ii

Exhibit A Amended and Restated Certification of Incorporation

A-iii

INDEX OF DEFINED TERMS

Definition	Location

Acquisition Proposal	5.4(h)(i)
Action	3.9
Adverse Recommendation Change	5.4(h)(ii)
Affiliate	8.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.4(c)
Anti-Dilution Warrant Certificates	8.3(b)
Anti-Dilution Warrants	3.2(a)
Antitrust Law	5.7(i)
Bidder	5.4(a)
Book-Entry Shares	2.3(b)
BRC	8.3(c)
BRC Charter	8.3(d)
Business Day	8.3(e)
Cash Consideration	2.1(a)
Certificate of Merger	1.3
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
Code	2.4
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.3(b)
Company Bylaws	3.1(c)
Company Charter	3.1(c)
Company Disclosure Letter	Article III
Company Equity Awards	2.2(c)
Company Equity Plans	2.2(a)
Company ESPP	2.2(i)
Company Indenture Officers’ Certificates	5.12(a)
Company IT Assets	8.3(f)
Company Note Offers and Consent Solicitations	5.12(a)
Company Plan	3.11(a)
Company PSU	2.2(c)
Company Redemption Notice	5.12(b)
Company Redemption Officers’ Certificates	5.12(b)
Company Registered IP	3.19(a)
Company Related Parties	8.17
Company RSU	2.2(b)
Company SEC Documents	3.5(a)
Company Stock Option	2.2(a)
Company Stockholder Approval	3.3(a)
Company Stockholders Meeting	5.5(b)
Company Supplemental Indenture	5.12(a)
Company Warrants	8.3(g)
Compliant	8.3(h)
Confidentiality Agreement	5.6(b)
Consent Solicitations	5.12(a)
Continuation Period	5.8

A-iv

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Contract	3.4(a)
control	8.3(i)
Covered Countries	3.20(c)(i)
Covered Employees	5.8
COVID-19	8.3(j)
DAC 6	3.14(g)
Data Privacy/Security Requirements	3.19(f)
Debt Commitment Letter	4.12
Debt Financing	4.12
Debt Financing Sources	8.3(k)
Debt Offer Documents	5.12(a)
DGCL	Recitals
Dissenting Shares	2.5
DTC	2.3(e)
DTC Payment	2.3(e)
Effective Time	1.3
Environmental Laws	3.13(c)(i)
Environmental Permits	3.13(c)(ii)
Equity Commitment Agreements	8.3(l)
ERISA	3.11(a)
Exchange Act	3.4(b)
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Existing Company Credit Agreement	8.3(m)
Existing Company Indenture	8.3(n)
Existing Company Notes	8.3(o)
Existing Credit Facilities Termination	5.12(c)
Financing Failure Event	5.11(b)
Financing Transactions	8.3(p)
Form S-4	3.7
Fractional Share Cash Consideration	2.6
GAAP	3.5(b)
Governmental Entity	8.3(q)

HSR Act	3.4(b)
Indebtedness	8.3(r)
Indemnified Parties	5.13(a)
Intellectual Property	8.3(s)
International Trade Laws and Regulations	3.20(c)(ii)
Intervening Event	5.4(h)(ii)
IRS	3.11(a)
knowledge	8.3(t)
Labor Agreement	3.12(a)
Law	3.4(a)
Liens	3.2(f)
Material Adverse Effect	8.3(u)
Material Contract	3.15(a)
Material Customers	3.16

A-v

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Material Suppliers	3.16
Materials of Environmental Concern	3.13(c)(iii)
Measurement Date	3.2(a)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Multiemployer Plan	3.11(c)
Nasdaq	3.4(b)
NYSE	3.4(b)
OFAC	3.20(c)(ii)
Offers to Purchase	5.12(a)
Owned Real Estate	3.18(b)
Parent	Preamble
Parent Common Stock	8.3(v)
Parent Common Stock Conversion Ratio	2.2(a)
Parent Equity Awards	8.3(w)
Parent Material Adverse Effect	8.3(x)
Parent Measurement Date	4.2(a)
Parent Plan	5.8(c)
Parent Preferred Stock	4.2(a)
Parent SEC Documents	4.5(a)
Payoff Amount	5.12(c)
Permits	3.10
Person	8.3(y)
Personal Information	8.3(z)
Pre-Consummation Warning Letter	5.7(h)
Preferred Stock	3.2(a)
Preferred Stock Exchange Agreement	8.3(bb)
Pre-Funded Warrant Agreement	8.3(aa)
Pre-Funded Warrants	3.2(a)
Privacy Laws	8.3(cc)
Proxy Statement	3.7
Public Health Measures	8.3(dd)
Redemption	5.12(b)
Release	3.13(c)(iv)
Representatives	5.4(a)
Required Information	8.3(ee)
Retirement Plan	5.8(e)
Retirement Plan Termination Date	5.8(e)
Sanctioned Person	3.20(c)(iii)
SEC	3.5(a)
Securities Act	3.4(b)
Security Plan	3.19(g)
Series B Warrant Agreement	8.3(ff)
Series B Warrants	3.2(a)
Shares	2.1(a)
SPAC Warrant Agreement	8.3(gg)
SPAC Warrants	3.2(a)

A-vi

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Stock Consideration	2.1(a)
Subsidiary	8.3(hh)
Superior Proposal	5.4(h)(iii)
Supplemental Indenture	8.3(ii)
Supporting Stockholders	Recitals
Surety Bonds	3.25
Surviving Corporation	1.1
Takeover Laws	3.21
Tax Returns	3.14(o)(i)
Taxes	3.14(o)(ii)
Termination Date	7.1(b)(i)
Termination Fee	7.3(b)
Voting Agreement	Recitals
Willful Breach	8.3(jj)

A-vii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 24, 2022, is made by and among MasTec, Inc., a Florida corporation (“Parent”), Indigo Acquisition I Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, it is proposed that the parties effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) unanimously (a) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (d) subject to Section 5.4, resolved to recommend that the Company’s stockholders vote to adopt this Agreement;

WHEREAS, (a) the respective boards of directors of Parent and Merger Sub have each approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Parent and Merger Sub, as applicable, and their respective stockholder(s) and (b) immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger as specified herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, certain holders of Shares (the “Supporting Stockholders”) are entering into a voting and support agreement with Parent (each, a “Voting Agreement”) pursuant to which, among other things, each of the Supporting Stockholders is agreeing, subject to the terms of the Voting Agreement, to vote all Shares owned by such Supporting Stockholder in favor of the approval and adoption of this Agreement and the other transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Eastern time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY 10166, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith; provided, further, that the Closing shall not occur sooner than 60 days after the date hereof. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, at the Closing, the parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make any and all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger in accordance with the DGCL (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; Bylaws. At the Effective Time, (a) by virtue of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and applicable Law, subject to Section 5.13, and (b) the bylaws of the Surviving Corporation shall be amended and restated in their entirety so as to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Infrastructure and Energy Alternatives, Inc.”) and, as so amended and restated, shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with their terms, the certification of incorporation of the Surviving Corporation and applicable Law, subject to Section 5.13.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of common stock, par value $0.0001 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 2.1(b) and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive (x) 0.0483 of a validly issued, fully paid and nonassessable share of Parent Common Stock, subject to Section 2.6 with respect to fractional shares (the “Stock Consideration”) and (y) $10.50 in cash (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”), without interest. As of the Effective Time, all Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be paid in accordance with Section 2.3, without interest, and any dividends or other distributions payable pursuant to Section 2.3(k) and cash in lieu of any fractional shares payable pursuant to Section 2.6.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub, the Company or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change.

Section 2.2 Treatment of Options and Other Equity-Based Awards and Warrants.

(a) At the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under the Company’s 2018 Equity Incentive Plan or any other equity incentive plan or arrangement (the “Company Equity Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Stock Option as soon as practicable following the Effective Time (i) an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (x) 75% of the excess of $14.00 over the exercise price per Share under such Company Stock Option and (y) the number of Shares subject to such Company Stock Option and (ii) a number of shares of Parent Common Stock equal to the product of (x) the product of (A) 25% of the excess of $14.00 over the exercise price per Share under such Company Stock Option and (B) the Parent Common Stock Conversion Ratio and (y) the number of Shares subject to such Company Stock Option (and cash in lieu of any fractional shares payable pursuant to Section 2.6);

provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than $14.00, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof. “Parent Common Stock Conversion Ratio” means 0.0138.

(b) At the Effective Time, each restricted stock unit award that vests solely based on the passage of time (each, a “Company RSU”) with respect to Shares granted under the Company Equity Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company RSU as soon as practicable following the Effective Time (i) an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product obtained by multiplying (x) the Cash Consideration and (y) the number of Shares subject to such Company RSU and (ii) a number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the Stock Consideration and (y) the number of Shares subject to such Company RSU (and cash in lieu of any fractional shares payable pursuant to Section 2.6).

(c) At the Effective Time, each restricted stock unit award that vests in whole or in part based on the achievement of one or more performance goals (each, a “Company PSU”, together with Company Stock Options and Company RSUs, collectively, the “Company Equity Awards”) with respect to Shares granted under the Company Equity Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company PSU as soon as practicable following the Effective Time (i) an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product obtained by multiplying (x) the Cash Consideration and (y) the number of Shares subject to such Company PSU assuming the target level of performance is achieved and (ii) a number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the Stock Consideration and (y) the number of Shares subject to such Company PSU assuming the target level of performance is achieved (and cash in lieu of any fractional shares payable pursuant to Section 2.6).

(d) Immediately prior to the Effective Time, each outstanding Anti-Dilution Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof, be cancelled and the registered holder thereof shall be entitled to receive (i) an amount in cash, without interest, equal to the product obtained by multiplying (x) the Cash Consideration and (y) the number of Shares then issuable upon exercise of the Anti-Dilution Warrant and (ii) a number of shares of Parent Common Stock equal to product obtained by multiplying (x) the Stock Consideration and (y) the number of Shares then issuable upon exercise of the Anti-Dilution Warrant (and cash in lieu of any fractional shares payable pursuant to Section 2.6), in each case, as if the registered holder had exercised the Anti-Dilution Warrant in full immediately prior to the Effective Time and acquired the applicable number of Shares then issuable thereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of the Anti-Dilution Warrant).

(e) At the Effective Time, each Pre-Funded Warrant that is outstanding as of immediately prior to the Effective Time will be deemed exercised in full as a “cashless exercise” (as described in the Pre-Funded Warrant Agreement), in accordance with the terms of the Pre-Funded Warrant Agreement, and the holder thereof shall be entitled to receive (i) an amount in cash, without interest, equal to the product obtained by multiplying (x) the Cash Consideration and (y) the number of Shares then issuable upon exercise in full of the Pre-Funded Warrant as a “cashless exercise,” and (ii) a number of shares of Parent Common Stock equal to product obtained by multiplying (x) the Stock Consideration and (y) the number of Shares then issuable upon exercise in full of the Pre-Funded Warrant as a “cashless exercise,” in each case, calculated in accordance with and subject to the terms and conditions of such Pre-Funded Warrant Agreement (and cash in lieu of any fractional shares payable pursuant to Section 2.6). Parent hereby assumes the obligation to deliver to each such holder the foregoing consideration.

(f) At the Effective Time, each outstanding SPAC Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof, cease to represent a SPAC

Warrant in respect of Shares and shall become a SPAC Warrant exercisable for Merger Consideration. If a holder properly exercises a SPAC Warrant within 30 days following the public disclosure of the consummation of the Merger pursuant to a current report on Form 8-K, the Warrant Price (as defined in the SPAC Warrant Agreement) with respect to such exercise shall be reduced by an amount (in dollars) equal to the difference (but in no event less than zero) of (a) the Warrant Price in effect prior to such reduction minus (b) (i) the Per Share Consideration (as defined in the SPAC Warrant Agreement) minus (ii) the Black-Scholes Warrant Value (as defined in the SPAC Warrant Agreement).

(g) Immediately prior to the Effective Time, each outstanding Series B Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof, be cancelled and the registered holder thereof (regardless of any limitation or restriction on exercisability) shall be entitled to receive (i) an amount in cash, without interest, equal to the product obtained by multiplying (x) the Cash Consideration and (y) the number of Shares then issuable upon exercise of the Series B Warrant and (ii) a number of shares of Parent Common Stock equal to product obtained by multiplying (x) the Stock Consideration and (y) the number of Shares then issuable upon exercise of the Series B Warrant, in each case as if the registered holder had exercised the Series B Warrant in full immediately prior to the Effective Time and acquired the applicable number of Shares then issuable thereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of the Series B Warrant) (and cash in lieu of any fractional shares payable pursuant to Section 2.6). Parent hereby assumes the obligation to deliver to each such holder the foregoing consideration.

(h) The Surviving Corporation shall pay the holders of Company Stock Options, Company RSUs and Company PSUs the cash payments described in this Section 2.2 through the Surviving Corporation’s payroll system (or, for non-employees, directly to such individuals) promptly after the Effective Time, but in any event not later than the fifth Business Day after the Effective Time. Parent shall cause its transfer agent to issue to the holders of Company Stock Options, Company RSUs and Company PSUs the shares of Parent Common Stock described in this Section 2.2 promptly after the Effective Time, but in any event not later than the fifth Business Day after the Effective Time. Parent shall pay, or cause to be paid, the applicable consideration to each holder of the applicable Company Warrant in accordance with and subject to the terms and conditions of the applicable Company Warrant. Notwithstanding the foregoing, the Merger Consideration payable with respect to a Company RSU or Company PSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be paid at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(i) Within five Business Days following the date hereof, the Company shall take all actions with respect to the Company’s Employee Stock Purchase Plan (the “Company ESPP”) that are necessary to provide that: (i) the Company ESPP and all outstanding offering periods are terminated, effective immediately, (ii) none of the outstanding options granted under the Company ESPP shall be exercised and no Shares may be purchased under the Company ESPP, and (iii) all amounts then credited to participants’ accounts that have not been used to purchase Shares will be returned to the participants (without interest thereon, except as otherwise required under applicable Law) as soon as administratively practicable following such termination. No new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement.

(j) Prior to the Effective Time, the Company shall adopt such resolutions as may be reasonably required to effectuate the provisions of this Section 2.2.

Section 2.3 Exchange and Payment.

(a) Prior to the Effective Time, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with the Company’s transfer agent to act as an exchange agent (the “Exchange Agent”) for the purpose of paying the Merger Consideration payable in respect of Shares converted into Merger Consideration pursuant to Section 2.1(a) and the Fractional Share Cash Consideration, in accordance with Section 2.6. Prior to or as of the Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent (i) cash in an amount sufficient to make all payments of Cash Consideration in respect of Shares pursuant to Section 2.1(a), (ii) the aggregate Fractional Share Cash Consideration payable in the Merger to holders of Shares and (iii) evidence of Parent Common Stock in book-entry form representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Stock Consideration payable in the Merger to holders of Shares (such cash and book-entry shares, together with any dividends or distributions with respect thereto, the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than to fund payments in respect of Shares converted into Merger Consideration pursuant to Section 2.1(a), except as provided in this Agreement (including payment of the Fractional Share Cash Consideration). The Surviving Corporation shall pay all charges and expenses of the Exchange Agent incurred by it in connection with the exchange of Shares for the Merger Consideration.

(b) Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a) and the Fractional Share Cash Consideration payable pursuant to Section 2.6. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled and the shares of Parent Common Stock issued in connection with the foregoing shall be in non-certificated book-entry form. Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record immediately prior to the Effective Time of uncertificated Shares represented by book entry (“Book-Entry Shares”) customary instructions for use in effecting the surrender of Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a) and the Fractional Share Cash Consideration payable pursuant to Section 2.6. Upon receipt by the Exchange Agent of an “agent’s message” in customary form, and such other evidence of surrender, if any, as the Exchange Agent may reasonably request in respect of Book-Entry Shares, the holder thereof shall be entitled to receive in exchange therefore the Merger Consideration and the Fractional Share Cash Consideration payable pursuant to Section 2.6 with respect to each Share formerly represented by such Book-Entry Shares (subject to deduction for any required withholding Tax) and the shares of Parent Common Stock issued in connection with the foregoing shall be in non-certificated book-entry form. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(c) If payment of the Merger Consideration or Fractional Share Cash Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(d) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only cash in the amount equal to the aggregate Cash Consideration that such holder has the right to receive pursuant to Section 2.1(a) and this Article II, book-entry shares representing the aggregate Stock Consideration that such holder has the right to receive pursuant to

Section 2.1(a) and this Article II, cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 2.6 and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.3(k) below, in each case, in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, without any interest thereon.

(e) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (Eastern time) on the Closing Date, the Exchange Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Cash Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (Eastern time) on the Closing Date, the Exchange Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(f) The Merger Consideration, the Fractional Share Cash Consideration and any dividends or other distributions payable pursuant to Section 2.3(k) paid upon the surrender of Certificates or Book Entry Shares in accordance with the terms of this Article II in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(g) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, on a daily basis; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses) the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder (but subject to Section 2.4), Parent shall cause the Surviving Corporation to promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation.

(h) At any time following the date that is 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Exchange Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.3(k) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.6) payable upon due surrender of their Certificate or Book-Entry Shares. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of the Shares two years after the Effective Time, or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, an indemnity by such Person for any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, the Fractional Share Cash Consideration and any dividends or other distributions payable with respect thereto pursuant to Section 2.3(k), payable in respect thereof pursuant to this Agreement.

(j) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(k) No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Share with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.6, in each case until the holder of such Certificate or Book Entry Share shall have surrendered such Certificate or Book Entry Share in accordance with this Article II. Following the surrender of any Certificate or Book Entry Share, there shall be paid to the holder of the Certificate or Book Entry Share representing shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.6 and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 2.4 Withholding Rights. Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of the Shares, Company Stock Options, Company RSUs, Company PSUs, Company Warrants or otherwise pursuant to this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing authority by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.1(b)) that are held by any holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any Shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior consent of Parent, make any payment with respect to, or compromise or settle, any such demands.

Section 2.6 Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares or any other provision of

Article II, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to the Merger who would hold a fractional share of Parent Common Stock (or holder of other equity interests of the Company who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock pursuant to the provisions of Article II) (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fraction of a share of Parent Common Stock multiplied by the last reported sale price of Parent Common Stock on the NYSE (as reported in the Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on the last complete trading day prior to the date of the Effective Time, rounded to the nearest whole cent (the “Fractional Share Cash Consideration”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents publicly available at least two Business Days prior to the date of this Agreement (but excluding any disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on the face of such disclosure) (provided, that notwithstanding the foregoing, Sections 3.2 (Capital Stock; Equity Awards; Warrants), 3.4 (No Conflict; Consents and Approvals), 3.9 (Litigation) and 3.22 (Affiliate Transactions), shall be deemed qualified only by Sections 3.2, 3.4, 3.9 and 3.22, respectively, of the Company Disclosure Letter and not by any other section of the Company Disclosure Letter or any SEC Document), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a)The Company (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

(b) Each of the Company’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in each case of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

(c) The Company has previously delivered or otherwise made available to Parent true, complete and correct copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), and equivalent organizational documents of the Company’s significant subsidiaries (as defined in Regulation S-X promulgated under the Securities Act) and of each of the Company’s Subsidiaries that is not a wholly owned Subsidiary, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws in any material respect. None of the Company’s Subsidiaries is in violation of its certificate of incorporation and bylaws, or equivalent organizational or governing documents, in each case, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2 Capital Stock; Equity Awards; Warrants.

(a) The authorized capital stock of the Company consists of (a) 150,000,000 Shares and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). As of July 22, 2022 (the “Measurement Date”) (i) 48,594,834 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) no Shares were held in treasury, (iii) no shares of Preferred Stock were outstanding, (iv) an aggregate of 2,192,120 Shares were subject to or otherwise deliverable in connection with outstanding Company RSUs and Company PSUs (at the target level of performance) or the exercise of outstanding Company Stock Options issued pursuant to the Company Equity Plans, (v) 5,308,677 warrants subject to the SPAC Warrant Agreement (the “SPAC Warrants”) were issued and outstanding exercisable for 2,654,339 Shares, in the aggregate, at an exercise price of $5.75 per half-Share, (vi) warrants to purchase no more than 813,288 Shares were issuable under the Equity Commitment Agreement and the Preferred Stock Exchange Agreement (the “Anti-Dilution Warrants”), (vii) 4,327,322 warrants subject to the Pre-Funded Warrant Agreement (the “Pre-Funded Warrants”) were issued and outstanding exercisable for 4,327,322 Shares, in the aggregate, at an exercise price of $0.0001 per Share and (viii) 92,359 warrants subject to the Series B Warrant Agreement (the “Series B Warrants”) were issued and outstanding exercisable for 92,359 Shares, in the aggregate, at an exercise price of $0.0001 per Share. From the Measurement Date to the date of this Agreement, the Company has not issued or granted any Shares, Company RSUs, Company PSUs, Company Stock Options or Company Warrants, other than Shares issued upon the exercise of Company Warrants or exercise or settlement of Company Equity Awards, in each case, outstanding as of the Measurement Date in accordance with their terms.

(b) As of the date of this Agreement, an aggregate of 895,557 Shares were reserved for issuance pursuant to the Company Equity Plans not yet granted under the Company Equity Plans (in each case, not including the Company ESPP). Section 3.2(b) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Equity Plans and: (A) the name of the holder of such Company Equity Award; (B) the number of Shares subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; and (E) with respect to Company Stock Options, the date on which such Company Stock Option expires.

(c) All Shares subject to issuance under the Company Equity Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable. Except for the Company Equity Plans and as set forth in Section 3.2(b) of the Company Disclosure Letter, there are no Contracts to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). The Company has previously delivered or otherwise made available to Parent a true, complete and correct copies of a form of: SPAC Warrant Agreement, Series B Warrant Agreement, the Pre-Funded Warrant Agreement and the other Contracts to which the Company or any of its Subsidiaries is party with respect to the Company Warrants, in each case as amended to the date of this Agreement.

(d) Except as set forth above and except for changes since the Measurement Date resulting from the exercise of Company Stock Options or Company Warrants outstanding on such date, as of the date of this Agreement, (A) there are not outstanding, authorized, issued, or reserved for issuance any (1) shares of capital stock or other voting securities of the Company, (2) securities or interests of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options, warrants or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, sell or transfer, any capital stock, voting securities or securities or interests convertible into or exchangeable for capital stock or voting securities of the Company, (B) there are no other outstanding or authorized options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its Subsidiaries is a party or is bound and (C) there are no outstanding or authorized restricted shares, restricted stock units, performance shares, contingent value rights, stock appreciation, phantom stock, profit participation or similar rights with respect to the securities of the Company to which the Company or any of its Subsidiaries is a party or is bound. All outstanding Shares, all outstanding Company Equity Awards, all outstanding Company Warrants, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(e) The Company and its Subsidiaries have no authorized or outstanding Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company on any matter. There are no Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound, or outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities, securities or interests convertible into or exchangeable for capital stock or voting securities of the Company.

(f) Each of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares or other equity interests are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, other than encumbrances under applicable securities Laws, “Liens”) of any nature whatsoever, except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.2(f) of the Company Disclosure Letter sets forth a true, complete and correct list of each Subsidiary of the Company and its jurisdiction of incorporation or organization. As of the date of this Agreement, (A) there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, other equity interests, voting securities or interests of any Subsidiary of the Company or (2) options, warrants or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, sell or transfer, any capital stock, other equity interests, voting securities, securities or interests convertible into or exchangeable for capital stock, other equity interests, voting securities or interests of any Subsidiary of the Company, (B) there are no other outstanding or authorized options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party or is bound, and (C) there are no outstanding or authorized restricted shares, restricted stock units, performance shares, contingent value rights, stock appreciation, phantom stock, profit participation or similar rights with respect to the securities or interest of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party or is bound.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption and approval of this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein and therein, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting and (iv) subject to Section 5.4, has resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby, including the Merger (the “Company Board Recommendation”).

(c) The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all notices and filings described in such clauses have been made, conflict with or violate any law (including common law), statute, rule, regulation, code, ordinance, treaty, order, judgment, decree or other requirement of any Governmental Entity (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the loss of a benefit under or the imposition of any additional payment or other liability under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, arrangement, commitment, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, the Securities Act of 1933, as amended (the “Securities Act”) and under state securities, takeover and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (iii) such filings as necessary to comply with the applicable requirements of The Nasdaq Stock Market (“Nasdaq”) or the New York Stock Exchange (“NYSE”), (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has timely filed, furnished or otherwise transmitted all registration statements, prospectuses, forms, schedules, reports, statements, certifications and other documents (including all exhibits, schedules, amendments and supplements thereto and all other information incorporated by reference) required to be filed by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2020 (all such registration statements, prospectuses, forms, schedules, reports, statements, certifications and other documents filed since January 1, 2020, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b) The consolidated financial statements of the Company (including any related notes and schedules thereto) included in or incorporated by reference into the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and in the case of unaudited quarterly financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or by other rules and regulations of the SEC); and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such filings. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2020, neither the Company, nor to the knowledge of the Company, any of the Company’s auditors and the audit committee of the Company Board has identified or been made aware of (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of the Company’s financial statements or internal control over financial reporting.

(d) Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any Contract to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, matured, unmatured, determined, determinable or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP (or the notes thereto), except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of March 31, 2022 (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since April 1, 2022, (c) which have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, (d) incurred pursuant to the transactions contemplated by this Agreement and (e)  that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Form S-4 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in connection with the Merger (as amended or supplemented from time to time (the “Form S-4”)) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, on the date the Proxy Statement is first mailed to the Company stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, the Company make no representation or warranty with respect to any information supplied by the Parent, Merger Sub or any of their Representatives.

Section 3.8 Absence of Certain Changes or Events. (a) Since January 1, 2022 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business in all material respects (other than to comply with any Public Health Measures), (b) from January 1, 2022 through the date hereof, there has not been any event, change, occurrence or effect that, individually or in the aggregate, together with all other events, changes, occurrences or effects, has had or would reasonably be expected to have a Material Adverse Effect and (c) without limiting the generality of clause (a), except as set forth on Section 3.8(c) of the Company Disclosure Letter, since January 1, 2022 through the date hereof, neither the Company nor any of its Subsidiaries has taken or failed to take any action that, if taken or failed to be taken after the date hereof, would require consent of Parent pursuant to Section  5.1(b)(i), (ii), (iv), (v), (vii), (xii), or (xiv).

Section 3.9 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as of the date hereof materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation by or before any Governmental Entity (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any judgment, order, injunction, rule, decision, award or decree of any Governmental Entity.

Section 3.10 Compliance with Laws. Except with respect to ERISA, Environmental Matters and Taxes (which are the subject of Sections 3.11, 3.13 and 3.14, respectively), the Company and each of its Subsidiaries are, and have been since January 1, 2020, in compliance with all Laws applicable to them or by which any of their respective businesses or properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby. Since January 1, 2020, no Governmental Entity has issued any notice or notification to the Company or any of its Subsidiaries stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except with respect to Permits required pursuant to Environmental Laws (which are the subject of Section 3.13), the Company and its Subsidiaries have in effect all permits, licenses, registrations, qualifications, certificates, consents, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect, and there has occurred no default or non-compliance under any Permits by the Company or any of its Subsidiaries, in each case except where the failure to be in full force and effect and to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of each material Company Plan. “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plans” (within the meaning of ERISA section 3(37)), and each stock purchase, equity or equity-based compensation, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has had or has any present or future material liability. With respect to each material Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof (or to the extent that no such copy exists, a written description thereof) and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, (D) attorney’s response to an auditor’s request for information and (E) all material correspondence regarding the Company Plan with any Governmental Entity.

(b) With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11(b) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(iv) each agreement, arrangement, contract or plan, whether or not a Company Plan, that constitutes in any part of a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required; and

(v) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

(c) No Company Plan is and neither the Company, its Subsidiaries nor any Person organized under the laws of the United States or operating therein that is or would be aggregated and treated as a single employer with the Company or any of its Subsidiaries under Section 414(b), (c), (m), or (o) of the Code has, in the past 6 years, maintained, established, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV of ERISA or subject to Section 302 or 412 of the Code or (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of ERISA) (“Multiemployer Plan”). With respect to each Multiemployer Plan, (i) no unsatisfied withdrawal liability within the meaning of Title IV of ERISA has ever been incurred by the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received notice that any such Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination), (ii) to the knowledge of the Company, no such plan has been terminated or is insolvent (within the meaning of Section 4245 of ERISA) so as to result directly or indirectly in any increase in contributions or other liability (contingent or otherwise) to the Company or any of its

Subsidiaries, (iii) to the knowledge of the Company, no such plan has incurred a minimum funding deficiency or received or applied for a waiver of the minimum funding standards under Section 412 of the Code and (iv) to the knowledge of the Company, no Multiemployer Plan is in critical or endangered status or the subject of any rehabilitation plan.

(d) No Company Plan provides for any post-employment or postretirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(e) None of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby, and no such payment will be nondeductible to the Company pursuant to Section 280G of the Code.

(f) The Company has no obligation to indemnify, gross up or otherwise reimburse any individual for any Tax incurred pursuant to Section 409A or 4999 of the Code, or any interest or penalty related thereto.

Section 3.12 Labor Matters.

(a) Except as set forth on Section 3.12 of the Company Disclosure Letter, the Company is not a party to or otherwise bound by any collective bargaining agreement, Contract or other labor-related agreement, arrangement or understanding with a labor or trade union, or labor organization or works council (each, a “Labor Agreement”), nor is any such Labor Agreement presently being negotiated, nor are there any employees of the Company or any of its Subsidiaries represented by a labor or trade union, employee representative body, labor organization or works council. The Company has made available to Parent a true, complete and correct copy of each Labor Agreement and all material amendments thereto. There are no organizing activities, representation campaigns, certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened by or with respect to any of the employees of the Company or any of its Subsidiaries. Since January 1, 2019, there has not been any, and there are no pending or, to the knowledge of the Company, threatened strikes, walkouts, lockouts, slowdowns or other labor stoppages against or affecting the Company or its Subsidiaries.

(b) The Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with the terms of the Company Plans, any applicable Labor Agreement and all applicable Laws respecting or relating to recruitment, employment and employment practices, and agency and other workers, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, worker classification, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where failure to comply has not been, and would not reasonably be expected to be, individually or in the aggregate, have a Material Adverse Effect.

(c) There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law with respect to the Company or any of its Subsidiaries during the three-year period ending on the date hereof for which there is any unsatisfied liability.

(d) During the past three years, to the knowledge of the Company, no claims of sexual harassment or sexual misconduct have been brought against any executive officer or director of the Company or any executive or management employee of the Company or any of its Subsidiaries at the level of Vice President or above.

Section 3.13 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are and since January 1, 2020 have been, in compliance with all applicable Environmental Laws, and possess and are, and since January 1, 2020, have been in compliance with all applicable Environmental Permits required under such Environmental Laws to operate their respective businesses and properties; (ii) (A) there are no Materials of Environmental Concern at any property (including structures or facilities located thereon) owned, leased or operated by the Company or any of its Subsidiaries, (B) there have been no Releases of Materials of Environmental Concerns at, on, about, under or migrating from any property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries, except in each case of (A) and (B) under circumstances that are not reasonably likely to result in liability or obligation of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any Release or threatened Release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise with no outstanding liability or obligation; (iv) neither the Company nor any of its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any Action, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and no such matter has been threatened in writing (v) neither the Company nor any Subsidiary is subject to any outstanding order, writ, judgment, award, injunction or decree of any Governmental Entity relating to any Environmental Law; (vi) neither the Company nor any of its Subsidiaries has assumed or retained, by contract (including any fixed price contract relating to environmental remediation services) or operation of Law, any obligation under any Environmental Law or concerning any Materials of Environmental Concern that could reasonably be expected to result in liability or any other obligation to the Company or any of its Subsidiaries under any applicable Environmental Law; and (vii) to the knowledge of the Company, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans: (A) that may interfere with or prevent continued compliance by the Company or any of its Subsidiaries with Environmental Laws or Environmental Permits, or (B) that may give rise to any liability or other obligation of the Company or any of its Subsidiaries under any Environmental Laws.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” means all foreign, federal, state, or local Laws protecting the environment (including ambient air, soil, sediment, surface water or groundwater) or human health and safety (to the extent relating to Materials of Environmental Concern) or otherwise relating to pollution, contamination, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, Release or threatened Release of Materials of Environmental Concern, in effect as of the date of this Agreement.

(ii) “Environmental Permits” means all permits, licenses, registrations, certifications, waivers, and other authorizations required under applicable Environmental Laws.

(iii) “Materials of Environmental Concern” means (i) any hazardous, acutely hazardous, or toxic substance or waste defined, listed or otherwise regulated under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act, or the Federal Insecticide, Fungicide, and Rodenticide Act, or comparable state laws or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, per- and polyfluoroalkyl substances and other emerging contaminants, radioactive material, toxic molds, or radon.

(iv) “Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposal, dumping, dispersing, leaching or migrating in, into, onto or through the indoor or outdoor environment.

Section 3.14 Taxes. Except for failures, violations, inaccuracies, omissions or proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) (i) all Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true, complete and correct, and (ii) the Company and any of its Subsidiaries have complied in all respects with applicable Laws relating to the withholding of Taxes (including any information reporting requirements);

(b) the Company and its Subsidiaries have paid (or have had paid on their behalf) all income Taxes and all other material Taxes due and payable (whether or not shown on any Tax Return);

(c) no Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent;

(d) (i) as of the date of this Agreement, there are no deficiencies, claims, audits, examinations, investigations or other proceedings now ongoing or pending, or to the knowledge of the Company, proposed, asserted, assessed or threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any Tax, and (ii) neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations applicable to any Tax Return nor is the Company or any of its Subsidiaries currently the beneficiary of any extension of time within which to file any Tax Return;

(e) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code;

(f) neither the Company nor any of its Subsidiaries has any liability for the Taxes of another person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or a similar provision of state, local or non-U.S. Law or as a transferee or successor, by contract or otherwise, or is party to any Tax sharing, Tax allocation, Tax indemnity or similar agreement (other than (A) any commercial agreement not primarily related to Taxes or (B) any agreement the only parties to which are the Company and/or its Subsidiaries);

(g) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b) (and any comparable provision of state, local or foreign Law (including European Council Directive 2011/16 (“DAC 6”) and domestic implementation of DAC 6));

(h) neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) required as a result of a change in method of accounting made prior to the Closing, (B) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, (C) installment sale or open transaction disposition made prior to the Closing, (D) prepaid or deposit amount received, or deferred revenue accrued, prior to the Closing, (E) “deferred gain” with respect to an “intercompany transaction” (effected prior to the Closing) described in Section 1502 of the Code, or (F) the application of Section 1400Z-2 or Section 965 of the Code;

(i) neither the Company nor any of its Subsidiaries has (A) any “applicable employment taxes,” the payment of which has been deferred pursuant to Section 2302 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act, (B) received any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (FFCRA) or Section 2301 of the CARES Act, or (C) otherwise availed itself of any COVID-19 relief measures that would reasonably be expected to impact the Tax payment and/or reporting obligations of the Company or its Subsidiaries after the Closing;

(j) the Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code;

(k) the Company and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws and regulations (including, for the avoidance of doubt, Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding provision of state, local or non-U.S. Law, as applicable)) including (A) the execution and maintenance of any required contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each of its Subsidiaries and (B) conducting related-party transactions at arm’s length;

(l) neither the Company nor any of its Subsidiaries has a permanent establishment, fixed place of business or other Taxable nexus in a jurisdiction other than the jurisdiction in which it is a Tax resident;

(m) none of the Company’s Subsidiaries is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code; and

(n) Section 3.14(n) of the Company Disclosure Letter sets forth the U.S. federal income tax classification of each of the Company’s Subsidiaries

(o)As used in this Agreement:

(i) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, any documents and elections with respect to tax matters, and information returns, or similar filing (including any attachments to such filing), required to be filed relating to Taxes, including any amended tax return (or similar filing).

(ii) “Taxes” means (A) federal, state, provincial, local or foreign taxes of whatever kind or nature imposed by a Governmental Entity, whether the Company or any of its Subsidiaries has filed or not filed a Tax Return in such jurisdiction and whether disputed or not, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, escheat, unclaimed property, payroll, employment, unemployment, social security, workers’ compensation or net worth, customs, duties, tariffs, assessments, levies, fines, and taxes in the nature of excise, withholding, ad valorem or value added and (B) liability for amounts described in clause (A) pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of Law, as transferee or successor, or by contract, as well as all interest, penalties and additions imposed with respect to such foregoing amounts.

Notwithstanding any other provisions of this Agreement to the contrary, the representations made in Section 3.11 and this Section 3.14 are the sole and exclusive representations and warranties of the Company in this Agreement with respect to Taxes.

Section 3.15 Contracts.

(a) Except for this Agreement and except as listed in Section 3.15(a) of the Company Disclosure Letter (including for each disclosure, reference to the applicable subsection of this Section 3.15(a)), as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any of the following categories of Contracts (it being understood that and any Contract or group of related Contracts with the same party or group of affiliated parties shall be treated as a single Contract in determining the dollar value of such Contract(s) in relation to any dollar thresholds below) (each such Contract, a “Material Contract”):

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) whether or not filed by the Company with the SEC (except for a Company Plan listed in Section 3.11(a) of the Company Disclosure Letter);

(ii) any Contract that (a) restricts in any material respect the ability of the Company or any of its Subsidiaries to freely engage in or compete in any line of its business with any Person or anywhere in the world or during any period of time, (b) grants or obligates the Company or any of its Subsidiaries to grant any “most favored nations” pricing provision or similar rights, and/or (c) restricts in any material respect the ability of the Company or any of its Subsidiaries to engage suppliers, customers or other Persons with which the Company and its Subsidiaries may do business (other than restrictions on the solicitation or hiring of employees or consultants entered into in the ordinary course of business in all material respects), including “exclusivity,” rights of first refusal or offer or any similar requirement or right in favor of any third party;

(iii) any Contract with any third party providing for the purchase of materials, supplies, goods, services, equipment or other assets (or for the licensing of or grant of rights in or to use Intellectual Property of the Company or any of its Subsidiaries) from the Company or any of its Subsidiaries and that (a) generated revenue from such third party in excess of $60,000,000 in the aggregate for the Company or any of its Subsidiaries during the year ending December 31, 2021 or (b) is expected to generate revenue from such third party in excess of $60,000,000 in any 12-month period;

(iv) any Contract with any third party providing for the purchase of materials, supplies, goods, services, equipment or other assets (or for the licensing of or grant of rights in or to use Intellectual Property of any third party, other than licenses of commercially available, off-the-shelf software and other licenses entered into in the ordinary course of business) for which payments by the Company and its Subsidiaries is in excess of $25,000,000 (a) were made during the year ending December 31, 2021, or (b) are expected to be made during any 12-month period;

(v) any Contract that provides for payments to or from the Company and its Subsidiaries in excess of $25,000,000 in the aggregate over the remaining term of such Contract (other than Contracts subject to clauses (iii), (iv) and (vi) hereof);

(vi) any Contract under which the Company or any of its Subsidiaries is or may be liable for any Indebtedness in excess of $5,000,000;

(vii) any Contract with respect to the creation, formation, governance or control of any partnerships, joint ventures or joint ownership arrangements with third parties;

(viii) any Contract that (A) relates to the acquisition (whether by merger, sale of equity interests, sale of assets, capital contribution or otherwise) by the Company or any of its Subsidiaries of any corporation, partnership or other business, organization or division thereof after the date of this Agreement for total potential consideration (including “earnouts” and other contingent or deferred consideration) of more than $25,000,000 in the aggregate, (B) relates to the disposition (whether by merger, sale of equity interests, sale of assets, capital contribution or otherwise) by the Company or any of its Subsidiaries of any corporation, partnership or other business, organization or division thereof after the date of this Agreement, for potential consideration of more than $5,000,000 or (C) contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries could be required to acquire or dispose of, as applicable, any of the foregoing;

(ix) any Contract that relates to the sale, transfer or other disposition of a business or assets by the Company or any of its Subsidiaries pursuant to which the Company or such Subsidiary has any continuing indemnification, guarantee, or other contingent, deferred or fixed payment obligations that would reasonably be expected to result in aggregate payments in excess of $5,000,000;

(x) any Contract with a term exceeding one year after the date of this Agreement which is a financial derivative interest rate hedge with a value in excess of $5,000,000;

(xi) any Contracts that are outstanding (A) bid bonds, payment bonds, performance bonds, Tax bonds, licensing bonds, reclamation bonds, Surety Bonds or any similar undertaking or financial security arrangements or (B) indemnity or underwriting agreements or other Contracts with a surety, in each case in excess of $25,000,000;

(xii) any Contracts that are Contracts for the employment or engagement of any individual on a full-time, part-time or consulting basis and provide for annual compensation in excess of $250,000 per year except for any such Contract that may be cancelled without penalty or termination payments by the Company or any of its Subsidiaries upon notice of 30 days or less;

(xiii) any Contracts that are conciliation, settlement or similar agreements pursuant to which the Company or any of its Subsidiaries will be required to (x) make payments in excess of $1,000,000 individually or $5,000,000 in aggregate or (y) satisfy any material non-monetary obligation;

(xiv) any Contracts that are with any Affiliates of the Company or any of its Subsidiaries (other than any contract, agreement or instrument between the Company or any of its wholly owned Subsidiaries and the Company or another of its wholly owned Subsidiaries) (other than Contracts subject to clause (xiv) hereof); or

(xv) any Contract to enter into any of the foregoing.

(b) True, correct and complete copies of the Material Contracts to which the Company or any of its Subsidiaries is a party as amended through the date hereof have been made available to Parent. Other than such Material Contracts as have expired in accordance with their respective terms and with respect to which neither the Company nor any of its Subsidiaries has any material liability or obligation, each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto. None of the Material Contracts has been canceled or otherwise terminated (other than such Material Contracts as have expired in accordance with their respective terms) and neither the Company nor any of its Subsidiaries has received any written notice from any Person regarding any such cancellation or termination or any material default or, to the knowledge of the Company, is aware of any facts as of the date hereof that are reasonably likely to lead to such cancellation or termination or material default, in each case with respect to a Material Contract.

Section 3.16 Customers and Suppliers. Section 3.16 of the Company Disclosure Letter (including for each disclosure, reference to the applicable subsection of this Section 3.16) sets forth a complete and accurate list of (a) the top 10 customers of the Company and its Subsidiaries, based on the dollar amount of consolidated revenues earned by the Company and its Subsidiaries (i) for the 12 calendar months ended December 31, 2021 and (ii) for the five months ended May 31, 2022 (collectively, the “Material Customers”), and (b) the top 10 suppliers of materials, products or services to the Company and its Subsidiaries, based on aggregate total purchases by the Company and its Subsidiaries for (i) the 12 calendar months ended December 31, 2021 and

(ii) for the five months ended May 31, 2022 (collectively, the “Material Suppliers”). As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, any other indication, from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate, modify or not renew existing Contracts or stop or materially decrease or alter (including any reduction in the rate or amount of sales or purchases, change in the prices charged or paid, delay of deliveries, delay or extension of the commencement, completion or rate of work on any project or component thereof or material change to the supply or credit terms ) its business with the Company or its Subsidiaries, except as has would not reasonably be expected to be material to the Company. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier or vendor to the Company or that such Material Supplier intends to terminate, modify or not renew existing Contracts with the Company or its Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.17 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies and (c) since the most recent renewal date, as of the date hereof, the Company has not received any written notice threatening termination of, or premium increases with respect to, or material alteration of coverage under, any such policies, other than premium increases or alterations of coverage occurring in the ordinary course during the renewal process for any such policies.

Section 3.18 Properties.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries owns and has good and valid title to all of their respective owned real property and good title to all of its tangible personal property and has valid leasehold interests to all properties necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the tangible personal property and the leased property.

(b) Section 3.18(b) of the Company Disclosure Letter contains a true, complete and correct list by address of each real property owned by the Company or any of its Subsidiaries as of the date hereof (the “Owned Real Estate”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of the Owned Real Estate; (ii) other than to Parent, has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Estate or any portion thereof or interest therein; or (iii) has received written notice of any pending, and to the knowledge of the Company threatened, condemnation proceeding affecting any Owned Real Estate or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(c) Section 3.18(c) of the Company Disclosure Letter contains a true, complete and correct list of all leases for each real property leased by the Company or any of its Subsidiaries as of the date hereof for which the annual rental exceeds $10,000,000. The Company has delivered to Parent a true, complete and correct copy of each such lease. Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each of the leases for leased real property: (i) such lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to the lease, is in breach or default under such lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such lease; and (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the leased real property under such lease has not been disturbed, and to the knowledge of the Company, there are no disputes with respect to such lease. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly owned Subsidiary of the Company) a right to use or occupy such leased real property or any portion thereof. No representation is made under this Section 3.18 with respect to any intellectual property or intellectual property rights, which are the subject of Section 3.19.

Section 3.19 Intellectual Property.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a true, complete and correct list of all registered trademarks, service marks or tradenames, patents, patent applications, registered copyrights, applications to register copyright and domain names owned by the Company or any of its Subsidiaries on the date hereof and that are material to the businesses of the Company and its Subsidiaries, taken as a whole (collectively, “Company Registered IP”). No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Company Registered IP is owned by the Company or one its Subsidiaries free and clear of all Liens. All Company Registered IP is valid, subsisting and, to the knowledge of the Company, enforceable. All Company Registered IP renewal fees and other maintenance fees required to be paid on or prior to the effective date of this Agreement have been timely paid. Neither the Company nor any of its Subsidiaries has received any written notice or claim in the year prior to the date hereof challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own and possess all right, title and interest in and to, or have the right to use, all Intellectual Property rights necessary for the operation of the business of the Company and its Subsidiaries as presently conducted. The consummation of the transactions contemplated by this Agreement will not alter or impair in any material respect the Company and its Subsidiaries’ right in or to any Intellectual Property rights used by the Company and its Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has taken commercially reasonable steps necessary to maintain (i) the secrecy and confidentiality of (A) all trade secrets owned by the Company or any of its Subsidiaries, (B) information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks, and (ii) ownership of all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries. Except as would not be material to the Company, to the knowledge of the Company, no present or former employee, officer, director, agent, outside contractor or consultant of the Company or any of its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are not infringing upon or misappropriating any Intellectual Property of any third party in connection with the conduct of their respective businesses, and neither the Company nor any of its Subsidiaries has received in the year prior to the date hereof any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved, (ii) to the knowledge of the Company, no third party is misappropriating or infringing any Intellectual Property owned by the Company or any of its Subsidiaries and (iii) no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.

(e) The Company IT Assets (i) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company and its Subsidiaries, (ii) are free from material bugs, errors or other defects, (iii) have not materially malfunctioned, crashed, failed, experienced continued substandard performance or other adverse events within the past three years, and (iv) do not contain any virus, malware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device or other program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any such Company IT Asset, or any spyware or adware. The Company and its Subsidiaries have implemented commercially reasonable anti-malware, backup, security, business continuity, and disaster recovery measures and technology.

(f) The Company and its Subsidiaries comply, and have in the past three years complied, in all material respects with (i) its internal privacy and data security policies, (ii) all applicable rules of self-regulatory organizations and codes of conduct, including the Payment Card Industry Data Security Standard (PCI DSS), (iii) all Privacy Laws, and (iv) all contractual obligations concerning information security and data privacy (including the processing of Personal Information) (collectively, the “Data Privacy/Security Requirements”). To the knowledge of the Company, all vendors, processors, subcontractors and other Persons acting for or on behalf of the Company in connection with the processing of Personal Information or that otherwise have been authorized to have access to the Company IT Assets or the Personal Information in the possession or control of the Company and its Subsidiaries comply, and have in the past three years complied, with the Data Privacy/Security Requirements in all material respects. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the negotiation nor consummation of the transactions contemplated by this Agreement, nor any disclosure or transfer of information in connection therewith, will breach or otherwise cause any violation of any Data Privacy/Security Requirement or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any such Data Privacy/Security Requirement. There are no, and have not been in the last three years, any Actions pending or threatened against the Company or any of its Subsidiaries concerning any Data Privacy/Security Requirement or compliance therewith or violation thereof.

(g) The Company and its Subsidiaries have implemented and maintain a commercially reasonable information security plan (“Security Plan”), which includes commercially reasonable administrative, technical and physical safeguards designed to protect the availability, integrity and security of the Company IT Assets and the information and data stored therein (including Personal Information and other sensitive information) from loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, including cybersecurity and malicious insider risks. The Security Plan conforms, and at all times has conformed, in all material respects to the Data Privacy/Security Requirements and any public statements made by the Company or any of its Subsidiaries regarding the Security Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in the past three years, (i) there has been no loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, or other breach of security of the Personal Information maintained by or on behalf of the Company or any of its Subsidiaries (including, but not limited to, any event that would give rise to a breach or incident for which notification by the Company or any of its Subsidiaries to individuals and/or Governmental Entity is required under Data Privacy/Security Requirements), and (ii) there have been no breaches or unauthorized intrusions of the security of any Company IT Asset.

Section 3.20 Certain Payments; International Trade(h).

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any agent or other person acting on its behalf, has provided, offered, gifted or promised, directly or indirectly through another Person, anything of value to any Government Official in violation of any Law for the purpose of (a) unlawfully influencing any act or decision of such Government Official in their official capacity, inducing such Government Official to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the Company or any of its Subsidiaries or (b) inducing such Government Official to use his or her influence in an unlawful manner to affect or influence any act or decision of any Governmental Entity. “Government Official” means any person employed by or that is an agent of any Governmental Entity or any political party or that is a candidate for Governmental Entity office, or the family member or close affiliate of any of these.

(b) None of the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, officers, representatives, agents or employees) since January 1, 2019 (i) was a Sanctioned Person, (ii) was organized or ordinarily resident in a Covered Country, (iii) engaged in any dealings or transactions with any Sanctioned Person or in any Covered Country, to the extent such activities violate applicable International Trade Laws and Regulations, or (iv) was otherwise in violation of applicable International Trade Laws and Regulations.

(c) For purposes of this Agreement:

(i) “Covered Countries” means countries or regions that is or since January 1, 2019 has been, subject to comprehensive sanctions under International Trade Laws and Regulations (as of the date hereof, Cuba, Iran, Sudan, Syria, the Democratic People’s Republic of Korea (North Korea) and the Crimea region of Ukraine).

(ii) “International Trade Laws and Regulations” means (A) any U.S. sanctions laws or regulations administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”), and (B) any other economic, military or other sanctions or trade controls, including any import or export control laws or regulations, of any Governmental Entity of the United States, the European Union or any member state of the European Union.

(iii) “Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under International Trade Laws and Regulations, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Covered Country.

Section 3.21 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in 4.9, no “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under any Laws applicable to the Company apply to this Agreement, the Merger, or any of the other transactions contemplated hereby.

Section 3.22 Affiliate Transactions. Except (i) as set forth on Section 3.22 of the Company Disclosure Letter or (ii) for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements, as of the date hereof, no executive officer or director of the Company or any Supporting Stockholder or any of its or his Affiliates (other than portfolio companies) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months.

Section 3.23 Brokers. No broker, investment banker, financial advisor or other Person, other than Lazard Frères & Co. LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.24 Opinion of Financial Advisor. Lazard Frères & Co. LLC has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be paid to holders of Shares (other than Shares held by holders who are entitled to and properly demand an appraisal of their Shares, Shares held in the treasury of the Company or owned by any direct or indirect wholly-owned Subsidiary of the Company, Parent or any direct or indirect wholly-owned Subsidiary of Parent and Shares held by the Supporting Stockholders, in each case at the Effective Time) in the Merger is fair, from a financial point of view, to such holders and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.25 Surety Bonds. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, between January 1, 2020 and the date hereof, each of the Company and its Subsidiaries has posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds, surety bonds and all such similar undertakings (collectively, “Surety Bonds” ) required to be posted in connection with its operations. Section 3.25 of the Company Disclosure Letter contains a true and complete list of all Surety Bonds posted as of June 30, 2022 by or on behalf of each of the Company and its Subsidiaries in connection with its operations including the name of each surety and the bond amount. Each of the Company and its Subsidiaries is in compliance in all material respects with the Surety Bonds.

Section 3.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Except with respect to the representations and warranties contained in this Article III or in any certificate delivered in connection with this Agreement, neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents publicly available at least two Business Days prior to the date of this Agreement (but excluding any disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), Parent and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

(b) Parent has previously furnished to the Company a true, complete and correct copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws in any material respect.

Section 4.2 Capital Stock; Equity Awards.

(a) The authorized capital stock of Parent consists of (a) 145,000,000 shares of Parent Common Stock and (b) 5,000,000 shares of preferred stock, par value $1.00 per share (the “Parent Preferred Stock”). As of July 21, 2022 (the “Parent Measurement Date”), (i) 95,473,655 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) 19,933,055 shares of Parent Common Stock were held in treasury, (iii) no shares of Parent Preferred Stock were outstanding, (iv) an aggregate of 1,671,222 shares of Parent Common Stock were subject to or otherwise deliverable in connection with outstanding Parent Equity Awards. From the Parent Measurement Date to the date of this Agreement, Parent has not issued or granted any shares of Parent Common Stock or Parent Equity Awards, other than shares of Parent Common Stock issued upon the exercise or settlement of Parent Equity Awards, in each case, outstanding as of the Parent Measurement Date in accordance with their terms.

(b) Except as set forth above and except for changes since the Parent Measurement Date resulting from the exercise of Parent Equity Awards outstanding on such date and outstanding stock options for the purchase of Parent Common Stock granted under the MasTec, Inc. Amended and Restated Bargaining Units ESPP and the MasTec, Inc. Amended and Restated 2011 Employee Stock Purchase Plan, as of the date of this Agreement, (A) there are not outstanding, authorized, issued, or reserved for issuance any (1) shares of capital stock or other voting securities of Parent, (2) securities or interests of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent or (3) options, warrants or other rights to acquire from Parent or any of its Subsidiaries, or any obligation of Parent or any of its Subsidiaries to issue, sell or transfer, any capital stock, voting securities or securities or interests convertible into or exchangeable for capital stock or voting securities of Parent, (B) there are no other outstanding or authorized options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent to which Parent or any of its Subsidiaries is a party or is bound and (C) there are no outstanding or authorized restricted shares, restricted stock units, performance shares, contingent value rights, stock appreciation, phantom stock, profit participation or similar rights with respect to the securities of Parent to which Parent or any of its Subsidiaries is a party or is bound.

Section 4.3 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the

Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). The Board of Directors of Parent duly, validly and unanimously adopted resolutions approving this Agreement, the Merger, the other transactions contemplated by this Agreement and the issuance of shares of Parent Common Stock in the Merger pursuant to this Agreement, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

Section 4.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the HSR Act, (iii) such filings as necessary to comply with the applicable requirements of Nasdaq or NYSE, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 SEC Reports; Financial Statements.

(a) Parent has timely filed, furnished or otherwise transmitted all registration statements, prospectuses, forms, schedules, reports, statements, certifications and other documents (including all exhibits, schedules, amendments and supplements thereto and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2020 (all such registration statements, prospectuses, forms, schedules, reports, statements, certifications and other documents filed since January 1, 2020, collectively, the “Parent SEC Documents”). As of their respective dates, or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither Parent nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b) The consolidated financial statements of Parent (including any related notes and schedules thereto) included in or incorporated by reference into the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and in the case of unaudited quarterly financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or by other rules and regulations of the SEC); and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by Parent in its filings with the SEC under the Exchange Act is recorded, processed, summarized and reported on a timely basis to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such filings. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2020, neither Parent, nor to the knowledge of Parent, any of Parent’s auditors and the audit committee of the Parent board of directors has identified or been made aware of (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in the preparation of Parent’s financial statements or internal control over financial reporting.

(d) Except as described in the Parent SEC Documents filed as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to, or has any Contract to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

Section 4.6 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, matured, unmatured, determined, determinable or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP (or the notes thereto), except for liabilities and obligations (a) reflected or reserved against in Parent’s consolidated balance sheet as of March 31, 2022 (or the notes thereto) included in the Parent SEC Documents, (b) incurred in the ordinary course of business since April 1, 2022, (c) which have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, (d) incurred pursuant to the transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7 Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the Proxy Statement (or any amendment or supplement thereto) will, on the date the Proxy Statement is first mailed to the Company stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives.

Section 4.8 Absence of Certain Changes or Events. (a) Since January 1, 2022 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business in all material respects (other than to comply with any Public Health Measures), (b) from January 1, 2022 through the date hereof, there has not been any event, change, occurrence or effect that, individually or in the aggregate, together with all other events, changes, occurrences or effects, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or as of the date hereof materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 4.10 Compliance with Laws. Parent and each of its Subsidiaries are, and have been since January 1, 2020, in compliance with all Laws applicable to them or by which any of their respective businesses or properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby. Since January 1, 2020 no Governmental Entity has issued any notice or notification to Parent or any of its Subsidiaries stating that Parent or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries have in effect all Permits necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All Permits are in full force and effect, and there has occurred no default or non-compliance under any Permits by Parent or any of its Subsidiaries, in each case except where the failure to be in full force and effect and to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

Section 4.12 Financing.

(a) As of the date hereof, Parent has delivered to the Company true, complete and correct copies of the executed commitment letter (the “Debt Commitment Letter”) pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (such financing, together with, at the option of Parent, any related term loan or bond takeout financing, the “Debt Financing”). As of the date hereof, neither Parent, Merger Sub nor any of their Affiliates has entered into any Contract, side letter or other arrangement relating to funding of the Debt Financing, other than customary fee letters and engagement letters, a complete copy of each of which has been provided to the Company, with only the market flex fee amounts, certain other economic terms and other customary provisions (none of which would adversely affect the conditions, amount or availability of the Debt Financing) redacted, relating to the Debt Financing between Parent or Merger Sub or an Affiliate thereof, on the one hand, and the providers of the Debt Financing, on the other hand. As of the date hereof, the Debt Commitment Letter has not been amended or modified, no such amendment or modification that would be prohibited by Section 5.11(a)(i) is contemplated by Parent, and the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded.

(b) As of the date hereof, the Debt Commitment Letter is in full force and effect against Parent and represents a valid, binding and enforceable obligation of Parent and, to Parent’s knowledge, each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the conditions set forth in the Debt Commitment Letter as of the date hereof and except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Debt Financing other than as set forth in the Debt Commitment Letter. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent, Merger Sub, to Parent’s knowledge, or any other party thereto under the Debt Commitment Letter. Parent has fully paid (or caused to be fully paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing. As of the date hereof, Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any material term of the Debt Commitment Letter. As of the date hereof, Parent has no reason to believe that (i) any conditions precedent set forth in the Debt Commitment Letter will not be satisfied or (ii) the Debt Financing will not be made available to Parent or Merger Sub on the Closing Date.

(c) Assuming (x) the accuracy in all material respects of the representations and warranties set forth in Article III and (y) the performance by the Company and its Subsidiaries of the covenants and agreements contained in this Agreement, the net proceeds contemplated from the Debt Financing, when funded in accordance with the Debt Commitment Letter, when added together with the cash of Parent and any other readily available funds, will result in Parent having at the Closing access to sufficient immediately available funds to permit Parent to consummate the Merger and the transactions contemplated by this Agreement, and to pay all related fees and expenses. Notwithstanding anything to the contrary contained herein, Parent and Merger Sub acknowledge and agree that their obligations to consummate the Merger and the transactions contemplated hereby are not contingent upon their ability to obtain any debt or equity financing, including pursuant to the Debt Commitment Letter.

Section 4.13 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred within 24 hours of execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 4.14 Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement.

Section 4.15 Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.16 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

Section 4.17 No Reliance. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person on behalf of the Company or any of its Subsidiaries, except for the representations and warranties set forth in Article III or in any certificate delivered in connection with this Agreement. Without limiting the foregoing, except for the representations and warranties set forth in Article III of this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that except for the representations and warranties set forth in Article III or in any certificate delivered in connection with this Agreement, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as expressly required by this Agreement, (ii) as disclosed in Section 5.1(a) of the Company Disclosure Letter, (iii) as required by applicable Law (including any Public Health Measures) or as otherwise taken in good faith by the Company or any of its Subsidiaries in response to COVID-19 or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (w) conduct their respective business in the ordinary course of business in all material respects and (x) use reasonable best efforts to preserve substantially intact their respective business organizations and material assets, to keep available the services of its and its Subsidiaries’ current officers and key employees, to preserve their respective present relationships with Material Customers and Material Suppliers and comply in all material respects with all applicable Laws.

(b) Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except (w) as expressly required by this Agreement, (x) as disclosed in Section 5.1(b) of the Company Disclosure Letter, (y) as required by applicable Law (including any Public Health Measures) or (z) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and the Company shall cause each of its Subsidiaries not to:

(i) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments (other than amendments to the governing documents of any wholly-owned Subsidiary of the Company that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement);

(ii) amend or otherwise change or grant any waiver under the SPAC Warrant Agreement, the Series B Warrant Agreement, the Pre-Funded Warrant Agreement or any other Contracts to which the Company or any of its Subsidiaries is a party with respect to the Company Warrants;

(iii) issue, deliver, sell, pledge, dispose of or encumber any shares of the Company’s or any of its Subsidiaries’ capital stock or securities convertible into or exchangeable for any such equity interests, or any rights, warrants or options to acquire any such equity interests or other convertible securities of the Company or any of its Subsidiaries or any other securities in respect of, in lieu of, or in substitution for the Company’s or any of its Subsidiaries’ capital stock, or grant to any Person any right to acquire any shares of the Company’s or any of its Subsidiaries’ capital stock, except (A) pursuant to the exercise of Company Stock Options or Company Warrants or settlement of other awards outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) and in accordance with the terms of such instruments as in effect as of the date hereof, (B) the issuances in accordance with the terms of the Equity Commitment Agreements and the Preferred Stock Exchange Agreement in effect as of the date hereof of Anti-Dilution Warrants to purchase no more than 813,288 Shares and (C) transactions solely between the Company and a wholly-owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock (except for any dividend or distribution by a wholly-owned Subsidiary of the Company to the Company or to other wholly-owned Subsidiaries of the Company);

(v) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company or any of its non wholly-owned Subsidiaries (except for cashless exercises or similar transactions pursuant to the exercise of Company Stock Options or Company Warrants or settlement of Company RSUs and Company PSUs outstanding as of the date hereof and, in each case, in accordance with the terms of such instruments as in effect as of the date hereof (as applicable)), or reclassify, combine, split, subdivide or otherwise amend the terms of their respective capital stock;

(vi) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of $10,000,000 individually or $25,000,000 in the aggregate, other than purchases of supplies and other assets in the ordinary course of business or as required pursuant to commitments under existing Contracts or after written notice (including email) to Parent, purchases of assets necessary to be purchased to address an operational emergency during the two-day period after the commencement of such emergency; or (B) sell, license, lease or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets (other than the sale of inventory and other assets, and the grant of non-exclusive licenses, in the ordinary course of business);

(vii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(viii) except as set forth on Section 5.1(b)(viii) of the Company Disclosure Letter, enter into, materially amend or modify or terminate (other than terminations without material penalty or loss of material benefit to the Company), or grant any material consent, or waive any material right under, (A) any Material Contract, any other Contract that, if in effect as of the date hereof, would constitute a Material Contract or any material Contract with a Material Customer, in each case (except with respect to any Contract of the type described in clauses (ii) or (viii) of Section 3.15(a)) other than in the ordinary course of business (including ordinary course change orders), (B) any Contract that would require approval of the BRC pursuant to the terms of the BRC Charter in effect as of the date hereof, (C) any customer Contract relating primarily to the civil division of the Company and its Subsidiaries, reasonably likely to involve payments to or from the Company and its Subsidiaries in excess of $95,000,000 or (D) any Contract with a duration reasonably likely to exceed 24 months, that is not terminable by the Company upon 30 days’ written notice (or less) without penalty;

(ix) make, or agree or commit to make, any capital expenditure, except (A) in accordance with the capital expenditure budget set forth in Section 5.1(b)(ix) of the Company Disclosure Letter, plus a 7% variance for each principal category set forth in such capital expenditure budget, (B) capital expenditures necessary to address operational emergencies or (C) as required by Law or a Governmental Entity; provided, that in the case of clauses (B) and (C), the Company shall, to the extent practicable, prior to taking any of the actions contemplated thereby, consult with Parent and shall provide Parent with notice of such action taken as soon as reasonably practicable thereafter;

(x) except (x) as permitted in Section 5.1(b)(vi) of the Company Disclosure Letter or (y) in accordance with the capital expenditure budget set forth on Section 5.1(b)(ix) of the Company Disclosure Letter (plus a 7% variance for each principal category set forth in such capital expenditure budget), (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly-owned Subsidiary of the Company); (B) incur, assume, endorse, issue, sell, guaranty or otherwise become liable for or modify the terms of any Indebtedness (except that (i) the Company may incur borrowings under the Company’s revolving credit facility included as of the date hereof under the Existing Company Credit Agreement in the ordinary course of business, provided, that no more than $100,000,000, in the aggregate, for borrowed money is outstanding under such revolving credit facility at any time, and (ii) the Company may post letters of credit under the Company’s revolving credit facility included as of the date hereof under the Existing Company Credit Agreement, or enter into parent guarantees, to customers in support of performance by the Company and/or its wholly owned Subsidiaries under Contracts in the ordinary course of business); (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than (i) a guaranty by the Company of obligations of its Subsidiaries or (ii) a guaranty by the Company of obligations of its joint ventures so long as such guaranty together with all other guaranties by the Company of its joint ventures entered into after the date hereof do not exceed $1,000,000 in the aggregate); (D) post or permit to be posted Surety Bonds in respect of which the Company or any of its Subsidiaries have any contingent liability other than Surety Bonds posted to customers in support of performance by the Company and/or its Subsidiaries under Contracts; (E) enter into any “keep well” or other Contract to maintain any financial condition of any other Person (other than any wholly owned Subsidiary of the Company); (F) repurchase or repay any Indebtedness, other than the repayment of indebtedness under the Company’s existing revolving credit facility under the Existing Company Credit Agreement or (G) incur or assume any obligations with respect to any deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), any conditional sale or other title retention agreement with respect to acquired property, any lease that is required under GAAP to be recorded as a capital lease or finance lease (excluding leases required to be recorded under GAAP as operating leases), or any purchase money financing or other indebtedness incurred in connection with the purchase or lease of equipment;

(xi) except to the extent required by applicable Law (including Section 409A of the Code), any Company Plan listed on Section 3.11(a) of the Company Disclosure Letter or as contemplated by Section 5.8, (A) increase in any manner the compensation (including severance, change-in-control and retention compensation) or benefits of any employee or director of the Company or any of its Subsidiaries, except for increases in base salary or wage rates of employees (other than executive officer employees) of up to 5% in the ordinary course of business in connection with the Company’s annual merit review process or in connection with promotions of any employee (other than executive officer employees) or, after written notice (including email) to Parent, providing overtime pay to non-executive employees to be paid to address an operational emergency during the two-day period after the commencement of such emergency, (B) establish, amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than renewals of health plans in the ordinary course of business) with or for the benefit or its employees or directors, (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any Company Stock Options, Company RSUs, Company PSUs or other stock-based compensation, (D) hire any new executive officer or any new employee who is not an executive officer other than any non-executive officer employee with a target base salary of not more than $250,000 or terminate any executive officer, other than for cause or (E) other than in the ordinary course of business, enter into, amend, extend or renew a Labor Agreement;

(xii) implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xiii) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements that involve only the payment of money damages (A) for an amount (in excess of insurance proceeds) for each such compromise or settlement that is, individually, less than $1,000,000 and for all such compromises or settlements that is, in the aggregate, less than $5,000,000 or (B) consistent with the reserves reflected in the Company’s balance sheet at March 31, 2022;

(xiv) (A) make, change or revoke any material election with respect to Taxes, (B) change any annual Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) amend any material Tax Return, (E) surrender any right to claim a material Tax refund, (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (except in the ordinary course of business), or (G) agree to settle any material Tax claim or assessment;

(xv) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Company Registered IP, or grant any right or license to any Company Registered IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business;

(xvi) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xvii) enter into, materially amend or modify or terminate, any leases of real property for which the annual rental exceeds $10,000,000.

(xviii) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC; or

(xix) agree to take any of the actions described in Sections 5.1(b)(i) through 5.1(b)(xviii).

Section 5.2 Conduct of Business of Parent.

(a) Parent covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as expressly required by this Agreement, (ii) as required by applicable Law (including any Public Health Measures) or as otherwise taken in good faith by the Company or any of its Subsidiaries in response to

COVID-19 or (iii) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to preserve substantially intact their respective business organizations and material assets, to keep available the services of its and its Subsidiaries’ current officers and key employees, to preserve their respective present relationships with material customers and material suppliers and comply in all material respects with all applicable Laws.

(b) Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except (x) as expressly required by this Agreement, (y) as required by applicable Law (including any Public Health Measures), or (z) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not:

(i) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments that would prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the shares of Parent Common Stock;

(iii) adjust, split, combine, redeem, reclassify, combine, subdivide or otherwise amend the terms of the shares of Parent Common Stock;

(iv) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent; or

(v) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

(c) From and after the date hereof and prior to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, and except as may otherwise be required by applicable Law, required by this Agreement or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), each of Parent and Merger Sub agree that it shall not, directly or indirectly, make, or agree to make, any acquisition (whether by merger, consolidation or acquisition of stock or assets or otherwise) of any corporation, partnership or other business, organization or division thereof that would reasonably be expected to materially adversely affect or materially delay the ability of Parent or Merger Sub to consummate the Merger.

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement (including anything in Section 5.1(b)) shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations (or have any approval rights with respect to the Company or any of its Subsidiaries entering into any customer Contract with respect to which Parent or any of its Subsidiaries has been, is, or is reasonably be likely to be, a competing bidder) prior to the Effective Time, and nothing contained in this Agreement (including anything in Section 5.2(b)) shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time (or have any approval rights with respect to Parent or any of its Subsidiaries entering into any customer Contract with respect to which the Company or any of its Subsidiaries has been, is, or is reasonably be likely to be a competing bidder). Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4 Acquisition Proposals.

(a) Except as set forth in this Section 5.4, the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries or afford access to the business, properties, assets, employees, consultants, books or records of the Company or any of its Subsidiaries to any Person that is reasonably expected to make, or has made, an Acquisition Proposal (a “Bidder”) or (iii) engage or participate in any negotiations or discussions (other than to refer the inquiring Person to this Section 5.4 or to clarify terms for the purpose of the Company Board reasonably informing itself as to such Acquisition Proposal) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal including, but not limited to, terminating the access to any existing electronic data rooms and ceasing to contact or communicate with other Bidders; provided, that nothing in this Agreement shall restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation solely to allow such Person to make a confidential Acquisition Proposal to the Company Board (if the “standstill” or similar obligation does not permit such Person to make such an Acquisition Proposal to the Company Board) or from granting such a waiver, in each case, to the extent necessary to comply with fiduciary duties under applicable Law.

(b) Notwithstanding anything to the contrary in Section 5.4(a), at any time prior to obtaining the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Section 5.4(a) and that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision) and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, that the Company shall promptly provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to Parent but in each case referred to in the foregoing clauses (i) and (ii), only if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(c) Subject to the permitted actions contemplated by clauses (d) and (e) below, neither the Company Board nor any committee thereof shall (i) effect an Adverse Recommendation Change; provided, that delivery of a written notice to Parent as contemplated by paragraph (d) below, or public disclosure that such notice has been delivered to Parent, shall not be deemed to constitute an Adverse Recommendation Change or otherwise a violation of this clause (i), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar Contract (other than a confidentiality agreement referred to in Section 5.4(b) entered into in compliance with Section 5.4(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary set forth in this Section 5.4, following receipt of a bona fide written Acquisition Proposal by the Company after the date of this Agreement that did not result from a material breach of this Section 5.4 and that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, the Company Board may, at any time prior to the Company Stockholders Meeting, make an Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 7.1(c)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

(i) (A) the Company shall have provided to Parent four Business Days’ prior written notice, which shall state expressly (1) that it has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal) and shall have contemporaneously or previously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and an additional two Business Day period) and (3) that, subject to clause (ii) below, the Company Board has determined to make an Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii) in order to enter into the Alternative Acquisition Agreement, as applicable and (B) prior to making such Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.1(c)(ii), as applicable, (x) the Company and its Representatives shall have engaged in good faith with Parent (to the extent Parent wishes to engage) during such notice period, to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal and (y) in determining whether to make an Adverse Recommendation Change or to effect a termination in accordance with Section 7.1(c)(ii), the Company Board shall have taken into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice; and

(ii) the Company Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or to so terminate this Agreement in accordance with Section 7.1(c)(ii), as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(e) Notwithstanding anything to the contrary set forth in this Section 5.4, upon the occurrence of any Intervening Event, the Company Board may, at any time prior to the Company Stockholders Meeting, make an Adverse Recommendation Change if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent four Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to make an Adverse Recommendation Change and (B) prior to making such an Adverse Recommendation Change, engaged in good faith with Parent (to the extent Parent wishes to engage) during such four Business Day period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the failure of the Company Board to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii) the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed by Parent, the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) any Acquisition Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not related to, and not reasonably expected to lead to, an Acquisition Proposal and (iii) any inquiry or request for discussion or negotiation, or any inquiry or request related to, or that would reasonably be expected to result in or lead to, an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms of any such Acquisition Proposal, inquiry or request and copies of material communications received by the Company or any of its Representatives from such Person or its Representatives related thereto and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof and provide Parent with copies of all material communications received by the Company or any of its Representatives from such Person or its Representatives related thereto.

(g) Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law; provided, that if any such position constitutes an Adverse Recommendation Change, the Company and the Company Board shall have first complied with clauses (d) or (e) above, as applicable.

(h) As used in this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from, or indication of interest in making a proposal or offer by, any Person or group of Persons other than Parent or one of its Subsidiaries relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving: (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business (together with its Subsidiaries’) constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), (B) the acquisition in any manner, directly or indirectly, of 20% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger and the other transactions contemplated by this Agreement, (C) the liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole or (D) any combination of the foregoing.

(ii) “Adverse Recommendation Change” means the Company Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Proxy Statement that is filed with the SEC or mailed to the Company’s stockholders; (c) recommending an Acquisition Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for Shares within 10 Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within 10 Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal; or (f) resolving or agreeing to take any of the foregoing actions.

(iii) “Intervening Event” means, with respect to the Company or its Subsidiaries, a material event occurring or arising after the date hereof that (i) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the Company Stockholders Meeting and (ii) does not relate to an Acquisition Proposal or the receipt, existence, or terms of an Acquisition Proposal.

(iv) “Superior Proposal” means any bona fide written Acquisition Proposal on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be (A) more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal, and this Agreement and (B) reasonably capable of being completed, in each case taking into account all financial, regulatory, legal and other aspects of such proposal, including the identity of the third party making such proposal, and any revisions to the terms of this Agreement and the Merger proposed by Parent; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Section 5.5 Preparation of Form S-4 and Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) Parent and the Company shall jointly prepare and file with the SEC the Proxy Statement and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement and the Form S-4. Without limiting the generality of the foregoing, each of Parent, Merger Sub and the Company will furnish to each other the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and the Form S-4. Parent shall not file the Form S-4, or any amendment or supplement thereto, without providing the Company a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by Parent). Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC), and, prior to the effective date of the Form S-4, Parent shall take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock in the Merger and keep the Form S-4 effective through the Closing Date in order to permit the consummation of the Merger. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Form S-4 and the Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the stockholders of the Company, as applicable, and at the time of the Company Stockholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Form S-4 and the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. Parent agrees to consult with the Company prior to responding to SEC comments with respect to the Form S-4. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Form S-4 and the Proxy Statement which shall have become false or misleading and Parent and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction, to the extent required by Law. Parent shall as soon as reasonably practicable: (i) notify the Company of the receipt of any comments from the SEC with respect to the Form S-4 and any request by the SEC for any amendment to the Form S-4 or for additional information; and (ii) provide the Company with copies of all written correspondence between Parent and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Form S-4. The parties hereto shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction (in which case the parties shall use their respective commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated).

(b) As promptly as reasonably practicable following the effectiveness of the Form S-4, the Company, including acting through the Company Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”) and (ii) except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 5.4(c), include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the approval of this Agreement. Subject to Section 5.4(c), the Company shall use reasonable best efforts to: (i) solicit from the holders of Shares proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Shares required by applicable Law to obtain such approval; provided, that in the event that an Adverse Recommendation Change has been made and this Agreement has not been terminated, nothing in this sentence or this Section 5.5 shall require the Company to take any actions to solicit any proxies or votes to obtain the Company Stockholder Approval, other than mailing the Proxy Statement to the Company’s stockholders and the collection of such votes. The Company shall not submit any other proposals for approval at the Company Stockholders Meeting without the prior written consent of Parent (other than an advisory vote regarding merger-related compensation and a customary proposal regarding the adjournment of the Company Stockholders Meeting). The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as reasonably requested Parent or Merger Sub. The Company shall have the right, after good faith consultation with Parent, to, and shall at the request of Parent, postpone or adjourn the Company Stockholders Meeting for no longer than 20 Business Days in the aggregate: (A) for the absence of a quorum, or (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Stockholder Meeting, the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Company Stockholder Approval at the Company Stockholders Meeting. If the Company Board makes an Adverse Recommendation Change, it will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Shares at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting. The Company shall, in no event later than the fifth Business Day following the date of this Agreement, conduct a “broker search” as contemplated by and in accordance with Rule 14a-13 promulgated under the Exchange Act with respect to the Company Stockholders Meeting (based on a record date that is 20 Business Days following the date on which such broker search is commenced). If at any time the current record date for the Company Stockholders Meeting is not reasonably likely to satisfy the requirements of the Company’s organizational documents and applicable Law, the Company shall, in consultation with Parent, set a new record date and shall continue to comply with the “broker search” requirements of Rule 14a-13 promulgated under the Exchange Act with respect to any such new record date.

Section 5.6 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries, officers, directors and representatives to, afford to Parent and its representatives reasonable access during normal business hours, consistent with applicable Law (including any Public Health Measures), to its officers, properties, offices, other facilities and books and records, and, subject to the limitations in Sections 5.11(e)(ii), 5.11(e)(iii), 5.11(e)(iv), 5.11(e)(vii), 5.11(e)(viii) and 5.11(e)(ix), shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any invasive environmental testing or sampling of any environmental media, including but not limited to facility surface and subsurface soils and water, air or building materials). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third-party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law (provided, that, with respect to information that may be the subject of clauses (i) through (iii), the Company and its Subsidiaries shall cooperate in good faith with Parent and its representatives to disclose the subject information in an alternative manner that would circumvent the applicability of clauses (i) through (iii)).

(b) Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Non-Disclosure Agreement, dated as of May 9, 2022, between Parent and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 5.7 Further Action; Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and using reasonable best efforts to take such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other Antitrust Law; (ii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the provisions of Section 5.7(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than 10 Business Days from the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act. Parent shall pay all filing fees for the filings required to be made by the Company and Parent under the HSR Act.

(c) If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or the transactions contemplated hereby, including but not limited to a Second Request for Information under the HSR Act, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(d) The parties shall keep each other apprised with respect to the matters set forth in this Section 5.7 and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all material communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party, to the extent permitted by Law, all information within its possession that is required for any application or other filing to be made by the other party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;

(iii) promptly notifying each other of any material communications from or with any Governmental Entity with respect to the matters set forth in this Section 5.7 and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Entity with respect thereto;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

(e) In addition, Parent shall use reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws and other applicable Laws to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, Parent (i) shall have the right to determine and direct the strategy and process by which the parties will seek required approvals under the HSR Act and any Antitrust Laws, (ii) unless otherwise requested by a Governmental Entity for a specific meeting or communication shall take the lead in all meetings and communications with any Governmental Entity and (iii) shall determine the appropriate timing of any meetings or communications with any Governmental Entity (including the timing of the submission of any filing with, or response to any request by, a Governmental Entity or any action taken pursuant to this Section 5.7).

(f) Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under this Section 5.7 shall include Parent committing itself and its Affiliates to and, to the extent requested by Parent, the obligations of the Company under this Section 5.7 shall include the Company and its Subsidiaries: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Parent and its Subsidiaries and Affiliates, the Company or the Company’s Subsidiaries; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) after request of Parent or with Parent’s prior written consent, permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its Subsidiaries prior to the Effective Time; (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or undertaking other structural or conduct relief or behavioral remedies, including with respect to the conduct of business arrangements or terminating existing relationships and contractual rights and obligations and (v) agree to, if necessary to consummate the transactions contemplated by this Agreement, obtain prior approval or other approval from a Governmental Entity, or submit a notification or otherwise notify any Governmental Entity, prior to consummating any future transaction (other than the transactions contemplated by this Agreement) as a condition to obtaining any and all expirations of waiting periods under the HSR Act or other Antitrust Laws or consents from any Governmental Entity necessary to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Parent or Merger Sub, or any of their respective Subsidiaries or Affiliates to commit to or effect any action, effort, or agreement (1) that is not conditioned upon the consummation of the Merger or (2) that, when taken together with all other actions, efforts or agreements set forth under this Section 5.7 would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole (assuming for purposes of such analysis that Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, were the same size, with the same financial profile, as the Company and its Subsidiaries, taken as a whole). The Company and its Subsidiaries shall not, prior to the Effective Time, propose, negotiate, commit to, effect, or agree to any actions, efforts or agreements pursuant to this Section 5.7, except at the request of Parent or with Parent’s prior written consent. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Company or any of its Subsidiaries to commit to or effect any action, effort, or agreement that is not conditioned upon the consummation of the Merger.

(g) Each party acknowledges and agrees that the other party may, as it deems advisable, designate any competitively sensitive materials provided to the other party pursuant to this Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the prior written consent of the disclosing party; provided, further, that any information or materials provided to or received by any party may be redacted as necessary (a) to comply with contractual arrangements; (b) to address reasonable attorney-client or other privilege or confidentiality concerns; and (c) to remove information related to related to a party’s (or its Affiliates’) valuation of the transactions contemplated by this Agreement.

(h) For the avoidance of doubt, in the event either party receives a letter from any Governmental Entity stating that although the waiting period under the HSR Act applicable to the transactions contemplated by this Agreement will soon expire, the Governmental Entity has not yet completed any purported investigation of the proposed transaction (a “Pre-Consummation Warning Letter”), the parties agree that the receipt by either or both of them of a Pre-Consummation Warning Letter or other verbal or written communications from the Governmental Entity to the same effect shall not be a basis for asserting that any condition to Closing under Article VI hereof has not been satisfied.

(i) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Section 5.8 Employment and Employee Benefits Matters; Other Plans.

(a) For purposes of this Section 5.8, (i) the term “Covered Employees” shall mean employees who are actively employed by the Company or any of its Subsidiaries immediately prior to the Effective Time; and (ii) the term “Continuation Period” shall mean the period beginning at the Effective Time and ending on the date that is 12 months following the Effective Time.

(b) During the Continuation Period or, if shorter, through the termination of employment of the applicable Covered Employee, Parent shall provide each Covered Employee with (i) a base salary or wage rate no less than in effect immediately prior to the Effective Time, (ii) annual cash target bonus (other than change in control and retention bonuses) opportunities no less than in effect immediately prior to the Effective Time, and (iii) employee benefits (excluding defined benefit pension plans, plans providing for retiree medical benefits, plans that provide equity-based compensation and plans that provide for payments or benefits upon a change in control, nonqualified deferred compensation opportunities and/or retention benefits), that are substantially comparable in the aggregate to the employee benefits provided by the Company or its Subsidiaries to Covered Employees as in effect immediately before the Effective Time. In addition, during the Continuation Period, Parent shall provide each Covered Employee with severance benefits described on Section 5.8(b) of the Company Disclosure Letter.

(c) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Covered Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans and not in respect of any frozen or grandfathered plans), under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Covered Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Covered Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) with respect to the plan year of the applicable Parent Plan in which the Effective Time occurs, give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Covered Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time for the plan year in which the Effective Time occurs.

(d) From and after the Effective Time, except as otherwise agreed in writing between Parent and a Covered Employee or as otherwise provided in this Agreement, Parent will honor, and will cause its Subsidiaries to honor, in accordance with its terms, each Company Plan (subject to any rights to terminate, amend or modify such plans in accordance with their terms in the Parent’s sole discretion)

(e) If requested by Parent, the Company shall take all actions to provide that (a) the IEA Group Savings Plan (the “Retirement Plan”) shall be terminated effective no later than the day immediately prior to the Closing Date (the “Retirement Plan Termination Date”), (b) no new participants shall be admitted to the Retirement Plan on and after the Retirement Plan Termination Date, (c) all accounts of participants in the Retirement Plan shall be fully vested and 100% non-forfeitable on and after the Retirement Plan Termination Date, and (d) as soon as reasonably practicable after the Retirement Plan Termination Date, the trustee of the Retirement Plan shall distribute the vested account balances to all Retirement Plan participants in accordance with the terms of the Retirement Plan. In such event, and to the extent permitted under the terms of the tax-qualified defined contribution plan sponsored by Parent or an Affiliate and applicable Law, Parent shall permit Covered Employees to directly roll over their account balances (including any loan promissory notes) under the Retirement Plan to a tax-qualified defined contribution plan sponsored by Parent or an Affiliate.

(f) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Company Plan or Parent Plan, (ii) obligate Parent or the Surviving Corporation to maintain any particular benefit plan or arrangement or (iii) prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement. Nothing herein is intended to provide any individual any third party beneficiary rights under this Agreement.

Section 5.9 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and the Company Board shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.10 Nasdaq Delisting. To the extent requested by Parent, prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act at the Effective Time.

Section 5.11 Debt Financing.

(a) Parent shall use reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary or advisable to arrange the Debt Financing, including:

(i) maintain in effect the Debt Commitment Letter and not permit any amendment or modification to be made to, not consent to any waiver of any provision or remedy under, and not replacing, the Debt

Commitment Letter, if such amendment, modification, consent, waiver or replacement: (A) reduces the aggregate amount of the Debt Financing (including, after giving effect to any “market flex” provisions, by changing the amount of fees to be paid or original issue discount of the Debt Financing) to an amount less than the amount (when taken together with Parent’s cash on hand and any other readily available funds) necessary to pay the Merger Consideration and all other amounts required to pursuant to this Agreement (together with all related fees and expenses required to be paid by Parent in connection with the transactions contemplated hereby) or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (1) materially delay or prevent the Closing or (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur in any material respect. At the reasonable written request of the Company, Parent shall keep the Company reasonably apprised of the status and terms and conditions of any amendments, modifications, waivers or replacements of the Debt Commitment Letter, and shall promptly furnish to the Company copies of any such amendment, modification, waiver or replacement;

(ii) satisfy on a timely basis all conditions to the Debt Financing that are within its control;

(iii) negotiate, execute and deliver definitive debt financing documents that reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto), subject to any amendments, modifications, consents or waivers thereto or replacements thereof permitted by this Agreement and any changes in terms that would not violate this Agreement; and

(iv) cause the Debt Financing to be funded in the full amount of the Debt Financing at or prior to the Closing (including by enforcing its rights under the Debt Commitment Letter).

(b) Upon the reasonable request of the Company, Parent and Merger Sub shall (i) keep the Company informed in reasonable detail of the status of its efforts to arrange the Debt Financing and (ii) promptly provide the Company with copies of all executed material amendments, modifications or replacements of the Debt Commitment Letter or executed material definitive agreements related to any of the Debt Financing. Parent and Merger Sub shall give the Company prompt notice of any breach or repudiation, or any threatened breach or repudiation, by any party to the Debt Commitment Letter to which it becomes aware (a “Financing Failure Event”). Without limiting Parent’s other obligations under this Section 5.11, if a Financing Failure Event occurs and is continuing, Parent shall (i) promptly notify the Company of such event and (ii) use its reasonable best efforts to obtain alternative financing from alternative debt financing sources, in an amount sufficient, when taken together with the available portion of the Debt Financing, Parent’s cash on hand and any other readily available funds, to pay the Merger Consideration, and all other amounts required to be paid pursuant to this Agreement and consummate the Merger and the other transactions contemplated hereby as promptly as practicable following the occurrence of such event; provided, that in no event will Parent or Merger Sub be required to (x) agree to any terms that are, in the sole discretion of Parent or Merger Sub, as applicable, materially less favorable (taken as a whole) to Parent or Merger Sub than those set forth in the Debt Commitment Letter in effect on the date hereof (after giving effect to any applicable “market flex” provisions) or (y) pay any fees, original issue discount, interest or other economics, as applicable, or agree to any prepayment premium or call protection, in each case, in excess of those contemplated by the Debt Commitment Letter (after giving effect to any applicable “market flex” provisions). As applicable, references in this Agreement (A) to Debt Financing shall include any such alternative financing, and (B) to the Debt Commitment Letter shall include the alternative financing commitment letter. If the Debt Commitment Letter is replaced, amended, restated, amended and restated, supplemented or modified, including as a result of obtaining alternative financing, or if Parent or Merger Sub substitute other debt financing for all or any portion of the Debt Financing in accordance with this Section 5.11, each of Parent and Merger Sub shall comply with its obligations under this Agreement, including this Section 5.11 with respect to the Debt Commitment Letter as so replaced, amended, restated, amended and restated, supplemented or modified to the same extent that Parent and Merger Sub were obligated to comply prior to the date the Debt Commitment Letter was so replaced, amended, restated, amended and restated, supplemented or modified. Parent shall not, and shall use its reasonable best efforts to cause its Affiliates not to, take or refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Debt Commitment Letters or in any definitive agreement related to the Debt Financing.

(c) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide customary cooperation and information that is customary and reasonably requested by Parent in connection with the Debt Financing, including (x) as promptly as reasonably practicable, furnishing Parent with the Required Information that is Compliant and (y) using reasonable best efforts in connection with:

(i) providing reasonable and customary assistance to Parent in the preparation of customary offering and marketing documents (and any supplements thereto) in connection with any Debt Financing, including designating whether any information provided to Parent constitutes material non-public information;

(ii) furnishing to the applicable Debt Financing Sources customary authorization letters (subject to customary confidentiality provisions and disclaimers) authorizing the distribution of information and including customary representations;

(iii) reasonably cooperating with customary diligence reasonably requested by Parent or the applicable Debt Financing Sources, including participating in a reasonable number of due diligence sessions, and reasonably cooperating with the customary marketing efforts of Parent, in each case, in connection with any Debt Financing;

(iv) reasonably cooperating with Parent’s legal counsels in connection with any legal opinions that such legal counsels may be required to deliver in connection with any Debt Financing;

(v) assisting in the preparation for and participating (and using commercially reasonable efforts to cause senior management and representatives of the Company and its Subsidiaries to participate) in a reasonable number of lender and investor meetings (including meetings with the parties acting as lead arrangers or agents for, and prospective lenders and investors with respect to, the Debt Financing), calls, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions, and sessions with rating agencies, in each case, upon reasonable advance notice and at mutually agreeable locations (which may be virtual) dates and times, and assist Parent in obtaining ratings (but not any specific rating) as contemplated by the Debt Financing;

(vi) if (1) required under applicable SEC rules and regulations, in connection with a registered offering of debt securities as part of the Debt Financing and (2) a Supplemental Indenture has not been executed, then solely with respect to financial information and data derived from the Company’s historical books and records, assisting Parent with its preparation of pro forma financial information (including pro forma financial statements) of the type customarily included in offering documents or marketing materials for debt financings similar to the Debt Financing, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of any debt financing, together with assumed interest rates, fees and expenses relating to the incurrence of such debt financing, (B) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (C) any financial information related to Parent or any of its Subsidiaries;

(vii) executing and delivering as of the Closing Date any credit agreements, indentures, guaranty agreements, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent, it being understood that the effectiveness of such documents shall be conditioned upon, or become operative only after, the occurrence of the Effective Time; and

(viii) if a Supplemental Indenture has not been executed, causing the Company’s independent auditors to (A) furnish customary consents for use of their auditor opinions in any materials related to any debt securities issued in lieu of all or a portion of the Debt Financing, (B) provide, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent or as necessary or customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act in lieu of all or a portion of the Debt Financing) and (C) attend a reasonable number of accounting due diligence sessions and drafting sessions; and

(ix) furnishing Parent promptly (and in any event at least five Business Days prior to the Closing Date) with all documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, and the requirements of 31 C.F.R. §1010.230, to the extent reasonably requested by Parent in writing at least nine Business Days prior to the Closing Date.

(d) The Company hereby consents to the customary use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(e) Notwithstanding anything to the contrary in this Section 5.11, neither the Company nor any of its Subsidiaries shall pursuant to this Section 5.11:

(i) be required to incur any costs, expenses or other liabilities prior to the Effective Time for which it is not previously or promptly reimbursed, subject to reimbursement or simultaneously indemnified (except, in the case of any indemnity, to the extent this Agreement is terminated by Parent pursuant to Section 7.1(d)(i)) or become liable for the payment of any fees, reimbursement of any expenses prior to the Effective Time for which it is not previously or promptly reimbursed;

(ii) be required to cause any Representative of the Company or any of its Subsidiaries to take any action that would reasonably be expected to result in such Representative incurring any personal liability;

(iii) be required to waive or amend any terms of this Agreement;

(iv) be required to provide any information that is prohibited or restricted from being provided by applicable Law or any Material Contract or is legally privileged; provided, that the Company shall inform Parent of the general nature of the information being withheld pursuant to this clause (iv) and, on Parent’s request, reasonably cooperate with Parent to provide such information, in whole or in part, in a manner that would not be so prohibited or restricted and would protect legal privilege;

(v) be required to, nor shall any of their directors, employees, officers, members, partners or managers be required to, adopt resolutions or consents to approve or authorize the execution of the agreements, documents and instruments pursuant to which the Debt Financing is obtained, agree to pay any fees or reimburse any expenses or provide any indemnity to any Debt Financing Sources, or execute, deliver or enter into, or otherwise become liable under or perform any agreement, document or instrument (other than customary authorization letters), including any credit or other agreements, guarantees, pledge or security documents, fee letters, commitment letters or certificates in connection with the Debt Financing, in each case, that would be effective prior to the Effective Time and any such action, authorization, consent, approval, execution, delivery or performance will only be required of the respective directors, employees, officers, members, partners or managers of the Company and its Subsidiaries who retain their respective positions as of, and immediately after, the Effective Time (except in each case with respect to customary authorization letters);

(vi) be required to (or be required to cause their Representatives to) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Effective Time (except in each case with respect to customary authorization letters);

(vii) be required to (or be required to cause their Representatives to) take any action that would conflict with or violate any charter or other organizational documents, any Contract or any applicable Law;

(viii) be required to (or be required to cause their Representatives to) take any actions that would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries or that would cause any condition set forth in Article VI to fail to be satisfied (in each case unless Parent waives such breach or failure prior to the Company or any of its Subsidiaries taking such action);

(ix) be required to cooperate to the extent that it would, in the good faith determination of the Company, unreasonably interfere with the business or operations of the Company or any of its Subsidiaries; or

(x) be required to provide any pro forma adjustments to the financial statements reflecting the transactions contemplated or required hereunder (without limiting, for the avoidance of doubt, the Company’s obligation to assist with the preparation of pro forma financial information as set forth in Section 5.11(c)(vi) above).

(f) Parent and Merger Sub acknowledge and agree that their obligations to pay all of their payment obligations hereunder and consummate the Closing, including the Merger and the other transactions contemplated hereby are not conditioned or contingent upon receipt of any Debt Financing.

(g) PARENT SHALL (I) PROMPTLY UPON REQUEST BY THE COMPANY (BUT IN ANY EVENT, NOT PRIOR TO THE EARLIER OF THE CLOSING DATE AND THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH SECTION 7.1), REIMBURSE THE COMPANY FOR ALL OF ITS REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES AND EXPENSES (INCLUDING REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES AND EXPENSES OF COUNSEL AND ACCOUNTANTS) INCURRED BY THE COMPANY, ITS SUBSIDIARIES OR ANY OF ITS OR THEIR REPRESENTATIVES IN CONNECTION WITH ANY COOPERATION CONTEMPLATED BY THIS SECTION 5.11 AND (II) INDEMNIFY AND HOLD HARMLESS THE COMPANY, ITS SUBSIDIARIES AND ITS AND THEIR REPRESENTATIVES AGAINST ANY CLAIM, LOSS, DAMAGE, INJURY, LIABILITY, JUDGMENT, AWARD, PENALTY, FINE, REASONABLE AND DOCUMENTED OUT-OF-POCKET COST (INCLUDING REASONABLE AND DOCUMENTED OUT-OF-POCKET COST OF INVESTIGATION), REASONABLE AND DOCUMENTED OUT-OF-POCKET EXPENSE (INCLUDING REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES AND EXPENSES OF COUNSEL AND ACCOUNTANTS) OR SETTLEMENT PAYMENT INCURRED AS A RESULT OF, OR IN CONNECTION WITH, SUCH COOPERATION OR THE DEBT FINANCING AND ANY INFORMATION PERTAINING TO AND FURNISHED BY THE COMPANY OR ANY OF ITS SUBSIDIARIES USED IN CONNECTION THEREWITH, OTHER THAN THOSE CLAIMS, LOSSES, DAMAGES, INJURIES, LIABILITIES, JUDGMENTS, AWARDS, PENALTIES, FINES, COSTS, EXPENSES AND SETTLEMENT PAYMENTS ARISING OUT OF OR RESULTING FROM THE GROSS NEGLIGENCE, FRAUD, BAD FAITH OR WILLFUL MISCONDUCT OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION.

Section 5.12 Cooperation as to Certain Indebtedness.

(a) Parent or one of its Subsidiaries may (i) commence and conduct one or more offers to purchase, including any offer required to be made in connection with any “Change of Control” or equivalent term (each as defined in the Existing Company Indenture governing the Existing Company Notes), tender offers or exchange offers (including obligor exchanges) with respect to any or all of the outstanding aggregate principal amount of the Existing Company Notes identified by Parent to the Company prior to, on or after the date hereof on terms that are acceptable to Parent (the “Offers to Purchase”) and/or (ii) solicit the consent of the holders of debt issued under the Existing Company Indenture regarding certain proposed amendments to the Existing Company Indenture (the “Consent Solicitations” and, together with the Offers to Purchase, if any, the “Company Note Offers and Consent Solicitations”); provided, that the closing of any such Offers to Purchase shall not occur, and the amendments in connection with any such Consent Solicitations shall not become operative (although any supplemental indentures entered into in connection with any such Consent Solicitations may become effective upon execution, conditioned solely upon consummation of the Merger), prior to the Closing; provided, further, that the consummation of any Company Note Offers and Consent Solicitations shall not be a condition to the Closing. Any Company Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent and which are permitted by the terms of the Existing Company Indenture and applicable Laws, including applicable SEC rules and regulations. Parent will reasonably consult with the Company regarding the material terms and conditions of any Company Note Offers and Consent Solicitations, including the timing and commencement of any Company Note Offers and Consent Solicitations and any relevant tender or consent deadlines. Parent shall not be permitted to commence any applicable Company Note Offers and Consent Solicitations until Parent shall have provided the Company with the related offer to purchase, exchange offer memorandum, consent solicitation statement, letter of transmittal, if any, or press release, if any, in connection therewith, and each other material document relevant to the transaction that will be distributed by the Parent in the applicable Company Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of Parent commencing the applicable Offer to Purchase or Consent Solicitation and provide the Company and its counsel a reasonable opportunity to review and comment, which comments shall be considered in good faith by Parent. No Company Note Offers and Consent Solicitations will commence until the earlier of (A) the Company having filed its Form 10-Q for the quarter ended June 30, 2022 and (B) August 9, 2022. Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent Solicitations, the Company shall execute one or more supplemental indentures to the Existing Company Indenture in accordance with the terms thereof amending the terms and provisions of such Existing Company Indenture as described in the applicable Debt Offer Documents in a form as reasonably requested by Parent (each, a “Company Supplemental Indenture”), which such supplemental indentures shall become effective upon the execution thereof but shall not become operative until the Effective Time, and the Company shall use reasonable best efforts to cause the trustee under the Existing Company Indenture to enter into such supplemental indentures. Subject to Section 5.12(d), the Company shall, and shall cause each of its Subsidiaries to, and shall use reasonable best efforts to cause its and their Representatives to, provide all reasonable and customary cooperation as may be reasonably requested by Parent in writing to assist Parent in connection with any Company Note Offers and Consent Solicitations, including, for the avoidance of doubt, (i) to the extent such information would be required under applicable SEC rules and regulations for a registered offering, assisting Parent with its preparation of pro forma financial information (including pro forma financial statements) of the type customarily included in offering documents or marketing materials for transactions similar to the Company Note Offers and Consent Solicitations and Redemption (as defined below), it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of any debt financing, together with assumed interest rates, fees and expenses relating to the incurrence of such debt financing, (B) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Company Note Offers and Consent Solicitation and Redemption or (C) any financial information related to Parent or any of its Subsidiaries, (ii) by using reasonable best efforts to take actions with respect to the Company Note Offers and Consent Solicitations of the type described in clause (v) of Section 5.11(c) and (iii) as promptly as reasonably practicable, furnishing Parent with the Required Information that is Compliant; provided, that neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Company Note Offers and Consent Solicitation (other than in connection with the execution of any Company Supplemental Indenture relating to the Consent Solicitations, with respect to which the Company shall deliver customary officer’s certificates (the “Company Indenture

Officers’ Certificates”) and counsel to the Company shall provide customary legal opinions, in each case, to the trustee under the Existing Company Indenture and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered) or execute any other instruments or agreements in connection therewith other than any Company Supplemental Indenture described in the immediately preceding sentence. The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to cause the Company’s independent auditors to (A) furnish customary consents for use of their auditor opinions in any materials related to any securities issued in connection with the Company Note Offers and Consent Solicitations, (B) provide, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent or as necessary or customary for financings similar to the Company Note Offers and Consent Solicitations (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act in lieu of all or a portion of the Company Note Offers and Consent Solicitations) and (C) attend a reasonable number of due diligence sessions and drafting sessions. The solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected by Parent, retained by Parent, and their fees and out-of-pocket expenses will be paid directly by Parent. If, at any time prior to the completion of the Company Note Offers and Consent Solicitations, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated to the holders of the applicable notes, debentures or other debt securities of the Company outstanding under the Existing Company Indenture.

(b) If requested by Parent, in lieu of or in addition to Parent commencing or closing any Company Note Offer and Consent Solicitation for any Existing Company Notes, the Company shall use its reasonable best efforts, to the extent permitted by such Existing Company Notes and the Existing Company Indenture, to (A) issue a notice of redemption (“Company Redemption Notice”) for all or a portion of the outstanding aggregate principal amount of such Existing Company Notes, pursuant to the redemption provisions of the Existing Company Indenture, which notice of redemption shall be expressly conditioned on the occurrence of the Closing and (B) take any other actions reasonably requested by Parent to facilitate the redemption and/or satisfaction and discharge of any Existing Company Notes at the Effective Time pursuant to the redemption and/or satisfaction and discharge provisions of the Existing Company Indenture and the other provisions of the Existing Company Indenture applicable thereto, provided, that for the avoidance of doubt, no such Redemption (as defined below) shall be effective prior to the Effective Time and provided, further, that neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Redemption (except that the Company shall deliver customary officers’ certificates (the “Company Redemption Officers’ Certificates”) and (solely to the extent the trustee under the Existing Company Indenture requires an opinion of counsel to the Company) counsel to the Company shall provide customary legal opinions, in each case, to the trustee under the Existing Company Indenture and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered). If a notice of conditional redemption or satisfaction and discharge is given, Parent shall ensure that at the Effective Time, so long as the applicable conditions of such redemption or satisfaction and discharge are satisfied, the Company has all funds necessary in connection with any such redemption or satisfaction and discharge. The redemption or satisfaction and discharge of any Existing Company Notes pursuant to this clause (b) are referred to collectively as the “Redemption” of such Existing Company Notes.

(c) Subject to Section 5.12(d) and 5.12(f), the Company shall, and shall cause its Subsidiaries to, deliver, in each case, prior to the Effective Time (and as more specifically stated below), all notices and to take all other actions reasonably requested by Parent to facilitate (A) the repayment in full on the Closing Date (or in the case of any letters of credit, cash collateralization, to the extent Parent shall not have entered into an alternative arrangement with the issuing bank therefor) of all amounts and other obligations then outstanding under the Existing Company Credit Agreement and (B) the termination (to the extent provided therein and pursuant to the terms thereof) on the Closing Date of any commitments under, and the release of any guarantees, liens or other security interests provided in connection with, the Existing Company Credit Agreement (such repayments, terminations and releases, the “Existing Credit Facilities Termination”), including by providing to the Parent a payoff letter from the agent under the Existing Company Credit Agreement, in form and substance reasonably satisfactory to Parent, which payoff letter shall, among other things, (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties and any other monetary obligations then due and payable under the Existing Company Credit Agreement (the “Payoff Amount”), (ii) provide that upon receipt of the Payoff Amount under the payoff letter, such indebtedness and all related loan documents (or similar agreements) shall be terminated and (iii) provide that all security interests (if any) granted to secure the obligations under the Credit Agreement and guarantees by Subsidiaries of the Company under the Credit Agreement shall be released and terminated upon receipt of the Payoff Amount. Parent shall provide all funds required to effect the Existing Credit Facilities Termination; provided, that the Existing Credit Facilities Termination and any notices related thereto shall be expressly conditioned on the Closing.

(d) Notwithstanding anything to the contrary in this Section 5.12, neither the Company nor any of its Subsidiaries shall pursuant to this Section 5.12:

(i) be required to incur any costs, expenses or other liabilities prior to the Effective Time for which it is not previously or promptly reimbursed, subject to reimbursement or simultaneously indemnified (except, in the case of any indemnity, to the extent this Agreement is terminated by Parent pursuant to Section 7.1(d)(i)) or become liable for the payment of any fees, reimbursement of any expenses prior to the Effective Time for which it is not previously or promptly reimbursed;

(ii) be required to cause any Representative of the Company or any of its Subsidiaries to take any action that would reasonably be expected to result in such Representative incurring any personal liability;

(iii) be required to waive or amend any terms of this Agreement;

(iv) be required to provide any information that is prohibited or restricted from being provided by applicable Law or any Material Contract or is legally privileged; provided, that the Company shall inform Parent of the general nature of the information being withheld pursuant to this clause (iv) and, on Parent’s request, reasonably cooperate with Parent to provide such information, in whole or in part, in a manner that would not be so prohibited or restricted and would protect legal privilege;

(v) be required to, nor shall any of their directors, employees, officers, members, partners or managers be required to, to pass resolutions or consents to approve or authorize the execution of any Company Note Offers and Consent Solicitations or any Redemption or execute or deliver any certificate, document, instrument, opinion, negative assurance letter or agreement or agree to any change or modification of any existing certificate, document, instrument, opinion, negative assurance letter or agreement (other than (x) to the extent required by Section 5.12(a), applicable Company Supplemental Indentures and related Company Indenture Officers’ Certificates and customary legal opinions in connection therewith, (y) to the extent required by Section 5.12(b), applicable Company Redemption Notices, notices of satisfaction and discharge and Company Redemption Officers’ Certificates and legal opinions in connection therewith and (z) to the extent required by Section 5.12(c), the applicable payoff letter and related notices) that is, in each case, effective prior to the Effective Time;

(vi) be required to (or be required to cause their Representatives to) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Effective Time (except in each case with respect to customary authorization letters);

(vii) be required to (or be required to cause their Representatives to) take any action that would conflict with or violate any charter or other organizational documents, any Contract or any applicable Law;

(viii) be required to (or be required to cause their Representatives to) take any actions that would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries or that would cause any condition set forth in Article VI to fail to be satisfied (in each case unless Parent waives such breach or failure prior to the Company or any of its Subsidiaries taking such action);

(ix) be required to cooperate to the extent that it would, in the good faith determination of the Company, unreasonably interfere with the business or operations of the Company or any of its Subsidiaries; or

(x) be required to provide any pro forma adjustments to the financial statements reflecting the transactions contemplated or required hereunder (without limiting, for the avoidance of doubt, the Company’s obligation to assist with the preparation of pro forma financial information as set forth in Section 5.12(a) above).

(e) Nothing contained in this Section 5.12 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to commence any Company Note Offers and Consent Solicitations.

(f) PARENT SHALL (I) PROMPTLY UPON REQUEST BY THE COMPANY (BUT IN ANY EVENT, NOT PRIOR TO THE EARLIER OF THE CLOSING DATE AND THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH SECTION 7.1), REIMBURSE THE COMPANY FOR ALL OF ITS REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES AND EXPENSES (INCLUDING REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES AND EXPENSES OF COUNSEL AND ACCOUNTANTS) INCURRED BY THE COMPANY, ITS SUBSIDIARIES OR ANY OF ITS OR THEIR REPRESENTATIVES IN CONNECTION WITH ANY COOPERATION CONTEMPLATED BY THIS SECTION 5.12 AND (II) INDEMNIFY AND HOLD HARMLESS THE COMPANY, ITS SUBSIDIARIES AND ITS AND THEIR REPRESENTATIVES AGAINST ANY CLAIM, LOSS, DAMAGE, INJURY, LIABILITY, JUDGMENT, AWARD, PENALTY, FINE, REASONABLE AND DOCUMENTED OUT-OF-POCKET COST (INCLUDING REASONABLE AND DOCUMENTED OUT-OF-POCKET COST OF INVESTIGATION), REASONABLE AND DOCUMENTED OUT-OF-POCKET EXPENSE (INCLUDING REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES AND EXPENSES OF COUNSEL AND ACCOUNTANTS) OR SETTLEMENT PAYMENT INCURRED AS A RESULT OF, OR IN CONNECTION WITH, SUCH COOPERATION, THE COMPANY NOTE OFFERS AND CONSENT SOLICITATIONS OR ANY REDEMPTION AND ANY INFORMATION PERTAINING TO AND FURNISHED BY THE COMPANY OR ANY OF ITS SUBSIDIARIES USED IN CONNECTION THEREWITH, OTHER THAN THOSE CLAIMS, LOSSES, DAMAGES, INJURIES, LIABILITIES, JUDGMENTS, AWARDS, PENALTIES, FINES, COSTS, EXPENSES AND SETTLEMENT PAYMENTS ARISING OUT OF OR RESULTING FROM THE GROSS NEGLIGENCE, FRAUD, BAD FAITH OR WILLFUL MISCONDUCT OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION.

Section 5.13 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company and its Subsidiaries (the “Indemnified

Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any pending or threatened Action, whether civil, criminal, administrative or investigative, arising out of, pertaining to or by reason of (i) the fact that the Indemnified Party is or was an officer director, employee, fiduciary or agent of the Company or any of its Subsidiaries or, while a director, officer or employee of the Company or its Subsidiaries, is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation or of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as of the date hereof or (iii) in connection with the enforcement of any Indemnified Party’s rights under this Section 5.13 by such Indemnified Party or his or her heirs or legal representatives. In the event of any such pending or threatened Action, including any such Action to enforce any Indemnified Party’s rights under this Section 5.13, (A) each Indemnified Party shall be entitled to advancement of expenses (including attorneys’ fees and expenses) incurred in connection with such Action from Parent and the Surviving Corporation to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as of the date hereof; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by DGCL or the Company Charter or Company Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification under this Agreement or any Law, Contract or other source for which indemnification may be available, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld), and (C) the Surviving Corporation and the Indemnified Party shall reasonably cooperate in the defense of any such matter.

(b) Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Company Charter and Company Bylaws (or comparable organizational documents of its Subsidiaries) as of the date hereof, or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries in effect on the date hereof and disclosed in Section 5.13(b) of the Company Disclosure Letter shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c) At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, that the Company shall consult with Parent in connection with any purchase of any such tail pre-paid policy and, without the approval of Parent, the maximum amount that the Company may spend to purchases a “tail policy” is 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of the last annual premium paid by the Company prior to the date hereof in respect of directors’ and officers’ liability insurance and fiduciary liability insurance. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company has not purchased such tail policy prior to the Effective Time, for a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.13 shall continue in effect until the final disposition of such Action.

(e) The indemnification, exculpation and rights to advancement provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.13 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives (and following the Effective Time may not be amended with respect to any Indemnified Party without such Indemnified Party’s prior written consent).

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person (by merger, consolidation, division, operation of law or otherwise), then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.13.

Section 5.14 Rule 16b-3. Prior to the Closing Date, the Company and Parent shall, as applicable, take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities with respect to such equity securities) and warrants or acquisitions of Parent Common Stock pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule  16b-3 promulgated under the Exchange Act.

Section 5.15 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby that is inconsistent with initial press release or other release, statement, announcement or other disclosure made in accordance herewith shall be issued by any party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, the rules or regulations of any applicable United States securities exchange, or any Governmental Entity to which the relevant party is subject (in which case the party making such disclosure shall use its reasonable best efforts to provide the other party with an opportunity to review and comment on such disclosure) or (ii) with respect to, or at any time following, any Acquisition Proposal made after the date hereof by a Person other than Parent or any of its Subsidiaries. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 5.16 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 5.17 Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in ARTICLE VI of this Agreement to be satisfied; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.17 or the failure of any condition set forth in ARTICLE VI to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in ARTICLE VI to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 5.17 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 5.18 Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any legal action or proceeding commenced, or to the Company’s knowledge, threatened, against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep Parent reasonably informed regarding any such legal action or proceeding. The Company shall: (a) give Parent the opportunity to participate in the defense and settlement of any such stockholder litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned). Notwithstanding anything to the contrary in this Section 5.18, any matters relating to Dissenting Shares shall be governed by Section 2.3.

Section 5.19 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.20 Company FIRPTA Certificate. At least three Business Days before the Closing Date, the Company shall deliver to Parent a certificate satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) and a notice addressed to the IRS satisfying the requirements of Treasury Regulations Section 1.897-2(h), in each case, from the Company and executed as of the Closing Date, certifying that interests in the Company are not “United States real property interests” within the meaning of Section 897 of the Code.

Section 5.21 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, at or prior to the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable law) at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No restraining order, injunction, or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prevents, prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) HSR Act; Antitrust. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement (or under any applicable timing agreements entered into with the Company’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) with any Governmental Entity to extend any waiting period) shall have expired or been terminated.

(d) Parent Stock Issuance. The Parent Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; provided, that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 5.21.

(e) Effectiveness of Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or any proceedings seeking a stop order.

Section 6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2(a), Section 4.2(b), Section 4.3 and Section 4.15 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representation and warranty of Parent and Merger Sub set forth in Section 4.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date and (iii) the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded and not given effect).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, occurrence or effect that, individually or in the aggregate, together with all other events, changes, occurrences or effects, has had a Parent Material Adverse Effect that is continuing.

(d) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.2(a), 6.2(b)  and 6.2(c).

Section 6.3 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.3 and Section 3.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 3.2(a) and Section 3.2(d) shall be true and correct in all (other than de minimus inaccuracies) respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (iii) the representation and warranty of the Company set forth in Section 3.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date, and (iv) the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (iv) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded and not given effect).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, occurrence or effect that, individually or in the aggregate, together with all other events, changes, occurrences or effects, has had a Material Adverse Effect that is continuing.

(d) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before July 24, 2023 (the “Termination Date”); provided, that if as of immediately prior to such date, any of the conditions set forth in

Section 6.1(b) (solely by reason of the HSR Act) or Section 6.1(c) shall not have been satisfied and all other conditions set forth in Article VI shall have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their nature are to be satisfied at the Closing, provided, that such conditions would be then capable of being satisfied), the Termination Date shall automatically be extended to October 24, 2023; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose action or failure to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the principal cause of the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a material breach of this Agreement;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall, to the extent required under Section 5.7, have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.7; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c) by the Company:

(i) if the representations or warranties of Parent or Merger Sub set forth in this Agreement shall be inaccurate or Parent or Merger Sub shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.2 and (B) cannot be cured by the Termination Date or, if it can be cured by the Termination Date, shall not have been cured prior to the earlier of (x) 30 days after written notice thereof is given by the Company to Parent or (y) the Termination Date; provided, that the Company shall have given Parent written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) at any time prior to obtaining the Company Stockholder Approval if, (A) the Company Board authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 5.4, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.4(d), enters into an Alternative Acquisition Agreement providing for a Superior Proposal and (C) prior to or substantially concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 7.3(b);

(d) by Parent:

(i) if the representations or warranties of the Company set forth in this Agreement shall be inaccurate or the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.3 and (B) cannot be cured by the Termination Date or, if it can be cured by the Termination Date, shall not have been cured prior to the earlier of (x) 30 days after written notice thereof is given by the Parent to the Company or (y) the Termination Date; provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) if prior to the receipt of the Company Stockholder Approval, the Company Board shall have effected an Adverse Recommendation Change.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall deliver written notice of such termination to each other party.

Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 3.23 and 4.10 (Brokers), Section 5.11(g) ( Financing Reimbursement), 5.12(f) (Indebtedness Reimbursement), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (Parties in Interest), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Enforcement), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) of this Agreement (and any related definitions contained therein) shall survive the termination hereof; provided, that none of Parent, Merger Sub or the Company shall be released from any liabilities or damages arising out of a Willful Breach of any covenant set forth in this Agreement.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) this Agreement is terminated by (i) Parent pursuant to Section 7.1(d)(i) or (ii) either Parent or the Company pursuant to Section 7.1(b)(iii) and (A) at any time after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Company Stockholders Meeting or any adjournment or postponement thereof, an Acquisition Proposal shall have been communicated to the senior management of the Company or the Company Board or shall have been publicly disclosed or announced or publicly made known to the stockholders of the Company, and not withdrawn prior to the date that is 5 Business Days prior to such vote to adopt this Agreement, and (B) within 12 months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, any Acquisition Proposal (provided, that for purposes of this Section 7.3(b)(i), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii)

then, in any such case, the Company shall pay Parent a termination fee of $27,500,000 (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) Payment of the Termination Fee, if applicable, shall be made by wire transfer of immediately available funds to the account or accounts designated by Parent (i) on the earlier of the execution of a definitive agreement with respect to or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (ii) concurrently with, or prior to, termination, in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii) or (iii) as promptly as reasonably practicable (and in any event within two Business Days) after termination, in the case of a Termination Fee payable pursuant to Section 7.3(b)(iii). In the event that Parent or its designee shall receive full payment pursuant to Section 7.3(b), the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions herein (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated herein or any matters forming the basis for such termination.

(d) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to timely pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. The parties acknowledge and agree that the right to receive the Termination Fee under this Agreement shall not limit or otherwise affect Parent’s or Merger Sub’s right to specific performance as provided in Section 8.10, but for the avoidance of doubt, under no circumstances shall Parent, directly or indirectly, be permitted or entitled to receive both a grant of specific performance that results in the Closing, on the one hand, and the payment of the Termination Fee or any other damages, on the other hand.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties prior to the Effective Time by written agreement signed by each of the parties hereto, whether before or after the Company Stockholder Approval has been obtained; provided, that (a) after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption and (b) notwithstanding anything to the contrary herein, this Section 7.4 and Sections 8.6, 8.17 and 8.18 (and any other provision of this Agreement to the extent an amendment, modification or termination of such provision would modify the substance of any of the foregoing provisions) may not be amended, modified, waived or terminated in a manner that is materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources that are party to the Debt Commitment Letter (such consent not to be unreasonably withheld, delayed or conditioned). This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) unless prohibited by applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties and Pre-Closing Covenants. None of the representations, warranties, covenants, obligations or agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations or agreements shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on (a) the date of delivery if delivered personally, or if by e-mail, on the date of transmittal (provided no “bounce back” or similar message of non-delivery is received with respect thereto), (b) the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation, to:

MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

Attention: Alberto de Cardenas

E-mail: albert.cardenas@mastec.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Philip Richter; Maxwell Yim

E-mail:	philip.richter@friedfrank.com
maxwell.yim@friedfrank.com

(ii)	if to the Company, to:

Infrastructure and Energy Alternatives, Inc.

6325 Digital Way, Suite 460

Indianapolis, Indiana 46278

Attention: Erin Roth

E-mail: Erin.Roth@iea.net

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Barbara L. Becker; Saee M. Muzumdar; Andrew Kaplan

E-mail: bbecker@gibsondunn.com;

smuzumdar@gibsondunn.com;
akaplan@gibsondunn.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “Anti-Dilution Warrant Certificates” means the Warrant Certificates executed and delivered in connection with the Equity Commitment Agreements and the Preferred Stock Exchange Agreement;

(c) “BRC” means the Bid Review Committee of the Company Board;

(d) “BRC Charter” means the Charter of the BRC as approved and adopted as of March 1, 2022;

(e) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

(f) “Company IT Assets” means all software, systems, servers, websites, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, of the Company and its Subsidiaries that are owned or controlled by the Company;

(g) “Company Warrants” means the Anti-Dilution Warrants, the Pre-Funded Warrants, the Series B Warrants and the SPAC Warrants;

(h) “Compliant” means, with respect to the Required Information, that: (a) such Required Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 or S-4 that would be applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of debt securities) and (b) the financial statements included in such Required Information (i) would not be deemed stale or otherwise be unusable under customary practices for offerings of debt securities issued under Rule 144A promulgated under the Securities Act and (ii) are sufficient to permit the Company’s independent auditors to issue customary comfort letters to the Debt Financing Sources to the extent required as part of the Financing Transactions, including as to customary negative assurances and change period, in order to consummate any offering of debt securities;

(i) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(j) “COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks;

(k) “Debt Financing Sources” means the financial institutions identified in the Debt Commitment Letter and the financial institutions engaged or assisting Parent in connection with any Company Note Offers and Consent Solicitations, in each case, together with the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Financing Transactions or solicit exchanges, tenders or consents in connection therewith and each other Person that commits to arrange or provide or otherwise provides the Financing Transactions or solicit exchanges, tenders or consents in connection therewith (or to purchase securities from or place securities or arrange or provide loans for Parent in lieu of the Debt Financing), whether by joinder to the Debt Commitment Letter or otherwise, including the parties to any joinder agreements, engagement letters, indentures, credit agreements or dealer manager agreements entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and permitted assigns;

(l) “Equity Commitment Agreements” means (i) the Amended and Restated Equity Commitment Agreement dated May 20, 2019, by and among the Company, the Commitment Parties thereto and Oaktree Power Opportunities Fund III Delaware, L.P., (ii) the Equity Commitment Agreement dated August 13, 2019, by and among the Company, the Commitment Parties thereto and the other parties set forth therein (as amended) and (iii) the Equity Commitment Agreement dated October 29, 2019, by and among the Company, the Commitment Parties thereto and the other parties set forth therein (as amended);

(m) “Existing Company Credit Agreement” means that certain Credit Agreement, dated as of August 17, 2021, by and among IEA Energy Services LLC, the guarantors party thereto from time to time, the lenders party thereto from time to time and CIBC Bank USA, as administrative agent and collateral agent;

(n) “Existing Company Indenture” means that certain Indenture, dated as of August 17, 2021, by and among IEA Energy Services LLC, the guarantors party thereto from time to time and Wilmington Trust National Association, as trustee, governing the 6.625% Senior Notes due 2029;

(o) “Existing Company Notes” means, collectively, the notes and debentures issued pursuant to the Existing Company Indenture;

(p) “Financing Transactions” means, collectively, the Debt Financing and the Company Note Offers and Consent Solicitations.

(q) “Governmental Entity” means any nation or government, any state, province or other political subdivision thereof exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any government authority or self-regulatory organization (including the Financial Industry Regulatory Authority and any national securities exchange) of the United States of America or any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court or tribunal of competent jurisdiction.

(r) “Indebtedness” means (x) indebtedness issued or incurred under any credit facilities (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith) or any other obligations with respect to borrowed money and (y) liabilities evidenced by bonds, debentures, notes, mortgages or other similar instruments or debt securities, but in each case does not include any capital leases, equipment leases, purchase money financing or other indebtedness incurred in connection with the purchase or lease of equipment in the ordinary course of business;

(s) “Intellectual Property” means the following intellectual property rights, in each case, to the extent protectable under applicable Law, (a) patents and patent applications and any reissues, continuations, continuations-in-part, divisions, revisions, extensions or reexaminations thereof, (b) trademarks, service marks, trade dress, trade names, slogans, and logos and registrations, applications and renewals for any of the foregoing, as applicable, together with all of the goodwill associated therewith, (c) copyrights and other works of authorship and registrations, applications and renewals for any of the foregoing, as applicable, and (d) trade secrets other rights in confidential and other non-public information, know-how, inventions, discoveries, improvements, methodology, databases, algorithms, systems and technology (whether patentable or not);

(t) “knowledge” means (a) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.3(t) of the Company Disclosure Letter and (b) with respect to Parent and its Subsidiaries, the actual knowledge of José R. Mas, George L. Pita and Alberto de Cardenas; in each case, after due inquiry;

(u) “Material Adverse Effect” means any event, change, circumstance, development, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that no event, change, circumstance, development, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect: (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) any changes or developments generally affecting any of the industries in which the Company or its Subsidiaries operate, (3) any changes in any applicable Laws or any changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing, (4) any change in the market price or trading volume of the Company’s stock, in and of itself (provided, that the event, change, circumstance, development, occurrence or effect underlying such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect), (5) any failure by the Company to meet internal or published projections, forecasts, revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become a Material Adverse Effect), (6) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflicts, declared or undeclared wars, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions, (7) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (8) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions, (9) (x) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, (y) the performance of this Agreement and the transactions contemplated hereby or (z) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required in connection with this Agreement; provided, that the exception in this clause (9) shall not apply with respect to any representation and warranty in Section 3.4, Section 3.11(e), Section 3.19(b) or Section 3.19(f) to the extent addressing the impact of the execution, delivery or performance of this Agreement or the transactions contemplated hereby and to the extent related to such representations and warranties, the condition set forth in Section 6.3(a), or (10) any actions taken (or omitted to be taken) at the written request of Parent; provided, that in the case of clauses (1), (2), (3), (6), (7) and (8), to the extent such event, change, circumstance, development, occurrence or effect disproportionately impacts the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries and geographic areas in which the Company and its Subsidiaries operate (and provided that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Material Adverse Effect” hereunder);

(v) “Parent Common Stock” means common stock, par value $0.10 per share, of Parent.

(w) “Parent Equity Awards” means stock options, performance-based restricted stock unit awards, and restricted stock unit awards, in each case, granted by Parent and relating to shares of Parent Common Stock, other than stock options granted to participants in the MasTec, Inc. Amended and Restated Bargaining Units ESPP and the MasTec, Inc. Amended and Restated 2011 Employee Stock Purchase Plan.

(x) “Parent Material Adverse Effect” means any event, change, circumstance, development, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, that no event, change, circumstance, development, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Parent Material Adverse Effect: (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) any changes or developments generally affecting any of the industries in which Parent or its Subsidiaries operate, (3) any changes in any applicable Laws or any changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing, (4) any change in the market price or trading volume of Parent’s stock, in and of itself (provided, that the event, change, circumstance, development, occurrence or effect underlying such change that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect), (5) any failure by Parent to meet internal or published projections, forecasts, revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become a Parent Material Adverse Effect), (6) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflicts, declared or undeclared wars, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions, (7) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (8) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions, (9) (x) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Parent and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, (y) the performance of this Agreement and the transactions contemplated hereby or (z) any action taken by Parent, or which Parent causes to be taken by any of its Subsidiaries, in each case which is required in connection with this Agreement; provided, that the exception in this clause (9) shall not apply with respect to any representation and warranty in Section 4.4 to the extent addressing the impact of the execution, delivery or performance of this Agreement or the transactions contemplated hereby and to the extent related to such representations and warranties, the condition set forth in Section 6.2(a), or (10) any actions taken (or omitted to be taken) at the written request of the Company; provided, that in the case of clauses (1), (2), (3), (6), (7) and (8), to the extent such event, change, circumstance, development, occurrence or effect disproportionately impacts Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industries and geographic areas in which Parent and its Subsidiaries operate (and provided that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Parent Material Adverse Effect” hereunder);

(y) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(z) “Personal Information” means all data relating to an identified or identifiable natural person, household or device (i.e., data that identifies an individual or, in combination with any other information or data, is capable of identifying an individual, household or device) and that constitutes “personal data”, “personal information” or “personally identifiable information”, or any similar term, as defined in the Privacy Laws applicable to the Company and its Subsidiaries;

(aa) “Pre-Funded Warrant Agreement” means the Pre-Funded Warrant, dated as of August 2, 2021, issued by the Company to ASOF Holdings I, L.P;

(bb) “Preferred Stock Exchange Agreement” means the Preferred Stock Exchange Agreement, dated October 29, 2019, by and among Infrastructure and Energy Alternatives, Inc., Infrastructure and Energy Alternatives, LLC, Ares Special Situations Fund IV, L.P. and ASOF Holdings I, L.P., Oaktree Power Opportunities Fund III Delaware, L.P., and OT POF IEA Preferred B Aggregator, L.P.

(cc) “Privacy Laws” means all applicable Laws concerning the privacy, security, or processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications;

(dd) “Public Health Measures” means any quarantine, “shelter in place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law or recommendation issued or promulgated by any Governmental Entity, the World Health Organization or any industry group in connection with or in response to COVID-19 or any other epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions, in each case, whether such Law or recommendation is in place currently or adopted or modified hereafter;

(ee) “Required Information” means the financial statements described in Section 5.b of Exhibit C to the Debt Commitment Letter;

(ff) “Series B Warrant Agreement” means the Warrant Agreement, dated as of March 3, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent;

(gg) “SPAC Warrant Agreement” means the Amended and Restated Warrant Agreement, dated as of March 26, 2018, by and between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent;

(hh) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person (and notwithstanding anything to the contrary herein, the Company makes no representation, warranty, covenant or agreement in this Agreement with respect to any third party equity holder of any joint venture or any securities held by such Person);

(ii) “Supplemental Indenture” means the execution of a supplemental indenture that, subject only to the occurrence of the Merger, deletes the covenants set forth in Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.12, 3.13, 3.14, 3.16, 3.20, 4.1 and clauses (3)-(8) of Section 6.1 of the Existing Company Indenture; and

(jj) “Willful Breach” means a deliberate act or failure to act by a party hereto with knowledge by such party that such act or failure to act constitutes in and of itself a material breach of this Agreement.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including”

and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The phrase “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary course of business, consistent with past practice; provided, that any action taken, or omitted to be taken, in good faith by the Company or any of its Subsidiaries in response to COVID-19 shall be deemed to be in the ordinary course of business. References to days mean calendar days unless otherwise specified. If the last day of a period by which an act is to be done under this Agreement is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.13 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, (b) if the Effective Time occurs, the right of the Company stockholders to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(k) and cash in lieu of any fractional shares payable pursuant to Section 2.6, in accordance with the terms and conditions of this Agreement and (c) the Debt Financing Sources may enforce on behalf of the Debt Financing Sources (and each is an intended third-party beneficiary thereof) the provisions of this Section 8.6 and Sections 7.4, 8.17 and 8.18. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, including the Merger. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger,

(a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third party beneficiaries under Section 8.6), Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.15 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.17 Financing Transactions Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and its Subsidiaries (collectively, the “Company Related Parties”): (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Debt Financing Sources, arising out of or relating to, this Agreement, the Financing Transactions or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Financing Transactions or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court; (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Financing Transactions; (c) agrees not to bring or support, or permit any Company Related Party to bring or support, any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Financing Transactions, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (d) agrees that service of process upon any Company Related Party in any such proceeding shall be effective if notice is given in accordance with Section 8.2; (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court; (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any proceeding brought against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Financing Transactions, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; and (g) agrees that none of the Debt Financing Sources will have any liability to the Company or any other Company Related Party relating to or arising out of this Agreement, the Financing Transactions, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise.

Section 8.18 Non-Recourse. Each party hereto agrees, on behalf of itself and its former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, controlled Affiliates, members, managers, general or limited partners, stockholders and assignees of it and its controlled Affiliates, that all Action, claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership, limited liability company or other entity veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement or any other agreement referenced herein or contemplated hereby or the transactions contemplated hereunder or thereunder (including the Financing Transactions), (b) the negotiation, execution or performance of this Agreement or any other agreement referenced herein or contemplated hereby (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), and (c) any breach or violation of this Agreement or any other agreement referenced herein or contemplated hereby, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (or any other agreement referenced herein or contemplated hereby, as applicable) and in accordance with, and subject to the terms of, this Agreement (or any other agreement referenced herein or contemplated hereby, in each case as applicable).

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MASTEC, INC.

By:	/s/ George L. Pita
Name:	George L. Pita
Title:	Executive Vice President and Chief Financial Officer

INDIGO ACQUISITION I CORP.

By:	/s/ Robert Apple
Name:	Robert Apple
Title:	President

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

By:	/s/ John Paul Roehm
Name:	John Paul Roehm
Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ANNEX B

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) dated as of July 24, 2022, is entered into by and among MasTec, Inc., a Florida corporation (“Parent”) and the undersigned stockholders (each, a “Stockholder” and collectively, the “Stockholders”) of Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”). Parent, the Company and the Stockholders shall each be referred to in this Agreement as a “Party” and collectively as the “Parties”.

WHEREAS, concurrently with the execution of this Agreement, the board of directors of the Company (the “Company Board”) unanimously (a) determined that the terms of the Merger Agreement (as defined below) and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement, (c) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained in the Merger Agreement and (d) subject to the terms and conditions of the Merger Agreement, resolved to recommend that the Company’s stockholders vote to adopt the Merger Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, and Indigo Acquisition I Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of the date of this Agreement (as the same may be amended or supplemented, the “Merger Agreement”);

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings given to them in the Merger Agreement;

WHEREAS, as of the date of this Agreement, each Stockholder is the beneficial owner of the number of shares of common stock, par value $0.0001 per share, of the Company (“Shares”) and the Company Warrants, as set forth opposite such Stockholder’s name on Exhibits A-1 and A-2, respectively (such Shares, together with any other Shares such Stockholder may acquire beneficial ownership of after the date of this Agreement (including any Shares acquired through the vesting or exercise of Company Warrants or otherwise), being collectively referred to in this Agreement as the “Stockholder Shares”);

WHEREAS, the Stockholders and the Company are parties to, among other things, a Stockholders’ Agreement, dated as of August 2, 2021 (the “Stockholders’ Agreement”), with respect to the Stockholders’ ownership of its Shares and Company Warrants;

WHEREAS, prior to the execution of this Agreement, the Company Board has consented in writing to the execution and delivery by the Stockholders of this Agreement and the performance by the Stockholders of their respective obligations under this Agreement; and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required Stockholders to enter into this Agreement, and each Stockholder has agreed and is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

1. Agreements of Stockholders.

(a) Voting.

(i) From the date of this Agreement until the Agreement Termination Date, at any meeting of the stockholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment or postponement of such meeting, each Stockholder shall, subject to Section 5, vote (or cause to be voted) all Stockholder Shares beneficially owned by such Stockholder as of the applicable record date or (as appropriate) execute written consents in respect of such Stockholder Shares, (i) in favor of the Merger, the Merger Agreement (to the extent required), and the transactions contemplated by the Merger Agreement and any other actions presented at any meeting of the stockholders of the Company (or any action by written consent in lieu of a meeting) that are necessary to consummate the transactions contemplated by the Merger Agreement; and (ii) against any Alternative Acquisition Agreement and any other action or agreement (including, without limitation, any amendment of any agreement), amendment of the Company’s organizational documents or other action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger. Each Stockholder agrees to cast or cause to be cast any such vote (or give or cause to be given any consent) in accordance with such procedures relating to such vote (or consent) so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

(ii) Notwithstanding anything in clause (a)(i) above, in the event the Company Board makes an Adverse Recommendation Change in compliance with the Merger Agreement, the obligations of each Stockholder with respect to the Stockholder Shares held by such Stockholder under this Agreement shall be modified such that such obligations shall only bind such Stockholder with respect to a number of Stockholder Shares held by such Stockholder equal to the number of Stockholder Shares that would, together with (A) the Stockholder Shares held by the other Stockholder subject to such obligations under this Agreement, and (B) any Shares or other shares of capital stock or other voting securities of the Company, and securities or interests of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, held by any other Person that are subject to similar obligations pursuant to the other voting agreements entered into with Parent on the date hereof, in the aggregate represent 29% of the total voting power of the outstanding Shares entitled to vote on the adoption of the Merger Agreement as of the applicable record date (rounded down to the nearest whole share). Any reduction in the number of Stockholder Shares of a Stockholder subject to the obligations of such Stockholder under this Agreement pursuant to the foregoing sentence shall be made on a pro rata basis in proportion to the respective voting power of each Stockholder and, if applicable, any other relevant Person as of the applicable record date (in each case rounded down to the nearest whole share).

(iii) For the avoidance of doubt, nothing in this Section 1(a) shall constitute an agreement between or among any Persons other than each Stockholder, on the one hand, and Parent, on the other hand, and no stockholder or other security holder of the Company or any other Person (other than the Parties) shall have any right, remedy or claim under or in respect of this Section 1(a).

(b) Restriction on Transfer; Proxies; Non-Interference; etc. From the execution of this Agreement until the Agreement Termination Date, no Stockholder shall directly or indirectly: (i) sell, transfer, give, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Stockholder Shares (or any right, title or interest to or in any Stockholder Shares, or any Company Warrants, other than the conversion of any Company Warrant); (ii) deposit any Stockholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Stockholder Shares; or (iii) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii) of this Section 1(b). Notwithstanding the foregoing, this Agreement shall not restrict Transfers of any or all of the Stockholder Shares or Company Warrants (i) in the case of a Stockholder who is an individual (x) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, in each case for the purposes of estate planning, or (y) upon the death of Stockholder, to any member of Stockholder’s immediate family, or to a trust for the benefit of any member of Stockholder’s immediate family, so long as, in each case, prior to and as a condition to the effectiveness of such Transfer, the transferee shall have executed and delivered to the Company a counterpart of this Agreement pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement or (ii) in the case of any Stockholder, to any of its Affiliates (including any other Stockholder) that, prior to and as a condition to the effectiveness of such Transfer, shall have executed and delivered to the Company a counterpart of this Agreement pursuant to which such Affiliate shall be bound by all of the terms and provisions of this Agreement. In the event of any such transfer, Exhibit A-1 or A-2, as applicable, shall be updated accordingly. Each Stockholder and its Affiliates may also enter into any contract, agreement or arrangement, or mortgage, pledge or encumber any or all of the Stockholder Shares or Company Warrants, in each case in connection with any bona fide lending transaction or arrangement (a “Permitted Transaction”) if such Stockholder or Affiliate retains the right to vote or consent to, or cause to be voted or consented to, all such Stockholder Shares or Company Warrants as provided in Section 1(a) during the term of such Permitted Transaction. The Parties acknowledge and agree that nothing in this Agreement shall restrict enforcement or the exercise of any remedies (including a foreclosure) with respect to any such Permitted Transaction. Any Transfer in violation of the foregoing shall be null and void ab initio.

(c) Information for Proxy Statement; Publication.

(i) Each Stockholder consents to the Company, Parent and Merger Sub publishing and disclosing in any filing required under applicable Law, including the filings contemplated by the Merger Agreement, Stockholder’s identity and ownership of Shares and Company Warrants and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, in each case, to the extent required by applicable Law. Each Stockholder agrees to permit the Company, Parent and Merger Sub to publish and disclose in the Proxy Statement or any other disclosure document required in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement the Stockholder’s identity and beneficial ownership of the Shares and the nature of the Stockholder’s commitments under this Agreement, in each case to the extent required by applicable Law. Notwithstanding the foregoing, any such publication or disclosure, including in the Proxy Statement or any other filing to or submission with the SEC or any other Governmental Entity (including, without limitation, Form 8-K), described in this Section 1(c)(i) shall, in each instance, be subject to such Stockholder’s prior review and comment.

(ii) Except as required by applicable Law, each Stockholder shall not, and shall direct its Affiliates not to, issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

(d) Waiver of Appraisal Rights. Each Stockholder irrevocably and unconditionally waives, and agrees not to exercise, all appraisal rights under Section 262 of the DGCL (and any other appraisal, dissenters’ or similar rights) related to the transactions contemplated by the Merger Agreement with respect to the Stockholder Shares to the fullest extent permitted by Law.

(e) No Solicitation of Transactions. Except to the same extent that the Company, the Company Board or any of their Representatives is permitted to engage in, or take, any of the following activities pursuant to Section 5.4 of the Merger Agreement, each Stockholder (in its, his or her capacity as a stockholder) shall not, and shall direct its Affiliates and its and its Affiliates’ Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries or afford access to the business, properties, assets, employees, consultants, books or records of the Company or any of its Subsidiaries to any Person that, to the knowledge of such Stockholder, is reasonably expected to make, or is otherwise seeking to make, or has made, an Acquisition Proposal; or (iii) engage or participate in any negotiations or discussions concerning, or knowingly provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal. Notwithstanding anything in this Section 1(c) to the contrary, at and subject to the direction of the Company Board, Stockholder may participate in discussions and negotiations with, and furnish information and data to, any Person with whom the Company Board has determined to engage in discussions and negotiations, and with whom the Company Board is then engaging in discussions and negotiations, in each case pursuant to and in compliance with Section 5.4 of the Merger Agreement.

2. Representations and Warranties of Stockholders. Each Stockholder represents and warrants to Parent as follows:

(a) Authority. Such Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Stockholder. Assuming due and valid authorization, the execution and delivery of this Agreement by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against Stockholder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) Consents and Approvals; No Violations. Other than such filings as, if not made, obtained or given, would not reasonably be expected to prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement: (i) no consent, approval, authorization or permit of, action by, or filing by such Stockholder with or notification by such Stockholder to, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by such Stockholder; and (ii) no consents, registrations, approvals, permits or authorizations are required to be obtained by such Stockholder from any Governmental Entity or any other Person in connection with the execution, delivery and performance of this Agreement by such Stockholder, except in the case of both clause (i) and (ii) as may be required under applicable securities Laws and for the written consent of the Company Board to the execution and delivery by the Stockholders of this Agreement and the performance by the Stockholders of their respective obligations under this Agreement, including for purposes of Article II of the Stockholders’ Agreement, received by the Stockholders on or before the date of this Agreement (the “Company Board Consent”). Assuming the accuracy of the representations and warranties of the Company set forth in the Merger Agreement, the execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated by this Agreement will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any contract, agreement, arrangement or commitment to which such Stockholder is a party or which is binding on it or its assets, and will not result in the creation of any Lien on any of the assets or properties of such Stockholder (other than the Stockholder Shares pursuant to the terms of this Agreement), except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement.

(c) Organization, Standing and Power. (i) the Stockholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of organization, as applicable; and (ii) the execution and delivery of this Agreement by the Stockholder, the performance of the Stockholder’s obligations under this Agreement, and the consummation of the transactions contemplated by this

Agreement have been duly authorized by all necessary action on the part of the Stockholder. No other consents or authorizations on the part of the Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

(d) Ownership of Stockholder Shares; Claims Against the Company. As of the date of this Agreement, such Stockholder owns, beneficially, all of the Stockholder Shares and Company Warrants set forth opposite such Stockholder’s name on Exhibits A-1 and A-2, respectively, free and clear of any proxy, voting restriction, adverse claim or other Lien (other than: (i) under this Agreement; (ii) under the applicable securities Laws; (iii) as set forth on Exhibit A-1 or A-2; (iv) under the Stockholders’ Agreement; or (vi) as would not reasonably be expected to prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement). Without limiting the foregoing, as of the date of this Agreement, except as set forth on Exhibit A-1 or A-2, in the Stockholders’ Agreement, or in any Schedule 13D (or any amendment to any Schedule 13D) filed with the SEC by or on behalf of any Stockholder or any of their Affiliates on or before the date of this Agreement, such Stockholder has sole voting power and sole power of disposition with respect to all Stockholder Shares set forth opposite such Stockholder’s name on Exhibit A-1, with no restrictions on such Stockholder’s rights of voting or disposition pertaining to such Stockholder Shares. As of the date of, and other than pursuant to, this Agreement, no Person other than such Stockholder has any right to direct or approve the voting or disposition of any Stockholder Shares of such Stockholder. As of the date of this Agreement, none of such Stockholder or, to the knowledge of such Stockholder, any of its Affiliates owns, beneficially or of record, any securities of the Company other than the Stockholder Shares and Company Warrants set forth on Exhibit A-1 and A-2, respectively, and Company Equity Awards (or Shares issued in lieu of Company Equity Awards). Except as set forth on Exhibit A-1 or A-2, as of the date of this Agreement such Stockholder holds no (1) shares of capital stock or other voting securities of the Company, (2) securities or interests of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries, (3) options, warrants or other rights to acquire from the Company or any of its Subsidiaries any capital stock, voting securities or securities or interests convertible into or exchangeable for capital stock or voting securities of the Company or any of its Subsidiaries, (4) options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or is bound, or (5) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, stock appreciation, phantom stock, profit participation or similar rights with respect to the securities of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or is bound. As of the date of this Agreement, to the knowledge of such Stockholder, neither the Company nor any of its Subsidiaries is in breach of any agreement to which such Stockholder is a party that would give rise to any claim, cause of action, demand, suit, debt or lien against the Company or any of its Subsidiaries.

(e) Brokers. Except as set forth in the Merger Agreement, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Stockholder or any of its Affiliates.

3. Representations and Warranties of Parent. Parent represents and warrants to each Stockholder as follows:

(a) Authority. Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Parent. Assuming due and valid authorization, execution and delivery of this Agreement by each Stockholder, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) Consents and Approvals; No Violations. Other than such filings as, if not made, obtained or given, would not reasonably be expected to prevent or materially delay the performance by Parent of any of its obligations under this Agreement, (i) no consent, approval, authorization or permit of, action by, or filing by Parent with or notification by Parent to, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by Parent; and (ii) no consents, registrations, approvals, permits or authorizations are required to be obtained by Parent from any Governmental Entity or any other Person in connection with the execution, delivery and performance of this Agreement by Parent. The execution, delivery and performance of this Agreement by Parent does not, and the consummation by Parent of the transactions contemplated by this Agreement will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any contract, agreement, arrangement or commitment to which Parent is a party or which is binding on it or its assets and will not result in the creation of any Lien on any of the assets or properties of Parent, except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or materially delay the performance by Parent of any of its obligations under this Agreement.

(c) Organization, Standing and Power. Parent is duly organized, validly existing and in good standing in accordance with the Laws of the State of Florida. The execution and delivery of this Agreement by Parent, the performance of Parent’s obligations under this Agreement, and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent and no other consents or authorizations on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

(d) No Other Representations. On behalf of itself, its Subsidiaries, their respective Affiliates, and the Representatives of each of the foregoing, Parent acknowledges and agrees that, except for the representations and warranties of the Stockholder expressly set forth in Section 2 of this Agreement, none of the Stockholders or their Affiliates or Representatives have made, and none of Parent, its Subsidiaries, any of their respective Affiliates or any Representative of any of the foregoing has relied on, any representation or warranty made by or on behalf of any of the Stockholders or any of their Affiliates regarding any Stockholder, the Company, its business, the sufficiency of the representations and warranties set forth in this Agreement or in the Merger Agreement or any other matter in connection the entry by Parent and its Subsidiaries into this Agreement, the Merger Agreement and the other agreements contemplated by this Agreement and the Merger Agreement and their respective agreements to consummate the transactions contemplated by this Agreement and the Merger Agreement.

4. Termination. This Agreement shall terminate, and no party to this Agreement will have any further obligation to the other parties to this Agreement upon the first to occur of: (a) the valid termination of the Merger Agreement in accordance with its terms (“Merger Agreement Termination”); (b) the Effective Time; or (c) any modification, waiver or amendment to any provision of the Merger Agreement that is effected without the Stockholders’ prior written consent and that (x) reduces the amount or changes the form or type of the Merger Consideration, reduces, or imposes any conditions, requirements or restrictions on, a Stockholder’s right to receive the consideration payable to such Stockholder, or that materially delays the timing of any such payment, in each case, pursuant to the Merger Agreement as in effect on the date of this Agreement, or (y) otherwise adversely affects the interests of a Stockholder in any material respect (such earliest date being referred to in this Agreement as the “Agreement Termination Date”). Nothing in this Agreement shall (A) relieve a Stockholder from liability for any Willful Breach of this Agreement occurring prior to such termination or (B) restrict or prohibit Parent, its Representatives or Affiliates from asserting, in any action or proceeding brought or claims asserted by such Stockholder relating to this Agreement or the transactions contemplated hereby, any defenses arising from any inaccuracy in any of such Stockholder’s representations in Section 2(d). In addition, the provisions of this Section 4, Section 6, and Section 8 of this Agreement shall survive any termination of this Agreement.

5. No Obligation to Exercise. No provision of this Agreement shall require any Stockholder, any of their Affiliates, or any Representatives of any of the foregoing to exercise any Pre-Funded Warrants, Anti-Dilution Warrants, other Company Warrants or any other option, warrant, convertible security or other security or contractual right convertible into Shares.

6. No Legal Action. Each Stockholder shall not bring, commence, institute, maintain or prosecute any claim, appeal, or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by the Stockholders (or their performance under this Agreement solely in the capacity as a stockholder of the Company) breaches any fiduciary duty of the Company Board (or any member of the Company Board) or any duty that any Stockholder has (or may be alleged to have) to the Company or to the other holders of Shares. Notwithstanding the foregoing, nothing in this Section 6 shall restrict or prohibit the Stockholders, their Representatives or their Affiliates from participating as a defendant, or asserting counterclaims or defenses, in any action or proceeding brought or claims asserted against any Stockholder or any of its Representatives or Affiliates relating to this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement, or from enforcing their respective rights under this Agreement or the Merger Agreement. Parent shall not, directly or indirectly, assert any claim that any action taken by any Stockholder or any of their Representatives or Affiliates breaches any fiduciary duty of the Company Board (or any member of the Company Board) or any duty that such Stockholder has (or may be alleged to have) to the Company or to the other holders of Shares.

7. Miscellaneous.

(a) Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Stockholder solely in its capacity as a direct or indirect owner of the Stockholder Shares and Company Warrants. Nothing in this Agreement shall in any way restrict or limit the ability of such Stockholder or any Affiliate of such Stockholder who is a director of the Company from taking any action in his capacity as a director of the Company, including the exercise of fiduciary duties to the Company and its Stockholders. Nothing in this Agreement shall restrict or limit the Company from taking any actions that are otherwise permitted by the Merger Agreement, including with respect to a Superior Proposal.

(b) Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c) Definitions and Interpretation. For purposes of this Agreement:

(i) None of the Stockholders or any of their respective Affiliates or Affiliated Funds shall be deemed to be an “Affiliate” of the Company or any of its direct and indirect Subsidiaries. No “portfolio company” (as such term is customarily used in the private equity industry) of any Affiliated Fund of any Stockholder shall be deemed to be an Affiliate of such Stockholder unless such “portfolio company” is a Controlled Affiliate;

(ii) “Affiliated Fund” in relation to each Stockholder shall mean any investment fund, vehicle or account the investment advisor to or manager of which is such Stockholder’s investment advisor or manager or an Affiliate thereof;

(iii) “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing, without regard to the 60-day limitation in Rule 13d-3(d)(1)(i); and

(iv) “Controlled Affiliate” with respect to each of the Stockholders shall mean the other Stockholder, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Stockholder, where such control includes, directly or indirectly, either: (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body; or (ii) more than fifty (50%) percent of the equity interests of which is owned directly or indirectly by such first Person.

(d) Entire Agreement; No Third Party Beneficiaries. This Agreement, the Merger Agreement and each of the documents, instruments and agreements delivered in connection with the transactions contemplated by the Merger Agreement constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement is not intended to and shall not confer upon any Person other than the parties to this Agreement any rights under this Agreement.

(e) Assignment; Binding Effect. Except as otherwise specifically provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8 shall be null and void.

(f) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the Stockholders and Parent. No failure or delay by a party in exercising any right under this Agreement shall operate as a waiver of such right nor shall any single or partial exercise of such right preclude any other or further exercise of such right or the exercise of any other right under this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(g) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

(h) Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts of this Agreement signed by the other parties to this Agreement.

(i) Descriptive Headings. Headings of sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(j) Notices. All notices and other communications among the parties to this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to Parent, to:

MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

Attention: Alberto de Cardenas

E-mail: albert.cardenas@mastec.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Philip Richter; Maxwell Yim

E-mail: philip.richter@friedfrank.com

             maxwell.yim@friedfrank.com

if to Stockholders, to:

c/o Ares Management LLC

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Attention: PE General Counsel; Scott Graves; Brad Friedman

E-mail: PEGeneralCounsel@aresmgmt.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Kenneth Schneider; Michael Vogel

E-mail: kschneider@paulweiss.com; mvogel@paulweiss.com

or to such other address or facsimile number as the parties to this Agreement may from time to time designate in writing.

(k) Drafting. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties to this Agreement and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(l) Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the Laws of the State of Delaware.

(ii) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED IN THE MERGER AGREEMENT (INCLUDING ANY LEGAL PROCEEDING AGAINST OR INVOLVING ANY DEBT FINANCING SOURCES OR ANY OF THEIR RESPECTIVE AFFILIATES ARISING OUT OF THE MERGER AGREEMENT OR THE DEBT FINANCING). EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY; AND (B) ACKNOWLEDGES THAT SUCH HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 7(l).

(iii) The parties to this Agreement acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties to this Agreement shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in clause

(iv) below, without proof of actual damages (and each party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties to this Agreement further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that remedy of monetary damages would provide an adequate remedy for any such breach.

(iv) In addition, each of the parties to this Agreement consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and (solely in the event the Chancery Court declines jurisdiction), any Delaware state court or any federal court located in the State of Delaware (the “Chosen Courts”) in the event any dispute arises out of this Agreement, the Merger Agreement, or the transactions contemplated by the Merger Agreement. Each of the Parties also agrees: (i) that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts and (ii) that it will not bring any action relating to this Agreement, the Merger Agreement, the transactions contemplated by the Merger Agreement in any court other than the Chosen Courts (except for actions brought to enforce the judgment of any of the Chosen Courts).

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the date first written above.

PARENT:

MASTEC, INC:

By	/s/ George L. Pita
Name:	George L. Pita
Title:	Executive President and Chief Financial Officer

[Signature Page to Voting and Support Agreement (Ares)]

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the date first written above.

STOCKHOLDERS:

ARES SPECIAL SITUATIONS FUND IV, L.P.

By:	ASSF Operating Manager IV, L.P., its manager

By:	/s/ Christopher Kerezsi
Name:	Christopher Kerezsi
Title:	Authorized Signatory

ASOF HOLDINGS I, L.P.

By:	ASOF Investment Management LLC, its manager

By:	/s/ Christopher Kerezsi
Name:	Christopher Kerezsi
Title:	Authorized Signatory

[Signature Page to Voting and Support Agreement (Ares)]

Exhibit A-1

Stockholder	Stockholder Shares
Ares Special Situations Fund IV, L.P.	3,686,645
ASOF Holdings I, L.P.	11,554,630

Exhibit A-2

Stockholder	Company Warrants
Ares Special Situations Fund IV, L.P.	2,211 Anti-Dilution Warrants[1]

ASOF Holdings I, L.P.	4,327,322 Pre-Funded Warrants
1,934 Anti-Dilution Warrants[2]

The number of Anti-Dilution Warrants owned or expected to be owned by each Stockholder as set forth in this Exhibit A-2 has been calculated to the knowledge of such Stockholder and assuming the accuracy of the representations and warranties of the Company set forth in Section 3.2 of the Merger Agreement.

Securities Held by Stockholder Affiliates

Ares Management LLC, an Affiliate of each Stockholder, directly holds (a) 46,039 Shares underlying Company RSUs granted to Matthew Underwood, in his capacity as a director serving on the Company Board, which vested prior to the date of this Agreement, (b) 9,251 Company RSUs granted to Matthew Underwood, in his capacity as a director serving on the Company Board, on May 5, 2022, which are scheduled to vest on May 5, 2023, (c) 9,251 Company RSUs granted to Scott Graves, in his capacity as a director serving on the Company Board, on May 5, 2022, which are scheduled to vest on May 5, 2023, and (d) 3,149 Shares granted in lieu of Company Equity Awards to Scott Graves, in his capacity as a director serving on the Company Board, on May 9, 2022. No Stockholder is a beneficial owner of any of the foregoing Shares or Company Equity Awards directly held by Ares Management LLC.

[1]	336,925 Anti-Dilution Warrants are also expected to be issued to such Stockholder on or prior to the Effective Time.
[2]	294,727 Anti-Dilution Warrants are also expected to be issued to such Stockholder on or prior to the Effective Time.

ANNEX C

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) dated as of July 24, 2022, is entered into by and among MasTec, Inc., a Florida corporation (“Parent”) and the undersigned stockholders (each, a “Stockholder” and collectively, the “Stockholders”) of Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”). Parent, the Company and the Stockholders shall each be referred to in this Agreement as a “Party” and collectively as the “Parties”.

WHEREAS, concurrently with the execution of this Agreement, the board of directors of the Company (the “Company Board”) unanimously (a) determined that the terms of the Merger Agreement (as defined below) and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement, (c) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained in the Merger Agreement and (d) subject to the terms and conditions of the Merger Agreement, resolved to recommend that the Company’s stockholders vote to adopt the Merger Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, and Indigo Acquisition I Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of the date of this Agreement (as the same may be amended or supplemented, the “Merger Agreement”);

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings given to them in the Merger Agreement;

WHEREAS, as of the date of this Agreement, each Stockholder is the beneficial owner of the number of shares of common stock, par value $0.0001 per share, of the Company (“Shares”) and the Company Warrants, as set forth opposite such Stockholder’s name on Exhibits A-1 and A-2, respectively (such Shares, together with any other Shares such Stockholder may acquire beneficial ownership of after the date of this Agreement (including any Shares acquired through the vesting or exercise of Company Warrants or otherwise), being collectively referred to in this Agreement as the “Stockholder Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required Stockholders to enter into this Agreement, and each Stockholder has agreed and is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

1. Agreements of Stockholders.

(a) Voting.

(i) From the date of this Agreement until the Agreement Termination Date, at any meeting of the stockholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment or postponement of such meeting, each Stockholder shall, subject to Section 5, vote (or cause to be voted) all Stockholder Shares beneficially owned by such Stockholder as of the applicable record date or (as appropriate) execute written consents in respect of such Stockholder Shares, (i) in favor of the Merger, the Merger Agreement (to the extent required), and the transactions contemplated by the Merger Agreement and any other actions presented at any meeting of the stockholders of the Company (or any action by written consent in lieu of a meeting) that are necessary to consummate the transactions contemplated by the Merger Agreement; and (ii) against any Alternative Acquisition Agreement and any other action or agreement (including, without limitation, any amendment of any agreement), amendment of the Company’s organizational documents or other action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger. Each Stockholder agrees to cast or cause to be cast any such vote (or give or cause to be given any consent) in accordance with such procedures relating to such vote (or consent) so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

(ii) Notwithstanding anything in clause (a)(i) above, in the event the Company Board makes an Adverse Recommendation Change in compliance with the Merger Agreement, the obligations of each Stockholder with respect to the Stockholder Shares held by such Stockholder under this Agreement shall be modified such that such obligations shall only bind such Stockholder with respect to a number of Stockholder Shares held by such Stockholder equal to the number of Stockholder Shares that would, together with (A) the Stockholder Shares held by the other Stockholder subject to such obligations under this Agreement, and (B) any Shares or other shares of capital stock or other voting securities of the Company, and securities or interests of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, held by any other Person that are subject to similar obligations pursuant to the other voting agreements entered into with Parent on the date hereof, in the aggregate represent 29% of the total voting power of the outstanding Shares entitled to vote on the adoption of the Merger Agreement as of the applicable record date (rounded down to the nearest whole share). Any reduction in the number of Stockholder Shares of a Stockholder subject to the obligations of such Stockholder under this Agreement pursuant to the foregoing sentence shall be made on a pro rata basis in proportion to the respective voting power of each Stockholder and, if applicable, any other relevant Person as of the applicable record date (in each case rounded down to the nearest whole share).

(iii) For the avoidance of doubt, nothing in this Section 1(a) shall constitute an agreement between or among any Persons other than each Stockholder, on the one hand, and Parent, on the other hand, and no stockholder or other security holder of the Company or any other Person (other than the Parties) shall have any right, remedy or claim under or in respect of this Section 1(a).

(b) Restriction on Transfer; Proxies; Non-Interference; etc. From the execution of this Agreement until the Agreement Termination Date, no Stockholder shall directly or indirectly: (i) sell, transfer, give, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Stockholder Shares (or any right, title or interest to or in any Stockholder Shares, or any Company Warrants, other than the conversion of any Company Warrant); (ii) deposit any Stockholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Stockholder Shares; or (iii) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii) of this Section 1(b). Notwithstanding the foregoing, this Agreement shall not restrict Transfers of any or all of the Stockholder Shares or Company Warrants (i) in the case of a Stockholder who is an individual (x) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, in each case for the purposes of estate planning, or (y) upon the death of Stockholder, to any member of Stockholder’s immediate family, or to a trust for the benefit of any member of Stockholder’s immediate family, so long as, in each case, prior to and as a condition to the effectiveness of such Transfer, the transferee shall have executed and delivered to the Company a counterpart of this Agreement pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement, (ii) in the case of any Stockholder, to any of its Affiliates (including any other Stockholder) that, prior to and as a condition to the effectiveness of such Transfer, shall have executed and delivered to the Company a counterpart of this

Agreement pursuant to which such Affiliate shall be bound by all of the terms and provisions of this Agreement or (iii) after the completion of the Company Stockholder Meeting. In the event of any such transfer, Exhibit A-1 or A-2, as applicable, shall be updated accordingly. Each Stockholder and its Affiliates may also enter into any contract, agreement or arrangement, or mortgage, pledge or encumber any or all of the Stockholder Shares or Company Warrants, in each case in connection with any bona fide lending transaction or arrangement (a “Permitted Transaction”) if such Stockholder or Affiliate retains the right to vote or consent to, or cause to be voted or consented to, all such Stockholder Shares or Company Warrants as provided in Section 1(a) during the term of such Permitted Transaction. The Parties acknowledge and agree that nothing in this Agreement shall restrict enforcement or the exercise of any remedies (including a foreclosure) with respect to any such Permitted Transaction. Any Transfer in violation of the foregoing shall be null and void ab initio.

(c) Information for Proxy Statement; Publication.

(i) Each Stockholder consents to the Company, Parent and Merger Sub publishing and disclosing in any filing required under applicable Law, including the filings contemplated by the Merger Agreement, Stockholder’s identity and ownership of Shares and Company Warrants and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, in each case, to the extent required by applicable Law. Each Stockholder agrees to permit the Company, Parent and Merger Sub to publish and disclose in the Proxy Statement or any other disclosure document required in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement the Stockholder’s identity and beneficial ownership of the Shares and the nature of the Stockholder’s commitments under this Agreement, in each case to the extent required by applicable Law. Notwithstanding the foregoing, any such publication or disclosure, including in the Proxy Statement or any other filing to or submission with the SEC or any other Governmental Entity (including, without limitation, Form 8-K), described in this Section 1(c)(i) shall, in each instance, be subject to such Stockholder’s prior review and comment.

(ii) Except as required by applicable Law, each Stockholder shall not, and shall direct its Affiliates not to, issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

(d) Waiver of Appraisal Rights. Each Stockholder irrevocably and unconditionally waives, and agrees not to exercise, all appraisal rights under Section 262 of the DGCL (and any other appraisal, dissenters’ or similar rights) related to the transactions contemplated by the Merger Agreement with respect to the Stockholder Shares to the fullest extent permitted by Law.

(e) No Solicitation of Transactions. Except to the same extent that the Company, the Company Board or any of their Representatives is permitted to engage in, or take, any of the following activities pursuant to Section 5.4 of the Merger Agreement, each Stockholder (in its, his or her capacity as a stockholder) shall not, and shall direct its Affiliates and its and its Affiliates’ Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries or afford access to the business, properties, assets, employees, consultants, books or records of the Company or any of its Subsidiaries to any Person that, to the knowledge of such Stockholder, is reasonably expected to make, or is otherwise seeking to make, or has made, an Acquisition Proposal; or (iii) engage or participate in any negotiations or discussions concerning, or knowingly provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal. Notwithstanding anything in this Section 1(c) to the contrary, at and subject to the direction of the Company Board, Stockholder may participate in discussions and negotiations with, and furnish information and data to, any Person with whom the Company Board has determined to engage in discussions and negotiations, and with whom the Company Board is then engaging in discussions and negotiations, in each case pursuant to and in compliance with Section 5.4 of the Merger Agreement.

2. Representations and Warranties of Stockholders. Each Stockholder represents and warrants to Parent as follows:

(a) Authority. Such Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Stockholder. Assuming due and valid authorization, the execution and delivery of this Agreement by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against Stockholder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) Consents and Approvals; No Violations. Other than such filings as, if not made, obtained or given, would not reasonably be expected to prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement: (i) no consent, approval, authorization or permit of, action by, or filing by such Stockholder with or notification by such Stockholder to, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by such Stockholder; and (ii) no consents, registrations, approvals, permits or authorizations are required to be obtained by such Stockholder from any Governmental Entity or any other Person in connection with the execution, delivery and performance of this Agreement by such Stockholder, except in the case of both clause (i) and (ii) as may be required under applicable securities Laws and for the written consent of the Company Board to the execution and delivery by the Stockholders of this Agreement and the performance by the Stockholders of their respective obligations under this Agreement, including for purposes of Article II of the Stockholders’ Agreement, received by the Stockholders on or before the date of this Agreement (the “Company Board Consent”). Assuming the accuracy of the representations and warranties of the Company set forth in the Merger Agreement, the execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated by this Agreement will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any contract, agreement, arrangement or commitment to which such Stockholder is a party or which is binding on it or its assets, and will not result in the creation of any Lien on any of the assets or properties of such Stockholder (other than the Stockholder Shares pursuant to the terms of this Agreement), except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement.

(c) Organization, Standing and Power. (i) the Stockholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of organization, as applicable; and (ii) the execution and delivery of this Agreement by the Stockholder, the performance of the Stockholder’s obligations under this Agreement, and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Stockholder. No other consents or authorizations on the part of the Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

(d) Ownership of Stockholder Shares; Claims Against the Company. As of the date of this Agreement, such Stockholder owns, beneficially, all of the Stockholder Shares and Company Warrants set forth opposite such Stockholder’s name on Exhibits A-1 and A-2, respectively, free and clear of any proxy, voting restriction, adverse claim or other Lien (other than: (i) under this Agreement; (ii) under the applicable securities Laws; (iii) as set forth on Exhibit A-1 or A-2; (iv) under the Stockholders’ Agreement; or (vi) as would not reasonably be expected to prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement). Without limiting the foregoing, as of the date of this Agreement, except as set forth on Exhibit A-1 or A-2, in the Stockholders’ Agreement, or in any Schedule 13D (or any amendment to any Schedule 13D) filed with the SEC by or on behalf of any Stockholder or any of their Affiliates on or before the date of this Agreement, such Stockholder has sole voting power and sole power of disposition with respect to all Stockholder Shares set forth opposite such Stockholder’s name on Exhibit A-1, with no restrictions on such Stockholder’s rights of voting or disposition pertaining to such Stockholder Shares. As of the date of, and other than pursuant to, this Agreement, no Person other than such Stockholder has any right to direct or approve the voting or disposition of any Stockholder Shares of such Stockholder. As of the date of this Agreement, none of such Stockholder or, to the knowledge of such Stockholder, any of its Affiliates owns, beneficially or of record, any securities of the Company other than the Stockholder Shares and Company Warrants set forth on Exhibit A-1 and A-2, respectively, and Company Equity Awards (or Shares issued in lieu of Company Equity Awards). Except as set forth on Exhibit A-1 or A-2, as of the date of this Agreement such Stockholder holds no (1) shares of capital stock or other voting securities of the Company, (2) securities or interests of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries, (3) options, warrants or other rights to acquire from the Company or any of its Subsidiaries any capital stock, voting securities or securities or interests convertible into or exchangeable for capital stock or voting securities of the Company or any of its Subsidiaries, (4) options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or is bound, or (5) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, stock appreciation, phantom stock, profit participation or similar rights with respect to the securities of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or is bound. As of the date of this Agreement, to the knowledge of such Stockholder, neither the Company nor any of its Subsidiaries is in breach of any agreement to which such Stockholder is a party that would give rise to any claim, cause of action, demand, suit, debt or lien against the Company or any of its Subsidiaries.

(e) Brokers. Except as set forth in the Merger Agreement, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Stockholder or any of its Affiliates.

3. Representations and Warranties of Parent. Parent represents and warrants to each Stockholder as follows:

(a) Authority. Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Parent. Assuming due and valid authorization, execution and delivery of this Agreement by each Stockholder, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) Consents and Approvals; No Violations. Other than such filings as, if not made, obtained or given, would not reasonably be expected to prevent or materially delay the performance by Parent of any of its obligations under this Agreement, (i) no consent, approval, authorization or permit of, action by, or filing by Parent with or notification by Parent to, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by Parent; and (ii) no consents, registrations, approvals, permits or authorizations are required to be obtained by Parent from any Governmental Entity or any other Person in connection with the execution, delivery and performance of this Agreement by Parent. The execution, delivery and performance of this Agreement by Parent does not, and the consummation by Parent of the transactions contemplated by this Agreement will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any contract, agreement, arrangement or commitment to which Parent is a party or which is binding on it or its assets and will not result in the creation of any Lien on any of the assets or properties of Parent, except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or materially delay the performance by Parent of any of its obligations under this Agreement.

(c) Organization, Standing and Power. Parent is duly organized, validly existing and in good standing in accordance with the Laws of the State of Florida. The execution and delivery of this Agreement by Parent, the performance of Parent’s obligations under this Agreement, and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent and no other consents or authorizations on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

(d) No Other Representations. On behalf of itself, its Subsidiaries, their respective Affiliates, and the Representatives of each of the foregoing, Parent acknowledges and agrees that, except for the representations and warranties of the Stockholder expressly set forth in Section 2 of this Agreement, none of the Stockholders or their Affiliates or Representatives have made, and none of Parent, its Subsidiaries, any of their respective Affiliates or any Representative of any of the foregoing has relied on, any representation or warranty made by or on behalf of any of the Stockholders or any of their Affiliates regarding any Stockholder, the Company, its business, the sufficiency of the representations and warranties set forth in this Agreement or in the Merger Agreement or any other matter in connection the entry by Parent and its Subsidiaries into this Agreement, the Merger Agreement and the other agreements contemplated by this Agreement and the Merger Agreement and their respective agreements to consummate the transactions contemplated by this Agreement and the Merger Agreement.

4. Termination. This Agreement shall terminate, and no party to this Agreement will have any further obligation to the other parties to this Agreement upon the first to occur of: (a) the valid termination of the Merger Agreement in accordance with its terms (“Merger Agreement Termination”); (b) the Effective Time; or (c) any modification, waiver or amendment to any provision of the Merger Agreement that is effected without the Stockholders’ prior written consent and that (x) reduces the amount or changes the form or type of the Merger Consideration, reduces, or imposes any conditions, requirements or restrictions on, a Stockholder’s right to receive the consideration payable to such Stockholder, or that materially delays the timing of any such payment, in each case, pursuant to the Merger Agreement as in effect on the date of this Agreement, or (y) otherwise adversely affects the interests of a Stockholder in any material respect (such earliest date being referred to in this Agreement as the “Agreement Termination Date”). Nothing in this Agreement shall (A) relieve a Stockholder from liability for any Willful Breach of this Agreement occurring prior to such termination or (B) restrict or prohibit Parent, its Representatives or Affiliates from asserting, in any action or proceeding brought or claims asserted by such Stockholder relating to this Agreement or the transactions contemplated hereby, any defenses arising from any inaccuracy in any of such Stockholder’s representations in Section 2(d). In addition, the provisions of this Section 4, Section 6, and Section 8 of this Agreement shall survive any termination of this Agreement.

5. No Obligation to Exercise. No provision of this Agreement shall require any Stockholder, any of their Affiliates, or any Representatives of any of the foregoing to exercise any Pre-Funded Warrants, Anti-Dilution Warrants, other Company Warrants or any other option, warrant, convertible security or other security or contractual right convertible into Shares.

6. No Legal Action. Each Stockholder shall not bring, commence, institute, maintain or prosecute any claim, appeal, or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by the Stockholders (or their performance under this Agreement solely in the capacity as a stockholder of the Company) breaches any fiduciary duty of the Company Board (or any member of the Company Board) or any duty that any Stockholder has (or may be alleged to have) to the Company or to the other holders of Shares. Notwithstanding the foregoing, nothing in this Section 6 shall restrict or prohibit the Stockholders, their Representatives or their Affiliates from participating as a defendant, or asserting counterclaims or defenses, in any action or proceeding brought or claims asserted against any Stockholder or any of its Representatives or Affiliates relating to this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement, or from enforcing their respective rights under this Agreement or the Merger Agreement. Parent shall not, directly or indirectly, assert any claim that any action taken by any Stockholder or any of their Representatives or Affiliates breaches any fiduciary duty of the Company Board (or any member of the Company Board) or any duty that such Stockholder has (or may be alleged to have) to the Company or to the other holders of Shares.

7. Miscellaneous.

(a) Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Stockholder solely in its capacity as a direct or indirect owner of the Stockholder Shares and Company Warrants. Nothing in this Agreement shall in any way restrict or limit the ability of such Stockholder or any Affiliate of such Stockholder who is a director or officer of the Company from taking any action in his capacity as a director or officer of the Company, including the exercise of fiduciary duties to the Company and its Stockholders. Nothing in this Agreement shall restrict or limit the Company from taking any actions that are otherwise permitted by the Merger Agreement, including with respect to a Superior Proposal. Nothing in this Agreement shall be construed as a waiver of any rights under Stockholder’s employment agreement or under any Company Equity Plans, including any ability to terminate employment for Good Reason.

(b) Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c) Definitions and Interpretation. For purposes of this Agreement:

(i) None of the Stockholders or any of their respective Affiliates or Affiliated Funds shall be deemed to be an “Affiliate” of the Company or any of its direct and indirect Subsidiaries. No “portfolio company” (as such term is customarily used in the private equity industry) of any Affiliated Fund of any Stockholder shall be deemed to be an Affiliate of such Stockholder unless such “portfolio company” is a Controlled Affiliate;

(ii) “Affiliated Fund” in relation to each Stockholder shall mean any investment fund, vehicle or account the investment advisor to or manager of which is such Stockholder’s investment advisor or manager or an Affiliate thereof;

(iii) “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing, without regard to the 60-day limitation in Rule 13d-3(d)(1)(i); and

(iv) “Controlled Affiliate” with respect to each of the Stockholders shall mean the other Stockholder, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Stockholder, where such control includes, directly or indirectly, either: (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body; or (ii) more than fifty (50%) percent of the equity interests of which is owned directly or indirectly by such first Person.

(d) Entire Agreement; No Third Party Beneficiaries. This Agreement, the Merger Agreement and each of the documents, instruments and agreements delivered in connection with the transactions contemplated by the Merger Agreement constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement is not intended to and shall not confer upon any Person other than the parties to this Agreement any rights under this Agreement.

(e) Assignment; Binding Effect. Except as otherwise specifically provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8 shall be null and void.

(f) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the Stockholders and Parent. No failure or delay by a party in exercising any right under this Agreement shall operate as a waiver of such right nor shall any single or partial exercise of such right preclude any other or further exercise of such right or the exercise of any other right under this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(g) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

(h) Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts of this Agreement signed by the other parties to this Agreement.

(i) Descriptive Headings. Headings of sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(j) Notices. All notices and other communications among the parties to this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to Parent, to:

MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

Attention: Alberto de Cardenas

E-mail: albert.cardenas@mastec.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Philip Richter; Maxwell Yim

E-mail: philip.richter@friedfrank.com

maxwell.yim@friedfrank.com

if to Stockholders, to:

C/o: Infrastructure and Energy Alternatives, Inc.

6325 Digital Way, Suite 460

Indianapolis, Indiana 46278

Attention: John Paul Roehm

E-mail: JP.Roehm@iea.net

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Barbara L. Becker; Saee M. Muzumdar; Andrew Kaplan

E-mail: bbecker@gibsondunn.com;

smuzumdar@gibsondunn.com;

akaplan@gibsondunn.com

or to such other address or facsimile number as the parties to this Agreement may from time to time designate in writing.

(k) Drafting. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties to this Agreement and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(l) Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the Laws of the State of Delaware.

(ii) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED IN THE MERGER AGREEMENT (INCLUDING ANY LEGAL PROCEEDING AGAINST OR INVOLVING ANY DEBT FINANCING SOURCES OR ANY OF THEIR RESPECTIVE AFFILIATES ARISING OUT OF THE MERGER AGREEMENT OR THE DEBT FINANCING). EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY; AND (B) ACKNOWLEDGES THAT SUCH HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 7(l).

(iii) The parties to this Agreement acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties to this Agreement shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in clause (iv) below, without proof of actual damages (and each party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties to this Agreement further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that remedy of monetary damages would provide an adequate remedy for any such breach.

(iv) In addition, each of the parties to this Agreement consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and (solely in the event the Chancery Court declines jurisdiction), any Delaware state court or any federal court located in the State of Delaware (the “Chosen Courts”) in the event any dispute arises out of this Agreement, the Merger Agreement, or the transactions contemplated by the Merger Agreement. Each of the Parties also agrees: (i) that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts and (ii) that it will not bring any action relating to this Agreement, the Merger Agreement, the transactions contemplated by the Merger Agreement in any court other than the Chosen Courts (except for actions brought to enforce the judgment of any of the Chosen Courts).

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the date first written above.

PARENT: MASTEC, INC.

By	/s/ George L. Pita
Name:	George L. Pita
Title:	Executive President and Chief Financial Officer

[Signature Page to Voting and Support Agreement (JPR)]

/s/ John Paul Roehm
John Paul Roehm

[Signature Page to Voting and Support Agreement]

ROEHM LIVING TRUST

By	/s/ John Paul Roehm
Name:	John Paul Roehm
Title:	Trustee

[Signature Page to Voting and Support Agreement]

Exhibit A-1

Stockholder	Stockholder Shares
John Paul Roehm	429,658
Roehm Living Trust	637,987

Exhibit A-2

Stockholder	Company Warrants
John Paul Roehm	21 Anti-Dilution Warrants[1]

[1]	3,195 Anti-Dilution Warrants are also expected to be issued to such Stockholder on or prior to the Effective Time.

ANNEX D

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) dated as of July 24, 2022, is entered into by and among MasTec, Inc., a Florida corporation (“Parent”) and the undersigned stockholder (the “Stockholder”) of Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”). Parent, the Company and the Stockholder shall each be referred to in this Agreement as a “Party” and collectively as the “Parties”.

WHEREAS, concurrently with the execution of this Agreement, the board of directors of the Company (the “Company Board”) unanimously (a) determined that the terms of the Merger Agreement (as defined below) and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement, (c) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained in the Merger Agreement and (d) subject to the terms and conditions of the Merger Agreement, resolved to recommend that the Company’s stockholders vote to adopt the Merger Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, and Indigo Acquisition I Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of the date of this Agreement (as the same may be amended or supplemented, the “Merger Agreement”);

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings given to them in the Merger Agreement;

WHEREAS, as of the date of this Agreement, the Stockholder is the beneficial owner of the number of shares of common stock, par value $0.0001 per share, of the Company (“Shares”) and the Company Warrants, as set forth opposite such Stockholder’s name on Exhibits A-1 and A-2, respectively (such Shares, together with any other Shares such Stockholder may acquire beneficial ownership of after the date of this Agreement (including any Shares acquired through the vesting or exercise of Company Warrants or otherwise), being collectively referred to in this Agreement as the “Stockholder Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required the Stockholder to enter into this Agreement, and the Stockholder has agreed and is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

1.	Agreements of the Stockholder.

(a)	Voting.

(i)     From the date of this Agreement until the Agreement Termination Date, at any meeting of the stockholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment or postponement of such meeting, the Stockholder shall, subject to Section 5, vote (or cause to be voted) all Stockholder Shares beneficially owned by such Stockholder as of the applicable record date or (as appropriate) execute written consents in respect of such Stockholder

Shares, (i) in favor of the Merger, the Merger Agreement (to the extent required), and the transactions contemplated by the Merger Agreement and any other actions presented at any meeting of the stockholders of the Company (or any action by written consent in lieu of a meeting) that are necessary to consummate the transactions contemplated by the Merger Agreement; and (ii) against any Alternative Acquisition Agreement and any other action or agreement (including, without limitation, any amendment of any agreement), amendment of the Company’s organizational documents or other action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger. The Stockholder agrees to cast or cause to be cast any such vote (or give or cause to be given any consent) in accordance with such procedures relating to such vote (or consent) so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

(ii)     Notwithstanding anything in clause (a)(i) above, in the event the Company Board makes an Adverse Recommendation Change in compliance with the Merger Agreement, the obligations of the Stockholder with respect to the Stockholder Shares held by such Stockholder under this Agreement shall be modified such that such obligations shall only bind such Stockholder with respect to a number of Stockholder Shares held by such Stockholder equal to the number of Stockholder Shares that would, together with any Shares or other shares of capital stock or other voting securities of the Company, and securities or interests of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, held by any other Person that are subject to similar obligations pursuant to the other voting agreements entered into with Parent on the date hereof, in the aggregate represent 29% of the total voting power of the outstanding Shares entitled to vote on the adoption of the Merger Agreement as of the applicable record date (rounded down to the nearest whole share). Any reduction in the number of Stockholder Shares of the Stockholder subject to the obligations of such Stockholder under this Agreement pursuant to the foregoing sentence shall be made on a pro rata basis in proportion to the respective voting power of the Stockholder and, if applicable, any other relevant Person as of the applicable record date (in each case rounded down to the nearest whole share).

(iii)     For the avoidance of doubt, nothing in this Section 1(a) shall constitute an agreement between or among any Persons other than the Stockholder, on the one hand, and Parent, on the other hand, and no stockholder or other security holder of the Company or any other Person (other than the Parties) shall have any right, remedy or claim under or in respect of this Section 1(a).

(b)     Restriction on Transfer; Proxies; Non-Interference; etc. From the execution of this Agreement until the Agreement Termination Date, the Stockholder shall not directly or indirectly: (i) sell, transfer, give, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Stockholder Shares (or any right, title or interest to or in any Stockholder Shares, or any Company Warrants, other than the conversion of any Company Warrant); (ii) deposit any Stockholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Stockholder Shares; or (iii) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii) of this Section 1(b). Notwithstanding the foregoing, this Agreement shall not restrict Transfers of any or all of the Stockholder Shares or Company Warrants (i) in the case of a Stockholder who is an individual (x) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, in each case for the purposes of estate planning, or (y) upon the death of Stockholder, to any member of Stockholder’s immediate family, or to a trust for the benefit of any member of Stockholder’s immediate family, so long as, in each case, prior to and as a condition to the effectiveness of such Transfer, the transferee shall have executed and delivered to the Company a counterpart of this Agreement pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement or (ii) in the case of any Stockholder, to any of its Affiliates (including any other Stockholder) that, prior to and as a condition to the effectiveness of such Transfer, shall have executed and delivered to the Company a counterpart of this Agreement pursuant to which such Affiliate shall be bound by all of the terms and provisions of this Agreement. In the event of any such transfer, Exhibit A-1 or A-2, as applicable, shall be updated accordingly. The Stockholder and its Affiliates may also enter into any contract, agreement or arrangement, or mortgage, pledge or encumber any or all of the Stockholder Shares or Company Warrants, in each case in connection with any bona fide lending transaction or arrangement (a “Permitted Transaction”) if such Stockholder or Affiliate retains the right to vote or consent to, or cause to be voted or consented to, all such Stockholder Shares or Company Warrants as provided in Section 1(a) during the term of such Permitted Transaction. The Parties acknowledge and agree that nothing in this Agreement shall restrict enforcement or the exercise of any remedies (including a foreclosure) with respect to any such Permitted Transaction. Any Transfer in violation of the foregoing shall be null and void ab initio.

(c)    Information for Proxy Statement; Publication.

(i)    The Stockholder consents to the Company, Parent and Merger Sub publishing and disclosing in any filing required under applicable Law, including the filings contemplated by the Merger Agreement, the Stockholder’s identity and ownership of Shares and Company Warrants and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, in each case, to the extent required by applicable Law. The Stockholder agrees to permit the Company, Parent and Merger Sub to publish and disclose in the Proxy Statement or any other disclosure document required in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement the Stockholder’s identity and beneficial ownership of the Shares and the nature of the Stockholder’s commitments under this Agreement, in each case to the extent required by applicable Law. Notwithstanding the foregoing, any such publication or disclosure, including in the Proxy Statement or any other filing to or submission with the SEC or any other Governmental Entity (including, without limitation, Form 8-K), described in this Section 1(c)(i) shall, in each instance, be subject to such Stockholder’s prior review and comment.

(ii)    Except as required by applicable Law, the Stockholder shall not, and shall direct its Affiliates not to, issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

(d)    Waiver of Appraisal Rights. The Stockholder irrevocably and unconditionally waives, and agrees not to exercise, all appraisal rights under Section 262 of the DGCL (and any other appraisal, dissenters’ or similar rights) related to the transactions contemplated by the Merger Agreement with respect to the Stockholder Shares to the fullest extent permitted by Law.

(e)    No Solicitation of Transactions. Except to the same extent that the Company, the Company Board or any of their Representatives is permitted to engage in, or take, any of the following activities pursuant to Section 5.4 of the Merger Agreement, the Stockholder (in his capacity as a stockholder) shall not, and shall direct its Affiliates and its and its Affiliates’ Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries or afford access to the business, properties, assets, employees, consultants, books or records of the Company or any of its Subsidiaries to any Person that, to the knowledge of such Stockholder, is reasonably expected to make, or is otherwise seeking to make, or has made, an Acquisition Proposal; or (iii) engage or participate in any negotiations or discussions concerning, or knowingly provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal. Notwithstanding anything in this Section 1(c) to the contrary, at and subject to the direction of the Company Board, the Stockholder may participate in discussions and negotiations with, and furnish information and data to, any Person with whom the Company Board has determined to engage in discussions and negotiations, and with whom the Company Board is then engaging in discussions and negotiations, in each case pursuant to and in compliance with Section 5.4 of the Merger Agreement.

2.    Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent as follows:

(a)    Authority. Such Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Stockholder. Assuming due and valid authorization, the execution and delivery of this Agreement by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)    Consents and Approvals; No Violations. Other than such filings as, if not made, obtained or given, would not reasonably be expected to prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement: (i) no consent, approval, authorization or permit of, action by, or filing by such Stockholder with or notification by such Stockholder to, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by such Stockholder; and (ii) no consents, registrations, approvals, permits or authorizations are required to be obtained by such Stockholder from any Governmental Entity or any other Person in connection with the execution, delivery and performance of this Agreement by such Stockholder, except in the case of both clause (i) and (ii) as may be required under applicable securities Laws and for the written consent of the Company Board to the execution and delivery by the Stockholder of this Agreement and the performance by the Stockholder of his obligations under this Agreement, including for purposes of Article II of the Stockholders’ Agreement, received by the Stockholder on or before the date of this Agreement (the “Company Board Consent”). Assuming the accuracy of the representations and warranties of the Company set forth in the Merger Agreement, the execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated by this Agreement will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any contract, agreement, arrangement or commitment to which such Stockholder is a party or which is binding on it or its assets, and will not result in the creation of any Lien on any of the assets or properties of such Stockholder (other than the Stockholder Shares pursuant to the terms of this Agreement), except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement.

(c)    Organization, Standing and Power. (i) the execution and delivery of this Agreement by the Stockholder, the performance of the Stockholder’s obligations under this Agreement, and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Stockholder. No other consents or authorizations on the part of the Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

(d)     Ownership of Stockholder Shares; Claims Against the Company. As of the date of this Agreement, such Stockholder owns, beneficially, all of the Stockholder Shares and Company Warrants set forth opposite such Stockholder’s name on Exhibits A-1 and A-2, respectively, free and clear of any proxy, voting restriction, adverse claim or other Lien (other than: (i) under this Agreement; (ii) under the applicable securities Laws; (iii) as set forth on Exhibit A-1 or A-2; (iv) under the Stockholders’ Agreement; or (vi) as would not reasonably be expected to prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement). Without limiting the foregoing, as of the date of this Agreement, except as set forth on Exhibit A-1 or A-2, in the Stockholders’ Agreement, or in any Schedule 13D (or any amendment to any Schedule 13D) filed with the SEC by or on behalf of the Stockholder or any of his Affiliates on or before the date of this Agreement, such Stockholder has sole voting power and sole power of disposition with respect to all Stockholder Shares set forth opposite such Stockholder’s name on Exhibit A-1, with no restrictions on such Stockholder’s rights of voting or disposition pertaining to such

Stockholder Shares. As of the date of, and other than pursuant to, this Agreement, no Person other than such Stockholder has any right to direct or approve the voting or disposition of any Stockholder Shares of such Stockholder. As of the date of this Agreement, none of such Stockholder or, to the knowledge of such Stockholder, any of its Affiliates owns, beneficially or of record, any securities of the Company other than the Stockholder Shares and Company Warrants set forth on Exhibit A- 1 and A-2, respectively, and Company Equity Awards (or Shares issued in lieu of Company Equity Awards). Except as set forth on Exhibit A-1 or A-2, as of the date of this Agreement such Stockholder holds no (1) shares of capital stock or other voting securities of the Company, (2) securities or interests of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries, (3) options, warrants or other rights to acquire from the Company or any of its Subsidiaries any capital stock, voting securities or securities or interests convertible into or exchangeable for capital stock or voting securities of the Company or any of its Subsidiaries, (4) options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or is bound, or (5) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, stock appreciation, phantom stock, profit participation or similar rights with respect to the securities of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or is bound. As of the date of this Agreement, to the knowledge of such Stockholder, neither the Company nor any of its Subsidiaries is in breach of any agreement to which such Stockholder is a party that would give rise to any claim, cause of action, demand, suit, debt or lien against the Company or any of its Subsidiaries.

(e)    Brokers. Except as set forth in the Merger Agreement, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Stockholder or any of its Affiliates.

3.    Representations and Warranties of Parent. Parent represents and warrants to the Stockholder as follows:

(a)     Authority. Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Parent. Assuming due and valid authorization, execution and delivery of this Agreement by the Stockholder, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)    Consents and Approvals; No Violations. Other than such filings as, if not made, obtained or given, would not reasonably be expected to prevent or materially delay the performance by Parent of any of its obligations under this Agreement, (i) no consent, approval, authorization or permit of, action by, or filing by Parent with or notification by Parent to, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by Parent; and (ii) no consents, registrations, approvals, permits or authorizations are required to be obtained by Parent from any Governmental Entity or any other Person in connection with the execution, delivery and performance of this Agreement by Parent. The execution, delivery and performance of this Agreement by Parent does not, and the consummation by Parent of the transactions contemplated by this Agreement will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any contract, agreement, arrangement or commitment to which Parent is a party or which is binding on it or its assets and will not result in the creation of any Lien on any of the assets or properties of Parent, except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or materially delay the performance by Parent of any of its obligations under this Agreement.

(c)     Organization, Standing and Power. Parent is duly organized, validly existing and in good standing in accordance with the Laws of the State of Florida. The execution and delivery of this Agreement by    Parent, the performance of Parent’s obligations under this Agreement, and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent and no other consents or authorizations on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

(d)     No Other Representations. On behalf of itself, its Subsidiaries, their respective Affiliates, and the Representatives of each of the foregoing, Parent acknowledges and agrees that, except for the representations and warranties of the Stockholder expressly set forth in Section 2 of this Agreement, none of the Stockholder or his Affiliates or Representatives have made, and none of Parent, its Subsidiaries, any of their respective Affiliates or any Representative of any of the foregoing has relied on, any representation or warranty made by or on behalf of any of the Stockholder or any of his Affiliates regarding the Stockholder, the Company, its business, the sufficiency of the representations and warranties set forth in this Agreement or in the Merger Agreement or any other matter in connection the entry by Parent and its Subsidiaries into this Agreement, the Merger Agreement and the other agreements contemplated by this Agreement and the Merger Agreement and their respective agreements to consummate the transactions contemplated by this Agreement and the Merger Agreement.

4.     Termination. This Agreement shall terminate, and no party to this Agreement will have any further obligation to the other parties to this Agreement upon the first to occur of: (a) the valid termination of the Merger Agreement in accordance with its terms (“Merger Agreement Termination”); (b) the Effective Time; or (c) any modification, waiver or amendment to any provision of the Merger Agreement that is effected without the Stockholder’s prior written consent and that (x) reduces the amount or changes the form or type of the Merger Consideration, reduces, or imposes any conditions, requirements or restrictions on, the Stockholder’s right to receive the consideration payable to such Stockholder, or that materially delays the timing of any such payment, in each case, pursuant to the Merger Agreement as in effect on the date of this Agreement, or (y) otherwise adversely affects the interests of the Stockholder in any material respect (such earliest date being referred to in this Agreement as the “Agreement Termination Date”). Nothing in this Agreement shall (A) relieve the Stockholder from liability for any Willful Breach of this Agreement occurring prior to such termination or (B) restrict or prohibit Parent, its Representatives or Affiliates from asserting, in any action or proceeding brought or claims asserted by such Stockholder relating to this Agreement or the transactions contemplated hereby, any defenses arising from any inaccuracy in any of such Stockholder’s representations in Section 2(d). In addition, the provisions of this Section 4, Section 6, and Section 8 of this Agreement shall survive any termination of this Agreement.

5.     No Obligation to Exercise. No provision of this Agreement shall require the Stockholder, any of his Affiliates, or any Representatives of any of the foregoing to exercise any Pre-Funded Warrants, Anti-Dilution Warrants, other Company Warrants or any other option, warrant, convertible security or other security or contractual right convertible into Shares.

6.     No Legal Action. The Stockholder shall not bring, commence, institute, maintain or prosecute any claim, appeal, or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by the Stockholder (or their performance under this Agreement solely in the capacity as a stockholder of the Company) breaches any fiduciary duty of the Company Board (or any member of the Company Board) or any duty that the Stockholder has (or may be alleged to have) to the Company or to the other holders of Shares. Notwithstanding the foregoing, nothing in this Section 6 shall restrict or prohibit the Stockholder, their Representatives or their Affiliates from participating as a defendant, or asserting counterclaims or defenses, in any action or proceeding brought or claims asserted against the Stockholder or any of his Representatives or Affiliates relating to this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement, or from enforcing their respective rights under this Agreement or the Merger Agreement. Parent shall not, directly or indirectly, assert any claim that any action taken by the Stockholder or any of his Representatives or Affiliates breaches any fiduciary duty of the Company Board (or any member of the Company Board) or any duty that such Stockholder has (or may be alleged to have) to the Company or to the other holders of Shares.

7.    Miscellaneous.

(a)     Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by the Stockholder solely in its capacity as a direct or indirect owner of the Stockholder Shares and Company Warrants. Nothing in this Agreement shall in any way restrict or limit the ability of such Stockholder or any Affiliate of such Stockholder who is a director of the Company from taking any action in his capacity as a director of the Company, including the exercise of fiduciary duties to the Company and its Stockholders. Nothing in this Agreement shall restrict or limit the Company from taking any actions that are otherwise permitted by the Merger Agreement, including with respect to a Superior Proposal.

(b)    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c)    Definitions and Interpretation. For purposes of this Agreement:

(i)     None of the Stockholder or any of his Affiliates or Affiliated Funds shall be deemed to be an “Affiliate” of the Company or any of its direct and indirect Subsidiaries. No “portfolio company” (as such term is customarily used in the private equity industry) of any Affiliated Fund of the Stockholder shall be deemed to be an Affiliate of such Stockholder unless such “portfolio company” is a Controlled Affiliate;

(ii)     “Affiliated Fund” in relation to the Stockholder shall mean any investment fund, vehicle or account the investment advisor to or manager of which is such Stockholder’s investment advisor or manager or an Affiliate thereof;

(iii)     “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing, without regard to the 60-day limitation in Rule 13d-3(d)(1)(i); and

(iv)     “Controlled Affiliate” with respect to the Stockholder shall mean any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Stockholder, where such control includes, directly or indirectly, either: (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body; or (ii) more than fifty (50%) percent of the equity interests of which is owned directly or indirectly by such first Person.

(d)    Entire Agreement; No Third Party Beneficiaries. This Agreement, the Merger Agreement and each of the documents, instruments and agreements delivered in connection with the transactions contemplated by the Merger Agreement constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement is not intended to and shall not confer upon any Person other than the parties to this Agreement any rights under this Agreement.

(e)     Assignment; Binding Effect. Except as otherwise specifically provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8 shall be null and void.

(f)     Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the Stockholder and Parent. No failure or delay by a party in exercising any right under this Agreement shall operate as a waiver of such right nor shall any single or partial exercise of such right preclude any other or further exercise of such right or the exercise of any other right under this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(g)     Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

(h)     Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts of this Agreement signed by the other parties to this Agreement.

(i)    Descriptive Headings. Headings of sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(j)    Notices. All notices and other communications among the parties to this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to Parent, to:

MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

Attention: Alberto de Cardenas

E-mail: albert.cardenas@mastec.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Philip Richter; Maxwell Yim

E-mail: philip.richter@friedfrank.com

 maxwell.yim@friedfrank.com

if to the Stockholder, to:

C/o: Infrastructure and Energy Alternatives, Inc.

6325 Digital Way, Suite 460

Indianapolis, Indiana 46278

Attention: Erin Roth

E-mail: Erin.Roth@iea.net

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Barbara L. Becker; Saee M. Muzumdar; Andrew Kaplan

E-mail: bbecker@gibsondunn.com;

 smuzumdar@gibsondunn.com;

 akaplan@gibsondunn.com

or to such other address or facsimile number as the parties to this Agreement may from time to time designate in writing.

(k)     Drafting. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties to this Agreement and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(l)    Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(i)     This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the Laws of the State of Delaware.

(ii)     EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED IN THE MERGER AGREEMENT (INCLUDING ANY LEGAL PROCEEDING AGAINST OR INVOLVING ANY DEBT FINANCING SOURCES OR ANY OF THEIR RESPECTIVE AFFILIATES ARISING OUT OF THE MERGER AGREEMENT OR THE DEBT FINANCING). EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY; AND (B) ACKNOWLEDGES THAT SUCH HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 7(l).

(iii)     The parties to this Agreement acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties to this Agreement shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in clause (iv) below, without proof of actual damages (and each party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties to this Agreement further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that remedy of monetary damages would provide an adequate remedy for any such breach.

(iv)     In addition, each of the parties to this Agreement consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and (solely in the event the Chancery Court declines jurisdiction), any Delaware state court or any federal court located in the State of Delaware (the “Chosen Courts”) in the event any dispute arises out of this Agreement, the Merger Agreement, or the transactions contemplated by the Merger Agreement. Each of the Parties also agrees: (i) that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the

Chosen Courts and (ii) that it will not bring any action relating to this Agreement, the Merger Agreement, the transactions contemplated by the Merger Agreement in any court other than the Chosen Courts (except for actions brought to enforce the judgment of any of the Chosen Courts).

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IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the date first written above.

PARENT:

MASTEC, INC.

By	/s/ George L. Pita
Name: George L. Pita Title: Executive President and Chief Financial Officer

[Signature Page to Voting and Support Agreement (DG)]

/s/ Derek Glanvill
Derek Glanvill

[Signature Page to Voting and Support Agreement]

Exhibit A-1

Stockholder	Stockholder Shares
Derek Glanvill	463,514

Exhibit A-2

Stockholder	Company Warrants
Derek Glanvill	19 Anti-Dilution Warrants[1]
32,706 Series B Warrants

[1]	2,905 Anti-Dilution Warrants are also expected to be issued to such Stockholder on or prior to the Effective Time.

ANNEX E

July 24, 2022

The Board of Directors

Infrastructure and Energy Alternatives, Inc.

6325 Digital Way, Suite 460

Indianapolis, Indiana 46278

Dear Members of the Board:

We understand that Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”), MasTec, Inc., a Florida corporation (“Parent”), and Indigo Acquisition I Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Parent will acquire the Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into the Company and each share of the common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), other than (i) shares of Company Common Stock held by holders who have not voted in favor of adoption of the Agreement or consented thereto in writing and are entitled to and properly demand an appraisal of their shares of Company Common Stock and (ii) shares of Company Common Stock held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub, the Company or any wholly-owned subsidiary of the Company immediately prior to the Effective Time (as defined in the Agreement) (such holders described in clauses (i) and (ii), together with the Supporting Stockholders (as defined in the Agreement), collectively, “Excluded Holders”), will be converted into the right to receive (i) $10.50 in cash (the “Cash Consideration”) and (ii) 0.0483 of a share of the common stock, par value $0.10 per share, of Parent (“Parent Common Stock”) (such number of shares so issuable, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”), without interest. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated July 24, 2022, of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to the Company and Parent;

(iii)

Reviewed various financial forecasts and other data provided to us by the Company relating to the business of the Company, including the financial forecasts identified as the “Prior Management Plan” and the “Updated Management Plan,” and other data provided to us by Parent relating to the business of Parent, including Parent’s view with respect to potential synergies anticipated by the management of Parent to be realized from the Transaction;

(iv)

Held discussions with members of the senior managements of the Company and Parent with respect to the businesses and prospects of the Company and Parent, respectively, and the potential synergies anticipated by the management of Parent to be realized from the Transaction;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of the Company and Parent, respectively;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

The Board of Directors

Infrastructure and Energy Alternatives, Inc.

July 24, 2022

(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock and Parent Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Parent or concerning the solvency or fair value of the Company or Parent, and we have not been furnished with any such valuation or appraisal. Management of the Company has advised us that the Updated Management Plan has been approved by the Board of Directors of the Company and represents the Company’s best currently available estimates and judgments as to the future financial performance of the Company and, accordingly, at the direction of the Company, we have utilized only the Updated Management Plan for purposes of our analyses in connection with our evaluation of the Transaction and our opinion. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We further note that the current volatility and disruption in the credit and financial markets relating to, among others, the COVID-19 pandemic and Russia’s invasion of Ukraine, may have an effect on the Company and we are not expressing an opinion as to the effects of such volatility or such disruption on the Company. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Company Common Stock or Parent Common Stock may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of the Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of the Company have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of the Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on the Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction, including the Voting Agreements (as defined in the Agreement) between the Supporting Stockholders and Parent and any consideration payable to any holder of any Pre-Funded Warrant, Anti-Dilution Warrant, SPAC Warrant or Series B Warrant (each as defined in the Agreement). In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

The Board of Directors

Infrastructure and Energy Alternatives, Inc.

July 24, 2022

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to the Company in connection with the Transaction and will receive a fee for such services, a portion of which is payable quarterly during the term of Lazard’s engagement as financial advisor to the Company in connection with the Transaction and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided and currently are providing certain investment banking services to the Company, and certain of its affiliates, for which we have received and may receive compensation, including, during the past two years, having advised the Company on certain strategic planning and financial matters. We in the past have provided certain investment banking services to Ares Management, LLC (together with certain of its affiliates, a substantial stockholder of the Company) and certain of its affiliates (“Ares Management”), for which we have received compensation, including, during the past two years, having been engaged to advise (i) Ares Management on its announced expansion of its insurance platform through the launch of Aspida Financial Services, LLC and its 2020 announcement of an agreement by Aspida Holdings Ltd. to acquire F&G Reinsurance Ltd, (ii) Ares Management in connection with the 2020 restructuring of its affiliate, California Resources Corporation, (iii) CS Energy, an affiliate of Ares Management, on its 2021 sale to affiliates of American Securities LLC, (iv) Neiman Marcus Holding Company, Inc., then an affiliate of Ares Management, on its 2020 Chapter 11 restructuring and (v) on certain other non-public engagements in connection with sell-side transactions, fundraising and restructuring advisory. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of the Company, Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Parent and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of the Company (in its capacity as such) and our opinion is rendered to the Board of Directors of the Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Gregory Hort
Gregory Hort
Managing Director

ANNEX F

General Corporation Law of the State of Delaware, Section 262

§ 262 Appraisal rights

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1)

Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a.

Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	[Repealed.]

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)

If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3)

Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e)

Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f)

Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)

At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)

From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l)

The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.